As filed with the Securities and Exchange Commission, via EDGAR, on April 26, 2004

REGISTRATION NO. 333-104000

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Financial Realty Trust

(Exact name of registrant as specified in its governing instruments)

1725 The Fairway, Jenkintown, Pennsylvania 19046

(215) 887-2280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Matey Jr., Esquire

1725 The Fairway, Jenkintown, Pennsylvania 19046

(215) 887-2280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

James W. McKenzie, Jr., Esquire and Justin W. Chairman, Esquire

Morgan, Lewis & Bockius LLP

1701 Market Street, Philadelphia, Pennsylvania 19103

(215) 963-5000

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

39,290,016 Common Shares

This prospectus relates to up to 39,290,016 common shares of beneficial interest of American Financial Realty Trust that the selling shareholders named in this prospectus may offer for sale from time to time. We are registering the common shares to provide the selling shareholders with registered securities, but this prospectus does not necessarily mean that the selling shareholders will offer or sell the shares. The selling shareholders named in this prospectus either currently own the common shares they are offering, or may acquire these common shares by converting units of limited partnership interest in our operating partnership, First States Group, L.P., into common shares. These units of limited partnership interest in our operating partnership may be converted by the selling shareholders into common shares at any time in accordance with our operating partnership’s partnership agreement. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations. We will not receive any of the proceeds from the sale of any common shares by the selling shareholders, but will incur expenses in connection with the offering.

The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other exchanges on which our common shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

Our common shares trade on the New York Stock Exchange under the symbol “AFR.” The last reported sale price on April 20, 2004 was $15.30 per share.

See “ Risk Factors” beginning on page 16 of this prospectus for certain risk factors relevant to an investment in our common shares, including, among others:

•  We have recently experienced and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties, without unanticipated disruption or expense.

•  We commenced operations in September 2002 and completed our initial public offering in June 2003. Our management has a very limited history of operating a REIT and little experience operating a public company, and may therefore have difficulty in successfully and profitably operating our business. This limited experience may impede the ability of our management to execute our business plan successfully.

•  If we are unable to acquire additional properties through our relationships with financial institutions or otherwise, our ability to execute our business plan and our operating results could be adversely affected.

•  Our agreements with financial institutions require us, with limited exceptions, to purchase surplus bank branch properties on an “as is” basis and, therefore, the value of these properties may decline if we discover problems with the properties after we acquire them.

•  We are dependent on certain tenants for a significant portion of our revenues and failure of these tenants to perform their obligations or renew their leases upon expiration may adversely affect our cash flow and ability to pay dividends to shareholders.

•  We may be unable to lease properties that we acquire from financial institutions under our formulated price contracts, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

•  We may experience conflicts of interest with several members of our management and board of trustees related to the disposition and operation of our initial properties and operating companies.

•  Our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2004.

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You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to “the company,” “we,” “us” and “our” mean American Financial Realty Trust, including our operating partnership and other subsidiaries. Certain terms used in this prospectus are defined in the glossary beginning on page 161.

Our Company

We are a self-administered, self-managed real estate investment trust (REIT) and are the only public REIT focused primarily on acquiring and operating properties leased to regulated financial institutions. As banks continue to divest their corporate real estate, we believe that our contractual relationships, growing visibility within the banking industry and flexible acquisition and lease structures position us for continued growth. We seek to lease our properties to banks and other financial institutions generally using long-term triple net or bond net leases, resulting in stable risk-adjusted returns on our capital.

Our innovative approach is designed to provide banks and other financial institutions with operational flexibility and the benefits of reduced real estate exposure. We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that our strategy gives us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financing institutions. We also believe that our recent transactions with Bank of America, N.A., Wachovia Bank, N.A., KeyBank, N.A. and State Street Corporation demonstrate our ability to cultivate mutually beneficial relationships with leading financial institutions.

We acquire both core and underutilized real estate from banks through our three acquisition structures:

Sale Leaseback Transactions.    Under this structure, we acquire office buildings, bank branches and other core operating properties and lease the properties back to the seller typically pursuant to a triple net or bond net lease, under which the agreed rental rate is based principally upon the purchase price of the property, the credit of the tenant and prevailing market rental rates;

Formulated Price Contracts.    Pursuant to these agreements, we acquire or assume leasehold interests in the surplus bank branches of a financial institution at a formulated price established by independent appraisals using a valuation methodology that values each property based on its highest and best use and its alternative use, and then applies a negotiated discount; and

Specifically Tailored Transactions.    These transactions involve the purchase of office buildings, bank branches or a combination thereof, in which we apply leasing and pricing structures specifically designed to meet the seller’s needs.

On May 23, 2002, we were formed as a Maryland REIT. We commenced operations on September 10, 2002 and sold 40,263,441 common shares in a private placement of common shares, in which we raised net proceeds of approximately $378.9 million. At that time, we acquired our initial properties in our formation transactions, which are described below under “Our Business and Properties—Our Formation.” On June 30, 2003, we completed an initial public offering of our common shares pursuant to which we sold 64,342,500 common shares at $12.50 per share, and raised an aggregate of approximately $740.9 million in net proceeds, after deducting underwriters’ discounts, commissions and offering expenses. See “Our Business and Properties—Our Initial Public Offering.” We used approximately $374.4 million of these proceeds to fund the equity portion of the purchase price of a portfolio of 158 office buildings, consisting of 8.1 million rentable square feet, which were sold to us by Bank of America, N.A. for an aggregate purchase price of approximately $774.4 million.

As of February 29, 2004, our portfolio consisted of 363 bank branches and 221 office buildings, containing an aggregate of approximately 18.3 million rentable square feet.

Until September 10, 2002, when we acquired our initial properties and operating companies through the formation transactions, we had no historical operations. Our executive offices are located at 1725 The Fairway, Jenkintown, Pennsylvania 19046. Our telephone number is (215) 887-2280.

Market Opportunity

According to the Federal Deposit Insurance Corporation, or FDIC, commercial banks and savings institutions in the U.S. that are FDIC-insured owned approximately $97.5 billion in operating real estate assets as of December 31, 2003. We have identified two major trends that we believe will continue to generate significant opportunities to acquire core, surplus and underutilized real estate from banks and other financial institutions.

•	Disposition of real estate. We believe that banks and other financial institutions will continue to sell real estate, enter into long-term leases with the acquiror and reinvest the proceeds from these sales into their primary operating businesses.

•	Consolidation within the banking industry. We anticipate that continued consolidation within the banking industry will create an environment in which larger banks will sell surplus bank branches that other banks will seek to lease as they expand their market presence.

Investment Considerations

We believe that our business strategy and operating model distinguish us in a number of ways, including:

•	Banking Industry Focus. The extensive real estate holdings of the banking industry present us with the opportunity to continue to grow our portfolio in the future. We believe that consolidation activity, the sale of underutilized real estate, regulatory restrictions affecting banks’ ability to hold real estate for investment purposes and other trends in the banking industry are likely to continue to result in acquisition opportunities for us.

•	Limited Competition. We believe that we are the only real estate company that acquires the full range of real estate from banks and other financial institutions through sale leaseback and specifically tailored transactions, as well as by utilizing our unique formulated price contract structure. Most of our acquisitions have been privately negotiated and have not resulted from a competitive bidding process.

•	High Credit Quality Tenants. Our tenant base consists principally of banks and other financial institutions that are highly regulated. As of February 29, 2004, 89.0% of our contractual base rent from our portfolio was derived from financial institutions in the aggregate and 86.3% was derived from entities with current credit ratings of A or better as reported by Standard & Poor’s. Contractual base rent is the contractual rent required to be paid by a tenant under a lease during the ensuing 12 month period, taking into account all scheduled rental increases and decreases, but excluding reimbursable expenses and the effect of straightlining. Our bank tenants are subject to regulatory oversight by government agencies that is intended to ensure ongoing financial viability. As of February 29, 2004, 11.0% of the contractual base rent from our portfolio was derived from non-financial institution tenants. While our non-financial institution tenants typically do not have credit ratings by Standard & Poor’s or other similar credit-reporting agencies, and are not required to have any minimum credit rating, we typically assess such prospective tenants by performing background analysis consistent with industry practices, evaluating both the general desirability of the tenants as well as their ability to comply with the financial and other terms of our leases.

•	Diversification within Industry Niche. Our portfolio is diversified geographically and by asset type within the banking industry. As of February 29, 2004, our portfolio included both small and large office buildings, as well as bank branches, leased to 451 different tenants in 27 states and Washington D.C.

•	External Growth Opportunities. We believe that our focus on the banking industry, existing relationships with financial institutions, growing visibility in the banking industry and flexible acquisition structures will continue to provide us with opportunities to acquire properties that meet our portfolio criteria.

•	Internal Growth Opportunities. Through our specifically tailored transactions, we often acquire partially occupied properties at prices based principally on rental income being generated at the time of the acquisition. We also acquire vacant bank branches under our formulated price contracts based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Through our active management and leasing efforts, we believe that we are well-positioned to maximize the value of the underutilized or vacant real estate we acquire. In addition, we strive to increase cash flow by negotiating leases with scheduled rent increases.

•	Stable Risk-Adjusted Returns. We typically enter into long-term triple net or bond net leases with our tenants, many of which are the sellers of the properties. As of February 29, 2004, the weighted average term of our leases was 14.8 years. In addition, as of February 29, 2004, approximately 89.2% of our contractual base rent was derived from triple net and bond net leases under which we are not responsible for operating expenses or from other similar leases where our exposure to operating expenses is limited by a cap which has been or, we expect, will be reached in the near future. We believe that these types of leases generate consistent and predictable returns, protecting us from market fluctuations and increases in operating expenses.

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 17 prior to deciding whether to invest in our common shares. Some of these risks include:

•	we have recently experienced and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense;

•	we commenced operations in September 2002 and completed our initial public offering in June 2003. Our management has a very limited history of operating a REIT and little experience operating a public company, and may therefore have difficulty in successfully and profitably operating our business. This limited experience could impede the ability of our management to execute our business plan successfully;

•	if we are unable to acquire additional properties through our relationships with financial institutions or otherwise, our ability to execute our business plan and our operating results could be adversely affected;

•	our agreements with financial institutions require us, with limited exceptions, to purchase properties on an “as is” basis and, therefore, the value of these properties may decline if we discover problems with the properties after we acquire them;

•	we are dependent on certain tenants for a significant portion of our revenues and failure of these tenants to perform their obligations or renew their leases upon expiration may adversely affect our cash flow and ability to pay dividends to shareholders;

•	we may be unable to lease properties that we acquire from financial institutions under our formulated price contracts, which could have a material adverse affect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all;

•	we may experience conflicts of interest with several members of our management and board of trustees related to the disposition and operation of our initial properties and operating companies; and

•	our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

Our Properties and Tenants

As of February 29, 2004, we owned or held leasehold interests in 584 properties located in 27 states and Washington, D.C., containing an aggregate of approximately 18.3 million rental square feet. The following table presents our portfolio as of February 29, 2004, grouped according to the transaction in which we acquired the properties.

In thousands, except number of buildings and rentable square feet.

Transactions	Date of Acquisition	Number of Buildings	Rentable Square Feet	Occupancy Percentage	Contractual Base Rent (1)
Formation Transactions	Sept. 2002	81	1,440,868	95.0%	23,279
Wachovia Bank	Dec. 2002	48	275,774	45.5%	3,275
Bank of America	Dec. 2002	18	571,784	53.9%	4,506
AmSouth Bank	Dec. 2002	7	35,026	0.0%	—
Dana Commercial Credit	Jan. 2003	16	3,759,634	100.0%	40,388
Pitney Bowes—Wachovia	Mar. 2003	87	1,072,295	93.4%	12,191
Finova Capital—BB&T	Apr. 2003	10	250,808	100.0%	2,296
Bank of America	May 2003	7	49,637	0.0%	—
Bank of America	Jun. 2003	83	4,968,456	82.6%	37,324
Bank of America	Jun. 2003	75	3,086,820	81.8%	26,380
Citigroup	Aug. 2003	11	54,103	14.5%	151
Pitney Bowes-KeyBank	Sept. 2003	31	153,950	100.0%	3,098
Pitney Bowes-Bank of America	Sept. 2003	97	479,418	94.1%	8,223
First States Wilmington, L.P.	Sept. 2003	1	263,058	100.0%	4,503
Single Acquisitions	Various	4	13,139	100.0%	217
Cooperative Bank	Dec. 2003	1	2,000	100.0%	96
General Electric (subsidiary)	Dec. 2003	1	750,000	95.9%	8,693
Kingston Bedford—State Street	Feb. 2004	1	1,024,998	100.0%	63,888
Potomac Realty—Bank of America	Feb. 2004	5	50,982	100.0%	1,055

		584	18,302,750		239,563

(1)	The contractual rent required to be paid by a tenant under a lease during the ensuing 12 month period, taking into account all scheduled rental increases and decreases, but excluding reimbursable expenses and straightlining. Contractual base rent does not include any amounts attributable to periods after a property is sold or after the effective date of a contractual lease expiration or early termination. For gross leases, contractual base rent includes the entire amount paid by the tenant, including any portion that may be applied by the landlord to the payment of operating expenses.

The following descriptions reflect the principal terms of each of our significant acquisitions, set forth in the table above.

Dana Commercial Credit Portfolio: In January 2003, we acquired 14 office buildings and two parking facilities, containing approximately 3,760,000 net rentable square feet, from a wholly owned subsidiary of Dana Commercial Credit Corporation. Under the terms of our net lease with Bank of America, we will receive annual minimum rental payments of $40.4 million from January 2003 through January 2010. From January 2011 through 2022, Bank of America is not required to pay any base rental income (except for a $3.0 million payment with respect to the month of January 2011). In June 2004, 2009, and 2015, Bank of America is permitted to vacate space totaling 54.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation. The annual rental payments under this lease are fixed regardless of the square feet leased by Bank of America. If Bank of America does not vacate space in June 2004, 2009 and 2015, as otherwise permitted under the lease, Bank of America will pay additional rent as provided in the lease agreement for the space it does not vacate. As of February 29, 2004, Bank of America had exercised its option to vacate approximately 654,000 square feet in June 2004.

Wachovia Bank Formulated Price Contracts: In September 2002, we entered into a formulated price contract with Wachovia Bank, N.A. for the purchase of surplus bank branches in the bank’s entire retail banking territory. As of February 29, 2004, we have acquired 66 bank branches containing approximately 409,000 square feet under this contract.

Pitney Bowes—Wachovia Portfolio: In August 2002, we entered into an agreement with Pitney Bowes to acquire a portfolio of 87 properties acquired by Pitney Bowes through a sale leaseback arrangement with Wachovia Bank, N.A. In March 2003, we closed this transaction. Concurrent with this acquisition, we entered into net lease agreements with Wachovia Bank, N.A. for 74 properties, with the leases expiring at various dates from 2010 through 2023. In addition, in conjunction with this acquisition, we assumed net leases on the 13 remaining properties that are currently leased to various third party financial institutions, with leases expiring at various dates through 2010.

Finova Capital—BB&T: On April 15, 2003, we acquired from Finova Capital Corporation three office buildings and seven bank branches located in North Carolina consisting of approximately 251,000 rentable square feet. Each of these properties is leased to BB&T Corporation under a master lease, which expires on December 31, 2005. The lease may be renewed in whole but not in part at the option of the tenant for up to six additional terms of five years each.

Bank of America Specifically Tailored and Sale Leaseback Transaction: On June 30, 2003, we acquired from Bank of America, N.A., a portfolio of 27 large office buildings and 131 small office buildings containing approximately 8.1 million rentable square feet. As of February 29, 2004, 65.5% of the rentable square feet in this portfolio was leased to Bank of America, N.A. with an initial lease term of 20 years. Bank of America, N.A. has the option to renew these leases for up to six successive five year terms. In the case of a renewal, the rent will be the fair market rental value of the premises, as determined in accordance with the leases. Bank of America, N.A. will pay us approximately $44.9 million in annual base rent under the 20 year leases, plus its allocable share of the operating expenses associated with the leased space. As of February 29, 2004, 7.2% of the rentable square feet in this portfolio was leased to Bank of America, N.A. through June 2004 at a reduced rate. Bank of America, N.A. is required to notify us, by June 30, 2004, whether it intends to vacate the square footage it currently rents at a reduced rate or renew at the then-current fair market rate or at the rate established by the 20 year leases, depending on the length of the term selected. In addition to the space leased by Bank of America, N.A., as of February 29, 2004, 9.6% of the rentable square feet in this portfolio was leased to third parties.

Citigroup Formulated Price Contract: On August 28, 2003, we acquired 21 bank branches from Citigroup, including the assumption of 14 leasehold interests. These properties contain approximately 121,000 rentable square feet. As of February 29, 2004, we had sold or terminated our leasehold interests in ten of these properties and continued to hold 11 properties.

Pitney Bowes—KeyBank: On September 16, 2003, we acquired 31 bank branches from Pitney Bowes, which were previously acquired by Pitney Bowes pursuant to a sale leaseback arrangement with KeyBank, N.A. The properties contain 154,000 rentable square feet.

Pitney Bowes—Bank of America: On September 25, 2003, we acquired 97 bank branches containing approximately 479,000 square feet from Prefco III Limited Partnership. Bank of America, N.A. leases 73 of the properties for 20 years on a triple-net lease basis. Among the remaining properties, seven were leased to Bank of America, N.A. for varying terms, 14 were subleased with leases expiring in December 2008 and the remaining three were vacant as of February 29, 2004.

First States Wilmington, L.P.: On September 30, 2003, pursuant to the exercise of a purchase option entered into in May 2002, we acquired all of the ownership interests of First States Wilmington JV, L.P. (FSW), the beneficial owner of Three Beaver Valley, a Class A office building containing approximately 263,000 square feet. The property, located in Wilmington, DE, is fully occupied and leased on a triple-net basis to American International Insurance Company (a wholly-owned subsidiary of American Insurance Group) and Wachovia Bank, N.A. Total consideration paid by us for the FSW interests was $51.8 million, of which $44.8 million consisted of the assumption of variable rate debt. The remaining consideration consisted primarily of units of limited partnership in our operating partnership and cash. Prior to the acquisition, FSW was controlled by our Chief Executive Officer. Concurrent with this acquisition, we terminated the agreement with the existing property management company, which was wholly owned by our Chief Executive Officer.

Bank of America Plaza: On December 15, 2003, we acquired an office building located in St. Louis, Missouri from a subsidiary of General Electric containing approximately 750,000 square feet. The property is primarily occupied by Bank of America and International Business Machines Corp.

Kingston Bedford—State Street: On February 17, 2004, we completed the acquisition of State Street Financial Center, a 36-story, Class A office building in Boston’s Financial District that is 100% leased to a wholly owned affiliate of State Street Corporation, a global financial services company. The property also includes a 900-space parking garage. We acquired State Street Financial Center for a purchase price of $706.7 million, including transaction costs, and financed the acquisition with available cash, $520.0 million in debt financing and the issuance of 1,975,000 units in our operating partnership, valued at $35.9 million.

In connection with the acquisition, we completed a broad lease amendment with State Street Corporation, under which State Street Corporation will pay annual rent for the office building equal to approximately $63.9 million plus all operating expenses of the property in excess of $16.4 million annually. We have also agreed to terms with State Street Corporation on a triple net lease for the property’s parking garage. This lease which we expect to complete in April 2004, will provide for annual rent of $2.5 million in 2004, $3.0 million in 2005, $3.5 million in 2006, $4.0 million in 2007, $4.4 million in 2008, $4.8 million for 2009 and thereafter increasing by a cost of living adjustment.

The following table sets forth information regarding leases with our five largest tenants, based upon contractual base rent and rentable square feet at February 29, 2004.

Top Ten Tenants	Number of Locations	Contractual Base Rent	Percent of Portfolio Contractual Rent	Rentable Sq. Ft.	Percent of Portfolio Rentable Square Feet.
Bank of America	276	$108,112,321	45.1%	10,735,236	58.7%
State Street	1	63,888,125	26.7	1,024,998	5.6
Wachovia	76	23,151,505	9.7	1,616,134	8.8
KeyBank	33	3,452,901	1.4	172,436	0.9
American International Insurance Co. (AIG)	1	2,631,250	1.1	158,033	0.9

	387	$201,236,102	84.0%	13,706,837	74.9%

Financing Transactions

We have also engaged in the following financing transactions:

•	On April 30, 2003, we completed a long-term financing through Lehman Brothers Bank, FSB for an aggregate principal amount of $80.0 million. We have issued to Lehman Brothers Bank a total of 64 promissory notes secured by leases on 64 properties that are leased to Wachovia Bank, N.A. We utilized $75.0 million of this $80.0 million financing to fund the repayment of a bridge loan from Bank of America, N.A. The notes have been issued in two series. The notes in the first series relate to 23 properties, are due on June 10, 2023, bear interest at a fixed annual rate of 5.496% and are secured by mortgages on, and assignments of leases and rents for, properties to which the notes relate. The notes in the second series relate to the remaining 41 properties, are due on September 10, 2010, bear interest at a fixed annual rate of 4.066% and are secured by mortgages on, and assignments of leases and rents for, the properties to which the notes relate.

•	On May 23, 2003, we completed a long-term financing arranged through Banc of America Securities LLC for an aggregate principal amount of $200.0 million. In connection with this financing, we have issued a note for the full principal amount of the loan to Wells Fargo Bank Northwest, N.A., as trustee for a group of institutional investors. This note is due on January 10, 2011, bears interest at a fixed annual rate of 4.04%, and is secured by mortgages on, and an assignment of leases and rents for, 14 office buildings acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation. We utilized the proceeds of this financing to fund the repayment of a bridge loan from Bank of America, N.A.

•	On July 18, 2003, we completed a financing with Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, Cayman Islands Branch, for a $300.0 million warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to acquire a specific property. Borrowings under this facility may be used only to acquire properties that may be financed on a long-term basis through credit-tenant lease or conduit commercial mortgage-backed securities financing. Advances under this facility will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties that we acquire with borrowings under this facility or (ii) the acquisition cost of those properties. This facility has a term of three years and bears interest at an annual rate of LIBOR plus either (x) with respect to conduit properties, 1.75%, or (y) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being purchased with the proceeds of the specific advance. We paid a fee of 1.25% of the total availability in connection with this facility, including $500,000 paid upon signing the commitment. We have not received any advances under this warehouse facility to date.

•	On October 1, 2003, we completed a long-term financing with an affiliate of Deutsche Bank Securities Inc. for an aggregate principal amount of $440.0 million. This financing was entered into to refinance a bridge loan we obtained on June 30, 2003 from an affiliate of Deutsche Bank to finance a portion of our acquisition of 158 properties from Bank of America, N.A. in a specifically tailored transaction. The bridge loan bore interest at the rate of 30-day LIBOR (1.12% at September 30, 2003) plus 1.50% and required interest-only payments through the maturity date of December 31, 2003.

The note payable on the long-term financing bore interest through November 30, 2003 at the variable rate payable under the bridge note and then changed to an effective interest rate of 5.78%, including the amortization of the corresponding interest rate swap agreement that was terminated in connection with consummating the long-term financing. The long-term financing matures on December 31, 2013 and has a balloon payment of $369.9 million due at maturity. Interest only payments will be made during the initial 20 months of the term. The long-term financing is secured by a first lien mortgage and an assignment of rents and leases on certain properties acquired in the related purchase of properties from Bank of America.

•	On December 18, 2003, we received a loan in the amount of $65.0 million from Wells Fargo Bank Northwest, N.A., secured by the 73 properties in the Pitney Bowes - Bank of America portfolio that are leased by Bank of America, N.A. for 20 years on a triple net basis. The financing bears interest at a fixed rate of approximately 5.33% and amortizes to an $18.0 million principal balance at maturity in October 2022.

•	On February 17, 2004, we received a 20-year secured loan in the amount of $520.0 million from Lehman Brothers Holdings, Inc. We utilized the loan to finance a portion of the purchase price for State Street Financial Center. The financing includes an upfront floating interest rate period of six months, during which time the loan will bear interest at LIBOR + 1.25%. After the six-month period, the loan reverts to a 5.79% fixed rate for the remainder of the term. The loan amortizes to a $150.0 million principal balance at maturity in 2024.

•	On April 5, 2004, we obtained a commitment from Deutsche Bank Mortgage Capital for a mortgage loan secured by the Company’s Three Beaver Valley Road property in Wilmington, Delaware. The new financing is a $43.0 million, ten year loan at a fixed interest rate of 5.06%, which has been locked in on a forward basis. The loan will amortize over the term to a $35.0 million principal amount at maturity in June 2014. The new debt will refinance two existing loans on the Three Beaver Valley Road property and is expected to close during the week of June 10, 2004, when the current debt becomes prepayable without penalty.

•	On April 15, 2004, we obtained a commitment from Deutsche Bank Mortgage Capital for a $63.0 million mortgage loan secured by the Bank of America Plaza property in St. Louis, Missouri. The new financing is a five year loan at a fixed interest rate of 4.55%. The new loan, which we expect to close in April 2004, will be our first financing on the property. The financing includes a floating rate interest period of up to three months, during which time the loan will bear interest at a floating rate of LIBOR + 1.50%. At the expiration of this period, the loan will revert to the fixed interest rate of 4.55% for the remainder of the term. The loan will mature in June 2009.

Acquisitions Under Contract

Formulated Price Contracts.     Under our formulated price contracts with Wachovia, N.A. and Bank of America, N.A. we expect to acquire up to 20 and 40 bank branches, respectively for aggregate purchase prices based principally upon appraisals of the properties purchased.

Koll-Citigroup.     On April 19, 2004, we signed agreements to purchase three office buildings to be developed by Koll Development, LLC and net leased by an affiliate of Citigroup, Inc. The three buildings, totaling approximately 531,000 square feet, will be located in Louisville, Kentucky, Greensboro, North Carolina and Boise, Idaho. All three properties are to be developed concurrently and are expected to be completed in the fourth quarter of 2004. Our purchase price for the three properties will be between $85.6 million and $88.6 million, based upon construction requirements of the lessee, payable upon completion of construction. We will assume no development risk in the transactions, as an affiliate of Citigroup has net leased the properties at a rental rate to be determined as a percentage of our gross purchase price. The Citigroup leases will be for an initial term of 15 years with two five-year renewal options. Citicorp (rated AA- by Standard and Poor’s) will guarantee the lessee’s obligations under the leases.

Private Placement, Formation Transactions and Initial Public Offering

We sold 40,263,441 common shares on September 10, 2002, in a private placement, and completed the sale of an additional 501,800 common shares on October 7, 2002 pursuant to the exercise by the underwriter of its option to purchase additional shares. These sales together resulted in aggregate net proceeds of approximately $378.9 million. On September 10, 2002, in our formation transactions, we acquired from our predecessor entities and other related parties 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. We also acquired American Financial Resources Group, Inc., or AFRG, Strategic Alliance Realty Group, LLC and several other affiliated entities in order to obtain the capacity to provide our properties with asset management, leasing, property management and accounting and finance services. In connection with these transactions, we assumed contracts and letters of intent to purchase additional properties, subject to satisfactory completion of our due diligence, from financial institutions such as Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A., having a potential aggregate gross purchase price of approximately $256.0 million. The aggregate purchase price for the 93 properties, the acquired entities and assumed contracts and letters of intent was approximately $230.5 million.

In addition, on June 30, 2003, we sold 64,142,500 common shares in an underwritten initial public offering at $12.50 per share. In connection with this offering, we received proceeds of approximately $740.9 million, after deducting underwriters’ discounts and commissions and offering expenses. In addition, in connection with our initial public offering, a selling shareholder sold 200,000 common shares.

Conflicts of Interest

Some of our executives and trustees have interests that may conflict with our interests and result in them receiving personal benefits from certain transactions in which we may engage. Nicholas S. Schorsch, our President and Chief Executive Officer, Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, and Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and the spouse of Nicholas S. Schorsch, all own interests in First States Wilmington, L.P., which owned the Three Beaver Valley Road property in Wilmington, Delaware. We exercised our option to acquire this property on September 30, 2003 using proceeds of our initial public offering. The exercise price of the option was approximately $51.8 million, of which $44.8 million consisted of the assumption of debt. The determination to exercise this option was made by members of our board of trustees who did not have any interest in First States Wilmington, L.P. The executive officers and trustees who have an interest in First States Wilmington, L.P. also own a majority of the 11% minority interest in First States Partners II, L.P., which owns our 123 South Broad Street property.

Our Structure

Through our wholly owned subsidiary, First States Group, LLC, we are the sole general partner of our operating partnership, First States Group, L.P. We own the general partnership interest and limited partnership units of our operating partnership representing approximately 94.6% of the total partnership interests as of February 29, 2004, including the 0.5% general partnership interest. The remaining holders of limited partnership units may convert their units into common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing common shares upon conversion of units, we may redeem the units tendered for conversion for a cash amount equal to the value of the common shares.

We generally expect that, when limited partnership unitholders elect to convert their units, we will typically issue common shares and not redeem the units for cash. Holders of units have received and will continue to receive distributions equivalent to the dividends we pay to holders of our common shares. We conduct all of our business through our operating partnership, and hold all of our interests in properties in limited liability companies or limited partnerships that are wholly owned subsidiaries of our operating partnership, except that we own 89.0% of First States Partners II, L.P., which owns our 123 South Broad Street property. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business, subject to the limitations described in the Amended and Restated Agreement of Limited Partnership of our operating partnership. See “Partnership Agreement”.

The following chart illustrates our structure:

(1)	We own 100% of the entities that directly own our properties, except that we own 89% of First States Partners II, L.P., which owns 100% of our 123 South Broad Street property, which accounts for approximately 5.6% of our contractual rent as of February 29, 2004. The remaining 11% of First States Partners II, L.P. is owned by various holders, including the members of our management and board of trustees listed above, who own a majority of the 11% minority interest. Our ownership of First States Partners II, L.P. and the ownership of the 11% minority interest are described in more detail under “Certain Relationships and Related Transactions.”

Registration Rights

In connection with registration rights agreements we entered into in September 2002 with the purchasers of common shares in our September 2002 private placement and the holders of units of our operating partnership, we agreed to file the registration statement of which this prospectus is a part, referred to as the resale registration statement.

•	Common Shareholders. The resale registration statement includes 32,629,519 common shares issued in connection with private placements of our common shares completed in September 2002 and at the time of the merger of our predecessor entities into our company as part of our formation transactions.

•	Operating Partnership Unitholders. The resale registration statement also includes 6,660,497 common shares issuable upon the conversion of an equal number of units of our operating partnership, which units were issued to certain individuals and entities who contributed our initial properties in connection with our formation transactions and in connection with the acquisition of State Street Financial Center.

Selling Shareholders

This prospectus relates to up to 39,290,016 common shares that the selling shareholders named in this prospectus may offer for sale from time to time. The selling shareholders named in this prospectus either currently own the common shares they are offering, or may acquire these common shares upon the conversion of their units of limited partnership interest in our operating partnership, First States Group, L.P., into common shares.

Use of Proceeds

We will not receive any proceeds from the sale by the selling shareholders of the common shares being offered by this prospectus. We have agreed, however, to pay various expenses relating to registration of these common shares under applicable securities laws.

Dividend Policy and Distributions

We intend to continue to make regular quarterly distributions to our shareholders so that we distribute each year all or substantially all of our REIT taxable income and avoid paying corporate level income tax and excise tax on our earnings and qualify for the other tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code).

Dividends will be authorized by our board of trustees and declared by us based upon a number of factors, including:

•	the rent received from our tenants;

•	the ability of our tenants to meet their other obligations under their leases;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiary in such subsidiary. Our ability to pay dividends to our shareholders will depend on our receipt of distributions from our operating partnership and lease payments from our tenants with respect to our properties.

For the period from September 10, 2002 through December 31, 2002, we declared our initial dividend of $0.22 per common share, payable to shareholders of record on December 31, 2002. We distributed this dividend on January 20, 2003. At the same time, our operating partnership paid a distribution of $0.22 per unit to operating partnership unitholders.

On March 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended March 31, 2003, to shareholders of record on March 31, 2003. We distributed this dividend on April 17, 2003. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On May 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended June 30, 2003, to shareholders of record on June 10, 2003. We distributed this dividend on July 18, 2003. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On September 17, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended September 30, 2003, to shareholders of record on September 30, 2003. We distributed this dividend on October 15, 2003. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On December 12, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended December 31, 2003, to shareholders of record on December 31, 2003. We distributed this dividend on January 15, 2004. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On March 19, 2004, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended March 31, 2004, to shareholders of record on March 31, 2004. We distributed this dividend on April 15, 2004. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

We cannot assure you that we will continue to have cash available for distributions at historical levels or at all. See the section entitled “Risk Factors.”

Summary Selected Financial Information

The summary selected financial information presented below as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period from September 10, 2002 to December 31, 2002 is derived from the consolidated financial statements of American Financial Realty Trust. The financial information as of December 31, 2001 and for the period January 1, 2002 to September 9, 2002 and for each of the years in the three year period ended December 31, 2001 is derived from the combined financial statements of our predecessor entities, which consisted of American Financial Resource Group, Inc. and its wholly owned subsidiaries, First States Management Corp., First States Properties, Inc., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P., First States Holdings, L.P., and the general partner of each of these partnerships, and which are deemed to be our predecessor entities for accounting purposes. These financial statements have been audited by KPMG LLP, our independent auditor. KPMG’s report states that the consolidated financial information for American Financial Realty Trust is presented on a different cost basis than that of the Predecessor and is therefore not comparable. KPMG’s report further states that effective January 1, 2002 we adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The summary selected financial information presented below is derived from the consolidated financial statements of American Financial Realty Trust and our predecessor entities, respectively, and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and results of operations as of such date and for such periods under generally accepted accounting principles. The consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2003 and for the period from September 10, 2002 to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001, and the report thereon, are included elsewhere in this prospectus. The unaudited pro forma Balance Sheet Information of American Financial Realty Trust as of December 31, 2003 and the unaudited pro forma Operating Information for the year ended December 31, 2003 reflects the historical financial information adjusted to give effect to recently completed transactions.

The historical financial statements of our predecessor entities represent the combined financial condition and results of operations of the entities that previously owned our initial properties and operating companies, as well as several properties and an entity controlled by Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, or by his wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, that we did not acquire in connection with our formation transactions. See “Our Business and Properties—Our Formation.” In addition, the historical financial information for our predecessor entities included herein and set forth elsewhere in this prospectus reflects our predecessor entities’ corporate investment strategy. Historically, our predecessor entities often funded new acquisitions by selling core investment properties, a strategy which we discontinued when we became a REIT. Accordingly, historical financial results are not indicative of our future performance. In addition, since the financial information presented below is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements, including related notes, the Independent Auditors’ Report and “Unaudited Pro Forma Consolidated Financial Information,” each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

In thousands, except per share data
	Year Ended December 31, 2003		Period from September 10, 2002 to December 31, 2002
Operating Information:	Pro Forma	Historical
Total revenues	$287,447	$135,617	$13,511
Income (loss) from continuing operations	(38,228)	(25,329)	8,505
Net income (loss)	(38,228)	(18,822)	8,944
Basic income (loss) per share:
From continuing operations	(0.52)	(0.35)	0.21
From discontinued operations	—	0.09	0.01
Total basic income (loss) per share	(0.52)	(0.26)	0.22
Diluted income (loss) per share:
From continuing operations	(0.52)	(0.35)	0.20
From discontinued operations	—	0.09	0.01
Total diluted income (loss) per share	(0.52)	(0.26)	0.21
Dividends/distributions declared per common share and operating partnership units		1.00	0.22

Cash Flow Information:
From operating activities		102,421	12,645
From investing activities		(65,653)	(1,378,288)
From financing activities		113,548	1,426,485

	December 31, 2003		December 31, 2002
Balance Sheet Information:	Pro Forma	Historical
Real estate investments at cost	$2,143,349	$1,656,315	$250,544
Cash and cash equivalents	32,635	211,158	60,842
Marketable investments and accrued interest	67,561	67,561	144,326
Residential mortgage-backed securities portfolio	—	—	1,116,119
Intangible assets, net	343,972	114,610	2,413
Total assets	2,698,205	2,142,339	1,605,165
Mortgage notes payable	1,496,060	976,060	149,886
Reverse repurchase agreements	—	—	1,053,529
Total debt	1,496,060	976,060	1,203,415
Value of assumed lease obligations, net	49,485	49,485	1,268
Total liabilities	1,648,373	1,128,373	1,231,990
Minority interest	72,231	36,365	36,513
Total shareholders’ equity	977,601	977,601	336,662
Total liabilities and shareholders’ equity	2,698,205	2,142,339	1,605,165

	Predecessor
	Period from January 1, 2002 to September 9, 2002	Year Ended December 31,
		2001	2000	1999
Operating Information:
Total revenues	$24,373	$34,237	$17,226	$7,942
Income (loss) from continuing operations	(3,057)	(6,220)	4,657	2,908
Net income (loss)	5,657	(2,280)	5,156	3,073

Cash Flow Information:
From operating activities	2,382	4,587	112	(274)
From investing activities	12,413	(5,745)	(166,748)	(11,708)
From financing activities	(13,176)	949	118,121	11,998

	Predecessor
	December 31,
	2001	2000	1999
Balance Sheet Information:
Real estate investments, at cost	$177,578	$172,518	$37,495
Cash and cash equivalents	1,597	1,806	321
Marketable investments	546	14	6,359
Total assets	183,760	182,186	48,807
Mortgage notes payable	158,587	158,700	48,728
Line of credit borrowings	3,791	396	400
Other indebtedness	4,754	5,093	75
Total debt	167,132	164,189	49,203
Total liabilities	174,611	169,670	51,245
Owners’ net investment	9,149	12,516	(2,438)
Total liabilities and owners’ net investment	183,760	182,186	48,807

RISK FACTORS

An investment in our common shares or other securities involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of these risks occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected, in which case the price of our securities could decline significantly and you could lose all or a part of your investment.

Risks Related to Our Business and Properties

We have recently experienced and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense.

As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of properties without operating disruptions or unanticipated costs. Acquisition of additional properties may generate additional operating expenses that we would be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

We commenced operations in September 2002 and completed our initial public offering in June 2003. Our management has a very limited history of operating a REIT and little experience operating a public company, and may therefore have difficulty in successfully and profitably operating our business. This limited experience may impede the ability of our management to execute our business plan successfully.

We have recently been organized and have a brief operating history. We will be subject to the risks generally associated with the formation of any new business. In addition, we recently completed the initial public offering of our common shares. Our management has limited experience operating a REIT and in managing a publicly owned company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

If we are unable to acquire additional properties through our relationships with financial institutions or otherwise, our ability to execute our business plan and our operating results could be adversely affected.

One of our key business strategies is to capitalize on our relationships with financial institutions to acquire additional office buildings and bank branches. We have agreements with AmSouth Bank, Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A. to acquire surplus bank branches, however these agreements may be terminated without cause upon 90 days notice by AmSouth Bank, Bank of America and KeyBank and by Wachovia Bank immediately upon written notice. Moreover, these agreements only cover surplus bank branches and do not cover each bank’s core office buildings and branches. Therefore we cannot assure you that we will be able to acquire desirable office buildings and bank branches and execute our business strategy. We may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

If we are unable to acquire additional properties from banks as a result of changes in banking laws and regulations or trends in the banking industry, we may be unable to execute our business plan and our operating results could be adversely affected.

Changes in current laws and regulations governing banks’ ability to invest in real estate beyond that necessary for the transaction of bank business and changing trends in the banking industry may affect banks’

strategies with respect to the ownership and disposition of real estate. For example, banks may decide, based on these changes or other reasons, to retain much of their real estate, sell their bank branches to another financial institution, redevelop properties or otherwise determine not to sell properties to us. In addition, if our relationships with financial institutions deteriorate or we are unable to maintain these relationships or develop additional relationships, we may be unable to acquire additional properties. We cannot assure you that we will be able to maintain our current rate of growth by acquiring properties acceptable to us in the future. If we are unable to acquire additional properties from financial institutions, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

Our agreements with financial institutions require us, with limited exceptions, to purchase surplus bank branch properties on an “as is” basis and, therefore, the value of these properties may decline if we discover problems with the properties after we acquire them.

Our agreements with financial institutions require us to purchase surplus bank branch properties on an “as is” basis. We may receive limited representations, warranties and indemnities from the sellers in connection with our acquisition of such properties. If we discover issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations or other significant problems after we acquire the property, we typically have no recourse against the seller and the value of the property may be less than the amount we paid for such property. We may incur substantial costs in repairing a property that we acquire or in ensuring its compliance with governmental regulations. These capital expenditures would reduce cash available for distribution to our shareholders. In addition, we may be unable to rent these properties on terms favorable to us, or at all.

Our use of debt financing and our substantial existing debt obligations may decrease our cash flow and put us at a competitive disadvantage.

We have incurred, and may in the future incur, debt to fund the acquisition of properties. As of February 29, 2004, we had approximately $1,496.6 million of outstanding indebtedness. On May 27, 2003, we began to repay our outstanding indebtedness under reverse repurchase agreements, a process which we completed in June 2003, and terminated a related hedging arrangement, which resulted in a loss of approximately $10.2 million in the quarter ending June 30, 2003. Increases in interest rates on our existing variable rate indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay dividends. If we incur additional indebtedness, debt service requirements would increase accordingly, which could further adversely affect our financial condition and results of operations, our cash available for distribution to shareholders and our equity value. In addition, increased leverage could increase the risk of our default on debt obligations, which could ultimately result in loss of properties through foreclosure.

Since we anticipate that our cash from operations will be insufficient to repay all of our indebtedness prior to maturity, we expect that we will be required to repay debt through refinancings, financing of unencumbered properties, sale of properties or the sale of additional equity. In 2004 and 2005, we will have to refinance or repay an aggregate amount of approximately $104.6 million of debt. We have received a commitment to refinance $43.0 million of this debt which matures in 2004. The amount of our existing indebtedness may adversely affect our ability to repay debt through refinancings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on unfavorable terms, which might result in losses to us and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

We also may incur additional debt in connection with future acquisitions of real estate. We may borrow under our credit facilities or otherwise borrow new funds to acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate we acquire. We may also borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90%

of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

Our substantial debt and any increases in our debt may harm our business and our financial results by, among other things:

•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for operation of our properties or for the payment of dividends;

•	resulting in violation of restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	requiring us to sell one or more properties, possibly on unfavorable terms; and

•	limiting our ability to borrow funds for operations or to finance acquisitions in the future or to refinance our indebtedness at maturity on terms as or more favorable than the terms of our original indebtedness.

Failure to hedge effectively against interest rate changes may adversely affect our operating results of operations.

We may experience interest rate volatility in connection with the variable debt that we may have outstanding from time to time. We may seek to mitigate our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, however these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes relating to our variable rate debt may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may not have sufficient capital to fully perform our obligations to purchase properties under our agreements with financial institutions, which may subject us to liquidated or other damages or result in termination of these agreements.

Our agreements with financial institutions require us, with limited exceptions, to purchase all bank branches that the financial institutions determine to be surplus properties. If we are unable to accurately forecast the number of properties that we may become obligated to purchase, or if we are unable to secure adequate debt or equity financing to fund the purchase price, we may not have sufficient capital to purchase these properties. If we cannot perform our obligations, we may become subject to liquidated or other damages or impair our relationships with these institutions. The institutions with whom we have such agreements may also have the right to terminate the agreements if we breach our obligations under them. Any of these damages could significantly affect our operating results, and if these agreements are terminated, our ability to acquire additional properties and successfully execute our business plan would be significantly impaired. If we are successful in entering into similar agreements with other financial institutions, we may need a significant amount of additional capital to fund additional acquisitions under those agreements. We cannot assure you that we will be able to raise necessary capital on acceptable terms or at all. Our inability to fund required acquisitions would adversely affect our revenues, impair our business plan and reduce cash available for distribution to shareholders.

Failure of our tenants to pay rent could seriously harm our operating results and financial condition.

We rely on rent payments from our tenants as a source of cash to pay dividends to our shareholders. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy, insolvency, or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company. This risk is particularly prominent with respect to our office buildings and our sale leaseback properties, which typically have tenants with larger aggregate lease obligations than our bank branches. A default by a large tenant of one of these properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms.

The bankruptcy or insolvency of our tenants under their leases or delays by our tenants in making rent payments could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

Many of our tenants are banks that are not eligible to be debtors under the federal bankruptcy code, but would be subject to the liquidation and insolvency provisions of applicable banking laws and regulations. If the FDIC were appointed as receiver of a banking tenant because of a tenant’s insolvency, we would become an unsecured creditor of the tenant, and be entitled to share with the other unsecured non-depositor creditors in the tenant’s assets on an equal basis after payment to the depositors of their claims. The FDIC has in the past taken the position that it has the same avoidance powers as a trustee in bankruptcy, meaning that the FDIC may try to reject the tenant’s lease with us. As a result, we would be unlikely to have a claim for more than the insolvent tenant’s accrued but unpaid rent owing through the date of the FDIC’s appointment as receiver. In any event, the amount paid on claims in respect of the lease would depend on, among other factors, the amount of assets of the insolvent tenant available for unsecured claims. We may recover substantially less than the full value of any unsecured claims, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

A significant portion of our properties is leased to banks, making us more economically vulnerable in the event of a downturn in the banking industry.

As of February 29, 2004, approximately 89.0% of our contractual base rent was derived from financial institutions, including regulated banks. Individual banks, as well as the banking industry in general, may be adversely affected by negative economic and market conditions throughout the United States or in the local economies in which regional or community banks operate. In addition, changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, may have an adverse impact on banks’ loan portfolios and allowances for loan losses. As a result, we may experience higher rates of lease default or terminations in the event of a downturn in the banking industry than we would if our tenant base were more diversified.

We acquire a substantial number of bank branches, which are specialty-use properties and therefore may be more difficult to lease to non-banks.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. Our revenue from and the value of the bank branches in our portfolio may be affected by a number of factors, including:

•	demand from financial institutions to lease or purchase properties that are configured to operate as bank branches;

•	demand from non-banking institutions to make capital expenditures to modify the specialty-use properties to suit their needs; and

•	a downturn in the banking industry generally and, in particular, among smaller community banks.

These factors may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders, if financial institutions do not increase the number of bank branches they operate, do not find the locations of our bank branches desirable, or elect to make capital expenditures to materially modify other properties rather than pay higher lease or acquisition prices for properties already configured as bank branches. The sale or lease of these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties, which we do not expect to undertake. If we are unable to lease the bank branches we acquire to financial institutions, we may be forced to sell the branches at a loss due to the repositioning expenses likely to be incurred by non-bank purchasers.

We are dependent on certain tenants for a significant portion of our revenues and failure of these tenants to perform their obligations or renew their leases upon expiration may adversely affect our cash flow and ability to pay dividends to shareholders.

As of February 29, 2004, Bank of America, N.A., State Street Corporation and Wachovia Bank, N.A. represented approximately 45.1%, 26.7% and 9.7%, respectively, of our portfolio’s contractual base rent and occupied approximately 58.7%, 5.6% and 8.8%, respectively, of our total rentable square feet. The default, financial distress or insolvency of Bank of America, State Street Corporation or Wachovia Bank, or the failure of any of these parties to renew their leases with us upon expiration, could cause interruptions in the receipt of lease revenue from these tenants and/or result in vacancies, which would reduce our revenue and increase operating costs until the affected properties are leased, and could decrease the ultimate value of the affected properties upon sale. We may be unable to lease the vacant property at a comparable lease rate or at all, which could have a material adverse impact on our operating results and financial condition as well as our ability to pay dividends to shareholders.

Our formulated price contracts with financial institutions may require us to purchase bank branches located in unattractive locations or vacant bank branches that we would not elect to otherwise purchase, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends at historical levels or at all.

We currently have formulated price contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A., and Wachovia Bank, N.A. Under our formulated price contracts, we are required, with limited exceptions, to purchase surplus bank branches that these financial institutions own. We may terminate our agreements with AmSouth Bank, Bank of America and KeyBank without cause upon 90 days written notice, and our agreement with Wachovia Bank immediately upon written notice. Financial institutions may elect to sell us surplus bank branches under our formulated price contracts for any number of reasons, including, among others, that the properties:

•	overlap with other bank branches accumulated in connection with mergers and acquisitions with other financial institutions;

•	have low deposit levels as compared to other branches in their portfolio;

•	are vacant; or

•	are located in unattractive areas.

As a result, we may be required to purchase properties that we otherwise would not elect to purchase outside of our obligations under the formulated price contracts. The purchase of such bank branches may make it more difficult for us to lease these properties or fulfill our obligations to purchase surplus bank branches under other formulated price contracts, and could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Our formulated price contracts with financial institutions may require us to purchase a large number of bank branches at any given time that we would not elect to otherwise purchase, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends at historical levels or at all.

Since there generally are no limitations on the number or dollar value of properties that the financial institution may sell to us under our formulated price contracts, we may be required to make significant cash expenditures relating to the purchase of one or a large number of properties at any given time. These expenditures may significantly deplete our available cash holdings and reduce cash available for distribution to our shareholders. In addition, we may be unable to effect the acquisition of the bank branches that we are otherwise obligated to purchase under our formulated price contracts through either equity or debt financing. If we are unable to complete purchases of bank branches under a formulated price contract, we will be deemed to be in default of such contract and may become liable for significant damages as a result of such default. Our inability to fulfill our obligations to purchase surplus bank branches under our formulated price contracts could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to lease properties that we acquire from financial institutions under our formulated price contracts, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Substantially all of the bank branches we acquire through our formulated price contracts with financial institutions are vacant when we are notified of our obligation to purchase, or elect to purchase, the properties. Either because the properties we are obligated to acquire may be unattractive or because we are required to process a large number of properties within a short time period, we cannot assure you that we will be able to lease or sublease any properties that we acquire prior to their acquisition, or at all, or that we will be able to lease or sublease properties on terms that are acceptable to us. In addition, under our formulated price contracts, we are typically restricted from permitting tenants that compete with the seller from commencing banking operations at a property during the four to six month period after the seller ceases operations at the property. This restriction could limit our ability to generate revenues from these properties in an acceptable time frame. When we enter into leases with tenants for bank branches, the tenant typically has a right to terminate its obligations under the lease if it fails to obtain the necessary approvals to operate a bank branch in the location within 60 days. The tenant’s failure to receive these types of approvals during this period, or at all, may adversely affect our ability to generate revenue from these properties.

If we fail to lease these properties, they will not generate any revenue for us, which could have a negative effect on our ability to pay dividends to our shareholders. Similarly, our ability to sublease leasehold interests that we assume is sometimes restricted. If we are unable to sublease our leasehold interests on terms that are acceptable to us, or if we cannot obtain the consent of the property owner to enter into a sublease, our operating results, cash flow and ability to pay dividends may be impaired.

We do not know if our tenants will renew their existing leases and, if they do not, we may be unable to lease the properties on as favorable terms, or at all, which would adversely affect our operating results and financial condition.

We cannot predict whether existing leases of our properties will be renewed at the end of their lease terms. If these leases are not renewed, we would be required to find other tenants for those properties. We cannot assure you that we would be able to enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all. Our inability to enter into new leases on acceptable terms or at all could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

If we are unable to lease properties that are partially or completely vacant, we may be required to recognize an impairment loss with respect to the carrying values of these properties, which may have a material adverse effect on our operating results and financial condition.

We may acquire properties that are partially or completely vacant upon acquisition, including surplus bank branches that we acquire under our formulated price contracts. In addition, any of our properties may become partially or completely vacant in the future. If we are unable to lease these properties and generate sufficient cash flow to recover the carrying value of these properties, we may be required to recognize an impairment loss, which could have a material adverse effect on our operating results and financial condition.

Our financial covenants may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

The mortgages on our properties contain customary negative covenants, including provisions that may limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. These limitations could restrict our ability to acquire additional properties. In addition, any of our future lines of credit or loans may contain additional financial covenants and other obligations. If we breach covenants or obligations in our debt agreements, the lender can generally declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan. In order to meet our debt service obligations, we may have to sell properties, potentially at a loss or at times that prohibit us from achieving attractive returns. Failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through lender foreclosure.

We are subject to contractual obligations and covenants that may restrict our ability to dispose of our properties at attractive returns or when we otherwise desire to sell them.

Under the partnership agreement of First States Partners II, L.P., which owns our 123 South Broad Street property, we are contractually restricted, until November 10, 2005, from selling or refinancing the property without the consent of the holders of a majority of the 11% minority limited partnership interest in First States Partners II. As a result of this restriction, we could be precluded from disposing of, refinancing or taking other material actions with respect to our 123 South Broad Street property during the restricted period, even if we are presented with an opportunity to dispose of or refinance the property on terms that we believe are attractive.

With respect to the properties we acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation, we are restricted from selling any individual property in the portfolio so long as the existing master lease for the portfolio is in effect.

Pursuant to a contribution agreement under which Nicholas S. Schorsch and several other individuals and entities, of which several are our affiliates, contributed approximately $217.0 million of properties to our operating partnership in exchange for a combination of cash payments and units of our operating partnership, we are required to pay these contributing parties a tax indemnity in the event of a taxable disposition of a property contributed by them prior to an expiration date defined as the earlier of (i) September 10, 2007 and (ii) the date on which the contributing parties no longer own in the aggregate at least 25% of the units of our operating partnership issued to them in return for their contribution of property. The tax indemnity will equal the amount, if any, by which (i) the amount of the federal and state income tax liability (using an assumed combined federal and state income tax rate of 35%) incurred by the contributing parties with respect to the gain allocated to the contributing parties under Section 704(c) of the Internal Revenue Code exceeds (ii) the present value of the tax liability as of the end of the taxable year in which the disposition occurs, assuming the tax liability is not due until the end of the taxable year in which the expiration date is scheduled to occur. The discount rate to be used in the present value computation is the prime rate as announced by Wachovia Bank, N.A. at such time plus 200 basis points per annum. This tax indemnity could inhibit our disposition of properties that we may otherwise desire to sell and increase the cost of selling those properties, each of which could adversely affect our revenues.

In connection with our acquisition of State Street Financial Center, we are required to pay certain of the sellers who received operating partnership units as consideration in that transaction a tax indemnity in the event of a taxable disposition of that property prior to February 17, 2009. The tax indemnity will equal the amount of federal and state tax income tax liability of such sellers that is due to appreciation in the value of the property prior to its purchase by us, grossed up by the amount of federal or state tax due on the indemnity payments themselves.

In the future, we may become subject to additional contractual obligations and covenants that may restrict our ability to dispose of our properties.

We have a warehouse facility under which the lender will have the right, under certain circumstances, to require that we pledge additional collateral or repay a portion of the outstanding principal on short notice, which could have an adverse effect on our business.

On July 18, 2003, we completed a financing with Deutsche Bank Securities Inc., acting on behalf of Deutsche Bank AG, Cayman Islands Branch, for a $300.0 million warehouse facility. We have not taken any advances under this facility to date, but when we do, they will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties we acquire with the borrowings under this facility or (ii) the acquisition cost of those properties. The lender has the right to reassess this ratio from time to time. If the lender determines that this ratio exceeds a ratio that the lender deems appropriate based on then current market conditions, the lender may require us to pledge additional qualifying collateral under the facility or repay a portion of the principal outstanding under the facility. If we do not have additional qualifying collateral or sufficient available liquidity to satisfy the lender’s requirements, then we could default on our obligations under the facility and thereby risk foreclosure by the lender on the properties we acquired with the borrowings under this facility or we could incur losses in an effort to raise sufficient liquidity to repay the portion of the principal required by the lender.

We may complete additional debt financings with similar obligations in the future.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions or may increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.

We compete with many other entities engaged in real estate investment activities, including the acquisition of properties from financial institutions. Such entities include institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for real estate. Our competitors may have greater resources than we do, and may be willing to pay more or may have a more compatible operating philosophy with our acquisition targets. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for such properties. If we pay higher prices for properties, our profitability may decrease and we may experience a lower return on our investments. Increased competition for properties may also preclude us from acquiring those properties that would generate the most attractive returns to us.

The consideration paid for our properties may exceed fair market value, which may harm our financial condition and operating results.

Under our formulated price contracts, we are obligated to purchase properties at a formulated price based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Therefore, where we ultimately lease or sell a property to a non-bank, the fair market value of the property measured with respect to the lease or sale may be less than the purchase price that we paid for the property. In addition, the consideration that we pay for our properties not acquired under a formulated price contract will be based upon numerous factors and such properties will often be purchased in negotiated transactions rather than through a competitive bidding process. We cannot assure you that the purchase prices we pay for our properties or their appraised values will be a fair price for these properties, that we will be able to generate an acceptable return on these properties, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire, including our existing portfolio, will meet risk profiles acceptable to our investors. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on the affected properties. As a result, our investments in these properties may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We structure many of our acquisitions using complex structures often based on forecasted results for the acquisitions, and if the acquired properties underperform forecasted results, our financial condition and operating results may be harmed.

We acquire many of our properties under complex structures that we tailor to meet the specific needs of the tenants and/or sellers. For instance, we may enter into transactions under which a portion of the properties are vacant or will be vacant following the completion of the acquisition. If we fail to accurately forecast the leasing of such properties following our acquisition, our operating results and financial condition, as well as our ability to pay dividends to shareholders, may be adversely impacted.

Our acquisitions of real estate may result in disruptions to our business as a result of the burden placed on management.

Our growth strategy is primarily based on the acquisition of real estate. Such acquisitions may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, if we were to acquire real estate indirectly by acquiring another entity, we may be unable to integrate effectively the operations and personnel of the acquired business or to train, retain and motivate any key personnel from the acquired business. The inability of our management to effectively implement our acquisition strategy may cause disruptions to our business and may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

As a result of the limited time during which we have to perform due diligence on many of our acquired properties, we may become subject to significant unexpected liabilities and our properties may not meet projections.

When we enter into an agreement to acquire a property or portfolio of properties, we often have limited time to complete our due diligence prior to acquiring the property. Because our internal resources are limited, we may rely on third parties to conduct a portion of our due diligence. To the extent we or these third parties underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities and/or the acquired properties may fail to perform in accordance with our projections. If we do not accurately assess during the due diligence phase the value of, and liabilities associated with, properties prior to their acquisition, we may pay a purchase price that exceeds the current fair value of the net identifiable assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded, which could result in significant charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could have a material adverse effect on our financial condition and operating results, as well as our ability to pay dividends to shareholders at historical levels or at all.

If third party managers providing property management services for our office buildings or their personnel are negligent in their performance of, or default on, their management obligations, our tenants may not renew their leases or we may become subject to unforeseen liabilities. If this occurs, our financial condition and operating results, as well as our ability to pay dividends to shareholders at historical levels or at all, could be substantially harmed.

We have entered into agreements with third party management companies to provide property management services for a significant number of our office buildings, and we expect to enter into similar third party management agreements with respect to office buildings we acquire in the future. We do not supervise these third party managers and their personnel on a day-to-day basis and we cannot assure you that they will manage our properties in a manner that is consistent with their obligations under our agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these managers will not otherwise default on their management obligations to us. If any of the foregoing occurs, our relationships with our tenants could be damaged, which may prevent the tenants from renewing their leases, and we could incur liabilities resulting from loss or injury to our properties or to persons at our properties. If we are unable to lease our properties or we become subject to significant liabilities as a result of third party management performance issues, our operating results and financial condition, as well as our ability to pay dividends to shareholders, could be substantially harmed.

Rising operating expenses could reduce our cash flow and funds available for future dividends.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. Our properties are also subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

While many of our properties are leased on a triple net basis or under leases that require that tenants pay a portion of the expenses associated with maintaining the properties, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. In addition, real estate taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities. Many U.S. states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If we are unable to lease properties on a triple net basis or on a basis requiring the tenants to pay all or some of the expenses associated with maintaining the properties, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay dividends to our shareholders at historical levels or at all.

We intend to distribute to our shareholders all or substantially all of our REIT taxable income each year so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described herein. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of trustees may deem relevant from time to time. We cannot assure you that we will be able to pay dividends in the future.

Our ability to pay dividends is based on many factors, including:

•	our ability to make additional acquisitions;

•	our success in negotiating favorable lease terms;

•	our tenants’ ability to perform under their leases; and

•	our anticipated operating expense levels may not prove accurate, as actual results may vary substantially from estimates.

Elements of each of these factors are beyond our control and a change in any one or all of these factors could affect our ability to pay future dividends. We also cannot assure you that the level of our dividends will increase over time or that contractual increases in rent under the leases of our properties or the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for distribution to shareholders. In the event of defaults or lease terminations by our tenants, rental payments could decrease or cease, which would result in a reduction in cash available for distribution.

Risks Related to This Offering

The market price and trading volume of our common stock may be volatile.

On June 30, 2003, we completed an initial public offering of our common shares, which are listed on the New York Stock Exchange. While there has been significant trading in our common shares since the initial public offering, we cannot assure you that an active trading market in our common shares will be sustained.

Even if active trading of our common shares continues, the market price of our common shares may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common shares.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to the operating performance of these companies. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares.

Common shares eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares, including common shares issuable upon the conversion of units of our operating partnership, common shares issuable upon exercise of options, as well as restricted shares issued under our 2002 Equity Incentive Plan, or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares.

In addition, under several registration rights agreements, we have granted holders of our common shares issued in our September 2002 private placement and the holders of other common shares issuable upon conversion of units of our operating partnership demand and piggyback registration rights to have the resale of their shares registered under the Securities Act. In accordance with the terms of these registration rights agreements, we sent notice on January 23, 2003 to all holders of our common shares, as reflected in our books and records as of that date, of our intention to file a registration statement with the SEC for our initial public offering and of their right to elect to participate in our initial public offering, subject to cutback of their participation by the underwriters. Ultimately, one shareholder exercised its rights and caused us to include 200,000 common shares in our initial public offering.

We filed the registration statement of which this prospectus is a part to cover the resale of all of the common shares held by our shareholders that were not included in our initial public offering, other than restricted common shares, as well as common shares issuable upon the conversion of units of our operating partnership into common shares.

If any or all of these holders sell a large number of securities in the public market, the sale could reduce the trading price of our common shares and could impede our ability to raise future capital. In addition, we filed a registration statement with respect to the restricted shares and the common shares issuable upon exercise of options issued under our 2002 Equity Incentive Plan.

We also may issue from time to time additional common shares or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely affect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Risks Related to Our Organization and Structure

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, upon the continued services of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and of our management team. In particular, the extent and nature of the relationships that Mr. Schorsch and the other members of our management team have developed with financial institutions and existing and prospective tenants is critically important to the success of our business. Although we have an employment agreement with Mr. Schorsch and other key executives, there is no guarantee that Mr. Schorsch or the other executives will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate management team, particularly Mr. Schorsch, would harm our business and our prospects.

We may experience conflicts of interest with several members of our management and board of trustees relating to the disposition and operation of our initial properties and operating companies.

Conflicts of interest relating to the acquisition of our initial properties and operating companies in September 2002 from Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and several other individuals and entities affiliated or associated with us, may lead to decisions that are not in your best interest. Mr. Schorsch, Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, and Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and wife of Mr. Schorsch, received, directly or indirectly through their affiliates and family members, approximately 51.1% of the total consideration received by the sellers in connection with these acquisitions. The terms of the agreements relating to these acquisitions were not negotiated in an arm’s length transaction and it is possible that we could realize less value from these acquisitions than we would have achieved had the acquisitions been entered into with an unrelated third party. Additionally, Messrs. Schorsch and Kahn and Ms. Schorsch have unrealized gains associated with their interests in several of these assets, and, as a result, any sale of such assets or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing such assets may cause adverse tax consequences to Messrs. Schorsch and Kahn and Ms. Schorsch. These individuals may not be supportive of the taxable disposition or refinancing of the properties when it might otherwise be the optimal time for us to do so. In addition, under the terms of the contribution agreement relating to our acquisition of these properties, we have agreed to indemnify Mr. Schorsch and the other parties to the agreement in the event that we sell, transfer, distribute or otherwise dispose of any of these properties in a transaction that would result in the allocation of taxable income or gain by us to the contributing parties under Section 704 of the Internal Revenue Code, until the earlier of:

•	five years from the date of the acquisition; or

•	the date on which the contributors under the agreement no longer own 25% of the limited partnership interests in our operating partnership that were issued in exchange for the properties.

This tax indemnity will equal the amount of the excess, if any, of the tax liability, assuming a 35% tax rate, on the gain resulting from the disposition of the property, over the present value (using a discount rate equal to the prime rate plus 2%) of such tax liability to the last day of our taxable year in which the indemnity expires. As a result of this agreement, we may elect not to sell or transfer these properties in order to avoid payment of the tax indemnity, despite the fact that we would otherwise be able to sell the properties for a significant gain.

Several members of our management and board of trustees have the right to approve certain major transactions involving our 123 South Broad Street property, including its sale, assignment and refinancing, which may result in these individuals acting other than in our best interests.

Conflicts of interest relating to our ownership and operation of our 123 South Broad Street property may occur between us and Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and wife of Mr. Schorsch and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, each of whom own a retained interest in this property. In connection with our acquisition of our initial properties and operating companies, we purchased 89% of the limited partnership interests in First States Partners II, the entity that owns our 123 South Broad Street property. Mr. Schorsch, Ms. Schorsch and Mr. Kahn continue to own a 5.0%, 0.8% and 0.5% limited partnership interest in First States Partners II, respectively. Although our operating partnership controls the decisions relating to operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% minority interest retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. These retained rights of Mr. Schorsch, Ms. Schorsch and Mr. Kahn lead to conflicts of interest between us and these individuals, which could result in decisions that do not fully reflect our interests.

Some of our executive officers have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

Some of our executive officers have other business interests that may hinder their ability to spend adequate time on our business. Mr. Schorsch and other members of management own three vacant bank branches, all of which are for sale, and one occupied bank branch, which is subject to a purchase option by the tenant. These properties were not transferred to our operating partnership in connection with the acquisition of our initial properties and operating companies in September 2002. Mr. Schorsch’s employment agreement permits him to continue to provide management and other services to these properties and the provision of such services may reduce the time Mr. Schorsch is able to devote to our business.

Our board of trustees may authorize the issuance of additional shares that may cause dilution.

Our declaration of trust authorizes the board of trustees, without shareholder approval, to:

•	amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

•	authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares, in connection with future equity offerings, acquisitions of properties or other assets of companies; and

•	classify or reclassify any unissued common shares or preferred shares and set preferences, rights and other terms of such classified or reclassified shares, including the issuance of preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights with respect to voting.

The issuance of additional shares could be substantially dilutive to our existing shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Maryland law provides that a trustee has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers.

Our ownership limitations may restrict business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust generally prohibits direct or indirect ownership by any person of more than 9.9% of the number of outstanding shares of any class of our securities, including our common shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.9% in value of our shares.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

Our declaration of trust provides that a trustee may only be removed upon the affirmative vote of holders of two-thirds of our outstanding common shares. Vacancies may be filled by the board of trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

Our board of trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us.

Our declaration of trust permits our board of trustees to issue up to 100,000,000 preferred shares, issuable in one or more classes or series. Our board of trustees may classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and to convert into common shares) of any such preferred shares. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares.

Maryland law may discourage a third party from acquiring us.

Maryland law provides broad discretion to our board of trustees with respect to its fiduciary duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our board of trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our board of trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions of the business combination statute do not apply to business combinations that are approved or exempted by our board of trustees prior to the time that the interested shareholder becomes an interested shareholder. However, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer.

Additionally, the “control shares” provisions of the Maryland General Corporation Law, or MGCL, are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our bylaws provide that we are not bound by the control share acquisition statute. However, our board of trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis.

Finally, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price.

Our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of trustees. Although we have no present intention to do so, our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

We have set a targeted range for the amount of net indebtedness (debt less unrestricted cash and short-term investments) that we incur from time to time. Although we currently have established a range of 55% to 65% of the underpreciated cost of our properties (including costs attributable to the purchase of real estate related intangibles) as our target ratio, this target ratio may be amended or waived at any time without shareholder approval and without notice to our shareholders. In addition, our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our executive officers have agreements that provide them with benefits in the event their employment is terminated, which could prevent or deter a potential acquiror from pursuing a change of control of our company.

We have entered into agreements with our executive officers that provide them with severance benefits if their employment ends due to a termination by our company without cause, or by Mr. Nicholas S. Schorsch, our President and Chief Executive Officer, if he terminates his employment for good reason. In the case of such terminations or upon a change of control, the vesting of the restricted shares and options to purchase our common shares held by the executive officers will be accelerated. These benefits could increase the cost to a potential acquiror of our company and thereby prevent or deter a change of control of the company that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Risks Related to the Real Estate Industry

Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy our other debt obligations and pay dividends.

Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash to pay our taxes, which may result in a decrease in cash available for distribution to our shareholders.

In addition, our default under any one of our mortgage debt obligations may result in a cross-default on certain of our other indebtedness or increase the risk of default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. These risks can be particularly pronounced with respect to the small, specialty use properties that we may purchase under our formulated price contracts with banks.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

Our properties may be subject to environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be environmental problems associated with our properties of which we are unaware. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders.

We maintain environmental insurance coverage for our property portfolio. However, our insurance, which is limited to $5.0 million per occurrence, subject to a $75,000 self-insurance retention, may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to shareholders at historical levels or at all.

All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and under our net leases are typically obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to pay dividends to shareholders at historical levels or at all.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies holding general policyholder ratings of at least “A” as set forth in the most current issue of Best’s Insurance Guide. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils (“all risk,” as that term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1.0 million and $10.0 million depending on the facts and circumstances surrounding the tenant and the industry in which it operates. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of its appurtenant areas.

In addition to the indemnities and required insurance policies identified above, many of our properties are also covered by flood and earthquake insurance policies obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. All of these policies may involve substantial deductibles and certain exclusions. In certain areas, we may have to obtain earthquake and flood insurance on specific properties as required by our lenders or by law. We have also obtained terrorism insurance on some of our larger office buildings, but this insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common shares trade, the markets in which we operate, our operations and our profitability.

Terrorist attacks may negatively affect our operations and your investment in our common shares. We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses. Some of our properties are high profile office buildings in prominent locations, or are located in areas that may be susceptible to attack, which may make these properties more likely to be viewed as terrorist targets than similar, less recognizable properties. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We have obtained terrorism insurance on our large office buildings to the extent required by our lenders. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

Any terrorist attacks or armed conflicts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues are dependent upon payment of rent by financial institutions, which are particularly vulnerable to uncertainty in the worldwide financial markets. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all, and may result in volatility in the market price of our securities.

Tax Risks of our Business and Structure

Your investment in our common shares has various federal, state and local income tax risks that could affect the value of your investment.

We strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares, because of the complex nature of the tax rules applicable to REITs and their shareholders.

Distribution requirements imposed by law limit our flexibility in executing our business plan.

To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

We intend to distribute to our shareholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

We may incur additional indebtedness in order to meet our distribution requirements.

As a REIT, we must distribute at least 90% of our REIT taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

Our disposal of properties may have negative implications, including unfavorable tax consequences.

In the past, we have sold properties that we deemed to be inconsistent with the investment parameters for our portfolio. We intend to continue to sell such properties.

If we make a sale of a property directly, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be subject to the prohibited transaction tax, we will dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% penalty tax. We cannot assure you, however, that the Internal Revenue Service would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were sales of dealer property or inventory, in which case the 100% penalty tax would apply.

If we fail to remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

We believe that we qualify as a REIT under the Internal Revenue Code, which affords us significant tax advantages. The requirements for this qualification, however, are complex and our management has limited experience in operating a REIT. If we fail to meet these requirements, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may be subject to federal and state income taxes that would adversely affect our financial condition.

Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a sale of dealer property or inventory, that income will be subject to a 100% penalty tax. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly, at the level of our operating partnership or at the level of the other entities through which we indirectly own our properties, that would adversely affect our operating results. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

The federal income tax laws governing REITs or the administrative interpretations of those laws may be amended at any time. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. On May 28, 2003, President Bush signed into law a tax bill that reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced tax rate generally does not apply to ordinary REIT dividends, which will continue to be taxed at the higher tax rates applicable to ordinary income. This legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than they had been, and could have an adverse effect on the market price of our common shares.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Forward Looking Statements

This prospectus includes a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, reflecting information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. These forward-looking statements are subject to risks and uncertainties. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to identify and complete additional property acquisitions;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future dividends;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our products, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in the forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	general volatility of the capital markets and the market price of our common shares;

•	our ability to identify and complete additional property acquisitions;

•	our ability to maintain our current relationships with financial institutions and to establish new relationships with additional financial institutions;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Risks that we anticipate are discussed in more detail in the section entitled “Risk Factors.”

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the common shares being offered by this prospectus. We have agreed, however, to pay expenses relating to registration of these common shares under applicable securities laws.

SELLING SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares, including: shares issuable upon the conversion of units of our operating partnership by the selling shareholders, which units may be converted by the selling shareholders at any time, the maximum number of common shares that may be offered by the selling shareholders under this prospectus; and the beneficial ownership of common shares by the selling shareholders. The percentages of all common shares beneficially owned before and after resale of the shares by the selling shareholders is based on 109,649,419 common shares outstanding as of March 31, 2004. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that the shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares may also be sold by donees, pledgees or other transferees or successors in interest of the selling shareholders.

	Number of Shares Beneficially Owned		Maximum Number of Shares That May Be Sold	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)					Number of Shares(2)	Percentage
Holders of Common Shares (Unaffiliated with the Company)
1999 Thomas Sachs Morgan Revocable Trust	59,400		49,700	*	9,700	*
A.G. San & Investment Plan dated 1/1/89 fbo Michael L. Gordon	20,000		20,000	*	—	—
A.G. San & Investment Plan dated 1/1/89 fbo Jed A. Hart	2,500		2,500	*	—	—
Abraham Witteles IRA	4,000		4,000	*	—	—
AIM Equity Funds, o/b/o its portfolio, AIM Capital Development Fund	530,200		530,200	*	—	—
AIM Variable Insurance Funds, o/b/o its portfolio, AIM V.I. Capital Development Fund	59,700		59,700	*	—	—
Alexander Bistricer	3,000		3,000	*	—	—
Allan & Sydne Bortel Living Trust	3,500		2,500	*	1,000	*
Allan Rothstein	76,166		30,000	*	46,166	*
American Advantage Small Cap Value Fund	338,100		338,100	*	—	—
American Airlines Inc. Master Fixed Benefit Pension	24,600		24,600	*	—	—
Andrew F. Dixon	2,000		1,000	*	1,000	*
Andrew J. Kilcarr IRA	7,150		4,750	*	2,400	*
Anita U. Schorsch	49,612	(3)	24,980	*	24,632	*
Apple Ridge Partners, L.P.	52,000		32,000	*	20,000	*
ARBCO Associates, LP	16,200		15,000	*	1,200	*
Archon Partners LP	56,300		56,300	*	—	—
Arlington Cemetery	97,962		58,275	*	39,687	*
Bonzai Offshore Fund, Ltd.	25,927		25,927	*	—	—
Bonzai Partners LP	13,341		13,341	*	—	—
Barry Siegel	2,000		2,000	*	—	—
Bay Pond Partners, L.P.	180,000		180,000	*	—	—
Bear Wagner Specialists LLC	725,000		725,000	*	—	—
Bear Stearns Securities Corp., Custodian for J. Steven Emerson IRA	59,400	(4)	9,700	*	49,700	*
Bear Stearns Securities Corp., Custodian for J. Steven Emerson IRA II	59,400	(4)	49,700	*	9,700	*
Boston Partners Asset Management, L.P.	1,271,225	(5)	906,350	1.2%	364,875	*
Boston Partners Small Cap Value Fund II	305,825		202,300	*	103,525	*
Boston Provident Partners, L.P.	127,800		127,800	*	—	—

	Number of Shares Beneficially Owned		Maximum Number of Shares That May Be Sold	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)					Number of Shares(2)	Percentage
Holders of Common Shares (Unaffiliated with the Company)
BP Institutional Partners, L.P.	7,200		7,200	*	—	—
BP Real Estate Investments, Inc.	33,000		33,000	*	—	—
Byron C. Hughey	2,500		2,000	*	500	*
Capital Crossover Partners, L.P.	61,000		61,000	*	—	—
Capital Guardian U.S. Small Capitalization Fund (Private Placement Eligible) for Tax Exempt Trusts	42,580		33,780	*	8,800	*
Capital Guardian U.S. Small Capitalization Master Fund (Private Placement Eligible)	680		680	*	—	—
Carmelo Blacconeri	2,500		2,500	*	—	—
Central States Southeast & Southwest Areas Pension Fund	97,525		97,525	*	—	—
Charles Kahn, Jr.	219,737	(6)	15,000	*	204,737	*
Charles H. Miller, Jr.	10,000		10,000	*	—	—
Clark Gridley & Kathy M. Gridley	35,000		5,000	*	30,000	*
Condor Partners LP	67,300		67,300	*	—	—
David S. Croyden	1,500		1,500	*	—	—
David C. Matthews	16,685		8,685	*	8,000	*
David J. Watson	2,500		2,500	*	—	—
David N. Roberts	200,000		200,000	*	—	—
Dean White & Barbara White JTWROS	100,000		100,000	*	—	—
Denis J. MyKytyn Roth IRA	28,000		20,000	*	8,000	*
Denise Strojny-Hall	1,000		1,000	*	—	—
Doris H. McGhee	3,500		3,500	*	—	—
Dreman Value Management	800,000		800,000	*	—	—
Edward H. Richard	5,000		5,000	*	—	—
Edward J. Nusrala IRA	10,000		4,000	*	6,000	*
Edward Neisser Marital Trust	25,000		25,000	*	—	—
Eidelman, Finger, Harris & Co.	12,000		10,000	*	2,000	*
Estate of Henry Faulkner III	396,416	(7)	20,000	*	376,416	*
Eubel, Brady & Suttman Asset Management, Inc.	5,898,460		883,370	5.4%	5,015,090	4.6%
FBR Weston, L.P.	300,000		300,000	*	—	—
Ferguson Locke IRA	10,000		10,000	*	—	—
Financial Stocks Capital Partners L.P.	250,000		250,000	*	—	—
First Capital America Inc.	75,000		75,000	*	—	—
First Security Bank Commingled Investment Fund for Qualified Employee Benefits Plan	19,000		19,000	*	—	—
Franklin Mutual Beacon Fund	208,900		184,000	*	24,900	*
Friedman, Billings, Ramsey Group, Inc.	4,355,108	(8)	3,773,441	4.0%	581,667	*
Froedtest & Community Health, Inc.	34,200		34,200	*	—	—
George Andrew Jackson & Linda Kennedy Jackson, JTWROS	2,900		2,900	*	—	—
Goldman Sachs Asset Management Foundation	4,675		4,675	*	—	—
Greenlight Capital, L.P.	334,500		268,800	*	65,700	*
Greenlight Capital Offshore, Ltd.	1,206,000		960,000	1.1%	246,000	*
Greenlight Capital Qualified, LP.	969,500		771,200	*	198,300	*
Harry K. Kantarian	25,000		25,000	*	—	—
Harvest Partners II LP	100,000		100,000	*	—	—
HG Holdings Ltd.	1,375,927		1,375,927	1.3%	—	—
Hotchkis and Wiley All Cap Value Fund	11,700		2,000	*	9,700	*
Hotchkis and Wiley Small Cap Value Fund	580,800		488,000	*	92,800	*
Hunter Global Investors Fund I	724,073		724,073	*	—	—
Investors of America	13,000		13,000	*	—	—
Irene S. Sinclair	1,000		1,000	*	—	—
Irvin G. Schorsch, Jr. & Anita U. Schorsch	49,612	(3)	24,632	*	24,980	*
Irvin G. Schorsch III	382,083	(9)	30,200	*	351,883	*
Irving B. Harris Revocable Trust dated 7/31/87	200,000		200,000	*	—	—
J. David Rosenberg	35,000		35,000	*	—	—
Jack Barrish	20,000		20,000	*	—	—

	Number of Shares Beneficially Owned		Maximum Number of Shares That May Be Sold	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)					Number of Shares(2)	Percentage
Holders of Common Shares (Unaffiliated with the Company)
James A. Haslam III & Susan B. Haslam	10,000		10,000	*	—	—
James J. Pelts	5,000		5,000	*	—	—
James M. Vickers	14,480		4,080	*	10,400	*
James M. Vickers—STD	14,480		10,400	*	4,080	*
James R. Kleeblatt R/O IRA	7,500		7,500	*	—	—
James R. Meadows Jr.	55,000		55,000	*	—	—
James Striplin, III TTE FBO James Striplin, III Revocable Living Trust u/a dtd 7/31/92	3,800		3,800	*	—	—
Jed A. Hart	5,000		5,000	*	—	—
Jerome Kahn Jr. Revocable Trust	10,000		10,000	*	—	—
John W. Egan & Mary Sue Egan JTWROS	2,500		2,500	*	—	—
Joseph Ralph Piselli IRA	1,500		1,500	*	—	—
Julie L. Hughey	3,000		2,500	*	500	*
Kayne Anderson Capital Income Partners (QP), L.P.	40,000		40,000	*	—	—
Kayne Anderson Income Partners, L.P.	5,000		5,000	*	—	—
Keith W. Kaplan	2,500		2,500	*	—	—
Kenneth D. Miller	3,000		3,000	*	—	—
Kenneth D. Miller—IRA	3,000		3,000	*	—	—
Kenneth F. Rupp Revocable Trust U/A dated 5/1/96	2,000		2,000	*	—	—
Kensington Realty Income Fund LP	61,000		61,000	*	—	—
Kensington Select Income Fund	2,200,300		1,900,000	2.0%	300,300	*
Kensington Strategic Realty Fund	1,751,400		1,580,900	1.6%	170,500	*
KJ Partners	1,500		1,500	*	—	—
Kylher Investments 1994/Trust First	4,500		4,500	*	—	—
Kylher Investments 85-1/TrustFirst	5,000		5,000	*	—	—
L.D. Davis Industries, Inc.	90,868	(10)	43,010	*	47,858	*
Lawrence J. Arem	2,500		2,500	*	—	—
Leonard Olim	3,000		3,000	*	—	—
Lisa M. Asplundh	6,960		6,960	*	—	—
Louis Scowcroft Peery Charitable Foundation	1,050		1,050	*	—	—
Louise L. Grass Revocable Living Trust	1,000		1,000	*	—	—
Lyle Reigel	2,500		2,500	*	—	—
Lyonshare Venture Capital	18,208		18,208	*	—	—
Magnolia Charitable Trust	1,200		1,200	*	—	—
Marianna O. Mirabello	19,949	(11)	4,000	*	15,949	*
Martin R. Lautman	134,429	(12)	50,000	*	84,429	*
Mehmet Oz	10,065		4,065	*	6,000	*
Merrill Lynch Global Allocation Fund	700,900		400,000	*	300,900	*
Merrill Lynch International Investment Fund MLIIF Global Allocation Fund	89,500		51,800	*	37,700	*
Merrill Lynch Series Funds, Inc. Global Allocation Strategy Portfolio	17,300		9,800	*	7,500	*
Merrill Lynch Variable Series Funds Inc. Merrill Lynch Global Allocation V.I. Fund	44,000		25,000	*	19,000	*
Metropolitan Water Reclamation	15,325		15,325	*	—	—
MFP Partners, L.P.	144,000		144,000	*	—	—
Michael B. Gray	1,000		1,000	*	—	—
Michael S. Resnick	2,500		2,500	*	—	—
Miami University Endowment	2,475		2,475	*	—	—
Miami University Foundation	3,275		3,275	*	—	—
Milton V. Peterson Revocable Trust	50,000		50,000	*	—	—
Minnesota Mining & Manufacturing Company	933,400		933,400	*	—	—
MJJM, LLC	50,000		50,000	*	—	—
Morgan Family Trust dated 11/01/99	37,000		37,000	*	—	—
Morton Branzburg	3,000		3,000	*	—	—
Mutual Financial Services Fund	281,800		255,000	*	26,800	*
Mutual Beacon Fund (Canada)	40,600		34,000	*	6,600	*

	Number of Shares Beneficially Owned	Maximum Number of Shares That May Be Sold	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)				Number of Shares(2)	Percentage
Holders of Common Shares (Unaffiliated with the Company)
Mutual Beacon Fund	1,676,600	1,502,000	1.5%	174,600	*
NACM Value Opportunities Mutual Fund	19,000	5,300	*	13,700	*
National Fire & Casualty Co.	19,000	19,000	*	—	—
Neese Family Equity Investments Ltd	3,625	3,625	*	—	—
NewSouth Special Income L.P.	24,500	24,500	*	—	—
NewSouth Special Equities L.P.	100,000	100,000	*	—	—
Norman Rothstein	22,167	10,000	*	12,167	*
Northern Arizona University Foundation Inc.	1,525	1,525	*	—	—
Pacific Capital Small Cap Fund	99,900	29,900	*	70,000	*
Pamela D. Stephens	20,600	15,700	*	4,900	*
Pat H. Swanson	500	500	*	—	—
Patrick & Christine Beach	7,500	7,500	*	—	—
Paul Dell’Isola	10,000	10,000	*	—	—
Perkins Malo Hunter Foundation	15,000	15,000	*	—	—
Peter A. Gallagher IRA	13,800	13,800	*	—	—
Peter E. Martin & Nancy K. Martin WROS	1,000	1,000	*	—	—
Peter Stearns	8,000	7,000	*	1,000	*
Points West International Investments Ltd.	9,121	9,121	*	—	—
Plymouth Pump Co. Defined Benefit Pension Plan	30,000	30,000	*	—	—
Preferred Yield Plus LP	45,400	45,400	*	—	—
Randall D. Theobald and Bette Theobald	2,500	2,500	*	—	—
Raytheon Company Combined DB/DC Master Trust	95,800	24,500	*	71,300	*
Realty Enterprise Fund LLC	27,000	27,000	*	—	—
Richard A. Slone, IRA	60,000	40,000	*	20,000	*
Richard C. Feinberg	28,000	28,000	*	—	—
Robert & Victoria Reich	1,000	1,000	*	—	—
Rock-Tenn Company	8,800	8,800	*	—	—
Robert Daniel Ginsberg	4,000	4,000	*	—	—
Robert E. Long Jr.	2,000	2,000	*	—	—
Robert M. Solmson	2,500	2,500	*	—	—
Russell C. Lindner	1,000	1,000	*	—	—
Samuel L. Lim IRA Rollover	6,000	6,000	*	—	—
Scudder Dreman Small Cap Value Fund	680,300	500,000	*	180,300	*
Scudder Flag Investors Value Builder Fund	2,000,000	2,000,000	1.8%	—	—
Scudder Flag Investors Equity Partners Fund	1,000,000	1,000,000	*	—	—
Shelby G. Wilcox IRA	2,000	2,000	*	—	—
Sherwin and Sheri Zuckerman JTWROS	25,000	25,000	*	—	—
Silver Capital	50,000	50,000	*	—	—
Silver Growth Fund, L.P.	8,300	7,500	*	800	*
Stephen D. Harlan IRA	40,000	40,000	*	—	—
Stephen R. Risen IRA	19,400	19,400	*	—	—
Stephen R. Risen	5,000	5,000	*	—	—
Stephens Group, Inc.	9,000	8,600	*	400	*
Steven Rothstein M.D.	27,667	20,000	*	7,667	*
SVS Dreman Small Cap Value Portfolio	414,000	300,000	*	114,000	*
The Franklin T. Czajka Trust	7,500	7,500	*	—	—
The Patricia and Christopher Weil Family Foundation	5,000	5,000	*	—	—
Third Avenue Trust – Third Avenue Real Estate Value Fund	600,000	600,000	*	—	—
Third Point Partners LP	87,806	87,806	*	—	—
Third Point Offshore Funds Ltd.	225,301	225,301	*	—	—
Thomas E. Fortmann	10,000	10,000	*	—	—
Verizon Investment Management Corp.	585,150	557,950	*	27,200	*
Vestal Venture Capital	14,750	14,750	*	—	—
Victoria A. Van Asten	2,500	2,500	*	—	—
Vital Forskiring	400,000	364,000	*	36,000	*
Wake Forest University	9,800	4,300	*	5,500	*

	Number of Shares Beneficially Owned	Maximum Number of Shares That May Be Sold	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)				Number of Shares(2)	Percentage
Holders of Common Shares (Unaffiliated with the Company)
Warren A. Stephens	6,000	5,800	*	200	*
Wasatch Core Growth Fund	893,825	247,000	*	646,825	*
Watch Small Cap Value Fund	495,200	495,200	*	—	—
WHI Growth Fund, LP	400,000	400,000	*	—	—
William A. Hazel Revocable Trust	10,000	10,000	*	—	—
William A. Harvey	2,500	2,500	*	—	—
William J. Burns	2,500	2,500	*	—	—
William E. Haslam	15,000	15,000	*	—	—
William Phipps Rice	15,000	15,000	*	—	—
Wilton R. Stephens, Jr.	21,900	12,300	*	9,600	*
Wray & Todd Interests, Ltd.	4,000	4,000	*	—	—
Yale University Separate Account	63,100	63,100	*	—	—
Yaupon Fund LTD	9,628	9,628	*	—	—
Yaupon Partners, LP	88,034	88,034	*	—	—
Yaupon Partners II, LP	3,738	3,738	*	—	—

Subtotal	40,929,749	30,684,937	37.3%(1)	10,244,812	9.3%

	Number of Shares Beneficially Owned		Maximum Number of Shares Being Offered	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)					Number of Shares(2)	Percentage
Holders of Units of our Operating Partnership (Unaffiliated with the Company)
Alan Spivak	151,032		151,032	*	—	—
Arlington Cementary Company	97,962		39,687	*	58,275	*
BA Joint Ventures, Inc.	19,948		19,948	*	—	—
Charles Kahn, Jr.	219,737	(6)	204,737	*	15,000	*
David Wachs	2,009		2,009	*	—	—
Estate of Henry Faulkner III	396,416	(7)	376,416	*	20,000	*
Florence Kehr, Trustee	250,471		250,471	*	—	—
Friedman, Billings, Ramsey & Co., Inc.	4,355,108	(8)	581,667	4.0%	3,773,441	3.4%
Irvin G. Schorsch III	382,083	(9)	311,883	*	70,200	*
James Kahn	83,364		83,364	*	—	—
James Neuhauser	55,000		55,000	*	—	—
Jarrett Wells	500		500	*	—	—
Jeffrey Perelman	93,891		93,891	*	—	—
J. Rock Tonkel(13)	85,000		85,000	*	—	—
L.D. Davis Industries, Inc.	90,868	(10)	47,858	*	43,010	*
L.D.D. Investment Company	80,000		80,000	*	—	—
Louis D. Davis, Jr.	45,773		45,773	*	—	—
Marianna O. Mirabello	19,949	(11)	15,949	*	4,000	*
Martin Lautman	134,429	(12)	74,429	*	60,000	*
Martin Wachs	502		502	*	—	—
Michael Laign	66,062		66,062	*	—	—
Michael Wachs	502		502	*	—	—
Osiris Limited Partnership	17,970		17,970	*	—	—
Peter A. Schorsch	150,732		150,732	*	—	—
Philip Wachs	502		502	*	—	—
Rachel Wachs	502		502	*	—	—
Roger Kehr	155,042	(14)	150,732	*	4,310	*
Sisters of the Holy Redeemer	130,103		130,103	*	—	—
Steven Gross	13,115		13,115	*	—	—
The Barbara R. and Charles Kahn, Jr. Foundation	20,000		20,000	*	—	—
The Gale Company	1,974,997		1,974,997	1.8%	—	—
Victor Johnson	39,884		39,884	*	—	—
William Weihemayer	11,962		11,962	*	—	—
Willow Grove Life Insurance Company	79,767		79,767	*	—	—

Subtotal	9,225,182		5,176,946	8.4%	4,048,236	3.7%

Holders of Common Shares (Affiliated with the Company)
Alpha U.S. Sub Fund I, LLC	181,119	(15)	19,142	*	161,977	*
Axia Offshore Partners, LTD	181,119	(15)	12,617	*	168,502	*
Axia Partners L.P.	181,119	(15)	84,065	*	97,054	*
Lewis S. Ranieri	574,589	(16)	300,000	*	274,589	*
Nicholas S. Schorsch	4,719,646	(17)	1,264,708	4.3%	3,454,938	3.2%
Nicholas S. Schorsch, Jr. Exempt Trust(18)	34,904		34,904	*	—	—
Nicholas S. Schorsch, Jr. Non Exempt Trust(18)	6,906		6,906	*	—	—
Raymond Garea	181,119	(15)	20,000	*	161,119	*
Richard Kraemer	55,442	(19)	20,000	*	35,442	*
Richard & Gail Kraemer TIC	55,442	(19)	15,000	*	40,442	*
Sloane Lynn Schorsch Exempt Trust(18)	34,904		34,904	*	—	—
Sloane Lynn Schorsch Non Exempt Trust(18)	6,906		6,906	*	—	—
Tessa Rose Schorsch Exempt Trust(18)	34,904		34,904	*	—	—
Tessa Rose Schorsch Non Exempt Trust(18)	6,906		6,906	*	—	—
Victoria Nicole Schorsch Exempt Trust(18)	34,904		34,904	*	—	—
Victoria Nicole Schorsch Non Exempt Trust(18)	6,906		6,906	*	—	—
Zoey D. Schorsch Exempt Trust(18)	34,904		34,904	*	—	—
Zoey D. Schorsch Non Exempt Trust(18)	6,906		6,906	*	—	—

Subtotal	5,530,796		1,944,582	5.0%	3,586,214	3.3%

	Number of Shares Beneficially Owned		Maximum Number of Shares Being Offered	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
Selling Shareholder(1)					Number of Shares(2)	Percentage
Holders of Units of our Operating Partnership (Affiliated with the Company)
Glenn Blumenthal	484,078	(20)	1,000	*	483,078	*
William P. Ciorletti	250,500	(21)	1,000	*	249,500	*
Sonya A. Huffman	157,188	(22)	500	*	156,688	*
Jeffrey C. Kahn	520,668	(23)	139,105	*	381,563	*
Nicholas S. Schorsch	4,719,646	(17)	1,326,842	4.3%	3,392,804	3.1%
Shelley D. Schorsch	4,719,646	(17)	15,104	4.3%	4,704,542	4.3%

Subtotal	6,132,080		1,483,551	5.6%	4,648,529	4.2%

Total	51,401,609	(1)	39,290,016	46.9%	12,111,593	11.0%

*	Represents less than 1%.
(1)	We may not have identified all of the selling shareholders relating to the shares issued in our September 2002 private placement. Should we identify any additional such selling shareholders, we may file a supplement to this prospectus to identify these selling shareholders prior to the sale of their shares. In addition, this table is based upon information that was provided to us by the selling shareholders named in this prospectus pursuant to questionnaires that were completed prior to the September 8, 2003 effective date of the registration statement of which this prospectus is a part. As a result, we believe that certain selling shareholders who have provided us with information with respect to the shares that they beneficially owned at such time may have since transferred their ownership in all or part of such shares to third parties. We further believe that certain of these third parties may subsequently have provided us with information that they beneficially own the same shares. Accordingly, certain persons listed in the table above as selling shareholders may no longer own the shares, and the table may indicate that other selling shareholders beneficially own the same shares.
(2)	Assumes the sale by the selling shareholder of only those shares presented in the column “Maximum Number of Shares That May Be Sold,” and no sale of such other securities that are beneficially owned by the selling shareholder as presented in the column entitled “Number of Shares Beneficially Owned.”
(3)	Consists of 24,980 common shares owned by Anita U. Schorsch, and 24,632 common shares owned by Irvin G. Schorsch, Jr. and Anita U. Schorsch.
(4)	Consists of 9,700 common shares held by Bear Stearns Securities Corp., Custodian for J. Steven Emerson IRA and 49,700 common shares held by Bear Stearns Securities Corp., Custodian for J. Steven Emerson IRA II.
(5)	Boston Partners Asset Management, L.P. serves as investment manager for several individual beneficial owners of these shares, which shares are being presented on a group basis.
(6)	Consists of 15,000 common shares and 204,737 common shares issuable upon conversion of units of our operating partnership.
(7)	Mr. Faulkner was a member of our board of trustees until his death in April 2003. His estate’s holding consist of 20,000 common shares and 376,416 common shares issuable upon conversion of units of our operating partnership.
(8)	Friedman, Billings, Ramsey Group, Inc. and Friedman, Billings, Ramsey & Co., Inc. are affiliated entities. The number of shares beneficially owned by Friedman, Billings, Ramsey Group, Inc. includes 581,667 common shares issuable upon conversion of units of our operating partnership; and the number of shares beneficially owned by Friedman, Billings, Ramsey & Co., Inc. includes 3,773,441 common shares owned by Friedman, Billings, Ramsey Group, Inc. We have had certain material relationships and engaged in material transactions with Friedman, Billings, Ramsey & Co., Inc., and Friedman, Billings, Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., which relationships and transactions are described under “Certain Relationships and Related Transactions.”
(9)	Consists of 30,200 common shares, 40,000 common shares owned by Mr. Schorsch’s spouse and 311,883 common shares issuable upon conversion of units of our operating partnership.
(10)	Consists of 43,010 common shares and 47,858 common shares issuable upon conversion of units of our operating partnership.
(11)	Includes 4,000 common shares and 15,949 common shares issuable upon conversion of units of our operating partnership.
(12)	Consists of 60,000 common shares and 74,429 common shares issuable upon conversion of units of our operating partnership.
(13)	Mr. Tonkel was a member of our board of trustees prior to his resignation in November 2003.
(14)	Consists of 4,310 common shares and 150,732 common shares issuable upon conversion of units of our operating partnership.
(15)	Raymond Garea is a member of our board of trustees. Mr. Garea’s holdings consist of 25,295 common shares, 40,000 restricted common shares and common shares owned by entities controlled by Mr. Garea including Alpha U.S. Fund I LLC (19,142), Axia Offshore Partners, LTD (12,617) and Axia Partners L.P. (84,065).
(16)	Mr. Ranieri is the Chairman of our board of trustees. His holdings include 300,589 common shares, 224,000 restricted common shares and 50,000 vested options to purchase common shares. Does not include 100,000 unvested options to purchase common shares.

(17)	Mr. Schorsch is our Chief Executive Officer, President and Vice Chairman of our board of trustees. Mr. Schorsch’s shares consist of 678,126 common shares, 372,986 vested options to purchase common shares, 1,100,000 common shares held by a grantor retained annuity trust, of which Mr. Schorsch is sole settlor and trustee, 209,550 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children, 869,000 restricted common shares, units of our operating partnership convertible into 1,326,842 common shares, and 47,600 common shares, 77,000 restricted shares, units of our operating partnership convertible into 15,104 common shares and 23,438 vested options to purchase common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our Senior Vice President. Does not include unvested options to purchase common shares held by Mr. Schorsch (479,553) and Ms. Schorsch (39,062).
(18)	Beneficiary of trust is a minor child of Nicholas S. Schorsch, our Chief Executive Officer, President and Vice Chairman of our board of trustees.
(19)	Consists of 442 common shares and 40,000 restricted common shares held by Richard A. Kraemer, a member of our board of trustees and 15,000 common shares held by Mr. Kraemer and Gail Kraemer, Mr. Kraemer’s spouse, as tenants in common.
(20)	Mr. Blumenthal is our Senior Vice President—Asset Management and is a member of our board of trustees. His holdings consist of 278,000 restricted common shares, 205,078 vested options to purchase common shares and units of our operating partnership convertible into 1,000 common shares. Does not include 263,672 unvested options to purchase common shares.
(21)	Mr. Ciorletti was our Senior Vice President-Finance and Chief Financial Officer. His employment with the Company terminated in March 2004. His holdings consist of 99,500 restricted common shares, 150,000 vested options to purchase common shares and units of our operating partnership convertible into 1,000 common shares.
(22)	Ms. Huffman is our Senior Vice President-Operations. Her holdings consist of 102,000 restricted common shares, 54,688 vested options to purchase common shares and units of our operating partnership convertible into 500 common shares. Does not include 70,312 unvested options to purchase common shares.
(23)	Mr. Kahn is our Senior Vice President-Acquisitions and Dispositions. His holdings consist of 250,000 common shares, 90,000 restricted common shares, 41,563 vested options to purchase common shares and units of our operating partnership convertible into 139,105 common shares. Does not include 53,437 unvested options to purchase common shares.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of December 31, 2003; and

•	our pro forma capitalization after adjustments to give effect to our transactions completed from January 1, 2004 through March 31, 2004.

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	December 31, 2003
	Historical	Pro Forma
	(unaudited, in thousands)
Total debt	$976,060	$1,496,060
Minority interest	36,365	72,231
Shareholders’ equity:
Common shares, $.001 par value per share, 500,000,000 shares authorized, 108,096,217 shares issued and outstanding as of December 31, 2003	108	108
Capital contributed in excess of par	1,102,561	1,102,561
Deferred compensation	(16,291)	(16,291)
Accumulated deficit	(94,557)	(94,557)
Accumulated other comprehensive loss	(14,220)	(14,220)

Total shareholders’ equity	977,601	977,601

Total capitalization	$1,990,026	$2,545,892

DIVIDEND POLICY AND DISTRIBUTIONS

We intend to continue to make regular quarterly distributions to our shareholders so that we distribute each year all or substantially all of our REIT taxable income and avoid paying corporate level income tax and excise tax on our earnings and qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Considerations.” Dividends will be authorized by our board of trustees and declared by us based upon a number of factors, including:

•	the rent received from our tenants;

•	the ability of our tenants to meet their other obligations under their leases;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiary in such subsidiary. Our ability to pay dividends to our shareholders will depend on our receipt of distributions from our operating partnership and lease payments from our tenants with respect to our properties.

For the period from September 10, 2002 through December 31, 2002, we declared our initial dividend of $0.22 per common share, payable to shareholders of record on December 31, 2002. We distributed this dividend on January 20, 2003. At the same time, our operating partnership paid a distribution of $0.22 per unit to operating partnership unitholders.

On March 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended March 31, 2003, to shareholders of record on March 31, 2003. We distributed this dividend on April 17, 2003. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On May 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended June 30, 2003, to shareholders of record on June 10, 2003. We distributed this dividend on July 18, 2003. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On September 17, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended September 30, 2003, to shareholders of record on September 30, 2003. We distributed this dividend on October 15, 2003. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On December 12, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended December 31, 2003, to shareholders of record on December 31, 2003. We distributed this dividend on January 15, 2004. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

On March 19, 2004, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended March 31, 2004, to shareholders of record on March 31, 2004. We distributed this dividend on April 15, 2004. At the same time, our operating partnership paid a distribution of $0.25 per unit to operating partnership unitholders.

We cannot assure you that we will continue to have cash available for distributions at historical levels or at all. See “Risk Factors.”

SELECTED FINANCIAL INFORMATION

The selected financial information presented below as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and for the period from September 10, 2002 to December 31, 2002 is derived from the consolidated financial statements of American Financial Realty Trust. The financial information as of December 31, 2001 and for the period January 1, 2002 to September 9, 2002 and for each of the years in the three year period ended December 31, 2001 is derived from the combined financial statements of our predecessor entities, which consisted of American Financial Resource Group, Inc. and its wholly owned subsidiaries, First States Management Corp., First States Properties, Inc., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P., First States Holdings, L.P., and the general partners of each of these partnerships, and which are deemed to be our predecessor entities for accounting purposes. These financial statements have been audited by KPMG LLP, our independent auditor. KPMG’s report states that the consolidated financial information for American Financial Realty Trust is presented on a different cost basis than that of the Predecessor and is therefore not comparable. KPMG’s report further states that effective January 1, 2002 we adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The selected financial information presented below is derived from the financial statements of American Financial Realty Trust and our predecessor entities, respectively, and includes all adjustments consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and results of operations as of such date and for such periods under generally accepted accounting principles. The consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2003 and for the period from September 10, 2002 to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001, and the report thereon, are included elsewhere in this prospectus. The unaudited pro forma balance sheet information of American Financial Realty Trust as of December 31, 2003 and the unaudited pro forma operating information for the year ended December 31, 2003 reflects the historical financial information adjusted to give effect to recently completed transactions.

The historical financial statements of our predecessor entities represent the combined financial condition and results of operations of the entities that previously owned our initial properties and operating companies, as well as several properties and an entity controlled by Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, or by his wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, that we did not acquire in connection with our formation transactions. See “Our Business and Properties—Our Formation.” In addition, the historical financial information for our predecessor entities included herein and set forth elsewhere in this prospectus reflects our predecessor entities’ corporate investment strategy. Historically, our predecessor entities often funded new acquisitions by selling core investment properties, a strategy which we discontinued when we became a REIT. Accordingly, historical financial results are not indicative of our future performance. In addition, since the information presented below is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements, including related notes, the Independent Auditors’ Report, and “Unaudited Pro Forma Consolidated Financial Information,” each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

In thousands, except per share data
	Year Ended December 31, 2003		Period from September 10, 2002 to December 31, 2002
Operating Information:	Pro Forma	Historical
Total revenues	$287,447	$135,617	$13,511
Income (loss) from continuing operations	(38,288)	(25,329)	8,505
Net income (loss)	(38,288)	(18,822)	8,944
Basic income (loss) per share:
From continuing operations	(0.52)	(0.35)	0.21
From discontinued operations	—	0.09	0.01
Total basic income (loss) per share	(0.52)	(0.26)	0.22
Diluted income (loss) per share:
From continuing operations	(0.52)	(0.35)	0.20
From discontinued operations	—	0.09	0.01
Total diluted income (loss) per share	(0.52)	(0.26)	0.21
Dividends/distributions declared per common share and operating partnership units		1.00	0.22

Cash Flow Information:
From operating activities		102,421	12,645
From investing activities		(65,653)	(1,378,288)
From financing activities		113,548	1,426,485

	December 31, 2003		December 31, 2002
Balance Sheet Information:	Pro Forma	Historical
Real estate investments at cost	$2,143,349	$1,656,315	$250,544
Cash and cash equivalents	32,635	211,158	60,842
Marketable investments and accrued interest	67,561	67,561	144,326
Residential mortgage-backed securities portfolio	—	—	1,116,119
Intangible assets, net	343,972	114,610	2,413
Total assets	2,698,205	2,142,339	1,605,165
Mortgage notes payable	1,496,060	976,060	149,886
Reverse repurchase agreements	—	—	1,053,529
Total debt	1,496,060	976,060	1,203,415
Value of assumed lease obligations, net	49,485	49,485	1,268
Total liabilities	1,648,373	1,128,373	1,231,990
Minority interest	72,231	36,365	36,513
Total shareholders’ equity	977,601	977,601	336,662
Total liabilities and shareholders’ equity	2,698,205	2,142,339	1,605,165

	Predecessor
	Period from January 1, 2002 to September 9, 2002	Year Ended December 31,
		2001	2000	1999
Operating Information:
Total revenues	$24,373	$34,237	$17,226	$7,942
Income (loss) from continuing operations	(3,057)	(6,220)	4,657	2,908
Net income (loss)	5,657	(2,280)	5,156	3,073

Cash Flow Information:
From operating activities	2,382	4,587	112	(274)
From investing activities	12,413	(5,745)	(166,748)	(11,708)
From financing activities	(13,176)	949	118,121	11,998

	Predecessor
	December 31,
	2001	2000	1999
Balance Sheet Information:
Real estate investments, at cost	$177,578	$172,518	$37,495
Cash and cash equivalents	1,597	1,806	321
Marketable investments	546	14	6,359
Total assets	183,760	182,186	48,807
Mortgage notes payable	158,587	158,700	48,728
Line of credit borrowings	3,791	396	400
Other indebtedness	4,754	5,093	75
Total debt	167,132	164,189	49,203
Total liabilities	174,611	169,670	51,245
Owners’ net investment	9,149	12,516	(2,438)
Total liabilities and owners’ net investment	183,760	182,186	48,807

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information sets forth:

•	the historical financial information as of December 31, 2003 and the year ended December 31, 2003 derived from our audited financial statements;

•	adjustments to give effect to our recently completed transactions;

•	our pro forma, as adjusted, unaudited consolidated balance sheet as of December 31, 2003 and the pro forma, as adjusted, unaudited consolidated combined statement of operations of us for the year ended December 31, 2003, as adjusted to give effect to our recently completed transactions.

You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our company’s historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is presented for information purposes only. This information may not reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the transactions were completed as of December 31, 2003 for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statements of operations.

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2003

(in thousands, except per share data)

	Historical Company(A)	Adjustments for Completed Transactions		Pro Forma for Completed Transactions	Other Adjustments	Pro Forma as Adjusted
Assets
Real estate investments, at cost:
Land	$225,287	$69,286	(B)	$294,573	$—	$294,573
Building and improvements	1,228,403	355,101	(B)	1,583,504	—	1,583,504
Equipment and fixtures	197,585	62,647	(B)	260,232	—	260,232
Leasehold interests	5,040	—		5,040	—	5,040

Total real estate investments, at cost	1,656,315	487,034		2,143,349	—	2,143,349
Less accumulated depreciation	(57,541)	—		(57,541)	—	(57,541)

Real estate investments, net	1,598,774	487,034		2,085,808	—	2,085,808
Cash and cash equivalents	211,158	(178,523	)(C)	32,635	—	32,635
Restricted cash	28,330	—		28,330	—	28,330
Marketable investments and accrued interest	67,561	—		67,561	—	67,561
Accounts and other receivables	9,121	—		9,121	—	9,121
Accrued rental income	6,304	—		6,304	—	6,304
Prepaid expenses and other assets	5,186	8,800	(D)	13,986	—	13,986
Notes receivable	358	—		358	—	358
Assets held for sale	82,002	—		82,002	—	82,002
Intangible assets, net	114,610	229,362	(B)	343,972	—	343,972
Deferred costs, net	18,935	9,193	(E)	28,128	—	28,128

Total assets	$2,142,339	$555,866		$2,698,205	$—	$2,698,205

Liabilities and Shareholders’ Equity
Mortgage notes payable	$976,060	$520,000	(F)	$1,496,060	$—	$1,496,060
Accounts payable	2,079	—		2,079	—	2,079
Accrued expenses and other liabilities	36,428	—		36,428	—	36,428
Dividends payable	28,295	—		28,295	—	28,295
Value of assumed lease obligations, net	49,485	—		49,485	—	49,485
Deferred revenue	33,861	—		33,861	—	33,861
Leasehold interests	1,277	—		1,277	—	1,277
Tenant security deposits	888	—		888	—	888

Total liabilities	1,128,373	520,000		1,648,373	—	1,648,373
Minority interest	36,365	35,866	(G)	72,231	—	72,231
Shareholders’ equity:
Common shares, 500,000,000 shares authorized at $0.001 per share, 108,096,217 shares issued and outstanding	108	—		108	—	108
Capital contributed in excess of par	1,102,561	—		1,102,561	—	1,102,561
Deferred compensation	(16,291)	—		(16,291)	—	(16,291)
Accumulated deficit	(94,557)	—		(94,557)	—	(94,557)
Accumulated other comprehensive loss	(14,220)	—		(14,220)	—	(14,220)

Total shareholders’ equity	977,601	—		977,601	—	977,601

Total liabilities and shareholders’ equity	$2,142,339	$555,866		$2,698,205	$—	$2,698,205

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2003

(in thousands, except per share data)

	Historical			Adjustments for Completed Transactions		Pro Forma for Completed Transactions	Other Adjustments	Pro Forma as Adjusted
	Company (H)	Completed Transactions
Revenues:
Rental income	$92,912	$15,659	(I)	$104,775	(K)	$213,346	$—	$213,346
Operating expense reimbursements	35,746	8,192	(I)	22,162	(K)	66,100	—	66,100
Interest income	3,495	—		—		3,495	—	3,495
Other income	3,464	1,042	(I)	—		4,506	—	4,506

Total revenues	135,617	24,893		126,937		287,447	—	287,447

Expenses:
Property operating expenses	50,250	15,547	(I)	43,875	(K)	109,672	—	109,672
General and administrative	19,711	—		—		19,711	—	19,711
Outperformance plan—cash component	2,014	—		—		2,014	—	2,014
Outperformance plan—contingent restricted share component	5,238	—		—		5,238	—	5,238
Interest expense on mortgages and other debt	31,295	—		46,445	(L)	77,740	—	77,740
Depreciation and amortization	49,810	—		59,411	(M)(N)	109,221	—	109,221

Total expenses	158,318	15,547		149,731		323,596	—	323,596

Income (loss) before net interest income on residential mortgage-backed securities, net loss on investments, minority interest and discontinued operations	(22,701)	9,346		(22,794)		(36,149)	—	(36,149)

Interest income from residential mortgage-backed securities, net of expenses	9,016	—		—		9,016	—	9,016
Interest expense on reverse repurchase agreements	(4,355)	—		—		(4,355)	—	(4,355)

Net interest income from mortgage-backed securities	4,661	—		—		4,661	—	4,661

Net loss on investments	(9,239)	—		—		(9,239)	—	(9,239)

Income (loss) from continuing operations before minority interest	(27,279)	9,346		(22,794)		(40,727)	—	(40,727)
Minority interest	1,950	(1,171	)(J)	1,660	(J)	2,439	—	2,439

Income (loss) from continuing operations	$(25,329)	$8,175		$(21,134)		$(38,288)	$—	$(38,288)

Basic loss per share from continuing operations	$(0.35)							$(0.52)

Diluted loss per share from continuing operations	$(0.35)							$(0.52)

Notes to Pro Forma Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

1.	Adjustments to the Pro Forma Consolidated Balance Sheet

(A)	Reflects our historical balance sheet as of December 31, 2003.

(B)	Reflects the allocation of our purchase price in each completed transaction to the acquired assets based on their respective fair values.

Above-market and below-market in-place lease values for properties acquired are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as the value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) our estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, based on their respective fair values, are amortized on a straightline basis over the remaining lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We utilize independent appraisals or our own estimates to determine the respective property values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors considered by us in this analysis include an estimate of carrying costs during the expected lease-up period taking into account current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 18 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases which generally range from five to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

Amounts allocated to land, buildings, tenant improvements, equipment and fixtures are based on cost segregation studies performed by independent third parties or our analysis of comparable properties in the existing portfolio. Depreciation is computed using the straightline method over the estimated life of 40 years for buildings, five to seven years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired.

				Intangible Assets
Seller	Land	Buildings and Improvements	Equipment and Fixtures	Value of In-place Leases	Customer Relationship	Above Market Leases(1)	Below Market Leases(1)	Total Purchase Price
Kingston Bedford—State Street Financial Center	$68,300	$350,050	$61,859	$56,634	$169,901	$—	$—	$706,744
Potomac Realty—Bank of America	986	5,051	788	707	2,120	—	—	9,652

Total	$69,286	$355,101	$62,647	$57,341	$172,021	$—	$—	$716,396

(1)	Acquired in-place leases were at a market rate.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(C)	Reflects the use of cash to fund the purchase price for completed transactions, insurance premiums, loan financing costs and a lease amendment fee.

(D)	Reflects insurance premium on State Street Financial Center to be amortized through February 2014 as well as other insurance premiums to be amortized over one to two years.

(E)	Reflects lease amendment fee of approximately $8.7 million and loan financing costs of $0.5 million.

(F)	Reflects the mortgage note proceeds which were used to finance a portion of the acquisition of State Street Financial Center. The mortgage on the property has a 20-year term, amortizes to a $150 million principal balance at maturity and carries a fixed interest rate of 5.79%. For the initial six months of the mortgage, our interest payments are based on a floating rate of LIBOR + 1.25%.

(G)	Reflects the issuance of approximately 1,975,000 operating partnership units at an issuance price of $18.16 to finance a portion of the acquisition of State Street Financial Center.

2.	Adjustments to the Pro Forma Consolidated Statement of Operations

(H)	Reflects our historical results of operations for the year ended December 31, 2003.

(I)	Reflects the historical results of operations for properties acquired by us in completed transactions. A significant number of the properties that we acquired were used by the sellers in their own operations and were not available for lease or held as rental properties prior to our purchase.

Seller	Date of Acquisition	Rental Income	Operating Expense Reimbursement	Other Operating Income	Property Operating Expenses
Dana Commercial Credit—large office(1)	January 9, 2003	$—	$—	$—	$—
Wachovia Bank—branches(2)	February 5, 2003	—	—	—	5
AmSouth Bank—branches(3)	February 12, 2003	—	—	—	1
Wachovia Bank—branches(3)	February 19, 2003	—	—	—	13
Bank of America—small office(2)	March 20, 2003	—	—	—	22
Pitney Bowes—Wachovia—branches and small/large office(1)	March 31, 2003	—	—	—	50
Finova Capital—BB&T—branches and small/large office(1)	April 15, 2003	—	—	—	24
Bank of America—branches(3)	May 1, 2003	—	—	—	50
Wachovia Bank—branches(2)	May 8, 2003	—	—	—	3
Wachovia Bank—branches(2)	June 6, 2003	—	—	—	320
Bank of America Portfolio—small/large office(4)	June 30, 2003	2,618	1,953	1,042	5,024
Bank of America—branches(2)	July 10, 2003	—	—	—	105
Wachovia Bank—branches(2)	July 17, 2003	—	—	—	10
Bank of America—branches(3)	August 18, 2003	—	—	—	25
Wachovia Bank—branches(2)	August 21, 2003	—	—	—	15
Wachovia Bank—branches(2)	August 27, 2003	—	—	—	16
Citigroup—branches(3)	August 28, 2003	—	—	—	1,365
Wachovia Bank—branches(2)	August 29, 2003	—	—	—	141
Single Acquisitions—branches(3)	September 2003	—	—	—	31
Pitney Bowes—KeyBank—branches(5)	September 16, 2003	—	—	—	—
Pitney Bowes—Bank of America—branches(6)	September 25, 2003	—	—	—	—
First Charter Bank—branches(2)	September 29, 2003	—	—	—	4
Wachovia Bank—branches(2)	September 30, 2003	—	—	—	82
First States Wilmington, L.P.—large office(5)	September 30, 2003	3,421	1,232	—	1,420
Bank of America—branches(3)	November 10, 2003	—	—	—	16
General Electric (subsidiary)—large office(5)	December 15, 2003	8,567	4,799	—	6,199
Wachovia Bank—branches(3)	December 19, 2003	—	—	—	59
Cooperative Bank—branches(3)	December 19, 2003	—	—	—	—
Kingston Bedford—State Street—large office(7)	February 17, 2004	—	—	—	—
Potomac Realty—Bank of America(5)	February 23, 2004	1,053	208	—	547

		$15,659	$8,192	$1,042	$15,547

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(1)	We entered into amended and restated lease agreements with the existing bank tenants. Under the terms of these net leases, the bank tenants are required to pay all operating expenses of the property. Accordingly, historical operating information was not provided.
(2)	Bank branch or office property used in sellers’ operations prior to our purchase.
(3)	We acquired vacant bank branches from the seller.
(4)	Reflects rental income from third-party tenants prior to acquisition. These properties were used in sellers’ operations prior to our purchase.
(5)	We assumed the sellers’ existing lease agreements with the existing tenants.
(6)	We entered into an amended and restated net lease agreement with the existing bank tenant. Under the terms of the net lease, the tenant is required to pay all operating expenses of the property.
(7)	We entered into an amended and restated gross lease agreement with the existing bank tenant. Under the terms of the lease, the base rental rate includes operating expenses on the property up to a pre-determined limit. The tenant is required to reimburse the Company for operating expenses in excess of this pre-determined limit.

(J)	Reflects an adjustment to minority interest associated with the issuance of operating partnership units to finance a portion of the acquisition of State Street Financial Center.

(K)	Reflects the pro forma adjustments to the results of operations for properties acquired by us in completed transactions. For properties that are subject to new leases entered into with the seller, the rental income reflected is adjusted for the straightline impact that we will record under the terms of these new lease agreements.

Seller	Date of Acquisition	Rental Income (1)	Operating Expense Reimbursement	Other Operating Income	Property Operating Expenses
Dana Commercial Credit	January 9, 2003	$355	$—	$—	$—
Wachovia Bank	February 5, 2003	20	5	—	—
AmSouth Bank	February 12, 2003	—	—	—	—
Wachovia Bank	February 19, 2003	62	13	—	—
Bank of America	March 20, 2003	26	15	—	—
Pitney Bowes—Wachovia	March 31, 2003	3,303	4	—	—
Finova Capital—BB&T	April 15, 2003	648	—	—	—
Bank of America	May 1, 2003	—	—	—	—
Wachovia Bank	May 8, 2003	18	3	—	—
Wachovia Bank	June 6, 2003	76	10	—	—
Bank of America Portfolio	June 30, 2003	29,600	22,078	—	29,812
Bank of America	July 10, 2003	68	34	—	—
Wachovia Bank	July 17, 2003	—	—	—	—
Bank of America	August 18, 2003	—	—	—	—
Wachovia Bank	August 21, 2003	—	—	—	—
Wachovia Bank	August 27, 2003	—	—	—	—
Citigroup	August 28, 2003	171	—	—	—
Wachovia Bank	August 29, 2003	75	—	—	—
Single Acquisitions (non-bank sellers)	September 2003	38	—	—	—
Pitney Bowes—KeyBank	September 16, 2003	2,103	—	—	121
Pitney Bowes—Bank of America	September 25, 2003	4,630	—	—	105
First Charter Bank	September 29, 2003	26	—	—	—
Wachovia Bank	September 30, 2003	38	—	—	—
First States Wilmington, L.P.	September 30, 2003	—	—	—	—
Bank of America	November 10, 2003	—	—	—	—
General Electric (subsidiary)	December 15, 2003	—	—	—	—
Wachovia Bank	December 19, 2003	—	—	—	—
Cooperative Bank	December 19, 2003	71	—	—	—
Kingston Bedford—State Street	February 17, 2004	63,447	—	—	13,837
Potomac Realty—Bank of America	February 23, 2004	—	—	—	—

Total		$104,775	$22,162	$—	$43,875

(1)	Represents rental income from the beginning of the period to the respective dates of acquisition, including State Street Financial Center. Construction on this property was completed in October 2003.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(L)	Reflects interest expense, including amortization of financing costs, used to finance the purchase of acquired properties.

Debt Obligation	Amount	Effective Interest Rate		Adjustment
Mortgage note payable for Dana Commercial Credit	$200,000	4.15%		$163
Mortgage note payable for Pitney Bowes—Wachovia—branches and small/large office	76,300	4.57	(1)	979
Mortgage note payable for Bank of America—small/large office	440,000	5.78		19,780
Mortgage note payable for Pitney Bowes—Bank of America	65,000	5.33		2,475
Mortgage note payable for First States Wilmington	44,800	5.59	(2)	1,884
Mortgage note payable for State Street Financial Center	520,000	4.07	(3)	21,164

Total	$1,346,100			$46,445

(1)	Represents a blended fixed rate, including a mortgage note payable of $49.4 million with a fixed rate of 4.07% and mortgage note payable of $26.9 million with a fixed rate of 5.50%.
(2)	Represents a blended fixed and variable rate including a mortgage note payable of $39.8 million with a variable rate of LIBOR plus 3.60% and a mezzanine mortgage note payable of $5.0 million with a fixed effective rate of 12.50%.
(3)	Represents a blended fixed and variable rate with a variable rate for the first six months of LIBOR plus 1.25% and a fixed rate of 5.79% thereafter.

(M)	Reflects depreciation expense on acquired properties. Depreciation expense is calculated using a 40 year life for buildings and permanent structural improvements and a seven year life for non-structural components such as heating and ventilation equipment, carpeting, lighting fixtures, electrical systems, etc.

Seller	Date of Acquisition	Buildings and Improvements	Equipment	Depreciation Expense
Dana Commercial Credit	January 9, 2003	$259,295	$36,190	$316
Wachovia Bank	February 5, 2003	2,071	340	10
AmSouth Bank	February 12, 2003	196	32	1
Wachovia Bank	February 19, 2003	4,295	706	23
Bank of America	March 20, 2003	561	92	6
Pitney Bowes—Wachovia	March 31, 2003	85,108	12,696	1,467
Finova Capital—BB&T	April 15, 2003	14,113	2,217	353
Bank of America	May 1, 2003	1,286	211	13
Wachovia Bank	May 8, 2003	757	124	4
Wachovia Bank	June 6, 2003	791	130	29
Bank of America Portfolio	June 30, 2003	561,799	90,386	14,054
Bank of America	July 10, 2003	1,250	206	33
Wachovia Bank	July 17, 2003	454	75	11
Bank of America	August 18, 2003	411	68	10
Wachovia Bank	August 21, 2003	734	120	16
Wachovia Bank	August 27, 2003	2,048	337	17
Citigroup	August 28, 2003	7,567	1,243	441
Wachovia Bank	August 29, 2003	3,239	532	84
Single Acquisitions (non-bank sellers)	September 2003	267	44	9
Pitney Bowes—KeyBank	September 16, 2003	20,684	3,147	1,098
Pitney Bowes—Bank of America	September 25, 2003	60,609	9,657	2,303
First Charter Bank	September 29, 2003	741	122	11
Wachovia Bank	September 30, 2003	1,458	240	52
First States Wilmington, L.P.	September 30, 2003	32,040	5,958	1,970
Bank of America	November 10, 2003	406	67	20
General Electric (subsidiary)	December 15, 2003	58,165	8,496	6,745
Wachovia Bank	December 19, 2003	838	138	41
Cooperative Bank	December 19, 2003	597	98	29
Kingston Bedford—State Street	February 17, 2004	350,050	61,859	19,448
Potomac Realty—Bank of America	February 23, 2004	5,051	788	267

Total		$1,476,881	$236,319	$48,881

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(N)	Reflects amortization expense on intangible assets acquired. The value of in-place leases and the fair value of above-market leases are amortized on a straightline basis over the respective lease terms. The value of customer relationships is amortized on a straightline basis over the respective lease terms plus lease renewal periods.

Seller	Date of Acquisition	Intangible Assets	Amortization Period	Amortization Expense
Dana Commercial Credit	January 9, 2003	$31,177	20 to 40	$13
Pitney Bowes—Wachovia	March 31, 2003	32,143	25	1,021
Finova Capital—BB&T	April 15, 2003	1,594	18	7
Bank of America Portfolio	June 30, 2003	10,256	5	11
Pitney Bowes—KeyBank	September 16, 2003	4,056	8 to 40	58
Pitney Bowes—Bank of America	September 25, 2003	7,145	1 to 8	42
First States Wilmington, L.P.	September 30, 2003	6,196	2 to 23	657
General Electric (subsidiary)	December 15, 2003	10,947	3 to 14	1,332
Kingston Bedford—State Street	February 17, 2004	226,535	20 to 40	7,163
Potomac Realty—Bank of America	February 23, 2004	2,827	5 to 19	226

Total		$332,876		$10,530

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Financial Information,” our audited financial statements and the related notes thereto. Where appropriate, the following discussion includes analysis of our predecessor entities for accounting purposes, our formation transactions and our initial public offering.

Overview

We were formed as a self-administered, self-managed Maryland real estate investment trust, or REIT, on May 23, 2002, and commenced operations on September 10, 2002. We are focused primarily on acquiring and operating properties leased to regulated financial institutions. As banks continue to divest their corporate real estate, we believe that our contractual relationships, growing visibility within the banking industry and flexible acquisition and lease structures position us for continued growth. We seek to lease our properties to banks and other financial institutions generally using long-term triple net or bond net leases, resulting in stable risk-adjusted returns on our capital.

Our approach is designed to provide banks and other financial institutions with operational flexibility and the benefits of reduced real estate exposure. We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that our strategy gives us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financial institutions. We also believe that our recent transactions with Bank of America, N.A., Wachovia Bank, N.A., KeyBank, N.A. and State Street Corporation demonstrate our ability to cultivate mutually beneficial relationships with leading financial institutions.

As of December 31, 2003, our portfolio consisted of 358 bank branches and 220 office buildings, containing an aggregate of approximately 17.2 million rentable square feet.

We are currently experiencing a period of rapid growth. Since June 30, 2003, the date we completed our initial public offering, through December 31, 2003, we have acquired 339 properties, containing approximately 10.1 million rentable square feet, for an aggregate purchase price of approximately $1,063.9 million. As a result of the rapid growth of our portfolio, total revenues increased 257.8%, from approximately $37.9 million during the combined year ended December 31, 2002 to $135.6 million during the year ended December 31, 2003.

In 2004, we intend to continue our strategy of acquiring high quality properties through a combination of sale leaseback transactions, specifically tailored transactions and through our formulated price contracts, and to finance our acquisitions with a combination of equity and debt. We expect to arrange long-term debt primarily on a secured, fixed rate basis. Further, we intend to continue to grow our existing relationships and develop new relationships throughout the banking industry, which we expect will lead to further acquisition opportunities.

On February 17, 2004, we completed the acquisition of State Street Financial Center, a 36-story, Class A office building in Boston’s Financial District that is 100% leased to a wholly-owned affiliate of State Street Corporation, a global financial services company. The property also includes a 900-space parking garage. We acquired State Street Financial Center for a purchase price of $706.7 million, including transaction costs, and financed the acquisition with available cash, $520.0 million in debt financing and the issuance of approximately 1,975,000 units in our operating partnership, valued at $35.9 million. The debt financing on the property has a 20-year term, amortizes to a $150 million principal balance at maturity and carries a fixed interest rate of 5.79%. For the first six months of the term of the debt, our interest payments will be based on a floating rate of LIBOR + 1.25%.

In connection with the acquisition, we completed a broad lease amendment with State Street Corporation, under which State Street Corporation will pay annual rent for the office building equal to approximately $63.9 million plus all operating expenses of the property in excess of $16.4 million annually. We have also agreed to terms with State Street Corporation on a triple net lease for the property’s parking garage. This lease, which we expect to complete in April 2004, will provide for annual rent of $2.5 million in 2004, $3.0 million in 2005, $3.5 million in 2006, $4.0 million in 2007, $4.4 million in 2008, $4.8 million for 2009 and thereafter increasing by a cost of living adjustment.

Reconciliation of Non-GAAP Financial Measures

We believe that funds from operations (FFO) is helpful to investors as a measure of our performance as an equity REIT because it provides investors with an understanding of our operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, our use of FFO may assist investors in comparing our performance with that of other REITs.

We define FFO as net income (loss) before minority interest in our operating partnership (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Adjusted funds from operations (AFFO) is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. We believe that AFFO is helpful to investors as a measure of our liquidity position, because along with cash flows generated from operating activities, this measure provides investors with an understanding or our ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, our use of AFFO may assist investors in comparing our liquidity position with that of other REITs. We calculate AFFO by subtracting from or adding to FFO (i) normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain our properties and revenue stream (e.g., leasing commissions and tenant improvement allowances), (ii) an adjustment to reverse the effects of straightlining of rents and (iii) the amortization or accrual of various deferred costs including intangible assets, financing costs and deferred compensation.

Our calculation of FFO and AFFO differs from the methodology for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered alternatives to net income as measures of profitability, nor are they equivalent to cash flow provided by operating activities determined in accordance with GAAP. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.

Set forth below is a reconciliation of our calculations of FFO and AFFO to net income (loss):

	Year Ended December 31, 2003	Period from September 10, 2002 to December 31, 2002
	(in thousands)
Funds from operations:
Net income (loss)	$(18,822)	$8,944
Minority interest in operating partnership	(1,454)	938
Depreciation and amortization	44,529	2,614

Funds from operations	$24,253	$12,496

Adjusted funds from operations:
Funds from operations	$24,253	$12,496
Straightline rental income, net	23,742	(548)
Tenant improvements and leasing commissions	(1,074)	(369)
Amortization of deferred costs, including the value of in-place leases, customer relationship value and financing costs	10,541	398
Amortization of fair market rental adjustment, net	351	(36)
Amortization of deferred compensation	3,361	215
Realized gain on sales of investments, net	9,239	280
Accrual for Outperformance Plan-contingent restricted share component	5,238	—

Adjusted funds from operations	$75,651	$12,436

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the accounting estimates that we believe are critical to the preparation of our consolidated and combined financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates include:

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of its leases reported on a straightline basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straightline basis accounting requires us to record as an asset, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Accordingly, our management must determine, in its judgment, that the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of an unbilled rent receivable is in doubt, we would record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable, which would have an adverse effect on our net income for the period in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and shareholders’ equity.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred.

Depreciation is computed using the straightline method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which established a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS No. 144 requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold to be designated as “held for sale” on the balance sheet.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of properties to net tangible and identified intangible assets and liabilities acquired based on their fair values.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) management’s estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, based on their respective fair values, are amortized on a straightline basis over the remaining lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We utilize independent appraisals or internal estimates to determine the respective property values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors considered by us in our analysis include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from 6 to 18 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 5 to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

Amounts allocated to land, buildings, tenant improvements and equipment and fixtures, respectively are based on cost segregation studies performed by independent third-parties or on our analysis of comparable properties in our portfolio. Depreciation is computed using the straightline method over the estimated life of 40 years for buildings, five to seven years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired.

Accounting for Derivative Financial Investments and Hedging Activities

We account for our derivative and hedging activities using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the income statements in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS No. 133.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

Results of Operations

We commenced operations on September 10, 2002. Prior to that date, entities that owned the properties and operating companies that we acquired as part of our formation transactions were under the common control of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees. Certain line items, such as rental income, depreciation and amortization expense and interest expense, in periods beginning September 10, 2002 may not be comparable to prior periods due to the acquisition of the properties and operating companies in a business combination accounted for as a purchase. In accordance with SEC Accounting Bulletin Topic 5g, the portion of the assets and liabilities that we acquired from Nicholas S. Schorsch and certain of our other executive officers and trustees and their affiliates was recorded at carryover basis and the portion of the assets and liabilities that we acquired from other investors was recorded at their fair values.

As discussed above, fair value adjustments were applied to certain asset and liability accounts, in connection with our acquisition of the initial properties in the formation transactions.

We have combined the operating results for the periods from September 10, 2002 to December 31, 2002 and January 1, 2002 to September 9, 2002 as we believe this comparison to the year ended December 31, 2003 is more meaningful (amounts are in thousands):

			Predecessor
	Combined Year Ended December 31, 2002(1)	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002
Revenues:
Rental income	$26,179	$8,310	$17,869
Operating expense reimbursements	8,390	2,813	5,577
Interest income	2,456	2,351	105
Other income	859	37	822

Total revenues	37,884	13,511	24,373

Expenses:
Property operating expenses	11,000	3,808	7,192
General and administrative	8,340	3,645	4,695
Interest expense on mortgages and other debt	13,166	3,421	9,745
Depreciation and amortization	8,673	2,875	5,798

Total expenses	41,179	13,749	27,430

Loss before net interest income on residential mortgage-backed securities, loss on investments, minority interest and discontinued operations	(3,295)	(238)	(3,057)

Interest income from residential mortgage-backed securities, net of expenses	16,385	16,385	—
Interest expense on reverse repurchase agreements	(6,578)	(6,578)	—

Net interest income on residential mortgage-backed securities	9,807	9,807	—

Loss on investments	(280)	(280)	—

Income (loss) from continuing operations before minority interest	6,232	9,289	(3,057)
Minority interest	(784)	(784)	—

Income (loss) from continuing operations	5,448	8,505	(3,057)

Discontinued operations:
Loss from operations, net of minority interest of $25 for the period from September 10, 2002 to December 31, 2002, $0 for the period from January 1, 2002 to September 9, 2002	(1,022)	(236)	(786)
Gains on disposals, net of minority interest of $71 for the period from September 10, 2002 to December 31, 2002, $0 for the period from January 1, 2002 to September 9, 2002	10,175	675	9,500

Income from discontinued operations	9,153	439	8,714

Net income	$14,601	$8,944	$5,657

(1)	These amounts represent the unaudited combined results of operations for the year ended December 31, 2002, which we believe makes the most useful comparison to the years ended December 31, 2003 and 2001. The periods before and after September 10, 2002 are presented on a different basis of accounting. Accordingly, certain line items, such as rental income and depreciation and amortization expense, may not be comparable to the prior period.

Comparison of Years Ended December 31, 2003 and 2002

Net Income

Net income (loss) decreased approximately $33.4 million to a net loss of approximately $18.8 million for the year ended December 31, 2003 from a net income of approximately $14.6 million for the combined year ended December 31, 2002. This decrease was primarily attributable to (i) an increase in general and administrative expenses of approximately $11.4 million related to compensation and other employee benefits, insurance premiums and professional fees, (ii) a realized loss on investments of approximately $9.2 million due to the sale of our residential mortgage-backed securities portfolio and the termination of a related hedging agreement, and (iii) approximately $7.2 million related to the cash and contingent restricted share components of our 2003 Outperformance Plan. The remaining decrease of $5.6 million relates to the net impact of our acquisition of 479 properties during the year ended December 31, 2003, including depreciation, amortization and the interest expense associated with the financing of certain acquisitions.

Revenues

Rental income increased approximately $66.7 million, or 254.6%, to approximately $92.9 million for the year ended December 31, 2003 from approximately $26.2 million for the year ended December 31, 2002. The increase was attributable primarily to revenues received from the properties we acquired from Dana Commercial Credit Corp., Pitney Bowes, Finova Capital, Bank of America, N.A., a subsidiary of General Electric, properties acquired under our formulated price contracts, and First States Wilmington, L.P., which was acquired from a related party.

Operating expense reimbursements increased approximately $27.3 million, or 325.0%, to approximately $35.7 million for the year ended December 31, 2003 from approximately $8.4 million for the year ended December 31, 2002. This increase was attributable primarily to operating expense reimbursements for properties we acquired from Bank of America, N.A. in December 2002 and June 2003.

Comparisons of rental income and operating expense reimbursements for the years ended December 31, 2003 and 2002 by real estate portfolio are as follows (amounts are in thousands):

	Date(s) of Acquisition	Rental Income(1)		Operating Expense Reimbursements
Portfolio Name		2003	2002	2003	2002
Formation Transaction	Sept. 2002	$25,960	$25,833	$7,371	$8,199
Formulated Price Contracts	Dec. 2002	1,766	92	284	—
Bank of America	Dec. 2002	4,657	181	2,006	191
Dana Commercial Credit	Jan. 2003	16,816	—	—	—
Pitney Bowes – Wachovia	March 2003	10,242	—	12	—
Finova Capital – BB&T	April 2003	1,627	—	—	—
Bank of America	June 2003	33,497	—	25,258	—
Pitney Bowes – KeyBank	Sept. 2003	863	—	—	—
Pitney Bowes – Bank of America	Sept. 2003	1,699	—	—	—
First States Wilmington, L.P.	Sept. 2003	1,170	—	421	—
Cooperative Bank	Dec. 2003	3	—	—	—
General Electric (subsidiary)	Dec. 2003	406	—	327	—
Formulated Price Contracts	Various – 2003	974	—	66	—
Discontinued operations		(6,768)	73	—	—

Totals		$92,912	$26,179	$35,745	$8,390

(1) Includes adjustments for straightline rent, as applicable.

Interest income from investments (other than investments in our residential mortgage-backed securities portfolio, which were sold in 2003) increased approximately $1.0 million, or 40.0% to approximately $3.5 million for the year ended December 31, 2003 from approximately $2.5 million for the year ended December 31, 2002. This increase was due to interest income generated on investments made with the proceeds of our June 2003 IPO.

Other income increased approximately $2.6 million, or 288.9%, to approximately $3.5 million for the year ended December 31, 2003 from approximately $0.9 million for the year ended December 31, 2002. The increase was primarily attributable to higher tenant lease termination fees compared to the prior year.

Expenses

Total expenses increased approximately $117.1 million, or 284.2%, to approximately $158.3 million for the year ended December 31, 2003 from approximately $41.2 million for the year ended December 31, 2002. This increase resulted primarily from additional property operating, general and administrative, interest, and depreciation and amortization expenses for the properties we acquired with the proceeds of our 2002 private placement and our 2003 IPO.

Property operating expenses increased approximately $39.3 million, or 357.3%, to approximately $50.3 million for the year ended December 31, 2003 from approximately $11.0 million for the year ended December 31, 2002. This increase was due primarily to expenses associated with the office properties we acquired from Bank of America, N.A in December 2002 and June 2003, and properties acquired under our formulated price contracts. Comparisons of property operating expenses for the years ended December 31, 2003 and 2002 by real estate portfolio are as follows (amounts are in thousands):

	Date(s) of Acquisition	Property Operating Expenses
Portfolio Name		2003	2002
Formation Transaction	Sept. 2002	$12,438	$11,286
Formulated Price Contracts	Dec. 2002	772	41
Bank of America	Dec. 2002	3,968	117
Dana Commercial Credit	Jan. 2003	347	—
Pitney Bowes – Wachovia	March 2003	155	—
Finova Capital – BB&T	April 2003	59	—
Bank of America	June 2003	35,803	—
Pitney Bowes – KeyBank	Sept. 2003	49	—
Pitney Bowes – Bank of America	Sept. 2003	38	—
First States Wilmington, L.P.	Sept. 2003	485	—
Cooperative Bank	Dec. 2003	—	—
General Electric (subsidiary)	Dec. 2003	396	—
Formulated Price Contracts	Various – 2003	2,111	—
Discontinued operations		(6,371)	(444)

Totals		$50,250	$11,000

General and administrative expenses increased approximately $11.4 million, or 137.3%, to approximately $19.7 million for the year ended December 31, 2003 from approximately $8.3 million for the year ended December 31, 2002. Of this increase, approximately $5.8 million relates to additional compensation and employee related expenses, resulting from the increased number of employees we needed to operate as a public company and to manage a substantially increased number of properties. The increase in general and administrative expense is also attributable to $3.4 million for the amortization of restricted shares that were awarded to management and our board of trustees following our IPO, $1.0 million for additional trustees and officer’s insurance premiums, and $1.2 million for professional fees.

During the year ended December 31, 2003, we incurred $2.0 million and $5.2 million related to the cash and contingent restricted share components of our 2003 Outperformance Plan, respectively. The Outperformance Plan was approved by the Company’s board of trustees in May 2003, thus no such expense was incurred during the year ended December 31, 2002.

Interest expense on mortgages and other debt increased approximately $18.1 million, or 137.1%, to approximately $31.3 million for the year ended December 31, 2003 from approximately $13.2 million in the year ended December 31, 2002. This increase is the result of borrowings used to finance the acquisition of properties from Dana Commercial Credit Corporation, Pitney Bowes (Wachovia portfolio) and the Bank of America portfolio acquired on June 30, 2003.

The following table summarizes our interest expense on mortgages by real estate portfolio for the years ended December 31, 2003 and 2002 (amounts are in thousands). Please refer to the mortgage debt table in the Liquidity and Capital Resources section below for additional information including the properties financed and the related interest rates and debt payment schedule.

	Date(s) of Acquisition	Interest Expense
Portfolio Name		2003	2002
Formation Transaction	Sept. 2002	$11,782	$13,411
Formulated Price Contracts	Dec. 2002	1	—
Bank of America	Dec. 2002	7	—
Dana Commercial Credit	Jan. 2003	8,341	—
Pitney Bowes – Wachovia	March 2003	3,012	—
Finova Capital – BB&T	April 2003	—	—
Bank of America	June 2003	7,326	—
Pitney Bowes – KeyBank	Sept. 2003	—	—
Pitney Bowes – Bank of America	Sept. 2003	123	—
First States Wilmington, L.P.	Sept. 2003	649	—
Cooperative Bank	Dec. 2003	—	—
General Electric (subsidiary)	Dec. 2003	—	—
Formulated Price Contracts	Various – 2003	53	—
Discontinued operations		—	(245)

Totals		$31,294	$13,166

Depreciation and amortization expense increased approximately $41.1 million, or 472.4%, to approximately $49.8 million for the year ended December 31, 2003 from approximately $8.7 million in the year ended December 31, 2002. This increase was due to an increase in the cost basis of the properties we acquired in our formation transactions, to depreciation expense related to properties we acquired following our formation transactions and to amortization expense related to intangible assets recorded in connection with these property acquisitions. This increase was partially offset by the elimination of depreciation expense related to properties owned by our predecessor entities that we did not acquire in our formation transactions.

The following table summarizes depreciation and amortization expense for real estate assets by portfolio for the years ended December 31, 2003 and 2002 (amounts are in thousands).

	Date(s) of Acquisition	Depreciation and Amortization Expense
Portfolio Name		2003	2002
Formation Transaction	Sept. 2002	$10,477	$8,850
Formulated Price Contracts	Dec. 2002	828	59
Bank of America	Dec. 2002	1,298	59
Dana Commercial Credit	Jan. 2003	13,618	—
Pitney Bowes – Wachovia	March 2003	7,716	—
Finova Capital – BB&T	April 2003	905	—
Bank of America	June 2003	14,455	—
Pitney Bowes – KeyBank	Sept. 2003	471	—
Pitney Bowes – Bank of America	Sept. 2003	861	—
First States Wilmington, L.P.	Sept. 2003	898	—
Cooperative Bank	Dec. 2003	—	—
General Electric (subsidiary)	Dec. 2003	396	—
Formulated Price Contracts	Various-2003	270	—
Discontinued operations		(2,383)	(295)

Totals		$49,810	$8,673

Interest Income on Residential Mortgage-Backed Securities, net of expenses. Interest income from our residential mortgage-backed securities portfolio decreased approximately $7.4 million, or 45.1%, to approximately $9.0 million for the year ended December 31, 2003 from approximately $16.4 million in the year ended December 31, 2002. This decrease was the result of reducing our portfolio of residential mortgage backed securities in the first quarter of 2003 and reinvesting the funds in property acquisitions. On May 21, 2003, our board of trustees approved the sale of all remaining residential mortgage-backed securities in our portfolio, the repayment of all borrowings under reverse repurchase agreements used to finance the portfolio and the termination of a related hedging agreement. These transactions were completed during the second quarter of 2003. Interest income from our residential mortgage-backed securities portfolio is net of investment advisory expenses paid to FBR Investment Management, Inc. (FBR), an affiliate of Friedman, Billings, Ramsey & Co., Inc., for services rendered in connection with this portfolio. FBR served as underwriter and placement agent in connection with our September 2002 private placement and served as co-lead manager of our 2003 IPO.

Interest expense on reverse repurchase agreements decreased approximately $2.2 million, or 33.3%, to approximately $4.4 million for the year ended December 31, 2003 from approximately $6.6 million in the year ended December 31, 2002. This decrease was the result of the sale of our portfolio of residential mortgage-backed securities and related borrowings under reverse repurchase agreements as described above. These transactions were completed during the second quarter of 2003.

Realized Loss on Investments. Realized loss on sales of investments was approximately $9.2 million for the year ended December 31, 2003 as compared to approximately $0.3 million for the year ended December 31, 2002 and represents losses on the sale of investments in our residential mortgage-backed security portfolio and the termination of a related hedging agreement.

Minority Interest. Minority interest increased approximately $2.8 million to approximately $2.0 million of income for the year ended December 31, 2003 from approximately $0.8 million of expense in the year ended December 31, 2002, and represents an allocation of net income to unitholders in our operating partnership and an allocation of net income from our 123 South Broad Street property to individuals who own an 11% limited partnership interest in the entity that owns that property. We did not have minority interest prior to the completion of our formation transactions on September 10, 2002.

Discontinued Operations—Loss from Operations. Loss from discontinued operations increased approximately $0.9 million to approximately $1.9 million, net of minority interest of $86,000, for the year ended December 31, 2003 from a loss of approximately $1.0 million, net of minority interest of $25,000, in the year ended December 31, 2002. This increase was primarily due to impairment losses recorded on properties held for sale or sold as of December 31, 2003.

Discontinued Operations—Net Gain on Sales of Properties. Net gain on sales of properties decreased approximately $1.8 million to a net gain of approximately $8.4 million, net of minority interest of $382,000 and an income tax provision of $2.7 million, for the year ended December 31, 2003 from a net gain of approximately $10.2 million, net of minority interest of $71,000, in the year ended December 31, 2002. During the years ended December 31, 2003 and 2002, we sold and terminated leases on 38 properties and 27 properties, respectively. We have established investment criteria for properties included in our real estate portfolio and a policy to dispose of individual properties that do not meet such criteria. Pursuant to that policy, we generally intend to commence our efforts to dispose of non-core properties within 30 days of acquisition and dispose of them within 12 months of acquisition. If we sell properties at a gain, we may incur income taxes on such gains.

Comparison of Years Ended December 31, 2002 and 2001

Net Income

Net income (loss) increased approximately $16.9 million to net income of approximately $14.6 million for the year ended December 31, 2002 from net loss of approximately $2.3 million for the year ended December 31, 2001. This increase was primarily due to interest income of approximately $16.4 million from our residential mortgage-backed securities portfolio purchased with proceeds of our September 2002 private placement. We did not invest in residential mortgage-backed securities in 2001.

Revenues

Rental income increased approximately $0.4 million, or 1.6%, to approximately $26.2 million for the year ended December 31, 2002 from approximately $25.8 million for the year ended December 31, 2001. The increase was attributable to the amortization of fair value adjustments that were applied to certain asset and liability accounts in connection with our acquisition of the initial properties in our formation transactions, and from revenues received from rent on properties we acquired following our formation transactions with the proceeds of our September 2002 private placement. The increase was partially offset by a loss of revenue from properties owned by our predecessor entities that we did not acquire in our formation transactions.

Operating expense reimbursements increased approximately $0.7 million, or 9.1%, to approximately $8.4 million for the year ended December 31, 2002 from approximately $7.7 million for the year ended December 31, 2001. This increase was due to higher real estate taxes at our 123 South Broad Street property, additional insurance premiums for terrorism coverage, and increases in utilities and operating expenses for properties we acquired with the proceeds of our September 2002 private placement.

Interest income from investments (other than investments in our residential mortgage-backed securities portfolio) increased approximately $2.3 million to approximately $2.5 million for the year ended December 31, 2002 from approximately $0.2 million for the year ended December 31, 2001. This increase was due to interest income generated on temporary investments made with the proceeds of our September 2002 private placement.

Other income increased approximately $0.3 million to approximately $0.9 million for the year ended December 31, 2002 from approximately $0.6 million for the year ended December 31, 2001. This increase was due to commission income earned in 2002 by our wholly owned subsidiary, Strategic Alliance Realty LLC, which was partially offset by a reduction in accounting and support service fees charged by our predecessor entities.

Expenses

Total expenses increased approximately $0.7 million, or 1.7%, to approximately $41.2 million for the year ended December 31, 2002 from approximately $40.5 million for the year ended December 31, 2001. This increase resulted primarily from increases in property operating, general and administrative, and depreciation and amortization expenses, and was partially offset by a decrease in interest expense.

Property operating expenses increased approximately $1.2 million, or 12.2%, to approximately $11.0 million for the year ended December 31, 2002 from approximately $9.8 million for the year ended December 31, 2001. This increase was due to higher real estate taxes, additional insurance premiums for terrorism insurance, leasehold rent expense for leases assumed during 2002 and additional expenses associated with properties acquired with the proceeds of our September 2002 private placement.

General and administrative expenses increased approximately $0.1 million, or 1.2%, to approximately $8.3 million for the year ended December 31, 2002 from approximately $8.2 million for the year ended December 31, 2001. This increase was primarily due to additional compensation for personnel we hired following our September 2002 private placement, partially offset by lower bad debt expense, decreased professional fees and the absence during 2002 of organizational costs incurred during 2001 in connection with the formation of First States Holdings, L.P.

Interest expense on mortgages and other debt decreased approximately $0.9 million, or 6.4%, to approximately $13.2 million for the year ended December 31, 2002 from approximately $14.1 million for the year ended December 31, 2001. This decrease was due to the repayment of a credit facility held by First States Holdings, L.P., the elimination of interest expense relating to mortgages on properties owned by our predecessor entities that we did not acquire in our formation transactions, and a reduction in interest expense attributable to the amortization of fair value adjustments that were applied to mortgage notes payable in connection with our acquisition of the initial properties in our formation transactions.

Depreciation and amortization expense increased approximately $0.3 million, or 3.6%, to approximately $8.7 million for the year ended December 31, 2002 from approximately $8.4 million for the year ended December 31, 2001. This increase was due to an increase in the cost basis of the properties we acquired in our formation transactions and to the depreciation expense related to properties we acquired with the proceeds of our September 2002 private placement. This increase was partially offset by the elimination of depreciation expense related to properties owned by our predecessor entities that we did not acquire in our formation transactions.

Interest Income on Residential Mortgage-Backed Securities, net of expenses. Interest income from our residential mortgage-backed securities portfolio was approximately $16.4 million for the year ended December 31, 2002. We did not invest in residential mortgage-backed securities prior to our formation transactions in September 2002. Interest income from our residential mortgage-backed securities portfolio is net of investment advisory expenses paid to FBR for services rendered in connection with this portfolio.

Interest expense on reverse repurchase agreements was approximately $6.6 million for the year ended December 31, 2002, and represents interest expense on borrowings incurred in connection with our residential mortgage-backed securities portfolio. We did not invest in residential mortgage-backed securities in 2001.

Unrealized and Realized Loss on Investments. Realized loss on the sale of investments was approximately $0.3 million for the year ended December 31, 2002 and represents aggregate losses on the sale of investments in our residential mortgage-backed securities portfolio. We did not invest in this portfolio in 2001.

Minority Interest. Minority interest was an expense of approximately $0.8 million for the year ended December 31, 2002 and represents an allocation of net income to the other unitholders in our operating partnership and an allocation of net income from our 123 South Broad Street property to individuals who hold an 11% limited partnership interest in the entity that owned that property during the period from September 10, 2002 to December 31, 2002. We did not have minority interest in 2001.

Discontinued Operations—Loss from Operations. Loss from discontinued operations increased approximately $0.8 million, to approximately $1.0 million for the year ended December 31, 2002, from a loss of approximately $0.2 million for the year ended December 31, 2001. This increase was due to an impairment loss recorded on properties held for sale or sold as of December 31, 2002.

Discontinued Operations—Net Gain on Sales of Properties. Net gain on sales of properties increased approximately $6.1 million to approximately $10.2 million, net of minority interest of $71,000 and an income tax provision of approximately $131,000, for the year ended December 31, 2002 from a net gain of approximately $4.1 million for the year ended December 31, 2001. In 2002, we sold 22 properties in separate transactions consisting primarily of occupied bank branch properties, whereas in 2001, we sold 45 properties in separate transactions, consisting primarily of vacant bank branch properties.

Cash Flows

For the year ended December 31, 2003

We had cash and cash equivalents totaling approximately $211.2 million and short-term investments totaling approximately $67.6 million at December 31, 2003. During the year ended December 31, 2003, net cash provided from operating activities was approximately $102.4 million. The level of cash flows provided by operating activities is affected by the receipt of scheduled rent payments and the timing of the payment of operating and interest expenses. In January 2003, we received a rental payment of approximately $40.4 million from Bank of America, N.A. under the terms of a lease we assumed in the acquisition of a portfolio of 14 office buildings and two parking facilities from a wholly owned subsidiary of Dana Commercial Credit Corporation.

Net cash used for investing activities was approximately $65.7 million, and included (i) sales of residential mortgage-backed securities of approximately $939.6 million, (ii) receipt of principal payments on residential mortgage-backed securities of approximately $172.6 million, (iii) net sales of marketable investments of approximately $76.8 million, (iv) acquisitions of real estate investments, net of proceeds on sales of real estate investments, of approximately $1,273.9 million, (v) capital expenditures of approximately $3.1 million, and (vi) an increase in restricted cash of approximately $11.7 million.

Net cash provided by financing activities was approximately $113.5 million, and included (i) repayments of reverse repurchase agreements of approximately $1,053.5 million, (ii) proceeds from share issuances of approximately $740.9 million, (iii) payment of dividends and distributions to operating partnership unitholders and shareholders of approximately $63.0 million, (iv) repayment of mortgage notes and bridge notes payable of approximately $935.4 million, (v) payment for deferred financing costs of approximately $36.1 million, (vi) borrowings under bridge loans of approximately $666.9 million and (vii) borrowings under mortgage notes payable of approximately $793.5 million.

For the combined periods from January 1, 2002 to September 9, 2002 and September 10, 2002 to December 31, 2002

For the combined periods from January 1, 2002 to September 9, 2002 and September 10, 2002 to December 31, 2002, net cash provided by operating activities was approximately $15.0 million. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses.

Net cash used in investing activities for the combined periods was approximately $1,365.9 million, and included (i) proceeds of approximately $19.1 million from the sale of 24 properties during the period, (ii) capital expenditures of approximately $1.2 million, (iii) acquisitions of real estate investments of approximately $95.0 million, (iv) an increase in restricted cash of approximately $7.5 million, (v) net purchases of marketable securities of approximately $143.4 million and (vi) purchases of residential mortgage-backed securities of approximately $1,167.5 million.

Net cash provided by financing activities for the combined periods was approximately $1,413.4 million, and included (i) borrowings under reverse repurchase agreements of approximately $1,053.5 million, (ii) repayment of mortgage and bridge notes payable of approximately $21.6 million, (iii) payments for deferred financing costs of approximately $0.1 million, (iv) distributions to limited partners of approximately $3.9 million, (v) proceeds from mortgage notes payable of approximately $10.4 million, (vi) proceeds from share issuances of approximately $378.6 million and (vii) contributions by limited partners of approximately $1.7 million.

Liquidity and Capital Resources

Short-Term Liquidity Requirements

We had an aggregate of $278.8 million of cash and cash equivalents and short-term investments at December 31, 2003. In February 2004, we used approximately $168.8 million and $9.7 million to fund a portion of the acquisition of State Street Financial Center and five bank branches from Potomac Realty Ltd., respectively. Remaining funds will be used for future acquisitions and general working capital purposes. In addition to scheduled amortization, during 2004, $44.8 million of our outstanding debt will mature. We have received a lending commitment to refinance such debt.

Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures associated with our properties, dividend payments and amortization of indebtedness. Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations. We believe that our existing working capital, credit facilities and cash provided by operations will continue to be sufficient to meet our short-term liquidity requirements for the next 12 months.

Under the terms of our triple net and bond net leases, the tenant is responsible for substantially all expenses associated with the operation of the related property, or the tenant’s pro rata share thereof, including taxes, insurance, utilities, common area maintenance and capital improvements of a recurring nature. As a result of these arrangements, we do not anticipate incurring substantial unreimbursed expenses in connection with properties leased on a triple net or bond net basis. We expect to incur operating and capital expenditures at properties that have tenants with leases that are not written on a triple net or bond net basis. We also expect to incur capital expenditures, such as tenant improvements allowances and leasing commissions, in connection with the leasing of space in our office buildings.

Long-Term Liquidity Requirements

Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties and the costs associated with the acquisition of additional properties. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, equity contributions from investors, long-term property mortgage indebtedness and sales of properties. In the future we will be dependent on all such sources to meet our long-term liquidity requirements.

We expect to continue to acquire properties in the next 12 months and to fund the equity portion of such acquisitions with available cash and/or by raising additional equity capital. We intend to fund the remaining portion of the purchase price through borrowings, which we intend to arrange in accordance with our general borrowings policies.

Our properties were encumbered by mortgages aggregating approximately $1,496.6 million in outstanding indebtedness as of February 29, 2004, most of which are secured by first liens on encumbered properties. The mortgages on our properties bear interest at effective fixed and variable rates ranging from 4.04% to 12.50%, with various terms extending to the year 2024. The table below summarizes the properties financed and the principal payments required as of December 31, 2003 (amounts in millions, except number of buildings):

	Number of Buildings	Principal Balance at December 31, 2003(1)	Interest Rate	Principal Payments and Debt Maturity Schedule
Property				2004	2005	2006	2007	2008	2009	Thereafter
Bank of America Small/Large Office Portfolio	153	$440.0	5.47%	$—	$3.3	$6.9	$7.3	$7.7	$8.2	$406.6
Dana Commercial Credit Portfolio	14	200.0	4.04%	19.0	19.7	20.5	21.4	22.2	23.1	74.1
Pitney Bowes—Bank of America Portfolio	73	65.0	5.33%	3.6	3.1	3.3	2.9	2.0	1.6	48.5
123 S. Broad Street Unit 2, Philadelphia, PA(2)	1	51.8	8.43%	0.4	0.5	0.5	50.4	—	—	—
Pitney Bowes—Wachovia Portfolio	41	49.4	4.07%	3.0	2.6	4.0	4.4	4.9	5.3	25.2
First States Wilmington, L.P.(3)	1	39.8	4.76%	39.8	—	—	—	—	—	—
123 S. Broad Street Unit 1, Philadelphia, PA(2)	1	35.7	8.43%	0.3	0.3	0.4	0.4	0.4	0.5	33.4
Pitney Bowes—Wachovia Portfolio	23	26.9	5.50%	0.8	0.8	0.9	0.9	1.0	1.0	21.5
610 Old York Road, Jenkintown, PA(2)	1	15.1	8.29%	0.1	0.1	0.2	0.2	0.2	0.2	14.1
177 Meeting Street, Charlestown, SC(2)	1	10.0	7.44%	0.1	0.2	0.2	0.2	0.2	0.2	8.9
First States Wilmington, L.P. (Mezzanine)	—	5.0	12.50%	5.0	—	—	—	—	—	—
50 W. Market Street, West Chester, PA(2)	1	3.7	6.50%	0.1	0.1	0.1	3.4	—	—	—
Debt between $1.0 million and $3.0 million(4)	8	9.5	6.33%	0.4	0.3	0.3	1.4	0.3	0.3	6.5
Debt less than $1.0 million(4)	33	20.2	5.34%	0.5	0.5	1.2	0.5	1.3	2.1	14.1

Total	351	$972.1	5.44%	$73.1	$31.5	$38.5	$93.4	$40.2	$42.5	$652.9

The mortgage notes payable contain various financial and non-financial covenants customarily found in mortgage notes, as well as a requirement that certain properties maintain a debt service coverage ratio of 1.1 to 1.0, calculated at the end of each quarter using a trailing 12 month period. As of December 31, 2003, we were in compliance with all of these covenants.

(1)	Excludes unamortized debt premium as of December 31, 2003 of approximately $4.0 million.
(2)	Property acquired in formation transactions.
(3)	Variable-rate loan.
(4)	Includes an aggregate of $7.0 million in variable rate debt.

Contractual Obligations

The following table outlines the timing of payment requirements related to our contractual obligations as of December 31, 2003 (amounts in thousands):

	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total(1)
Mortgage notes payable—fixed-rate	$33,038	$69,591	$133,150	$689,537	$925,316
Mortgage notes payable—variable-rate	40,022	473	520	5,760	46,775
Operating leases	3,892	7,278	5,802	48,236	65,208
Purchase obligations	5,843	—	—	—	5,843

	$82,795	$77,342	$139,472	$743,533	$1,043,142

(1)	Excludes unamortized debt premium as of December 31, 2003 of approximately $4.0 million.

We generally intend to refinance the remaining principal balance of our mortgage notes payable as they become due or repay them if they relate to properties being sold.

Inflation

Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, our triple and bond net leases require the tenant to pay its allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Quantitative and Qualitative Disclosures About Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings used to maintain liquidity or to finance acquisitions pending placement of permanent financing. To meet our short- and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Borrowings under our credit facilities as well as our bridge loans bear interest at variable rates. Our long-term debt, which consists of secured financings, typically bears interest at fixed rates. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, caps, and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not hold or issue these derivative contracts for trading or speculative purposes.

As of December 31, 2003, our debt included fixed-rate mortgages with a carrying value of approximately $929.2 million and a fair value of approximately $936.7 million. Changes in market interest rates on our fixed-rate debt impacts the fair value of the debt, but it has no impact on interest incurred or cash flow. The sensitivity analysis related to our fixed-rate debt assumes an immediate 100 basis point move in interest rates from their December 31, 2003 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt of approximately $57.1 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt of approximately $56.6 million.

As of December 31, 2003, our debt included variable-rate mortgage notes payable with a carrying value of $46.8 million. The sensitivity analysis related to our variable-rate debt assumes an immediate 100 basis point move in variable interest rates with all other variables held constant. A 100 basis point increase or decrease in variable interest rates on our variable rate notes payable would increase or decrease our interest expense by approximately $0.5 million annually.

These amounts were determined by considering the impact of hypothetical interest rates changes on our borrowing costs, and, assuming no other changes in our capital structure.

As the information presented above includes only those exposures that existed as of December 31, 2003, it does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. As a result, the ultimate realized gain or loss with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

OUR BUSINESS AND PROPERTIES

Our Company

We are a self-administered, self-managed real estate investment trust (REIT), and are the only public REIT focused primarily on acquiring and operating properties leased to regulated financial institutions. As banks continue to divest their corporate real estate, we believe that our contractual relationships, growing visibility within the banking industry and flexible acquisition and lease structures position us for continued growth. We seek to lease our properties to banks and other financial institutions generally using long-term triple net or bond net leases, resulting in stable risk-adjusted returns on our capital.

Our innovative approach is designed to provide banks and other financial institutions with operational flexibility and the benefits of reduced real estate exposure. We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that our strategy gives us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financial institutions. We also believe that our recent transactions with Bank of America, N.A., Wachovia Bank, N.A., KeyBank, N.A. and State Street Corporation demonstrate our ability to cultivate mutually beneficial relationships with leading financial institutions.

Our interest in our properties is held through our operating partnership, First States Group, L.P. We are the sole general partner of the operating partnership.

Our Formation

On May 23, 2002, we were formed as a Maryland REIT. We commenced operations on September 10, 2002 and sold 40,263,441 common shares in a private placement. On October 7, 2002, we completed the sale of an additional 501,800 common shares. These sales resulted in aggregate net proceeds of approximately $378.9 million. On September 10, 2002, as part of our formation transactions, we acquired, for an aggregate purchase price of $217.0 million, including assumption of indebtedness, a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet from:

•	several individuals, including Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and others affiliated or associated with us, including Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and the wife of Mr. Schorsch, and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions; and

•	several entities in which the persons mentioned above were equity holders.

We also acquired American Financial Resources Group, Inc., or AFRG, from Nicholas S. Schorsch, Strategic Alliance Realty Group, LLC, or Strategic Alliance, from Mr. Schorsch and Jeffrey C. Kahn, and several other affiliated entities that now provide our properties with asset management, leasing, property management and accounting and finance services. We paid a purchase price of approximately $13.5 million for these entities.

In connection with these transactions, we assumed contracts and letters of intent to purchase additional properties, subject to satisfactory completion of our due diligence, from financial institutions such as Bank of America, N.A. and Wachovia Bank, N.A., having a potential aggregate gross purchase price of approximately $256.0 million.

As part of these formation transactions, we acquired 89% of the partnership interests, including the general partnership interest, in First States Partners II, L.P., the entity which at the time of the transactions owned our 123 South Broad Street property in Philadelphia, PA. The aggregate purchase price for these partnership interests was approximately $26.6 million, including the issuance of 991,205 units of our operating partnership valued at approximately $9.9 million. Certain of the sellers in this transaction, including Nicholas S. Schorsch, Shelley D. Schorsch and Jeffrey C. Kahn, continue to own an aggregate 11% limited partnership interest in First States Partners II. Our operating partnership, as the owner of the general partner of First States Partners II, controls the decisions relating to the operations of First States Partners II. However, a majority of the owners of the 11% partnership interest retain the right to approve certain major transactions involving our 123 South Broad Street property, including its sale or refinancing for a period of three years, or until 2005.

In the event our operating partnership does not offer to purchase the 11% partnership interest within the 30 days preceding November 1, 2005, that interest will increase to a 15% partnership interest, and our ownership percentage in First States Partners II will be correspondingly reduced to 85%.

We refer to the entities from whom we acquired our initial properties, including First States Partners II, together with the entities we acquired at the same time, collectively as our predecessor entities.

Our Initial Public Offering

On June 30, 2003, we completed an initial public offering of 64,342,500 common shares priced at $12.50 per share. Of these shares, 200,000 were sold by a selling shareholder from our private placement, and 64,142,500 common shares were issued and sold by us, inclusive of 8,392,500 common shares issued in connection with the underwriters’ exercise of their over-allotment option. We raised net proceeds of approximately $740.9 million pursuant to the offering, after deducting underwriters’ discounts, commissions and offering expenses.

Market Opportunity

According to the FDIC, commercial banks and savings institutions in the U.S. that are FDIC-insured owned approximately $97.5 billion in operating real estate as of December 31, 2003.

We have identified two major trends that we believe will continue to generate opportunities for us to acquire core, surplus and underutilized real estate from banks and other financial institutions:

•	Disposition of real estate. We believe that banks and other financial institutions will continue to sell real estate, enter into long-term leases with the acquiror and reinvest the proceeds from these sales into their primary operating businesses; and

•	Consolidation within the banking industry. We anticipate that continued consolidation within the banking industry will create an environment in which larger banks will sell surplus bank branches that other banks will seek to lease as they expand their market presence.

Through the sale of office buildings, bank branches and other real estate to us, we believe financial institutions may be able to:

•	improve their liquidity;

•	eliminate depreciation expense associated with owning real estate;

•	avoid regulatory concerns;

•	redeploy the proceeds from these sales into their primary businesses; and/or

•	increase earnings and key financial ratios.

Office Buildings and Other Core Real Estate

We believe that the sale leaseback of office buildings and other core real estate by financial institutions reflects a general trend among these institutions to focus on their primary businesses and reduce their ownership and management of real estate. We believe that financial institutions would generally prefer to control real estate through long-term leases with a preferred landlord, rather than through direct ownership. This parallels trends that have occurred in other industries, such as retail, where location and quality of real estate are key elements of the business, but direct ownership of such real estate is costly and tends to reduce operational flexibility.

Many banks and other financial institutions have only recently begun to enter into sale leaseback transactions with real estate owners relating to their office buildings and other core real estate. In addition to providing an efficient means for such companies to divest their real estate, we are able to effectively meet their occupancy needs. In our experience, many of the office buildings that we acquire from financial institutions have not been managed so as to realize the property’s full potential and may contain vacant space that we can lease either to other financial institutions or other high credit quality businesses.

Bank Branches

We acquire bank branches from banks and other sellers. At the time we acquire them, some of these bank branches are vacant and some are leased. Our strategy of acquiring surplus bank branches and leasing them to other banks (or selling them for alternative uses) is driven primarily by two main factors:

•	consolidation in the banking industry, which often results in the surviving entity disposing of duplicative bank branches that have overlapping service areas; and

•	ongoing sale of lower deposit level branches from the portfolios of, and relocation of existing branches by, larger banks.

Additionally, we acquire portfolios of leased bank branches from banks that seek to complete sale leaseback transactions in order to reduce their ownership of real estate and the associated costs.

Although the number of commercial banks and savings institutions has been declining due to consolidation, the number of bank branches in the U.S. has continued to grow modestly in recent years as banks have expanded their branch networks. According to the FDIC, the number of commercial banks and savings institutions that are FDIC-insured declined from 10,461 as of December 31, 1998 to 9,182 as of December 31, 2003. However, the FDIC reported that, during the same period, the number of FDIC-insured bank branches increased from 74,224 to 79,141. The following chart shows the total number of commercial banks and other financial institutions that are FDIC-insured and the total number of bank branches operating in the United States from 1998 through 2003 as reported by the FDIC:

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Institutions	10,461	10,221	9,904	9,613	9,354	9,182
Branches	74,224	75,978	76,256	77,270	77,872	79,141

Banks typically require minimum deposit levels at branches to support their cost structure and to operate profitably, and often will close branches that do not meet these minimum levels. Smaller community banks are typically able to operate profitably on lower deposit levels than larger banks. In our experience, significant demand exists among smaller banks for leasing well-located branches vacated by larger banks. We believe that smaller banks are attracted to locations formerly occupied by larger banks because a main impediment to the expansion of smaller banks is the high cost associated with constructing new branches and the time required to build a deposit base at those branches. Bank branches vacated by larger financial institutions already contain customary bank layouts, fixtures and security features that are required by bank regulators. Further, a smaller bank that leases space that has been vacated by a larger bank can often attract deposits from a portion of the vacating bank’s customer base, thereby reducing the time required to build its deposit base. As of February 29, 2004, 82.8% of our bank branches were occupied.

In addition, although bank branches are typically considered specialty-use properties, they can be adapted for use by restaurants, law firms, accounting firms, drug stores and other commercial tenants. As a result, if we are unable to lease a bank branch to a bank, we will attempt to sell the property to non-bank tenants. In some cases, we may, pending such a sale, lease the property for non-bank use. In either case, when we sell a bank branch to a business other than a bank, the costs associated with refitting the property for another use are generally paid by the acquiror or taken into consideration in the purchase price.

Our Strategy

We seek to become the preferred landlord of banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that this strategy gives us a competitive advantage over more traditional real estate companies both in acquiring properties from and leasing properties to banks and other financial institutions. Our strategy is designed to provide us with both external and internal growth opportunities.

External Growth

Our primary means of growth has been and continues to be through acquisitions. We have been successful in acquiring properties in our banking industry niche because we use a variety of innovative acquisition and lease structures designed to meet the occupancy needs of our tenants, while also allowing them to improve their financial condition and operating results. We are able to tailor our acquisition structures to meet the specific needs of the seller. In addition, unlike many other potential acquirors, we are willing to purchase a range of real estate from financial institutions, including core operating properties, underutilized office buildings and surplus bank branches.

Our portfolio consists of properties acquired from financial institutions using our three acquisition structures: sale leaseback transactions, formulated price contracts, and specifically tailored transactions. These acquisition structures are described below.

Sale Leaseback Transactions.    Under a sale leaseback transaction, we acquire office buildings, bank branches and other core operating properties and lease the properties back to the seller typically pursuant to a triple net or bond net lease, under which the agreed rental rate is based principally upon the purchase price of the property, the credit of the tenant and prevailing market rental rates. Sale leaseback transactions may also include instances where we acquire properties from a third party who has previously leased the property to a bank or other financial institution, typically on a triple net or bond net basis. Sale leasebacks offer financial institutions the opportunity to sell us their corporate real estate while continuing to occupy buildings and locations they value highly. Our leases under sale leaseback transactions are typically for initial terms of 10 to 20 years, with an option on the part of the tenant to renew for extended periods.

Sale leaseback transactions provide significant benefits to us, including:

•	allowing us to acquire a financial institution’s valued real estate, such as a headquarters building;

•	retaining the existing financial institution as a primary, long-term tenant; and

•	enabling us to generate predictable, consistent returns and attractive financing alternatives as a result of the long-term nature of the leases, the high credit quality of the tenants and an absence of rental set-off rights under net leases.

Formulated Price Contracts.    Formulated price contracts offer financial institutions a method to sell us their surplus bank branches in an efficient manner based upon a formulated price. Pursuant to these agreements, we acquire, or assume leasehold interests in, the surplus bank branches of an institution at a formulated price established by independent appraisals using a valuation methodology that values each property based on its highest and best use and its alternative use, and then applies a negotiated discount. If either party believes that the independent appraisal of a specific property does not represent actual fair market value, then we typically will negotiate a price for the property. If we are unable to negotiate a price, then either party may request a valuation of the property from another independent appraiser, which then will be averaged with the value from the first independent appraisal.

The bank branches we acquire through formulated price contracts are typically occupied at the time we receive notice of their availability and are typically vacant at the time we acquire them. Bank regulations require banks to notify the account holders at a branch at least 90 days before closing that branch. As a result, we generally receive more than three months notice before we are required to close on the acquisition of a property under a formulated price contract. Because we know that the property will be vacant at the time of acquisition (or soon thereafter), we typically begin marketing the property for lease or sublease prior to acquisition. We have enjoyed frequent success in pre-leasing properties for occupancy upon completion of the acquisition.

We are not obligated to acquire properties with structural or environmental defects unless we are compensated for the cost of repairing or remediating the defects.

While our formulated price contracts require that we assume the obligations of the financial institutions with respect to surplus bank branches that the financial institutions lease, we are not obligated under our formulated price contracts to assume lease obligations from financial institutions where the leases have a duration, including renewal periods at the tenant’s discretion, of less than seven years. At times, when we assume the lease obligations of a financial institution at a vacant property owned by a third party, we receive a payment equal to a fixed percentage of the remaining lease liability for that property. In addition, our assumption of these leases is sometimes conditioned on obtaining the consent of the landlord. If the financial institution from which we acquire the leasehold interest is not released from liability under the lease at the time we acquire it, we are required to provide security, typically through a letter of credit, for our obligations under the lease. Where a transaction requires a landlord’s consent, we frequently will obtain the consent of the landlord not only to assume the lease on the property, but also to sublease the property to other financial institutions in the future, thereby providing us with the opportunity to sublease these properties quickly.

When purchasing bank branches, either by acquiring title or assuming the financial institution’s rights and obligations under a lease, we are sometimes restricted from leasing or subleasing the property to a financial institution, other than the seller, for a period of time, typically not more than six months.

When leasing properties we acquire under our formulated price contracts, we seek to lease to local, regional and national banks. If we are unable to lease a property that we acquire under a formulated price contract to a financial institution, or if a property otherwise does not meet our investment criteria, we will typically seek to lease the property for an alternative use and then to dispose of the property.

Formulated price contracts provide significant benefits to us, including:

•	the ability to acquire fully outfitted bank branch properties on favorable terms;

•	the ability to actively market for lease such properties prior to acquiring them; and

•	efficient and attractive tenanting options due to the appeal of the prime locations and the intrinsic value of the improvements.

Specifically Tailored Transactions.    Specifically tailored transactions involve the purchase of office buildings, bank branches or a combination thereof, in which we apply leasing and pricing structures specifically designed to meet the seller’s needs. In such transactions, we may acquire fee or leasehold interests in property, or a combination of both. Specifically tailored transactions often involve the acquisition of occupied, partially occupied and vacant real estate and may thus include a partial sale leaseback to the seller. In the case of a partial sale leaseback of an office building, we will seek to lease the balance of the property to other tenants, which may include financial institutions and other commercial tenants. We believe that our ability to consummate specifically tailored transactions represents a competitive advantage for us, in that we are willing to purchase all, rather than selected, properties available from a seller and to design the transaction and leaseback arrangements, if any, in a manner that benefits both parties.

Specifically tailored transactions provide significant benefits to us, including:

•	the opportunity to acquire properties through our relationships with financial institutions that otherwise would not be available for purchase and that have not been publicly marketed;

•	the ability to acquire properties in bulk from a single seller;

•	the ability to structure a transaction to provide the most economically advantageous terms for all parties;

•	the opportunity to acquire properties with the potential for stable, long-term revenue; and

•	the ability to increase the value of the properties by leasing vacant space under long-term leases or to renegotiate existing leases at market rates, providing increased cash flow.

We believe that our business and our external growth strategy depend on developing strong relationships throughout the banking and financial services industries. We currently have contractual relationships with AmSouth Bank, Bank of America, N.A., Citigroup Inc., KeyBank, N.A. and Wachovia Bank, N.A. relating to the purchase and repositioning of surplus bank branches. We have also had discussions with over 100 major financial institutions, as well as many smaller institutions, which we believe will generate significant opportunities to expand our business. We currently lease properties to over 70 different financial institutions.

Our strong relationships often serve as a key element in the marketing of new properties, as financial institutions often contact us to determine product availability in areas in which they are looking to open a new bank branch or lease office space. Unlike other real estate owners who do not specialize on financial institutions, we are able to provide existing and prospective tenants with otherwise unavailable bank branch locations to meet their specific expansion needs and with the means to efficiently dispose of underperforming or redundant real estate. As we grow our network of relationships with financial institutions, we expect that our ability to leverage these relationships into mutually beneficially arrangements will continue to increase.

Internal Growth

We believe that our business strategy provides significant opportunities for internal growth including:

•	Underutilized Real Estate. Through our specifically tailored transactions, we are often able to acquire properties with underutilized space at prices primarily reflecting their in-place occupancy. We acquire vacant bank branches under our formulated price contracts based on independent appraisals using a valuation methodology that values each property based on its highest and best use and its alternative use, and then applies a negotiated discount. Leasing these properties to quality tenants under long-term leases provides us with the opportunity to increase cash flow from our portfolio.

•	Market Rate Leases. Many of the leases in place on properties we acquire are below current market rates. We seek to renegotiate short-term and below market leases to achieve longer lease terms at market rates, and we also actively manage our portfolio to achieve higher lease rates when leases on our properties expire or come up for renewal.

•	Scheduled Rent Increases. We strive to include scheduled rent increases in many of our leases, which provide us with reliable growth in cash flow and protection from inflation.

Investment Criteria

In analyzing proposed acquisitions, we consider various factors including, among others, the following:

•	the ability to increase rent and maximize cash flow from the properties under consideration;

•	the terms of existing or proposed leases, including a comparison of current or proposed rents and market rents;

•	the creditworthiness of the tenants;

•	local demographics and the occupancy of and demand for similar properties in the market area;

•	the ability to efficiently lease or sublease any vacant space;

•	the ability of the properties to achieve long-term capital appreciation;

•	the ability of the properties to produce free cash flow for distribution to our shareholders;

•	whether the properties are accretive to our per share financial measures;

•	the projected residual value of the properties; and

•	the opportunity to expand our network of relationships with financial institutions.

Our existing formulated price contracts may require us to purchase, or as part of a larger portfolio transaction we may purchase, certain properties that do not meet our investment criteria. Subject to maintaining our qualification as a REIT, we intend to dispose of such properties where we determine that a sale of a property would be in our best interests and holding the property would be inconsistent with the investment parameters for our portfolio. For example, we typically dispose of bank branches that we are unable to lease to financial institutions and our board of trustees has approved a policy to dispose of such non-core properties. Pursuant to that policy, we generally intend to commence our efforts to dispose of a non-core property within 30 days of acquiring that property and to dispose of each non-core property within 12 months of acquiring it. If we believe that the disposition of a property might be subject to the prohibited transactions tax, we generally will dispose of the property through a taxable REIT subsidiary. In some cases, we may hold properties that we identify as candidates for sale in our taxable REIT subsidiary. The disposition policy adopted by our board of trustees may be changed at any time without the consent of our shareholders.

Financing Strategy

We use a variety of financing methods to accomplish our goal of maintaining net indebtedness (debt less unrestricted cash and short-term investments) at a targeted ratio of between 55% and 65% of the underpreciated cost of our properties (including the portion of such cost attributable to leases in place and other real estate related intangibles). We generally choose a financing method based upon the most attractive interest rate, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each type of transaction. We focus principally on fixed rate financing and seek to match the maturity of the debt (exclusive of scheduled amortization payments) to the lease term on the property securing the debt. Our financing strategies include:

•

Sale Leaseback Financing.    Sale leaseback properties provide unique financing opportunities as a result of the net lease nature of the underlying lease obligations and the rated or ratable credit of the tenants supporting those obligations. Unlike financings that rely heavily on the quality of the underlying real estate for property valuation and loan terms, our sale leaseback financings focus principally on the quality of the tenant’s credit and on the completeness of the underlying lease obligations to provide an uninterrupted source of funds for loan repayment. Sale leaseback financings frequently permit an attractive loan-to-value ratio depending on the needs and desires of the borrower. Similar to securitized mortgage financings, sale leaseback financings usually prohibit prepayment entirely or require the payment of make-whole premiums or the posting of defeasance collateral.

•	Formulated Price Contract Financing. We frequently lease surplus bank branches to banks and other financial institutions, which may then provide us mortgage financing with respect to the leased property on favorable terms. Because the lender, as tenant under a long-term, triple net lease of the property, is also the primary, if not exclusive, funding source for repayment of the loan, loan underwriting issues are minimal. The lease and loan documents typically account for the relationship between the tenant and the lender by including set-off provisions that release us as the landlord/borrower from default under the loan documents to the extent that the default is attributable to the actions or inactions of the tenant/lender under the lease. In cases where we do not finance the property through the financial institution tenant, we typically obtain mortgage financing from another lender, often a financial institution with whom we have an ongoing relationship.

•	Specifically Tailored Transaction Financing. We usually finance office buildings that we acquire in specifically tailored transactions with mortgages that will be securitized individually or contributed to multiple loan securitizations, using collateralized mortgage-backed securities underwriting criteria and documentation. This financing structure typically contains provisions that provide for lock-out periods on prepayments, make-whole premiums or defeasance provisions, and reserves for capital expenditures and tenant improvement costs. By incorporating these restrictions in the financing structure, lenders are able to provide more advantageous loan-to-value ratios and interest rates. Mortgage financing loans that are contributed to securitizations are usually written on a non-recourse basis to the borrower, with carve- outs for fraud, misapplication of funds and other bad acts by the borrower or persons under the borrower’s control. In some cases, we use traditional non-securitized mortgage financing.

We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties to be acquired with the financing;

•	our long-term objectives with respect to the properties securing the financing;

•	our target investment return;

•	the terms of any existing leases;

•	the credit of tenants leasing the properties;

•	the estimated market value of the properties upon refinancing; and

•	the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.

We will also consider the impact of individual financings on our corporate financial structure. Among the factors we consider are:

•	our overall level of consolidated indebtedness;

•	the timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt as a percentage of total market capitalization and debt as a percentage of real estate assets; and

•	the overall ratio of fixed- and variable-rate debt.

We intend to continue to employ our current financing methods as well as additional methods, including obtaining from banks, institutional investors or other lenders financing through lines of credit, bridge loans, and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our properties. In addition, we may incur debt in the form of publicly or privately placed debt instruments. When possible, we seek to replace short-term sources of capital with long-term financing in which we match the maturity of the debt (exclusive of scheduled amortization payments) to the lease term on the property securing the debt.

Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital purposes or to purchase additional interests in partnerships or joint ventures. If necessary, we may also borrow funds to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. We may also incur indebtedness for other purposes when, in our opinion, it is advisable.

We may change our policies with respect to leverage, including our targeted leverage ratio, at any time without the consent of our shareholders.

Real Estate Operations

Both directly and by outsourcing functions to third party service providers, we perform asset management, leasing, property management, and accounting and finance services relating to our properties.

Asset Management.    We focus our asset management activities on maximizing the value of our portfolio, monitoring property performance and operating costs, managing our investment opportunities and, where applicable, pursuing the disposition of non-core properties. Our asset management team directly oversees our entire portfolio and seeks to increase operating cash flow through aggressive oversight of our leasing, acquisition and property management functions.

Leasing.    Our leasing team is a key component of our success. Members of our leasing team have developed relationships with large financial institutions and community banks and also have significant experience in leasing to other types of tenants.

Our marketing process generally begins prior to acquisition of a property, when our leasing agents visit the site to determine how to most effectively market the property for leasing. For our bank branches, we regularly contact community banks and other financial institutions in our markets to determine their property needs, and we attempt to match the properties in our portfolio and acquisition pipeline with the needs of these prospective tenants. For our office buildings, we will visit the location and seek to renegotiate and extend existing leases and identify new tenants for vacant space. We also engage experienced local brokers to market vacancies within our portfolio.

Property Management.    Our property management functions include the coordination and oversight of tenant improvements and building services. For our office buildings and vacant bank branches, we currently outsource all day-to-day property management functions except with respect to the properties located in the Philadelphia, Pennsylvania metropolitan area. For our properties leased to tenants under triple net and bond net leases, the tenant is responsible for expenses related to all such functions. In the future, we may open a regional management office in any area where we acquire a sufficient number of office properties.

Accounting and Finance.    We perform accounting and finance services relating to the management of our real estate. Through our use of Timberline real estate management software, our accounting and finance team can quickly integrate a large number of properties into our portfolio without the need to substantially increase the number of accounting employees. Our accounting and finance personnel perform management of accounts payable, collection of receivables and budgeting of operating expenses through consultation with our asset management group.

Investment Considerations

We believe that our business strategy and operating model distinguish us in a number of ways, including:

•	Banking Industry Focus. The extensive real estate holdings of the banking industry present us with the opportunity to continue to grow our portfolio in the future. We believe that consolidation activity, the sale of underutilized real estate, regulatory restrictions affecting banks’ ability to hold real estate for investment purposes and other trends in the banking industry are likely to continue to result in acquisition opportunities for us.

•	Limited Competition. We believe that we are the only real estate company that acquires the full range of real estate from banks and other financial institutions utilizing our unique formulated price contract structure, as well as through sale leaseback and specifically tailored transactions. Most of our acquisitions have been privately negotiated and have not resulted from a competitive bidding process.

•	High Credit Quality Tenants. Our tenant base consists principally of banks and other financial institutions that are highly regulated. As of February 29, 2004, 89.0% of our contractual base rent from our portfolio was derived from financial institutions in the aggregate and 86.3% was derived from entities with current credit ratings of A or better as reported by Standard & Poor’s. Contractual base rent is the contractual rent required to be paid by a tenant under a lease during the ensuing 12 month period, taking into account all scheduled rental increases and decreases, but excluding reimbursable expenses and the effect of straightlining. Our bank tenants are subject to regulatory oversight by government agencies that is intended to ensure ongoing financial viability. As of February 29, 2004, 11.0% of the contractual base rent from our portfolio was derived from non-financial institution tenants. While our non-financial institution tenants typically do not have credit ratings by Standard & Poor’s or other similar credit-reporting agencies, and are not required to have any minimum credit rating, we typically assess such prospective tenants by performing background analysis consistent with industry practices evaluating both the general desirability of the tenants as well as their ability to comply with the financial and other terms of our leases.

•	Diversified Real Estate Strategy. Our portfolio is diversified geographically and by asset type within the banking industry. As of February 29, 2004, our portfolio included both small and large office buildings, as well as bank branches, leased to 451 different tenants in 27 states and Washington D.C.

•	External Growth Opportunities. We believe that our focus on the banking industry, existing relationships with financial institutions, growing visibility in the banking industry and flexible acquisition structures will continue to provide us with opportunities to acquire properties that meet our portfolio criteria.

•	Internal Growth Opportunities. Through our specifically tailored transactions, we often acquire partially occupied properties at prices based on rental income being generated at the time of the acquisition. We also acquire vacant bank branches under our formulated price contracts based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Through our active management and leasing efforts, we believe that we are well-positioned to maximize the value of the underutilized or vacant real estate we acquire. In addition, we strive to increase cash flow by negotiating leases with scheduled rent increases.

•	Stable Risk-Adjusted Returns. We typically enter into long-term triple net or bond net leases with our tenants, many of which are the sellers of the properties. As of February 29, 2004, the weighted average term of our leases was 14.8 years. In addition, as of February 29, 2004, approximately 89.2% of our contractual base rent was derived from triple net and bond net leases under which we are not responsible for operating expenses. We believe that these types of leases generate consistent and predictable returns, protecting us from market fluctuations and increases in operating expenses.

Property Improvements

Most of our bank branches and many of our office buildings are leased on a triple net or bond net basis. For these properties, the tenants are responsible for all improvements and are contractually obligated to perform all routine maintenance on the properties as well or, alternatively, to reimburse us for all of the expenses relating to these functions. For non-financial institution tenants in our office buildings, we typically provide a tenant improvement allocation in accordance with prevailing market conditions. In our office buildings, maintenance and improvements to common areas are incorporated into operating expenses for the buildings, which are passed through to net lease tenants. All of our tenant improvements are coordinated by our property management group and are performed by local outside contractors.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in the building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release into the environment of asbestos- containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

While we purchase many of our properties on an “as is” basis, our purchase contracts for such properties contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property.

We believe that our portfolio is in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.

Competition

While we believe that our strategy and market focus represent an innovative approach, we nevertheless compete in acquiring properties with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors.

Among the positive factors relating to our ability to compete to acquire properties are our existing relationships with financial institutions, our growing visibility within the banking industry, our flexible acquisition structures and our ability to purchase the range of real estate assets owned by financial institutions.

Among the negative factors relating to our ability to compete are the following:

•	we may have less knowledge than our competitors of certain markets in which we seek to purchase properties;

•	many of our competitors have greater financial and operational resources than we have; and

•	our competitors or other entities may determine to pursue a strategy similar to ours.

We also face competition in leasing or subleasing available properties to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market.

Insurance

We carry comprehensive liability, casualty and rental loss insurance covering all of the properties in our portfolio. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We have also obtained terrorism insurance on some of our larger office buildings, which is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We intend to obtain similar terrorism insurance on office buildings that we acquire in the future to the extent required by our lenders. In addition, in certain areas, we pay additional premiums to obtain flood or earthquake insurance. We do not carry insurance for generally uninsured losses such as loss from riots.

Employees

We employed 93 full-time employees as of April 20, 2004. We believe that our relations with our employees are good.

Legal Proceedings

We are not involved in any litigation other than routine litigation arising in the ordinary course of business that we expect to be covered by insurance.

Other Types of Investments and Policies

Investment Approval Policy

We have no set limitation regarding (i) the number of properties in which we may invest, (ii) the amount or percentage of our assets that we may invest in any specific property or property type that falls within our overall strategy of acquiring properties leased to regulated financial institutions or (iii) the concentration of our investments in any geographic area in the United States or abroad. Our board of trustees has adopted an investment approval policy pursuant to which the finance committee of our board of trustees has been granted the authority to approve any acquisition or joint venture where the purchase price, including any assumed or incurred debt, does not exceed $400 million and any corporate or property financing transaction that does not exceed $400 million. In addition, our board of trustees has granted authority to our executive officers to approve, without approval of the finance committee, any acquisition or joint venture where the purchase price, including any assumed or incurred indebtedness, does not exceed $100 million, or any corporate or property financing transaction that does not exceed $100 million.

Investments in Mortgages and Residential Mortgage-Backed Securities.

Prior to our initial public offering on June 30, 2003, we owned residential mortgage-backed securities guaranteed by Fannie Mae or Freddie Mac and had borrowed through reverse repurchase agreements to finance our investments in those securities. We repaid these reverse repurchase agreements, and terminated a related hedging arrangement, prior to the completion of our initial public offering. We no longer intend to own residential mortgage-backed securities in a leveraged portfolio, but may invest in residential mortgage-backed securities on an unleveraged basis for cash management purposes. At December 31, 2003, we had an unleveraged investment of $56.0 million in shares of an institutional mutual fund which invests primarily in residential mortgage-backed securities.

Hedging and Interest Rate Management.    We acquire derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We do not intend to acquire derivative instruments for speculative purposes. Our hedging activities may include entering into interest rate swaps and caps and options to purchase swaps and caps. Under the tax laws applicable to REITs, we generally will be able to enter into swap or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments to hedge indebtedness that we incur to finance our acquisitions of real estate or real estate-related assets. Interest rate management techniques do not eliminate risk.

Investments in Other Securities or Entities.    We do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors or with financial institutions. We may also invest in the debt or equity securities of other issuers in connection with the anticipated acquisition of properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. We do not anticipate acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Lending Policies.    Our board of trustees has adopted a policy that prohibits us from making loans to our executive officers, key employees or trustees. Other than this policy, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Equity Capital Policies.    Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of our operating partnership in connection with acquisitions.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares from our shareholders. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the dividend reinvestment plan at a price equal to the then prevailing market price or a slight discount thereto, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared.

Conflicts of Interest Policy.    We have adopted a code of business conduct and ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where a majority of our disinterested trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with SEC requirements. We cannot assure you that our conflicts of interest policy will eliminate all conflicts of interest.

Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our company’s interest. The policy prohibits us, absent the approval of a majority of our disinterested trustees, from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest. For example, under our conflicts of interest policy we are prohibited from, among other things:

•	acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of more than 5%; or

•	permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our board and its committees.

Our declaration of trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the Maryland General Corporate Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Our Properties

As of February 29, 2004, we owned or held leasehold interests in 584 properties located in 27 states and Washington, D.C., containing an aggregate of approximately 18.3 million rentable square feet. As of that date, the contractual rent expected from our properties was approximately $235.2 million. The following table presents our portfolio as of February 29, 2004:

Properties(1)	Number of Buildings	Rentable Square Feet	Occupancy Rate	Percentage of 2003 Contractual Rent
Office buildings	221	16,417,457	88.7%	87.3%
Bank branches	363	1,885,293	82.8	12.7

	584	18,302,750	88.1%	100.0%

	Weighted Average Remaining Lease Term(1)	Percentage of Contractual Rent from Financial Institutions	Percentage of Contractual Rent from Net Leases(2)
Total properties	14.8 years	89.0%	89.2%

(1)	Weighted based on Contractual Rent.
(2)	Includes triple net or bond net leases, as well as leases where our exposure to operating expenses is subject to a cap which has been or, we expect, will be reached in the near future.

Set forth below is information regarding lease expirations for our properties as of February 29, 2004:

Year of Lease Expiration	Number of Expiring Leases(1)	Contractual Rent(1)		Percentage of Contractual Rent
2004	142	$6,968,487		2.91%
2005	79	7,304,677		3.05
2006	45	2,919,318		1.22
2007	32	5,156,931		2.15
2008	43	2,797,935		1.17
2009	25	1,927,170		0.80
2010	81	16,362,028		6.83
2011	54	12,513,499		5.22
2012	27	10,890,761		4.55
2013	17	2,345,997		0.98
2014	11	1,654,433		0.69
2015 and thereafter	299	168,344,044	(2)	70.27

(1)	Excludes monthly leases and 96 leases representing approximately $324,000 of contractual rent relating to parking, storage and antenna leases.

(2)	The master lease on 14 office buildings (containing an aggregate of approximately 3.8 million rentable square feet) we acquired in January 2003 expires in 2022. However, the annual rental payments by Bank of America, N.A. under the lease of approximately $40.4 million will terminate after 2010, with a final payment of $3.0 million due in January 2011 with respect to that month.

Office Buildings

As of February 29, 2004, we owned 221 office buildings. Except for our 123 South Broad Street property, in which we own a 89% interest, we own 100% of all of our properties. Set forth below is general information as of February 29, 2004, relating to our office buildings, which are grouped according to the transaction in which we acquired them.

Street Address	City and State	Rentable Square Feet	Contractual Base Rent		Percentage Leased(1)
Formation Transaction Portfolio
170 Broad Street	Red Bank, NJ	11,223	$172,892		89.3%
102 Pennsylvania Ave.	Avondale, PA	7,000	111,552		100.0
610 Old York Road	Jenkintown, PA	172,240	2,129,554		85.5
123 South Broad Street	Philadelphia, PA	626,594	9,137,867		95.9
123 South Broad Street, Mezzanine	Philadelphia, PA	255,992	4,071,780		100.0
50 West Market Street	West Chester, PA	21,300	514,280		100.0
177 Meeting Street	Charleston, SC	61,243	1,199,581		74.0

Subtotal (7 properties)		1,155,592	17,337,506		94.0

Bank of America Small/Large Office Portfolio (158 properties)		8,055,276	63,625,324	(2)	82.3

Bank of America Small Office Portfolio
6551 Van Nuys Blvd.	Los Angeles, CA	35,647	331,448		55.0
460 East Altamonte Drive	Altamonte Sprgs, FL	30,430	123,041		23.9
3210 Cleveland Avenue	Fory Myers, FL	29,403	405,830		100.0
2627 NW 43rd Street	Gainesville, FL	36,272	410,114		66.8
2200 Nasa Bay	Nassau Bay, FL	33,961	481,060		93.0
900 East Prima Vista Blvd.	Port St. Lucie, FL	42,076	148,415		41.9
7347 Forest Oaks Blvd.	Spring Hill, FL	24,774	184,582		73.2
1933 East Hillsborough Avenue	Tampa, FL	37,342	257,434		40.8
1540 Highway 138 SE	Conyers, GA	38,165	305,334		66.5
401 Carswell Avenue	Waycross, GA	25,000	149,525		49.4
723 First Avenue South	Fort Dodge, IA	28,094	117,577		30.8
619 South Second Street	Dodge City, KS	33,839	161,126		44.7
10017 East 63rd Street	Raytown, MO	42,800	158,534		21.9
35 Court Square	West Plains, MO	26,910	100,321		22.0
5905 South Virginia Street	Reno, NV	29,682	424,354		81.6
301 South Main Street	Pendelton, OR	28,936	159,769		32.6
1616 West Market Street	Johnson City, TN	15,278	129,289		50.4
5725 Highway 290 West	Austin, TX	33,175	458,636		81.7

Subtotal (18 properties)		571,784	4,506,389		53.9

Dana Commercial Credit Corporation Portfolio(3)
730 15th Street NW	Washington, DC	110,841	1,186,945		100.0
830 Central Avenue	St. Petersburg, FL	83,108	892,865		100.0
6000 Feldwood	College Park, GA	233,644	2,510,138		100.0
2059 Northlake Parkway	Tucker, GA	248,024	2,664,629		100.0
225 North Calvert Street	Baltimore, MD	381,422	4,097,781		100.0
100 South Charles Street	Baltimore, MD	473,324	5,085,124		100.0
12125 Viers Mill Road	Silver Springs, MD	27,557	296,057		100.0
4161 Piedmont Avenue	Greensboro, NC	359,652	3,863,896		100.0
295 Greystone Boulevard	Columbia, SC	71,962	773,119		100.0
3401 Columbia Pike	Arlington, VA	25,624	275,290		100.0
One Commercial Place	Norfolk, VA	339,904	3,651,735		100.0
Two Commercial Place(4)	Norfolk, VA	290,596	3,121,998		100.0
1111 East Main Street(4)	Richmond, VA	540,765	5,809,671		100.0
8011 Villa Park	Richmond, VA	573,211	6,158,253		100.0

Subtotal (16 properties, including 2 parking facilities)		3,759,634	40,387,501		100.0

Street Address	City and State	Rentable Square Feet	Contractual rent	Percentage Leased(1)
Pitney Bowes-Wachovia Office Portfolio
8324 Baymeadows Way	Jacksonville, FL	119,330	790,843	100.0
1506 South Dale Marby Highway	Tampa, FL	39,707	341,790	100.0
200 Magnolia Ave.	Eustis, FL	15,548	336,374	100.0
9580 Regency Square Blvd.	Jacksonville, FL	15,082	264,596	100.0
200 Reid Street	Palatka, FL	21,092	372,715	100.0
1601 Main Street	Jacksonville, FL	32,623	252,706	100.0
5606 Gordon Road	Mabletown, GA	31,900	222,709	100.0
455 Walnut Street	Macon, GA	18,925	188,814	100.0
30 Greenville Street	Newnan, NC	18,300	384,268	100.0
501 Broad Street	Rome, GA	44,000	286,340	100.0
82 Patton Avenue	Asheville, NC	59,400	—	—
200 Green & Bow Streets	Fayetteville, FL	23,173	218,164	100.0
100 S. State Street	Lexington, NC	16,236	277,465	100.0
300 North Green Street	Morganton, NC	20,830	238,492	100.0
418-420 Bushy Mountain Road	N. Wilkesboro, NC	159,072	709,032	100.0

Subtotal (15 properties)		635,218	4,884,308	90.6

Finova Capital-BB&T
223 West Nash Blvd.	Wilson, NC	96,723	885,557	100.0
2501 Wooten Blvd.	Wilson, NC	72,774	666,290	100.0
2412 Horton Blvd.	Wilson, NC	32,400	296,641	100.0

Subtotal (3 properties)		201,897	1,848,488	100.0

First States Wilmington, L.P.
3 Beaver Valley Road (1 property)	Wilmington, DE	263,058	4,503,214	100.0

General Electric (subsidiary)—Bank of America
800 Market Street (1 property)	St. Louis, MO	750,000	8,692,591	95.9

Kingston Bedford—State Street
One Lincoln Street (1 property)	Boston, MA	1,024,998	63,888,125	100.0

Total (221 properties)		16,417,457	$209,673,446	88.7%

(1)	Based on rentable square feet.

(2)	Includes contractual base rent relating to approximately 580,000 rentable square feet that Bank of America, N.A. currently occupies, but rents at a reduced rate through June 2004.

(3)	The portfolio is leased to Bank of America, N.A. pursuant to a master lease.

(4)	This office building includes an adjacent parking structure.

Bank Branches

Historically, our bank branches have typically been acquired through sale leaseback transactions or formulated price contracts. Acquisitions under formulated price contracts have generally consisted of a portfolio of five to 35 bank branches, although we have in the past and may in the future acquire smaller or larger portfolios. Our acquisition of bank branches have in the past, and may in the future, involve both the acquisition of fee interests in properties as well as the assumption of leasehold interests. Of the 363 bank branches that were in our portfolio as of February 29, 2004, 82.8% of the properties are leased or subleased and 17.2% of the properties are vacant. The average remaining lease term for the leased locations is approximately 11.6 years.

Acquisitions and Transactions since Formation Transactions

Financing Transactions

Since we completed our private placement in September 2002, we have engaged in the following financing transactions:

•	On April 30, 2003, we completed a long-term financing through Lehman Brothers Bank, FSB for an aggregate principal amount of $80.0 million. We have issued to Lehman Brothers Bank, a total of 64 promissory notes secured by leases on 64 properties that are leased to Wachovia Bank, N.A. We utilized $75.0 million to fund the repayment of a bridge loan from Bank of America, N.A. The notes have been issued in two series. The notes in the first series relate to 23 properties, are due on June 10, 2023, bear interest at a fixed annual rate of 5.496% and are secured by mortgages on, and assignments of rents and leases for, the properties to which the notes relate. The notes in the second series relate to the remaining 41 properties, are due on September 10, 2010, bear interest at a fixed annual rate of 4.066% and are secured by mortgages on, and assignments of leases and rents for, the properties to which the notes relate. Interest on both series of notes is payable quarterly on the 10th day of each March, June, September and December, beginning on June 10, 2003. Principal payments are also payable quarterly beginning on September 10, 2003.

•	On May 23, 2003, we completed a long-term financing arranged through Banc of America Securities LLC for an aggregate principal amount of $200.0 million. In connection with this financing, we have issued a note for the full principal amount of the loan to Wells Fargo Bank Northwest, N.A., as trustee for a group of institutional investors. This note is due on January 10, 2011, bears interest at a fixed annual rate of 4.04%, and is secured by mortgages on, and an assignment of leases and rents for, 14 office buildings acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation. We utilized the proceeds of this financing to fund the repayment of a bridge loan from Bank of America, N.A.

•	On July 18, 2003, we completed a financing with Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, Cayman Islands Branch for a $300.0 million warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to acquire a specific property. Borrowings under this facility may be used only to acquire properties that may be financed on a long-term basis through credit-tenant lease or conduit commercial mortgage-backed securities financing. Advances under credit facility will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties that we acquire with borrowings under this facility or (ii) the acquisition cost of those properties. This facility has a term of three years and bears interest at an annual rate of LIBOR plus either (x) with respect to conduit properties, 1.75%, or (y) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being purchased with the proceeds of the specific advance. We paid a fee of 1.25% of the total availability in connection with this facility, including $500,000 paid upon signing the commitment. We have not received any advances under this warehouse facility to date.

•

On October 1, 2003, we completed a long-term financing with an affiliate of Deutsche Bank Securities Inc. for an aggregate principal amount of $440.0 million. This financing was entered into to refinance a bridge loan we obtained on June 30, 2003 from an affiliate of Deutsche Bank to finance a portion of our acquisition of 158 properties from Bank of America, N.A. in a specifically tailored transaction. The bridge loan bore interest at the rate of 30-day LIBOR (1.12% at September 30, 2003) plus 1.50% and required interest-only payments through the maturity date of December 31, 2003.

The note payable on the long-term financing bore interest through November 30, 2003 at the variable rate payable under the bridge note and then changed to an effective interest rate of 5.78%, including the amortization of the corresponding interest rate swap agreement that was terminated in connection with consummating the long-term financing. The long-term financing matures on December 31, 2013 and has a balloon payment of $369.9 million due at maturity. Interest only payments will be made during the initial 20 months of the term. The long-term financing is secured by a first lien mortgage and an assignment of rents and leases on certain properties acquired in the related purchase of properties from Bank of America, N.A.

•	On December 18, 2003, we received a loan in the amount of $65.0 million from Wells Fargo Bank Northwest, N.A., secured by the 73 properties in the Pitney Bowes - Bank of America portfolio that are leased by Bank of America, N.A. for 20 years on a triple net basis. The financing bears interest at a fixed rate of approximately 5.33% and amortizes to an $18.0 million principal balance at maturity in October 2022.

•	On February 17, 2004, we received a 20-year secured loan in the amount of $520.0 million from Lehman Brothers Holdings, Inc. We utilized the loan to finance a portion of the purchase price for State Street Financial Center. The financing includes an upfront floating interest rate period of six months, during which time the loan will bear interest at LIBOR + 1.25%. After the six-month period, the loan reverts to a 5.79% fixed rate for the remainder of the term. The loan amortizes to a $150.0 million principle balance at maturity in 2024.

•	On April 5, 2004, we obtained a commitment from Deutsche Bank Mortgage Capital for a mortgage loan secured by our Three Beaver Valley Road property in Wilmington, Delaware. The new financing is a $43.0 million, ten year loan at a fixed interest rate of 5.06%, which has been locked in on a forward basis. The loan will amortize over the term to a $35.0 million principal amount at maturity in June 2014. The new debt will refinance two existing loans on the Three Beaver Valley Road property and is expected to close during the week of June 10, 2004, when the current debt becomes prepayable without penalty.

•	On April 15, 2004, we obtained a commitment from Deutsche Bank Mortgage Capital for a $63.0 million mortgage loan secured by the Bank of America Plaza property in St. Louis, Missouri. The new financing is a five year loan at a fixed interest rate of 4.55%. The new loan, which we expect to close in April 2004, will be our first financing on the property. The financing includes a floating rate interest period of up to three months, during which time the loan will bear interest at a floating rate of LIBOR + 1.50%. At the expiration of this period, the loan will revert to the fixed interest rate of 4.55% for the remainder of the term. The loan will mature in June 2009.

Property Acquisitions

Dana Commercial Credit Portfolio: In January 2003, we acquired 14 office buildings and two parking facilities, containing approximately 3,760,000 net rentable square feet, from a wholly owned subsidiary of Dana Commercial Credit Corporation. Under the terms of our net lease with Bank of America, we will receive annual minimum rental payments of $40.4 million from January 2003 through January 2010. From January 2011 through 2022, Bank of America is not required to pay any base rental income (except for a $3.0 million payment with respect to the month of January 2011). In June 2004, 2009, and 2015, Bank of America is permitted to vacate space totaling 54.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation. The annual rental payments under this lease are fixed regardless of the square feet leased by Bank of America. If Bank of America does not vacate space in June 2004, 2009 and 2015, as otherwise permitted under the lease, Bank of America will pay additional rent as provided in the lease agreement for the space it does not vacate. As of February 29, 2004, Bank of America had exercised its option to vacate approximately 654,000 square feet in June 2004.

Wachovia Bank Formulated Price Contracts: In September 2002, we entered into a formulated price contract with Wachovia Bank, N.A. for the purchase of surplus bank branches in the bank’s entire retail banking territory. As of February 29, 2004, we have acquired 66 bank branches containing approximately 409,000 square feet under this contract.

Pitney Bowes—Wachovia Portfolio: In August 2002, we entered into an agreement with Pitney Bowes to acquire a portfolio of 87 properties acquired by Pitney Bowes through a sale leaseback arrangement with Wachovia Bank, N.A. In March 2003, we closed this transaction. Concurrent with this acquisition, we entered into net lease agreements with Wachovia Bank, N.A. for 74 properties, with the leases expiring at various dates from 2010 through 2023. In addition, in conjunction with this acquisition, we assumed net leases on the 13 remaining properties that are currently leased to various third party financial institutions, with leases expiring at various dates through 2010.

Finova Capital—BB&T: On April 15, 2003, we acquired from Finova Capital Corporation three office buildings and seven bank branches located in North Carolina consisting of approximately 251,000 rentable square feet. Each of these properties is leased to BB&T Corporation under a master lease, which expires on December 31, 2005. The lease may be renewed in whole but not in part at the option of the tenant for up to six additional terms of five years each.

Bank of America Specifically Tailored and Sale Leaseback Transaction: On June 30, 2003, we acquired from Bank of America, N.A., a portfolio of 27 large office buildings and 131 small office buildings containing approximately 8.1 million rentable square feet. As of February 29, 2004, 65.5% of the rentable square feet in this portfolio was leased to Bank of America, N.A. with an initial lease term of 20 years. Bank of America, N.A. has the option to renew these leases for up to six successive five year terms. In the case of a renewal, the rent will be the fair market rental value of the premises, as determined in accordance with the leases. Bank of America, N.A. will pay us approximately $44.9 million in annual base rent under the 20 year leases, plus its allocable shares of the operating expenses associated with the leased space. As of February 29, 2004, 7.2% of the rentable square feet in this portfolio was leased to Bank of America, N.A. through June 2004 at a reduced rate. Bank of America, N.A. is required to notify us, by June 30, 2004, whether it intends to vacate the square footage it currently rents at a reduced rate or renew at the then-current fair market rate or at the rate established by the 20 year leases, depending on the length of the term selected. In addition to the space leased by Bank of America, N.A., as of February 29, 2004, 9.6% of the rentable square feet in this portfolio was leased to third parties.

Citigroup Formulated Price Contract: On August 28, 2003, we acquired 21 bank branches from Citigroup, including the assumption of 14 leasehold interests. These properties contain approximately 121,000 rentable square feet. As of February 29, 2004, we had sold or terminated leasehold interests in ten of these properties and continued to hold 11 properties.

Pitney Bowes—KeyBank: On September 16, 2003, we acquired 31 bank branches from Pitney Bowes, which were previously acquired by Pitney Bowes pursuant to a sale leaseback arrangement with KeyBank, N.A. The properties contain 154,000 rentable square feet.

Pitney Bowes—Bank of America: On September 25, 2003, we acquired 97 bank branches containing approximately 479,000 square feet from Prefco III Limited Partnership. Bank of America, N.A. leases 73 of the properties for 20 years on a triple-net lease basis. Among the remaining properties, seven were leased to Bank of America, N.A. for varying terms, 14 were subleased with leases expiring in December 2008 and the remaining three were vacant as of February 29, 2004.

First States Wilmington, L.P.: On September 30, 2003, pursuant to the exercise of a purchase option entered into in May 2002, we acquired all of the ownership interests of First States Wilmington JV, L.P. (FSW), the beneficial owner of Three Beaver Valley, a Class A office building containing approximately 263,000 square feet. The property, located in Wilmington, DE, is fully occupied and leased on a triple-net basis to American International Insurance Company (a wholly-owned subsidiary of American Insurance Group) and Wachovia Bank, N.A. Total consideration paid by us for the FSW interests was $51.8 million, of which $44.8 million consisted of the assumption of variable rate debt. The remaining consideration consisted primarily of units of limited partnership in our operating partnership and cash. Prior to the acquisition, FSW was controlled by our Chief Executive Officer. Concurrent with this acquisition, we terminated the agreement with the existing property management company, which was wholly owned by our Chief Executive Officer.

Bank of America Plaza: On December 15, 2003, we acquired an office building located in St. Louis, Missouri from a subsidiary of General Electric containing approximately 750,000 square feet. The property is primarily occupied by Bank of America and International Business Machines Corp.

Kingston Bedford—State Street: On February 17, 2004, we completed the acquisition of State Street Financial Center, a 36-story, Class A office building in Boston’s Financial District that is 100% leased to a wholly-owned affiliate of State Street Corporation, a global financial services company. The property also includes a 900-space parking garage. We acquired State Street Financial Center for a purchase price of $706.7 million, including transaction costs, and financed the acquisition with available cash, $520.0 million in debt financing and the issuance of 1,975,000 units in our operating partnership, valued at $35.9 million.

In connection with the acquisition, we completed a broad lease amendment with State Street Corporation, under which State Street Corporation will pay annual rent for the office building equal to approximately $63.9 million plus all operating expenses of the property in excess of $16.4 million annually. We have also agreed to terms with State Street Corporation on a triple net lease for the property’s parking garage. This lease which we expect to complete in April 2004, will provide for annual rent of $2.5 million in 2004, $3.0 million in 2005, $3.5 million in 2006, $4.0 million in 2007, $4.4 million in 2008, $4.8 million for 2009 and thereafter increasing by a cost of living adjustment.

Acquisitions Under Contract

Formulated Price Contracts. Under our formulated price contracts with Wachovia, N.A. and Bank of America, N.A. we expect to acquire 20 and 40 bank branches, respectively for aggregate purchase prices based principally upon appraisals of the properties purchased.

Koll-Citigroup. On April 19, 2004, we signed agreements to purchase three office buildings to be developed by Koll Development, LLC and net leased by an affiliate of Citigroup, Inc. The three buildings, totaling approximately 531,000 square feet, will be located in Louisville, Kentucky, Greensboro, North Carolina and Boise, Idaho. All three properties are to be developed concurrently and are expected to be completed in the fourth quarter of 2004. Our purchase price for the three properties will be between $85.6 million and $88.6 million, based upon construction requirements of the lessee, payable upon completion of construction. We will assume no development risk in the transactions, as an affiliate of Citigroup has net leased the properties at a rental rate to be determined as a percentage of our gross purchase price. The Citigroup leases will be for an initial term of 15 years with two five-year renewal options. Citicorp (rated AA- by Standard and Poor’s) will guarantee the lessee’s obligations under the leases.

MANAGEMENT

Trustees and Executive Officers

Our board of trustees currently consists of nine members. The trustees serve terms of one year. We have provided below information regarding our executive officers and current trustees.

Name	Age	Position
Nicholas S. Schorsch	42	President, Chief Executive Officer and Vice Chairman of the Board of Trustees
Glenn Blumenthal	46	Senior Vice President—Asset Management, Chief Operating Officer and Trustee
James T. Ratner	39	Senior Vice President—Finance and Chief Financial Officer
Jeffrey C. Kahn	42	Senior Vice President—Acquisitions and Dispositions
Edward J. Matey Jr.	49	Senior Vice President and General Counsel
Sonya A. Huffman	30	Senior Vice President—Operations
Lee S. Saltzman	56	Senior Vice President and Chief Investment Officer
Shelley D. Schorsch	42	Senior Vice President—Corporate Affairs
Lewis S. Ranieri	57	Chairman of the Board of Trustees
John M. Eggemeyer III	58	Trustee
Raymond Garea	54	Trustee
Michael J. Hagan	41	Trustee
John P. Hollihan III	54	Trustee
William M. Kahane	55	Trustee
Richard A. Kraemer	59	Trustee

Each of our executive officers, other than Messrs. Ratner, Matey and Saltzman, has served as an officer since we commenced operations on September 10, 2002, and prior to that time was employed by American Financial Resource Group, Inc., or AFRG, which was founded in 1995 for the purpose of acquiring operating companies and other assets in a variety of industries including financial services and real estate. Each of our executive officers, other than Messrs. Ratner, Matey and Saltzman and Ms. Schorsch, also was an officer of, although not employed by, our REIT from its formation on May 23, 2002 until it commenced operations on September 10, 2002.

Nicholas S. Schorsch has served as our Chief Executive Officer, President and Vice Chairman of our board of trustees since our formation as a REIT. From 1995 to September 2002, Mr. Schorsch was President and Chief Executive Officer of AFRG, which he founded in 1995. From 1980 to 1994, Mr. Schorsch was Chairman of the Board and President of Thermal Reduction Company, a non-ferrous metal products manufacturing business that Mr. Schorsch sold in 1994. Mr. Schorsch is Clerk (Chairman) of the board of trustees of Abington Friends School. Mr. Schorsch also serves as Chairman of the Board of the Performing Arts Center of Abington. Mr. Schorsch is the spouse of Shelley D. Schorsch, our Senior Vice President—Corporate Affairs.

Glenn Blumenthal has served as our Senior Vice President—Asset Management and Chief Operating Officer and a member of our board of trustees since our formation as a REIT. From April 1999 to September 2002, Mr. Blumenthal was a Senior Vice President of AFRG. Mr. Blumenthal has over 20 years experience in the acquisition and disposition of large real estate portfolios. His background also includes property management, leasing, site selection and land development. From 1992 to April 1999, Mr. Blumenthal was a Vice President at First Union National Bank (now known as Wachovia Bank) responsible for acquisition and asset management of major offices, capital and expense budgeting and reporting. In this position, he was an integral part of our predecessor’s 1998 acquisition from First Union of 105 bank branches that First Union sold after its merger with CoreStates Bank. From 1988 to 1992, Mr. Blumenthal was with the Resolution Trust Corporation, where he managed a $120 million real estate portfolio.

James T. Ratner joined American Financial Realty Trust in December 2003 and serves as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Ratner served as chief financial officer of PaineWebber Real Estate Fund I, L.P., a real estate opportunity fund formed by Paine Webber Group, Inc. that acquired and owned interests in over $900 million of real estate assets. From 1991 to 2000, Mr. Ratner served as an investment banker with PaineWebber, most recently as a managing director specializing in capital markets and merger and acquisition transactions for REITs and hotel companies. In this capacity, Mr. Ratner was also involved in structuring and implementing PaineWebber’s direct investments in real estate, which included interests in approximately $2 billion of commercial assets. Mr. Ratner has both an M.B.A. and law degree, and is registered as a non-practicing attorney in the state of New York.

Jeffrey C. Kahn has served as our Senior Vice President—Acquisitions and Dispositions since our formation as a REIT. He manages our local, regional and national sales and leasing activities, participates in our acquisition activities, and also directs the execution of our disposition strategy. In 1999, Mr. Kahn formed Strategic Alliance, the exclusive real estate brokerage operations of AFRG. Mr. Kahn served for over 20 years as Vice President of Kahn & Co., specializing in real estate brokerage, investment management and consulting, managing a portfolio containing gasoline service stations, retail sites, multi-tenant office buildings and large corporate offices. Mr. Kahn has developed large commercial retail centers, performed feasibility analysis on distressed properties, acquired local, state and federal permit approvals, and performed institutional land purchases and appraisal review. Mr. Kahn is currently a licensed real estate broker in Pennsylvania and New Jersey. He is a member of the National Association of Realtors, Pennsylvania Association of Realtors and International Council of Shopping Centers and has served on the Board of the Southern Home Services for Children and the Abington YMCA.

Edward J. Matey Jr. has served as our Senior Vice President and General Counsel since October 2002. From October 1991 to September 2002, Mr. Matey was a partner in the law firm of Morgan, Lewis & Bockius LLP where his practice focused on real estate law, including property acquisition and disposition, commercial leasing, construction contracting and complex financings. From 1986 to September 1991, Mr. Matey was an associate at Morgan, Lewis & Bockius LLP, and from 1982 to 1986, Mr. Matey was an associate at Clark, Ladner, Fortenbaugh & Young. Active in professional organizations, Mr. Matey is a member of the Real Property, Probate and Trust Law Section of the American Bar Association and a member of the Real Property Section of the Philadelphia Bar Association. For his last three years at Morgan Lewis, Mr. Matey led the team of attorneys that represented AFRG and its related entities in the acquisition, disposition, leasing and financing of real estate properties. Mr. Matey is licensed to practice law in Pennsylvania and New Jersey.

Sonya A. Huffman has served as our Senior Vice President—Operations since our formation as a REIT, and previously had been with AFRG in the same position since January 2001. Ms. Huffman is responsible for due diligence and settlement of all acquisitions and dispositions of our real estate. From October 1998 to January 2001, Ms. Huffman worked for the law firm of Morgan, Lewis & Bockius LLP where she primarily worked on the team that represented AFRG and its investment partnerships in their real estate acquisitions and dispositions. From January 1996 to October 1998, Ms. Huffman worked for Rite Aid Corporation on the acquisition and disposition of retail real estate assets.

Lee S. Saltzman has served as our Senior Vice President and Chief Investment Officer since July 2003. From 1995 to July 1, 2003, Mr. Saltzman was a partner in the law firm of Sidley Austin Brown & Wood LLP in New York, where his practice focused on the representation of owners, operators and financial institutions in connection with a broad range of real estate projects and transactions, including capital market activities. Previously, Mr. Saltzman served as Senior Vice President of business units of The Rockefeller Group and The Shorenstein Company and Vice President of Salomon Brothers Inc. In these positions he was responsible for the acquisition (including the formation and operation of investment partnerships), asset management and development of major office and mixed use commercial real estate projects. Mr. Saltzman has served as Vice Chairman of the Times Square Business Improvement District, on the President’s Council of the Real Estate

Roundtable, and in the National Association of Real Estate Investment Trusts. He is currently active as a Trustee of the Citizens Budget Commission, and as a member of the Urban Land Institute and the Real Estate Board of New York.

Shelley D. Schorsch has served as our Senior Vice President—Corporate Affairs since October 2002, and as Director of Building Design and Coordination since our formation as a REIT. Prior to that, Ms. Schorsch was a co-founder of AFRG and served as its chief creative officer since 1995. Ms. Schorsch has been responsible for corporate communications, brand strategy, interior design, space utilization, and project management for us and AFRG. Prior to her affiliation with AFRG, Ms. Schorsch held various senior management positions in corporate communications, business development and brand strategy for Thermal Reduction Company and L.D. Davis Company. Ms. Schorsch is the spouse of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees.

Lewis S. Ranieri has served as a member of our board of trustees since its formation as a REIT. Mr. Ranieri is the prime originator and a founder of Hyperion Partners L.P. and Hyperion Partners II L.P. (“Hyperion”) and chairman and/or director of various other entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation, and is Chairman and a member of the Board of Directors of Hyperion Capital Management, Inc., a registered investment advisor. Prior to forming Hyperion Partners L.P., Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc. (Salomon). He is generally considered to be the “father” of the securitized mortgage market. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon’s leadership position in the mortgage-backed securities area, and also led the effort to obtain federal legislation to support and build the market. At Salomon, Mr. Ranieri had responsibility for the firm’s activities in the mortgage, real estate and government-guaranteed areas.

Regarded as an expert and innovator in both the mortgage and capital markets, Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recent recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc. and subsequently inducted into the FIASI Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed-income securities and portfolios.

Mr. Ranieri also serves on the boards of directors of Reckson Associates Realty Corp. and is Chairman of Computer Associates International, Inc., Franklin Bank Corp. and Capital Lease Funding, Inc. He is also the Chairman of Five Mile Capital Partners LLC, a private sponsor and manager of private investment funds. In addition, Mr. Ranieri acts as a trustee or director of Environmental Defense and The Metropolitan Opera Association and is Chairman of the Board of the American Ballet Theatre.

John M. Eggemeyer III has served as a member of our board of trustees since April 2003. Mr. Eggemeyer is the Founder and Chief Executive Officer of Castle Creek Capital LLC and Castle Creek Financial LLC, which together form a merchant banking organization serving the banking industry, and each of which he founded in 1990. Mr. Eggemeyer has been the Chairman of the Board of First Community Bancorp since May 2000 and was the Chairman of the Board of Rancho Santa Fe National Bank from February 1995 until the formation of the First Community Bancorp. He has also been a director of TCF Financial Corporation since 1994 and Union Acceptance Corporation since October 2000 (non-executive Chairman since September 2002).

Raymond Garea has served as a member of our board of trustees since our formation as a REIT. Mr. Garea is currently Chief Executive Officer of Axia Capital Management, LLC, which he founded in November 1991. From 1991 until October 2001, Mr. Garea was a senior member of the Portfolio Management team at Franklin Mutual Advisors (and its predecessor firm, Heine Securities), the investment advisor for the Mutual Series Fund

Group. He was the Portfolio Manager for Mutual Financial Services since its inception in August 1997 and for Mutual Qualified from October 1998 until February 2002. From 1987 to 1991, Mr. Garea was Vice President and Senior Analyst in the High Yield Research Group at Donaldson, Lufkin & Jenrette. Mr. Garea started his career as a financial analyst at Cates Consulting in 1981. At the time of his departure in 1987, he was president of Cates Consulting. From 1973 to 1981, Mr. Garea was Director of Education and Research at the Conference of State Bank Supervisors, a national association for state bank regulators.

Michael J. Hagan has served as a member of our board of trustees since April 2003. Mr. Hagan has been the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc., a weight management company, since December 2002. Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business internet and software company, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to the present, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990, and was formerly a Certified Public Accountant. Mr. Hagan serves as Chairman of Verticalnet’s board of directors and as a member of the board of trustees of Saint Joseph’s University.

John P. Hollihan III has served as a member of our board of trustees since April 2003. Mr. Hollihan was a Managing Director and Head of European Industry Investment Banking with Banc of America Securities LLC (London) from 2000 to 2002, where he was also a member of the Board of Directors and Operating and Capital Commitment Committees. From 1992 to 2000, Mr. Hollihan served as Managing Director and Head of Global Project Finance and European Utilities and Energy Investment Banking for Morgan Stanley International (London). From 1986 to 1992, he was a Managing Director and Head of Asset-Based Lease Finance Group and Global Project Finance Group with Morgan Stanley & Co. Prior to that time, he was a Senior Vice President, Institutional Leasing with Lazard Freres and an attorney with Donovan Leisure Newton & Irvine.

William M. Kahane has served as a member of our board of trustees since April 2003. Mr. Kahane is a Managing Director of GF Capital Management & Advisors, LLC, a financial advisory, real estate and wealth management firm providing services to entrepreneurial-oriented clients through its subsidiary, TAG Associates Ltd., a family office and portfolio management services company with approximately $3 billion of assets under management. Mr. Kahane is a member of the board of directors of Catellus Development Corporation, a diversified real estate development company, and served as Non-Executive Chairman of the Catellus board of directors from May 1998 until May 2000. Mr. Kahane has served as Chief Executive Officer and as a director of Peracon, Inc., an Internet platform that facilitates the delivery of information in connection with the purchase and sale of commercial real estate, since April 2000. Mr. Kahane has also served as Chairman of Milestone Partners Limited, a real estate investment banking company, since 1992. From 1981 until 1992, Mr. Kahane held a number of positions, most recently as a Managing Director, in the real estate group of the investment banking department of Morgan Stanley & Co.

Richard A. Kraemer has served as a member of our board of trustees since our formation as a REIT. Mr. Kraemer is Chairman of the board of directors and Chairman of the audit committee of Saxon Capital, Inc., a mortgage loan origination company, and a director and Chairman of the audit committee of The Community’s Bank, positions which he has held since 2001. From 1996 to 1999, he was Vice Chairman of Republic New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was Chairman and Chief Executive Officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank.

Promoters.    Messrs. Schorsch, Ranieri, Blumenthal, Kahn and Matey, Mmes. Huffman and Schorsch and Friedman, Billings, Ramsey & Co., Inc., acted as promoters of our company, which means that they took the initiative in founding and organizing our business.

Corporate Governance—Board of Trustees and Committees

Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of 9 members, of whom two are insiders and seven are “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange. Our bylaws require that at all times two-thirds of the members of our board will be independent. All nominees for election as trustee will be selected by our nominating and corporate governance committee. Nicholas S. Schorsch will have the right, so long as he is our chief executive officer, to nominate our then current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by our corporate governance and nominating committee, and satisfy the standards established by that committee for membership on our board.

The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

Our corporate governance structure was initially established in September 2002 in connection with our formation as a REIT. We have enhanced our corporate governance structure in several respects in light of recent regulatory developments intended to improve corporate governance practices. We expect to make our corporate governance documents available on our website. These documents include our declaration of trust, bylaws, board of trustees guidelines on corporate governance, committee charters and code of business conduct and ethics.

The board has established four committees whose principal functions are briefly described below.

Audit Committee

Our board of trustees has established an audit committee, which is composed of three independent trustees, Messrs. Kraemer (Chairman), Hagan and Kahane. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of trustees has determined that at least one member of our audit committee will qualify as an audit committee financial expert as defined under current SEC regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under current SEC regulations.

Compensation and Human Resources Committee

Our board of trustees has established a compensation and human resources committee, which is composed of three independent trustees, Messrs. Hollihan (Chairman), Kahane and Ranieri. The principal functions of the committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the board the chief executive officer’s compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation.

The compensation and human resources committee administers our 2002 Equity Incentive Plan, 2003 Outperformance Plan and Supplemental Executive Retirement Plan.

While it is not the policy of the committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which our common shares are then listed or quoted, as the case may be.

Finance Committee

Our board of trustees has established a finance committee, which is composed of five trustees, all of whom must have significant real estate and real estate finance experience. The committee currently consists of Messrs. Garea, Hollihan, Kahane (Chairman), Ranieri and Schorsch. The finance committee provides fiduciary oversight and strategic advice with respect to our acquisition programs and corporate and property financing activities. The committee is appointed by the board of trustees and has been granted the authority to review and approve any acquisition or joint venture where the purchase price does not exceed $400.0 million, or any corporate or property financing transaction that does not exceed $400.0 million. Transactions falling within the committee’s authority to approve are referred to below as “Transactions.” The committee’s principal purposes and authority are as follows:

•	reviewing and approving Transactions by the company that management identifies, qualifies and recommends to the committee. Committee approval will be made on the business fundamentals of the proposed Transactions in accordance with the company’s strategic objectives, and will encompass the approval of parameters established by the committee within which management can carry out the functions of negotiating, documenting and closing Transactions;

•	providing advice to our chief executive officer and management with respect to the strategic objectives of the company’s acquisition and financing programs;

•	informing and advising our board of trustees in an efficient and timely manner on significant matters involving Transactions;

•	undertaking preliminary discussion and review and then making recommendations to management regarding proposed Transactions; and

•	reviewing any conflicts of interest involving potential Transactions under the company’s conflict of interest policy, and approving any waivers thereof.

In addition, the committee provides regular advice to, and maintains frequent and candid communications with, our chief executive officer so that important decisions regarding Transactions may benefit from input from multiple perspectives.

Corporate Governance Committee

Our board of trustees has established a corporate governance committee, which is composed of five independent trustees, Messrs. Garea (Chairman), Eggemeyer, Hollihan, Kraemer and Ranieri. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the performance of the board of trustees as a whole and of the individual trustees and reports thereon to the board. The committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates. Shareholders wishing to recommend trustee candidates for consideration by the committee can do so by writing to the Secretary of the Trust at our corporate headquarters in Jenkintown, Pennsylvania, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for trustee candidates prepared in accordance with our bylaws to the nominating and corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a trustee.

Interlocks and Insider Participation

We have no compensation committee interlocks, none of our employees participate on the compensation and human resources committee and the committee consists of three independent trustees. Prior to our IPO, our compensation and human resources committee included Mr. Schorsch, our President, Chief Executive Officer, and Vice Chairman of our board of trustees. For more information on the relationships between us and Mr. Schorsch, please see “Certain Relationships and Related Transactions.”

Compensation of Trustees

Each trustee who is not an employee is paid a trustee’s fee of $20,000 per year. Non-employee trustees will also be awarded an annual grant of restricted stock with a value of $25,000, made on the date of each annual shareholders’ meeting based upon the closing price of our common shares immediately after the meeting. This award will vest in three equal annual installments with accelerated vesting if the trustee leaves the board. In addition, non-employee trustees will receive a fee of $2,000 for each board of trustees meeting attended as well as $2,000 per board committee meeting attended regardless of whether the committee meeting is held on the same day as a board meeting. We pay an annual fee for service as Chairman of our board and Chairman of a board committee. This Chairman fee, paid quarterly, is $20,000, $15,000, $15,000, $10,000 and $10,000 for the

board, the finance committee, the audit committee, the compensation and human resources committee and nominating and corporate governance committee, respectively. Trustees who are employees will receive no additional compensation for their services as a trustee. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

During the fiscal years ended December 31, 2003 and 2002, we issued to Mr. Ranieri 74,000 and 150,000 restricted common shares, respectively. During 2002, we also issued to Mr. Ranieri options to purchase 150,000 common shares. The grants of options and restricted common shares to Mr. Ranieri vest over a period of three years in equal annual installments and the exercise price for the options is $10.00 per share. In the event Mr. Ranieri is removed from service or resigns as a trustee prior to September 10, 2005, we have a right to repurchase all unvested restricted common shares for nominal consideration; provided, if we fail to nominate Mr. Ranieri for re-election to the board of trustees or our shareholders do not re-elect Mr. Ranieri and, in either case, Mr. Ranieri is willing to continue to serve as a trustee, all unvested options owned at that time by Mr. Ranieri will accelerate and become vested and we will have no further repurchase rights with respect to any restricted common shares owned by Mr. Ranieri at that time. During both the fiscal years ended December 31, 2003 and 2002, we issued to both of Messrs. Garea and Kraemer 20,000 restricted common shares. These restricted common shares vest over a three year period in equal annual installments. If either Mr. Garea or Mr. Kraemer is removed from service or resigns as a trustee prior to September 10, 2005, we have a right to repurchase all his unvested restricted common shares for nominal consideration; provided, if we fail to nominate a trustee for re-election to the board of trustees or our shareholders do not re-elect that trustee and, in either case, that trustee is willing to continue to serve as a trustee, we will have no further repurchase rights with respect to any restricted common shares owned by that trustee at such time.

Messrs. Eggemeyer, Hagan, Hollihan and Kahane were each awarded 20,000 restricted common shares in September 2003 at such time as our shareholders approved an increase in the number of authorized restricted shares issuable under the 2002 Equity Incentive Plan. These grants have the same vesting schedule as the grants of restricted shares issued to Messrs. Garea and Kraemer. Prior to these restricted shares being issued, Messrs. Eggemeyer, Hagan, Hollihan and Kahane received dividend-equivalent cash payments, and the vesting with respect to their grants was deemed to have commenced at the time they began serving on our board of trustees in April 2003.

The board of trustees may determine to make grants of restricted common shares or options to purchase common shares from time to time to non-employee trustees.

Executive Compensation

The following table sets forth the salary and other compensation for 2003 and 2002 paid to our President and Chief Executive Officer and each of our other four highest paid executive officers for the fiscal year ended December 31, 2003. We were organized in May 2002, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the years ended December 31, 2001 or the period from January 1, 2002 to September 9, 2002. Our operating partnership employs the executive officers and pays their compensation.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation		All Other Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options	Resticted Stock Grants(4)
Nicholas S. Schorsch	2003	$400,000	$1,350,000	$890,301	—	600,000	$680,017	(5)
President and Chief Executive Officer	2002	$129,583	$240,950	$—	1,515,625	—	$6,000
Glenn Blumenthal	2003	$125,000	$250,000	$255,961	—	218,000	$23,965	(6)
Senior Vice President—Asset Management and Chief Operating Officer	2002	$40,042	$152,784	$—	468,750	—	$2,250
Jeffrey C. Kahn	2003	$222,325	$400,000	$77,901	—	60,000	$25,565	(6)
Senior Vice President—Acquisitions and Dispositions	2002	$60,867	$—	$—	95,000	—	$2,500
Edward J. Matey Jr.	2003	$360,000	$180,000	$100,159	—	72,000	$24,715	(6)
Senior Vice President and General Counsel	2002	$90,000	$49,726	$—	37,500	—	$1,500
William P. Ciorletti (7)	2003	$125,000	$250,000	$111,288	—	72,000	$23,738	(6)
Senior Vice President—Finance and Chief Finance Officer	2002	$39,792	$151,778	$—	150,000	—	$2,250

(1)	Amounts for 2002 represent base salary for the period from September 10, 2002 through December 31, 2002.

(2)	Includes minimum guaranteed bonus and year-end bonus based on 2003 operating results paid in January 2004, other than Mr. Kahn as his bonus is incentive-based with a maximum award of $400,000, which was earned in 2003.

(3)	Includes cash portion of the Outperformance Plan paid in January 2004.

(4)	Does not include restricted stock grants in January 2004 for Mr. Schorsch (269,000), Mr. Blumenthal (60,000), Mr. Kahn (30,000) and Mr. Matey (30,000).

(5)	Mr. Schorsch’s employment agreement permits certain expenses to be paid by the Company (and be included within his taxable income). These expenses include life insurance policies for which his spouse is the beneficiary, the premiums for which total $425,748. His employment agreement also allows for the reimbursement of up to $30,000 relating to tax and financial planning services as well as reimbursement for a personal financial analyst which totaled $72,756 during 2003. The Company covered certain travel expenses for Mr. Schorsch totaling $87,796 and disability insurance premiums of $23,752. In addition, the Company paid $7,965 for health insurance and related health benefits, an $8,000 match under the Company’s 401(k) plan and $24,000 for car allowance

(6)	Includes car allowance and health insurance benefits. It also includes employer match under the Company’s 401(k) plan for Mr. Blumenthal ($7,000), Mr. Kahn ($8,000), Mr. Matey ($7,000), and Mr. Ciorletti ($6,773).

(7)	Mr. Ciorletti’s employment terminated in March 2004.

Internal Revenue Code Section 162(m) disallows a tax deduction to public companies for compensation paid in excess of $1,000,000 for any fiscal year to the company’s chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Internal Revenue Code Section 162(m), compensation in excess of the $1,000,000 annual maximum paid to these executive officers must be “performance-based” compensation, as determined under Internal Revenue Code Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and nonqualified benefits. While it is our intention to structure compensation so that it satisfies the “performance-based” compensation requirements under Internal Revenue Code Section 162(m) to the fullest extent possible, if we become subject to the provisions of Internal Revenue Code Section 162(m), the compensation and human resources committee will balance the costs and burdens involved in doing so against the value to us and our shareholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Internal Revenue Code Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Internal Revenue Code Section 162(m).

Employment Agreements

Our operating partnership has entered into employment agreements with each of the executive officers named in the summary compensation table above and with our other executive officers, which were amended and restated on January 1, 2004. The employment agreements provide that these executive officers are eligible to participate in the 2002 Equity Incentive Plan, as described in the section below entitled “2002 Equity Incentive Plan.” The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans. These employment agreements are for a three year term (a five year term in the case of Mr. Schorsch) and provide the following initial annual base salaries: Nicholas S. Schorsch, $825,000; Glenn Blumenthal, $260,000; Edward J. Matey Jr., $381,600; Sonya A. Huffman, $215,000; Jeffrey C. Kahn, $225,000; and Lee S. Saltzman, $200,000. The base salaries for the above referenced executives will increase on each January 1, 2005 and on each January 1 thereafter at a minimum equal to the increase in the Consumer Price Index. Mr. Ratner’s agreement includes an annual base salary of $250,000, increased each January 1 by a minimum equal to the increase in the Consumer Price Index and a guaranteed bonus during the year ended December 31, 2004 of $150,000. In addition to his base salary, Mr. Saltzman’s agreement provides for a minimum annual bonus of $275,000.

These employment agreements provide that the executive officers agree to devote substantially all of their business time to our operation (except as we otherwise agree, including on behalf of our operating partnership). In the case of Mr. Schorsch, he is obligated to devote a substantial majority of his business time to our operation, except with respect to properties that he currently owns or controls and that were not acquired in the connection with the acquisition of our initial properties and operating companies in September 2002. At the end of the three year term for the executive officers other than Mr. Schorsch, the employment agreements automatically extend for additional one year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. In the case of Mr. Schorsch, his employment agreement is for a five year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party terminates the agreement not later than six months prior to the anniversary of a one year period. The employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the board of trustees, or the failure to follow the lawful directives of the board of trustees provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

In addition, Mr. Schorsch has the right under his employment agreement to resign for “good reason” in the event of his removal from the board of trustees; any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; the termination of certain incentive compensation programs; a reduction in his annual base salary or guaranteed minimum bonus; the termination or diminution of certain employee benefit plans, programs or material fringe benefits; relocation of our offices outside of a 50 mile radius of Jenkintown, Pennsylvania; a failure to renew his employment agreement; or our breach of his employment agreement which continues for a period of 30 days after written notice.

Pursuant to his employment agreement, Mr. Schorsch will receive a monthly car allowance of $2,000, will be reimbursed for the cost of tax preparation and financial planning services and for the cost of a financial assistant, as well as the income tax he incurs on the receipt of these amounts, and will receive eight weeks of paid vacation annually and various other customary benefits. In addition, we will pay the premiums on a whole life insurance policy for Mr. Schorsch, with a death benefit of $15.0 million, and will also reimburse Mr. Schorsch for the income tax he incurs on the receipt of these premiums.

We have the right to obtain a key man life insurance policy for the benefit of the company on the life of Mr. Schorsch with a death benefit of $15.0 million.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

If the executives’ employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the executives’ employment without cause (and in the case of Mr. Schorsch, if he resigns for good reason), we will be obligated to pay (i) a lump sum payment of severance equal to the salary and guaranteed bonus payable under the agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months (and in the case of Mr. Schorsch, for a five year term), with an offset for salaries earned from other employment for periods after the first 24 months (and in the case of Mr. Schorsch, after the first 18 months), (ii) the incentive bonus prorated for the year in which the termination occurred (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in said employment agreement (in the case of Mr. Schorsch, full vesting of benefits under our Supplemental Executive Retirement Plan). Additionally, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

Mr. Ratner’s employment agreement stipulates that if we terminate his employment without cause within the first six months of his employment, he is entitled to receive his base salary, 2004 guaranteed bonus, and health care and other benefits from the date of termination through his 12 month anniversary date. In addition, 45,000 restricted common shares from his initial restricted share grant shall become vested and all restrictions on such shares shall lapse.

Upon a change in control, the named executive officers will become fully vested in their options and restricted shares. Mr. Schorsch will also become 100% vested in his Supplemental Executive Retirement Plan benefit upon a change in control. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

•	if a majority of our board votes in favor of a resolution stating that a change in control has occurred.

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For a 24 month period (an 18 month period in the case of Mr. Schorsch) after termination of an executive’s employment for any reason other than termination by us without cause, the executives under these employment agreements have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than the severance period if the executive’s employment is terminated by us without cause.

Bonus Criteria For 2004.    Our compensation and human resources committee approved cash incentive bonus criteria for 2004 based on the achievement of corporate and individual performance goals. With the exception of Mr. Kahn, the corporate performance portion of the incentive bonus for each of our executive officers who are entitled to receive cash bonuses under their employment agreements will be based on our actual AFFO earned in 2004 relative to the targets specified in the approved criteria and the individual performance portion of the incentive bonus will be based on individual criteria specified for each executive. Mr. Kahn’s employment agreement provides for payment of incentive bonuses based on criteria adopted by our compensation and human resources committee for our leasing group, which relate to the volume of acquisition, leasing and brokerage transactions that the group completes during the year. Our compensation and human resources committee will reevaluate the annual incentive bonus criteria for our executive officers on an annual basis. In addition, the compensation and human resources committee may change the annual bonus criteria with respect to any executive officer, and may approve any additional bonus awards to any executive officer.

401(k) Plan

We have established and maintained a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match each eligible employee’s annual contributions, within prescribed limits, 100% up to the first 3% of compensation contributed and 50% of the next 2% of compensation contributed during a plan year. Our matching contributions vest immediately. All of our full time employees are eligible to participate in the 401(k) plan, subject to eligibility requirements defined within the plan.

2002 Equity Incentive Plan

On September 5, 2002, our board of trustees adopted, and our shareholders approved, our 2002 Equity Incentive Plan, or Incentive Plan, for the purpose of attracting and retaining trustees, executive officers and other key employees, including officers and employees of our operating partnership. The Incentive Plan was amended and restated effective September 25, 2003, as approved by our shareholders at our annual meeting held on that date. The Incentive Plan provides for the issuance of options to purchase common shares and restricted share awards. Each option granted pursuant to the Incentive Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

Awards.    The Incentive Plan authorizes the issuance of up to 11,375,000 common shares, which may be issued either as restricted shares or as shares underlying options to purchase shares. The Incentive Plan contains an award limit on the maximum number of common shares that may be awarded to an individual in any fiscal year of options underlying 3,000,000 common shares and 3,000,000 restricted shares. As of December 31, 2003, we had issued and outstanding options to purchase 2,992,063 common shares and had awarded 1,598,500 restricted common shares, of which 1,351,000 restricted shares were issued on July 1, 2003, 219,000 restricted shares were issued on September 29, 2003 and 28,500 restricted shares were issued on October 1, 2003. An additional 621,460 restricted shares were issued during the first quarter of 2004.

Vesting.    Our board of trustees or our compensation and human resources committee determines the vesting of options and restricted share awards granted under the Incentive Plan. In addition, our board of trustees established a schedule for options and restricted shares issued prior to September 30, 2003 to vest with respect to 33.33% of the underlying common shares on the one year anniversary of the date of grant and 8.33% on the last day of each quarter thereafter until fully vested. Our board of trustees has established a schedule for options and restricted shares issued after September 30, 2003 to vest 25.00% on the one year anniversary of the date of grant and 6.25% on the last day of each quarter thereafter until fully vested. The board of trustees or our compensation and human resource committee may alter this schedule with respect to any particular grant of options or restricted stock.

Options.    The Incentive Plan authorizes our compensation and human resources committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted unless otherwise determined by our compensation and human resources committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of common shares. The Incentive Plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the Incentive Plan permits optionholders to exercise their options prior to the date on which the options will vest. The optionholder will, upon payment for the shares, receive restricted shares having vesting terms on transferability that are identical to the vesting terms under the original option and subject to repurchase by us upon termination of the holder’s employment to the extent the restrictions on vesting are in effect at the time of termination.

The following table shows the number of options that were held by our executive officers and trustees as of March 31, 2004.

Name of Grantee	Options Outstanding Under Incentive Plan(1)
Nicholas S. Schorsch(2)	852,539
Glenn Blumenthal	468,750
Jeffrey C. Kahn	95,000
Edward J. Matey Jr.	37,500
Sonya A. Huffman	125,000
Lee S. Saltzman	75,000
Shelley D. Schorsch(3)	62,500
Lewis S. Ranieri(4)	150,000

All executive officers and trustees as a group	1,866,289

(1)	Options vest 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.
(2)	Mr. Schorsch exercised 663,086 options to purchase common shares in March 2004.
(3)	Ms. Schorsch exercised 37,500 options to purchase common shares in March 2004.
(4)	Mr. Ranieri’s options are exercisable for a period of 10 years from September 4, 2002, and vest over three years in equal annual installments.

In connection with certain extraordinary events, the compensation and human resources committee may make adjustments in the aggregate number and kind of shares of beneficial interest reserved for issuance, the number and kind of shares of beneficial interest covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

Restricted Shares.    The Incentive Plan also provides for the grant of restricted share awards. A restricted common share award is an award of common shares that are subject to restrictions on transferability and other restrictions, if any, as our compensation and human resources committee may impose at the date of grant. Restricted common shares are subject to vesting as our compensation and human resources committee may approve. The restrictions may lapse separately or in combination at such times, under such circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation and human resources committee may determine. Except to the extent restricted under the award agreement relating to the restricted common shares, a participant granted restricted common shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common shares.

Upon the termination of employment during the applicable restriction period due to death, permanent disability, or termination by us without cause (and in the case of Mr. Schorsch, if he resigns for good reason), then all unvested restricted common shares will immediately become vested and all restrictions will lapse. If an executive voluntarily terminates his employment with us during the term of his or her employment agreement (and in the case of Mr. Schorsch, if he terminates without good reason), all unvested restricted common shares are forfeited. In addition, if we do not renew any of our executive officer’s employment agreements at the end of its term and the executive ceases to be an employee of ours as a result, then, subject to approval of our compensation and human resources committee, all unvested restricted common shares held by the executive will become fully vested. All unvested and vested restricted common shares are forfeited if an executive is terminated for cause except for Mr. Schorsch, who will forfeit only his unvested restricted common shares. The compensation and human resources committee may in other cases waive, in whole or in part, the forfeiture provisions of restricted common shares.

The following table shows the number of restricted shares that were held by our executive officers and trustees as of March 31, 2004.

	Restricted Shares Issued Under Incentive Plan
Name of Grantee	Three Year Vesting		Four Year Vesting (3)	Total
Nicholas S. Schorsch	749,000	(1)	120,000	869,000
Glenn Blumenthal	218,000	(1)	60,000	278,000
Jeffrey C. Kahn	60,000	(1)	30,000	90,000
Edward J. Matey Jr.	72,000	(1)	30,000	102,000
Sonya A. Huffman	72,000	(1)	30,000	102,000
James T. Ratner	—		60,000	60,000
Shelley D. Schorsch	47,000	(1)	30,000	77,000
Lee S. Saltzman	25,000	(1)	—	25,000
Lewis S. Ranieri	224,000	(2)		224,000
Raymond Garea	40,000	(2)		40,000
Richard A. Kraemer	40,000	(2)		40,000
John M. Eggemeyer III	20,000	(2)		20,000
Michael J. Hagan	20,000	(2)		20,000
John P. Hollihan III	20,000	(2)		20,000
William M. Kahane	20,000	(2)		20,000

All executive officers and trustees as a group	1,627,000		360,000	1,987,000	(4)

(1)	These restricted shares vest 33.33% on the first anniversary of the date of issuance and 8.33% at the end of each quarter thereafter. Dividend equivalent cash payments were received for the period from grant date to the date the restricted stock was issued.
(2)	These restricted shares vest 33.33% on each anniversary of the date of issuance.
(3)	These restricted shares vest 25.00% on the first anniversary of the date of issuance and 6.25% at the end of each quarter thereafter.
(4)	This total does not include 20,000 restricted shares issued in September 2002 to an independent trustee who is deceased.

Administration of the Plan.    The Incentive Plan is administered by our compensation and human resources committee. Mr. Schorsch determines which consultants, executive officers and other employees, other than himself and Ms. Schorsch, will be eligible to participate, subject to compensation and human resources committee review and approval. Awards to non-executive trustees may only be made by our board of trustees. The compensation and human resources committee, in its absolute discretion, will determine the effect of an employee’s termination on unvested options and restricted common shares, unless otherwise provided in the Incentive Plan, the participant’s employment or award agreement.

Option Grants

There were no grants of options under the Incentive Plan made for the fiscal year ended December 31, 2003 to the executive officers named in the summary compensation table.

Option Exercises

The following table contains information concerning option holdings at December 31, 2003 with respect to each of the executive officers named in the summary compensation table.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nicholas S. Schorsch	—	$—	568,359	947,266	$4,006,931	$6,678,225
Glenn Blumenthal	—	—	175,781	292,969	1,239,256	2,065,431
Jeffrey C. Kahn	25,000	55,000	35,625	59,375	251,156	418,594
Edward J. Matey Jr.	—	—	14,063	23,437	99,144	165,231
William P. Ciorletti	—	—	56,250	93,750	396,563	660,938

(1)	For purposes of determining the fair market value of the common shares underlying these options, we used a value of $17.05, the last reported trading price of our common shares on December 31, 2003.

2003 Outperformance Plan

Our compensation and human resources committee has adopted an incentive bonus plan known as the 2003 Outperformance Plan, or OPP. The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is designed to provide meaningful incentives to management to generate shareholder value by aligning the interests of management with the interests of shareholders. Our compensation and human resources committee retained an independent compensation consultant with expertise in the real estate industry to assist the committee with respect to the OPP.

The OPP is a three year plan with an initial effective date of January 1, 2003. The value of the reward under the OPP will be measured annually on January 1, 2004, January 1, 2005 and January 1, 2006, with the aggregate reward amount to be determined at the end of the three year OPP term on January 1, 2006 based on the compounded annual performance under the plan during the three year measurement period.

The OPP uses total return to shareholders as the performance criteria at each annual valuation date during the three year term. Total return to shareholders is equal to the change in per share common share value from January 1, 2003 to the applicable valuation date, plus dividends earned during the same period.

•	Initial Share Value. The OPP uses a beginning share value of $11.00, which was selected by our compensation and human resources committee because it is greater than the $10.91 weighted average trading price of our common shares on The PortalSM Market for the 25 days that our common shares traded prior to January 1, 2003, during which period more than three million shares traded.

•	Valuation Date Share Value. The OPP will use a share price that reflects the approximate fair market value of our common shares at January 1 of each plan year, which will be the average closing price of our common shares on the New York Stock Exchange for the 25 trading days ending immediately prior to January 1 for each plan year.

Determining the OPP Reward Amount.    The aggregate OPP reward amount is determined at each valuation date based on the amount by which total return to our shareholders exceeds a performance threshold equal to the greater of (a) 115% of the Morgan Stanley REIT Index total return from January 1, 2003 to the applicable valuation date and (b) an annual compounded return of 12% from the $11.00 per share initial share value to the valuation date. The excess total return to shareholders, if any, above the threshold amount is referred to as the outperformance amount. The Morgan Stanley REIT Index is a capitalization-weighted index that is comprised, as of January 1, 2003, of 114 real estate investment trusts selected by Morgan Stanley Incorporated. The index is a total return index, and therefore increases with the amount of dividends paid.

The aggregate OPP reward is equal to 6.5% of the outperformance amount. The OPP reward will be comprised 20% of cash measured and paid at each annual valuation date during the three year term, and 80% of restricted common shares determined and paid only at the final valuation date under the OPP, or January 1, 2006.

•	20% Annual Cash Award. The 20% cash component of the OPP reward will be measured on an annual basis on each valuation date during the three year plan term and will reflect a “compounding average” of performance. The 20% cash reward previously paid based on the OPP reward calculated on an earlier valuation date will reduce the total cash reward paid under the OPP on a subsequent valuation date on a cumulative compounded basis. If the cash previously paid at the end of year one exceeds 20% of the OPP reward calculated at the conclusion of year two, then there will be no cash payment at the end of year two. If the cash previously paid at the end of years one and two exceeds 20% of the total OPP reward calculated at the conclusion of the three year measurement period, then there will be no cash payment at the end of year three and that excess amount will reduce the 80% restricted stock award described below.

•	80% Three-Year Restricted Share Award. The 80% restricted share component of the OPP reward will be determined at the end of the three year measurement period. The restricted shares will be issued out of restricted shares available for issuance under our 2002 Equity Incentive Plan, which currently has no authorized restricted shares available for issuance. We intend to solicit the approval of our shareholders within three years to amend the 2002 Equity Incentive Plan to allow for the issuance of restricted shares as the form of compensation for the 80% reward granted at the end of the three-year measurement period. If restricted shares are not available for the 80% reward, then our compensation and human resources committee may, in its discretion, utilize cash as a means of payment, payable in accordance with the same vesting schedule that would have applied to any restricted share reward.

The OPP takes into account subsequent issuances of common shares and units of our operating partnership by using an annual weighted average number of common shares and units of our operating partnership outstanding during each valuation period in determining the total return to shareholders and the OPP reward amount.

The restricted share portion of the OPP reward will be subject to a dilution cap of 2% of the total common shares and units of our operating partnership outstanding at January 1, 2006. The dilution cap will still be applied even if the 80% reward is paid in cash instead of restricted shares.

Dividends.    Dividends will be paid on the restricted share portion of the reward after the completion of year three. Thus, dividend payments will commence for any dividend record date on or after January 1, 2006, and will be paid on both the vested and unvested portions of the restricted share award. No dividends will be paid on the 80% reward if it is in cash in lieu of restricted shares.

Vesting.    The restricted share portion of the OPP reward will vest for a participant in three equal annual installments beginning on the later of January 1, 2005 or the second anniversary of the commencement of the participant’s employment with us.

Death or Permanent Disability.    The OPP provides that, upon the permanent disability or death of any participant, the participant (or the participant’s estate) would be entitled to receive a percentage of allocation equal to 33.3% for permanent disability or death during the first year of the OPP, 66.7% for permanent disability or death during the second year of the OPP, and 100% for permanent disability or death after the second full year of the OPP, in lieu of the standard vesting schedule described above. The vested reward would be paid after the OPP reward is determined at the end of the plan term.

Termination of Employment.    If employment of a participant who is not an executive officer is terminated without cause, or if any participant voluntarily leaves the company (except, in the case of Nicholas S. Schorsch, in the event of a resignation for one of the “good reasons” described below) or is terminated with cause, then the participant retains the vested portion of his or her OPP reward and the unvested portion of the reward is forfeited. Retaining the vested portion of an OPP reward will not change the timing of the determination of the outperformance amount for the plan or the payouts of OPP reward amounts, even for individuals who are no longer employees of the company.

If a participant who is an executive officer (other than Mr. Schorsch) is terminated without cause, then under the terms of the executive’s employment agreement, the executive would be entitled to receive a percentage of the allocation equal to the number of complete months the executive had participated in the OPP as of his or her termination date divided by 36 (i.e. the total number of months in the OPP term), in lieu of the standard vesting schedule described above. This would be paid after the OPP reward is determined at the end of the plan term. The remaining unvested allocated percentage would be forfeited.

The employment agreement for Nicholas S. Schorsch provides that, if he is terminated without cause, or resigns for one of the good reasons listed below, or becomes permanently disabled or dies, then, if this occurs during the first 12 months of the OPP term, he would be entitled to receive 75% of his allocation, and if this occurs after the first 12 months of the OPP term, he would be entitled to receive his full allocation. This would apply for the following “good reasons” under Mr. Schorsch’s employment agreement: (i) removal from our board of trustees and (ii) a reduction in his compensation or a material reduction in his duties, responsibilities or reporting requirements, or the assignment to him of any duties, responsibilities or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer and Vice Chairman of our board. The allocation would be paid to Mr. Schorsch after the OPP reward is determined at the end of the plan term, and would be reduced by a minimum amount paid as severance at the effective time of termination of his employment. This minimum amount would be equal to the OPP reward for Mr. Schorsch determined at the date of termination of his employment (applying the reduced allocation during the first 12 months, if applicable), and our compensation and human resources committee would have the discretion to pay the minimum amount in cash or restricted shares or a combination of cash and restricted shares.

Change of control.    Upon a “change of control” all participants shall become 100% vested in the OPP rewards using the change of control date as the final valuation date, and we shall be required to pay the full reward in cash, although a participant may elect to receive common shares with the consent of our Board or compensation and human resources committee.

Allocation to Plan Participants.    The OPP specifies in advance each participant’s initial percentage allocation of the total OPP reward and provides that no participant shall at any time have an allocation of more than 49.99%. Our compensation and human resources committee has established under Mr. Schorsch’s employment agreement that he will receive a minimum allocation of at least 40.0% of the outperformance reward under the OPP or any outperformance plan that replaces the OPP. The OPP reward allocation for our current and former executive officers named in the summary compensation table is as follows:

Outperformance Plan Participants	Percentage Allocation
Nicholas S. Schorsch	40.0%
Glenn Blumenthal	11.5
Jeffery C. Kahn	3.5
Edward J. Matey, Jr.	4.5
William P. Ciorletti	2.1

If any participant forfeits any of his or her unvested OPP reward, then our compensation and human resources committee will have the right at any time to re-allocate all or a portion of the forfeited reward to the remaining plan participants, subject to the individual allocation cap of 49.99%. These forfeitures will not be considered unallocated initial allocations.

Plan Participants.    Each of our executive officers and certain other key employees will participate in the OPP. In addition, subject to approval of our compensation and human resources committee, one or more existing or newly hired senior managers may be permitted to participate. Non-employee trustees are not be entitled to participate in the OPP.

Outperformance Programs for Future Executives.    Our compensation and human resources committee may establish a new plan or a tracking plan for senior executives that are hired in the future, in which case the reward would be based on the “value created” through the total return to shareholders from that time.

Supplemental Executive Retirement Plan

We have established a non-qualified supplemental executive retirement plan. Mr. Schorsch is eligible to participate in the Supplemental Executive Retirement Plan as part of his total compensation package, and is the only current participant in the Supplemental Executive Retirement Plan. Other employees may become eligible to participate in the future. The benefit payable under the Supplemental Executive Retirement Plan is based on a specified percentage of each participant’s average annual compensation from us, including base compensation and bonuses paid for the three calendar years out of the last 10 calendar years of employment with us that produces the highest average amount, referred to as the average annual compensation, and subject to an annual maximum benefit. If the participant has not been employed with us for at least three years, the participant’s average actual compensation will be used to determine his or her average annual compensation. Participants may begin to receive Supplemental Executive Retirement Plan payments once they have attained the later of age 60 or retirement. Benefits paid under the Supplemental Executive Retirement Plan are for life with 10 years of guaranteed payments and terminate upon the participant’s death. The participant may elect, within 30 days after the date the participant’s employment with us terminates (or a later date as established by the compensation and human resources committee or other committee of the board of trustees charged with administering the plan), when the participant wants payment of his or her vested Supplemental Executive Retirement Plan benefit to begin. If the participant elects to receive his or her Supplemental Executive Retirement Plan benefit prior to attaining age 60, the participant’s benefit payment will be actuarially reduced to reflect the longer period over which payments are expected to be made.

Under the terms of Mr. Schorsch’s employment agreement, he is entitled to a Supplemental Executive Retirement Plan benefit equal to 50% of his average annual compensation, subject to reduction in certain circumstances, with a maximum annual benefit of $475,000.

Mr. Schorsch will vest in his Supplemental Executive Retirement Plan benefit over a period of five years, subject to the following vesting schedule:

	Year 1	Year 2	Year 3	Year 4	Year 5
Vested Percentage	22%	43%	63%	82%	100%

Under the plan, a year of vesting service for Mr. Schorsch is measured by the 12 month period ending on each anniversary of his employment agreement. Mr. Schorsch also will become 100% vested in his Supplemental Executive Retirement Plan benefit if he becomes permanently disabled, he dies, if there is a change in control (as described above), he is terminated by us without cause, or if he terminates for good reason.

The following table shows estimated annual retirement benefits payable to Mr. Schorsch in the Supplemental Executive Retirement Plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

Average Annual Compensation	Service (in years)
	Three	Five	10 or More
$ 500,000	$157,500	$250,000	$250,000
750,000	236,250	375,000	375,000
1,000,000	315,000	475,000	475,000
1,250,000	393,750	475,000	475,000
1,500,000	472,500	475,000	475,000
1,750,000	475,000	475,000	475,000
2,000,000	475,000	475,000	475,000
2,250,000	475,000	475,000	475,000
2,500,000	475,000	475,000	475,000

Mr. Schorsch’s minimum 2003 compensation covered by the plan is $775,000 which equals Mr. Schorsch’s annual base salary, as set forth in his employment agreement, plus his guaranteed minimum yearly bonus. The initial year covered by the plan was 2002.

Supplemental Executive Retirement Plan benefits are payable for life with a guaranteed period of 10 years commencing at the later of retirement or age 60 for Mr. Schorsch. If he dies prior to receiving 10 years of guaranteed payments to which he is entitled, the actuarial equivalent of the remaining guaranteed payments will be paid to his surviving spouse or designated beneficiary in a single lump sum. If he dies prior to the time benefit payments are scheduled to begin, his surviving spouse or designated beneficiary will receive the actuarial equivalent of his vested Supplemental Executive Retirement Plan benefit, determined on the date of his death, in a single lump sum cash payment.

The Supplemental Executive Retirement Plan is an unfunded plan that is not intended to meet the requirements of Internal Revenue Code Section 401(a). Supplemental Executive Retirement Plan payments may be made from our general assets and a participant is a general, unsecured creditor of us. We will establish a “rabbi” trust in connection with the plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of common shares by (i) each of our trustees, (ii) each of our executive officers, (iii) all of our trustees and executive officers as a group as of March 31, 2004 and (iv) any shareholders known to us to be the beneficial owner of more than 5% of our common shares. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of All Common Shares(1)
Trustees and Executive Officers
Nicholas S. Schorsch	4,719,646	(2)	4.3%
Glenn Blumenthal	484,078	(3)(4)	*
James T. Ratner	60,000	(4)	*
Sonya A. Huffman	157,188	(3)(4)	*
Jeffrey C. Kahn	520,668	(5)	*
Edward J. Matey Jr.	118,406	(3)(4)	*
Lee S. Saltzman	27,000	(3)(4)	*
Shelley D. Schorsch	4,719,646	(6)	4.3%
Lewis S. Ranieri	574,589	(7)	*
John M. Eggemeyer III	30,000	(8)	—
Raymond Garea	181,119	(9)	*
Michael J. Hagan	40,000	(8)	—
John P. Hollihan III	60,295	(8)	—
William M. Kahane	21,442	(8)	—
Richard A. Kraemer	55,442	(10)	*
All executive officers and trustees as a group (15 persons)	7,049,873	(11)	6.4%

5% Shareholders
Eubel, Brady & Suttman Asset Management, Inc.	8,097,255		7.4%

*	Represents less than 1%.

(1)	Calculated on the basis of 109,649,419 common shares outstanding as of March 31, 2004. Common shares that are deemed to be beneficially owned by a shareholder within 60 days after March 31, 2004 are deemed outstanding for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.

(2)	Mr. Schorsch’s shares consist of 678,126 common shares, 372,986 vested options to purchase common shares, 1,100,000 common shares held by a grantor retained annuity trust, of which Mr. Schorsch is the sole settlor and trustee, 209,550 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children, 869,000 restricted common shares, units of our operating partnership convertible into 1,326,842 common shares, and 47,600 common shares, units of our operating partnership convertible into 15,104 common shares, 23,438 vested options to purchase common shares, and 77,000 restricted common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs. See Note (6) below. Does not include unvested options to purchase common shares held by Mr. Schorsch (479,553) and Ms. Schorsch (39,062).

(3)	Includes vested options to purchase common shares held by Mr. Blumenthal (205,078), Ms. Huffman (54,688) and Mr. Matey (16,406). Does not include unvested options to purchase common shares held by Mr. Blumenthal (263,672), Ms. Huffman (70,312), Mr. Matey (21,094) and Mr. Saltzman (75,000).

(4)	Consists of restricted common shares and, in the case of Mr. Blumenthal and Ms. Huffman, includes 1,000 and 500 units of our operating partnership, respectively.

(5)	Mr. Kahn’s shares consist of common shares, 90,000 restricted common shares, units of our operating partnership convertible into 139,105 common shares and 41,563 vested options to purchase common shares. Does not include 53,437 unvested options to purchase common shares.

(6)	Ms. Schorsch’s shares consist of 47,600 common shares, units of our operating partnership convertible into 15,104 common shares, 23,438 vested options to purchase common shares, 77,000 restricted common shares, 209,550 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children and 4,346,954 common shares held by Ms. Schorsch’s spouse, Nicholas S. Schorsch, our President, CEO and Vice Chairman of our board of trustees. See Note (2) above.

(7)	Mr. Ranieri’s shares consist of common shares, 224,000 restricted common shares and 50,000 vested options to purchase common shares. Does not include 100,000 unvested options to purchase common shares.

(8)	Messrs. Eggemeyer’s, Hagen’s, Hollihan’s and Kahane’s holdings consist of common shares and 20,000 restricted common shares.

(9)	Mr. Garea’s holdings consist of 25,295 common shares, 40,000 restricted common shares and shares owned by entities controlled by Mr. Garea including Alpha U.S. Sub Fund I, LLC (19,142), Axia Offshore Partners, LTD (12,617) and Axia Partners L.P. (84,065).

(10)	Mr. Kraemer’s holdings include 442 common shares and 40,000 restricted common shares and 15,000 common shares held by Mr. Kraemer and Gail Kraemer, Mr. Kraemer’s spouse, as tenants in common.

(11)	Consists of 1,506,613 common shares beneficially held by our trustees and executive officers, 209,550 common shares held by trusts for the behalf of Mr. and Mrs. Schorsch’s children, 1,100,000 common shares held by a grantor retained annuity trust of which Mr. Schorsch is the sole settlor and trustee, 1,987,000 restricted common shares, units of our operating partnership convertible into 1,482,551 common shares and 764,159 vested options to purchase common shares.

REGISTRATION RIGHTS

In accordance with registration rights agreements that we entered into with various holders of our common shares and units of our operating partnership, we have:

•	included shares held by one of these holders in our IPO;

•	have filed a registration statement, of which this prospectus is a part, covering the resale of common shares not included in our IPO, which we refer to as the resale registration statement in this prospectus; and
•	granted registration rights with respect to common shares issuable upon conversion of units in our operating partnership issued in connection with our acquisition of State Street Financial Center.

These registration rights are described in detail below. The summaries of the registration rights agreements are not complete and are subject to and qualified in their entireties by reference to the registration rights agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Inclusion of Common Shares in Our Initial Public Offering.    On January 23, 2003, we sent to all of our shareholders, as reflected in our books and records as of that date, notice of our intention to file a registration statement with the SEC for our IPO. We sent this notice pursuant to registration rights agreements between us and our shareholders, under which the shareholders had the right to sell in our IPO all or a portion of their common shares. One of our shareholders elected to include 200,000 common shares in our IPO, which we completed on June 30, 2003.

Resale Registration Statement.    Under our registration rights agreement with the holders of common shares purchased in our September 2002 private placement, we were required to file with the SEC, no later than June 6, 2003, a registration statement registering for resale under the Securities Act the common shares they purchased in the private placement. Accordingly, we initially filed the resale registration statement on March 25, 2003 to cover the resale of any of these common shares not included in our initial public offering.

State Street Financial Center Acquisition.     In connection with our acquisition of State Street Financial Center, we issued approximately 1,975,000 units of our operating partnership to an affiliate of the original developer of State Street Financial Center in exchange for its interests in the property. We entered into a registration rights agreement with the holder of these units, pursuant to which we are required to file with the SEC, no later than December 19, 2004, a registration statement registering for resale under the Securities Act the common shares issuable upon conversion of the units. In addition, the holder of these units has the right to put the units back to us at any time through February 17, 2005 for cash equal, on a per unit basis to the greater of a) the original issue price of approximately $18.16 or b) the value of one common share at the time the put is exercised.

We have agreed to maintain the effectiveness of the resale registration statement until the first trading day after 90 days have elapsed following the effective date of the resale registration statement, not including days we have prohibited the selling shareholders from selling shares. We also have included in the resale registration statement common shares issuable upon the conversion of units of our operating partnership.

The plan of distribution included in the resale registration statement will cover resales into the market and will also cover all other possible types of distributions by the selling shareholders, including firm underwritten offerings, bought transactions and block trades. We are obligated to file any necessary prospectus supplements to facilitate any particular firm underwriting that may be arranged by any selling shareholders.

We may suspend sales under the resale registration statement by the selling shareholders holding common shares issued in our private placement for up to 60 days in any 12 month period during the pendency of merger negotiations or other undisclosed material events, and up to an additional 90 days per year to effectuate any lock- up requested by the managing underwriter(s) of a public offering of our common shares. In addition, we may suspend sales by the selling shareholders holding common shares issuable upon conversion of units of our operating partnership, which units may be converted at any time by the selling shareholders, for up to 45 days per occurrence and an aggregate of 90 days in any 12 month period during the pendency of merger negotiations or other undisclosed material events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Benefits

Person Receiving the Benefit	Nature and Amount of Benefit
Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees

Nicholas S. Schorsch controls First States Wilmington, L.P., the entity that owns the Three Beaver Valley Road property in Wilmington, Delaware, which we purchased by exercising our purchase option on September 30, 2003. We acquired this option in return for a loan by our operating partnership to First States Wilmington, which has since been repaid.

In addition, Mr. Schorsch was one of the sellers of 89% of the limited partnership interests in First States Partners II, L.P., the entity that owns our 123 South Broad Street property, which we acquired in September 2002. Mr. Schorsch beneficially owned 45.5% of the limited partnership interests that we acquired and received approximately $11.1 million as consideration for the sale of his interests. Mr. Schorsch continues to beneficially own a 5.0% limited partnership interest in First States Partners II, and in connection with the sale was issued 1,104,802 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. Because Mr. Schorsch controls a large portion of the 11% minority interest in First States Partners II, he has the ability to significantly influence the approval of major transactions involving 123 South Broad Street.

Mr. Schorsch’s spouse, Shelley D. Schorsch, is our Senior Vice President—Corporate Affairs, and is also a party to an employment agreement with us, pursuant to which we have agreed to pay her an annual base salary of $125,000 and an annual bonus in the amount of up to two times her annual base salary, consistent with the agreements described under “Management—Employment Agreements.” Ms. Schorsch is also entitled to participate in our 2002 Equity Incentive Plan, pursuant to which we have awarded and may again in the future award to her share options and restricted share awards. She has also received a 5.0% allocation in our 2003 Outperformance Plan. In addition, Ms. Schorsch is the sole owner of Meadowcourt Trust, a limited partner in First States Wilmington, L.P., the entity that owned the Three Beaver Valley Road property, which we purchased in September 2003 and a limited partner in First States Partners II, L.P., the entity that owns an 11% interest in 123 South Broad Street.

Person Receiving the Benefit	Nature and Amount of Benefit
Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions	Mr. Kahn owns a 33.3% interest in Kahn & Co., a leasing company that has previously provided leasing services with respect to certain of our initial properties that we acquired in September 2002. We have assumed obligations to pay this leasing company approximately $199,000 in residual leasing commission payments annually over the remaining terms of the leases brokered by this company. The average remaining lease term for these leases is approximately nine years.

In addition, Mr. Kahn was one of the sellers of 89% of the limited partnership interests in First States Partners II that we acquired in September 2002. Mr. Kahn owned 4.4% of the limited partnership interests that we acquired in this transaction. Mr. Kahn continues to own a 0.5% limited partnership interest in First States Partners II, and in connection with the sale, was issued 33,819 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing.

Mr. Kahn is also a limited partner in First States Wilmington, L.P., the entity that owned the Three Beaver Valley Road property, which we purchased in September 2003.

Friedman, Billings, Ramsey & Co., Inc., the co-lead and joint book-running manager of our IPO

We and Friedman, Billings, Ramsey & Co., Inc. entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which Friedman Billings Ramsey contributed to us certain intellectual property, including but not limited to (i) valuable contributions of proprietary information, trade secrets and know-how related to the development of our business plan, corporate structure and economic model upon which our business is based, (ii) contributions of significant amounts of time and resources and (iii) other in-kind contributions of capital, in exchange for the issuance by our operating partnership to Friedman Billings Ramsey of 750,000 units of our operating partnership. Friedman Billings Ramsey informed us that it has transferred 85,000 of these units to J. Rock Tonkel, Jr., a former member of our board of trustees and an Executive Vice President and the Head of Investment Banking at Friedman Billings Ramsey. We have also provided Friedman Billings Ramsey and its transferee with demand and piggyback registration rights relating to the common shares for which these units may be converted, similar to the piggyback registration rights provided to the investors in our private placement of common shares in September 2002.

On May 24, 2002, we entered into an agreement with Friedman Billings Ramsey pursuant to which Friedman Billings Ramsey agreed to provide us with certain marketing, referral and origination

Person Receiving the Benefit	Nature and Amount of Benefit

services for a term of four years commencing as of the completion of our September 2002 private placement of common shares. In consideration for providing these services, we agreed to pay Friedman Billings Ramsey a base monthly retainer fee of $50,000 payable for 24 months and certain incentive fees, with the monthly retainer fee to be applied against incentive fees payable under the agreement. Friedman Billings Ramsey is entitled to a 1% incentive fee on the first $150 million of acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman Billings Ramsey and that we complete and a 1.5% incentive fee on acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman Billings Ramsey and that we complete in excess of $150 million. In December 2002, we amended this agreement with Friedman Billings Ramsey to eliminate the monthly retainer fee. Monthly retainer fees were paid in full to Friedman Billings Ramsey through December 2002, pro-rated for partial months.

On May 28, 2002, we and our predecessor entity entered into an engagement letter agreement with Friedman Billings Ramsey pursuant to which we engaged Friedman Billings Ramsey to:

	•	serve as underwriter and placement agent with respect to our September 2002 private placement of common shares; and

	•	act as financial advisor to us with respect to a variety of other possible future transactions.

Under the May 2002 engagement letter agreement, we and our predecessor agreed to compensate Friedman Billings Ramsey with a cash fee equal to 7.0% of the gross proceeds received from our September 2002 private placement of common shares for its services as underwriter and placement agent, and agreed to compensate Friedman Billings Ramsey for certain other financial services performed by Friedman Billings Ramsey on customary terms upon future agreement, subject to minimum compensation of not less than: 6.0% for private placements or public offerings of our equity securities following an initial public offering; 4.0% for any private placements or public offerings of debt securities; 2.0% for securitization financings; 0.40% for non-warehouse bank credit facilities; and 1.5% for warehouse financings.

On December 17, 2002, we entered into a joint engagement letter agreement with Banc of America Securities LLC and Friedman Billings Ramsey to serve as co-lead, joint book-running managers of our IPO. Under the December 2002 joint engagement letter agreement, we agreed to gross underwriting discounts and commissions of 7.0% of the gross proceeds of our IPO, to be paid in the form of a discount from the public offering price of our common shares in our IPO.

Immediately following our joint engagement of Banc of America Securities LLC and Friedman Billings Ramsey, we entered into a new engagement letter with Friedman Billings Ramsey to replace and

Person Receiving the Benefit	Nature and Amount of Benefit

supersede the May 2002 engagement letter. This new engagement letter agreement gives Friedman Billings Ramsey the right to serve as our exclusive financial advisor with respect to any future extraordinary transaction such as a merger, acquisition outside of the ordinary course of business, sale of all or substantially all of our shares or assets or other business combination transaction we undertake, subject to certain exceptions and conditions, during the engagement term, which expires on April 30, 2004. Friedman Billings Ramsey also has the right under the new engagement letter agreement to participate as a co-lead manager in future public or private capital transactions, other than traditional bank credit facilities and mortgage financings, as well as certain other origination and referral services during the engagement term. Friedman Billings Ramsey will receive customary fees to be agreed upon for each transaction under the new engagement letter. We have entered into an agreement, dated September 20, 2002, with FBR Investment Management, Inc., an affiliate of Friedman Billings Ramsey, to assist us with the management of our residential mortgage-backed securities investments. Under the terms of this agreement, we paid FBR Investment Management a monthly asset management fee of 0.20% of the month end market value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter, through January 31, 2003. We amended the agreement effective February 1, 2003, to reduce the monthly asset management fee to 0.15% of the month-end market value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter. Pursuant to the agreement, we paid FBR Investment Management $768,000 in 2002 and $442,000 in 2003 for asset management services. This agreement with FBR Investment Management was terminated by us at the time of our IPO.

Friedman, Billings, Ramsey Group, Inc., successor-by-merger to FBR Asset Investment Corporation, and an affiliate of Friedman, Billings, Ramsey & Co., Inc.

In connection with a loan that FBR Asset Investment Corporation made to our operating partnership in the principal amount of $5.0 million, which loan has since been repaid, we issued to FBR Asset warrants to purchase up to $25.0 million of our common shares at $9.30 per share, which was the per share offering price of our common shares in our September 2002 private placement less the initial purchaser’s discount. FBR Asset elected to terminate these warrants at the time of our September 2002 private placement and to instead purchase $35.0 million of our common shares in the offering at a price per share equal to $9.30. In addition, we have granted to FBR Asset the right to have one non-voting observer at all of our board meetings, subject to confidentiality and other limitations. This right will expire upon the earlier of FBR Asset’s failure to own at least 100,000 of our common shares and March 5, 2005. Effective March 31, 2003, FBR

Asset Investment Corporation merged with and into Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc., as the surviving corporation, succeeded to all of FBR Asset’s rights and interests in our company as described above.

Benefits Received by Our Trustees and Executive Officers in Our Formation Transactions

Some of our executive officers and trustees, and their family members and affiliated entities, owned interests in the properties and operating companies that we acquired in our formation transactions, in which we paid consideration, including assumed indebtedness, of approximately $230.5 million in the aggregate. Material terms of our formation transactions are discussed in “Our Business and Properties—Our Formation Transactions.” They received consideration as follows:

Name(1)	Cash	Common Shares(2)	Units of Operating Partnership(2)	Total Consideration Received
Nicholas S. Schorsch and Shelley D. Schorsch	$23,277,167	1,204,940	1,714,335	$52,469,917

Jeffery C. Kahn	143,214	—	639,509	6,538,304

Total	$23,420,381	1,204,940	2,353,844	$59,008,221

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.

(2)	Each common share and unit of our operating partnership issued in our formation transactions was valued at $10.00.

In addition to the consideration described above, Mr. Schorsch received an aggregate of approximately $4.1 million payable to an entity controlled by him as a disposition fee in his capacity as the general partner of the entities from which we purchased our initial properties.

Other Information Regarding Related Party Transactions

Properties Acquired

The following chart shows certain information relating to the 12 bank branches and two office buildings in which three of our executive officers or trustees and their family members and affiliates invested during the two year period prior to the date on which we acquired these properties in our formation transactions in September 2002. Each investor was paid, through a combination of cash and units of our operating partnership, a proportionate share of the purchase price we paid for the properties in our formation transactions based on their respective ownership percentages.

Property	Executive Officer or Trustee(1)	Investment Dates	Amount Invested	Amount Received in Contribution
12 Bank Branches(2)	Nicholas S. Schorsch and Shelley D. Schorsch	September 20, 2000- March 15, 2002	$2,015,786	$4,936,362
	Jeffrey C. Kahn		187,372	449,672

123 South Broad Street	Nicholas S. Schorsch and Shelley D. Schorsch	September 25, 2000	11,507,599	14,400,201
	Jeffrey C. Kahn		2,029,526	2,196,479

177 Meeting Street	Nicholas S. Schorsch and Shelley D. Schorsch	December 29, 2000	2,627,803	3,010,649
	Jeffrey C. Kahn		363,601	330,282

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.

(2)	Of these 12 bank branches, 11 were acquired pursuant to our formulated price contract with Bank of America, N.A. and the remaining bank branch was acquired pursuant to our formulated price contract with Wachovia Bank, N.A.

At the time of our formation, we determined the value of the properties in which these executive officers or trustees and their family members and affiliates held interests by dividing the estimated 2003 earnings before interest, taxes and depreciation for each property by a capitalization rate of 9.75%.

Leasehold Interests

The following chart shows certain information relating to leasehold interests in four bank branches in which three of our executive officers or trustees and their family members and affiliates invested during the two year period prior to the date on which we acquired these leasehold interests in our formation transactions in September 2002. Each investor was paid, through a combination of cash and units of our operating partnership, a proportionate share of the purchase price we paid for the leasehold interests in our formation transactions based on their respective ownership percentages.

Property	Executive Officer or Trustee(1)	Investment Dates	Amount Invested	Amount Received in Contribution
Leasehold interests in bank branches(2)	Nicholas S. Schorsch and Shelley D. Schorsch	May 9, 2001- May 22, 2001	$0	$202,817

	Jeffrey C. Kahn		0	17,308

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.

(2)	The four leasehold interests were acquired pursuant to our formulated price contract with Bank of America, N.A.

At the time of our formation, we determined the value of the leasehold interests in which these executive officers or trustees and their family members and affiliates held interests by dividing the earnings before interest, taxes and depreciation at each property by a capitalization rate of 9.75%.

Related Party Leases

We lease 4,000 square feet in a converted bank branch owned by Nicholas S. Schorsch under a lease expiring in July 2009 which has aggregate annual rent of $66,000 in 2002, subject to increases of the greater of 3% or increases in the Consumer Price Index per year through the expiration of the lease. This property is the first bank branch that Mr. Schorsch acquired. We lease 2,500 square feet in an office building owned by Mr. Schorsch’s wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, under a lease with aggregate annual rent of $46,350, which expires in 2008 and is subject to annual rent increases of the greater of 3% or the Consumer Price Index. This property is currently for sale.

Related Party Management Services

We provided property and asset management services for four bank branches and one office building, Three Beaver Valley in Wilmington, DE, all of which were owned by Mr. Schorsch and Mr. Kahn and other entities affiliated with them. We collected fees in return for performing these services. These fees were determined on an arm’s length basis, and totaled approximately $135,000 in 2003 and $799,000 in 2002. The four bank branches have been sold to third parties and we acquired Three Beaver Valley in September 2003.

DESCRIPTION OF SHARES

The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest and 100,000,000 preferred shares of beneficial interest, par value $0.001 per share. As of March 31, 2004, 109,649,419 common shares were issued and outstanding, no preferred shares were issued and outstanding, and 6,660,497 common shares were issuable upon conversion of units of our operating partnership. As of March 31, 2003, there were approximately 94 record holders of our common shares. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a vote of two-thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

All common shares offered by this prospectus have been duly authorized, are fully paid and are nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. Our ability to pay dividends is not restricted by the terms of any of our credit facilities. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, referred to as the Aggregate Share Ownership Limit, in value of our outstanding shares of beneficial interest. In addition, the declaration of trust prohibits any person from acquiring or holding, directly or indirectly, common shares in excess of 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares, referred to as the Common Share Ownership Limit.

Our board of trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, referred to as an Excepted Holder. However, the board of trustees may not grant such an exemption to any person if such exemption would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our board of trustees that such holder will not violate the two aforementioned restrictions. The person must also agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Trust (as defined below). Our board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Our declaration of trust further prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above transfer or ownership limitations, referred to as a Prohibited Owner, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust, referred to as the Trust, for the exclusive benefit of one or more charitable beneficiaries, referred to as the Charitable Beneficiary, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust, referred to as the Trustee, shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Trust, the Trustee shall have the authority, at the Trustee’s sole discretion, (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Trust, the Trustee shall sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of beneficial interest held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees shall be initially seven, and may only be increased or decreased by a vote of a majority of the members of our board of trustees. We increased the number of our trustees to 10 in April 2003 and the number of trustees decreased to nine in November 2003 with the resignation of J. Rock Tonkel, Jr. from our board of trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Our bylaws provide that at least two-thirds of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange, and will be nominated by our nominating and corporate governance committee. Pursuant to our bylaws, Mr. Schorsch will have the right, so long as he is our chief executive officer, to nominate our current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by the members of our corporate governance and nominating committee, and satisfy the standards established by that committee for membership on our board.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Article II, Section 16 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held in June of each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer, and must be called by our Secretary upon the written request of the shareholders entitled to cast not less than a majority of all the voted entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination, fiduciary duty and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on classification of our board of trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest; and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest. The “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Formation; Management

Our operating partnership was organized as a Delaware limited partnership on May 22, 2002. The initial partnership agreement was entered into on that date, amended and restated on May 24, 2002 and amended and restated again on September 10, 2002. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the conversion rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

The affirmative vote of at least two-thirds of the limited partnership units of our operating partnership, excluding those held by us, is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership. As of March 31, 2004, we owned approximately 94.6% of the partnership interests, including the 0.5% general partnership interest.

Transferability of Interests

In general, we may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership without the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their conversion rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

Capital Contribution

The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow these funds from a financial institution or other lender and lend these funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation. Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise, which would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

Conversion Rights

Pursuant to Section 8.04 of the partnership agreement, all of the current holders of the units of our operating partnership, other than us, have conversion rights, which enable them to cause us to convert their units into common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or, at our option, to redeem their units for a cash amount equal to the value of the common shares for which the units would otherwise be converted. These holders owned, in the aggregate, approximately 5.4% of the issued units of our operating partnership as of March 31, 2004, while we owned the remainder. The holders of units of our operating partnership issued in connection with our formation transactions have been entitled to exercise their conversion rights since March 10, 2003, which was the six month anniversary of the completion of our private placement. Under Section 8.04 of our partnership agreement, holders of units of our operating partnership issued after the date of this prospectus will be prohibited from converting their units into common shares for 12 months after they are issued, unless this waiting period is waived or shortened by our board of trustees, as it was in the case of our current limited partners, who received their units in our formation transactions. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its conversion rights to the extent that the issuance of common shares to the converting limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our declaration of trust;

•	result in our shares of beneficial interest being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	be likely to cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or units of our operating partnership for purposes of complying with the Securities Act.

In all cases, however,

•	each limited partner may not exercise the conversion right for fewer than 1,000 units of our operating partnership or, if such limited partner holds fewer than 1,000 units, all of the units held by such limited partner;

•	each limited partner may not exercise the conversion right with respect to more than the number of units that would, upon conversion, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the applicable ownership limitation; and

•	each limited partner may not exercise the conversion right more than two times annually.

As of March 31, 2004 the aggregate number of common shares issuable upon exercise of the conversion rights was 6,660,497. The number of common shares issuable upon exercise of the conversion rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code, other than any federal income tax liability associated with our retained capital gains, and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the partnership.

Distributions

The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership.

Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Internal Revenue Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. The partnership will use the “traditional method” under Internal Revenue Code Section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Term

The partnership will have perpetual existence, unless dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the conversion of all units of our operating partnership, other than those held by us, if any; or

•	an election by us in our capacity as the owner of the sole general partner of our operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of the partnership. Accordingly, through our ownership of the general partner of our operating partnership, we have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Morgan, Lewis & Bockius LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “ —Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in “ — Taxation of Non-U.S. Shareholders”).

The statements in this section and the opinion of Morgan Lewis, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our initial short taxable year ending December 31, 2002. We believe that we are organized and have operated in such a manner to enable us to qualify for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Morgan Lewis has opined that, for Federal income tax purposes, we have properly elected and otherwise qualified to be taxed as a REIT under the Internal Revenue Code commencing with our initial short taxable year ended December 31, 2002, and our current and proposed method of operations as described in this prospectus and as represented to Morgan Lewis by us will enable us to continue to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below, and Morgan Lewis has not reviewed in the past, and may not review in the future, our compliance with these tests. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Morgan Lewis will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “ —Failure to Qualify.”

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We are subject to tax, at the highest corporate rate, on:

—	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

—	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “ — Requirements for Qualification — Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

—	the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

—	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

Organizational Requirements.    A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6)	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of the common shares so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of the common shares are described in “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries”. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

Gross Income Tests.    We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Morgan Lewis that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

As described above, we may in the future own up to 100% of the stock of one or more taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Morgan Lewis that we will not perform noncustomary services which would jeopardize our REIT status.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from the loan will be treated as gain from the sale of the secured property.

Prohibited Transactions.    A REIT will incur a 100% prohibited transaction tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. When feasible, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” If we believe that a sale of a property might be subject to the prohibited transaction tax, we will dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% penalty tax. We cannot assure you, however, that the Internal Revenue Service would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were “primarily for sale to customers in the ordinary course of a trade or business,” in which case the 100% penalty tax would apply.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.    To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any taxable REIT subsidiary of ours owns, in that corporation or of a partnership if we own at least a 20% profits interest in the partnership).

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements.    Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

—	90% of our “REIT taxable income,” computed without regard to the dividends- paid deduction or our net capital gain or loss, and

—	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “ — Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements.    We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares. We have complied and intend to continue to comply with these requirements.

Failure to Qualify.    If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Taxation of Taxable U.S. Shareholders.    As long as we qualify as a REIT, a taxable “U.S. shareholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term “U.S. shareholder” means a holder of Common Shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares.    In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses.    The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2008. A 15% tax rate applies to sales and exchanges of assets held for more than one year and occurring on or before May 6, 2003. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15%, 20% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding.    We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 30% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders.    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

—	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

—	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders.    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of “U.S. real property interests” (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service, or IRS, Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder’s Common Shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of “U.S. real property interests” under the “FIRPTA” provisions of the Internal Revenue Code. The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are “regularly traded” on an established securities market. Because the common shares are regularly traded on an established securities market, a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of common shares unless it owns more than 5% of the common shares. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Legislative or Other Actions Affecting REITs

On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends are generally not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

(1)	your long-term capital gains, if any, recognized on the disposition of our shares;

(2)	our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

(3)	our dividends distributed to you that are in turn attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

(4)	our dividends distributed to you to the extent they are in turn attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.    The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Income Tests” and “ —Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership has selected to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.    Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.    The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half- year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Under recently enacted legislation, a first-year bonus depreciation of 30% may be available for certain tenant improvements.

Sale of a Partnership’s Property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Pursuant to the contribution agreement that we entered into in September 2002 with Nicholas Schorsch and several other individuals and entities relating to our acquisition of our initial properties and operating companies, we are required to pay these sellers a tax indemnity in the event of a taxable disposition of a property contributed by the these sellers prior to the earlier of (i) five years after the contribution of such property and (ii) the date on which these sellers no longer own in the aggregate at least 25% of the units of our operating partnership issued to these sellers at the time of their contribution of property to our operating partnership, referred to as the Expiration

Date. The tax indemnity will equal the amount, if any, by which (i) the amount of the federal and state income tax liability (using an assumed combined federal and state income tax rate of 35%) incurred by these sellers with respect to the gain allocated to these sellers under Section 704(c) of the Internal Revenue Code exceeds (ii) the present value of such tax liability as of the end of the taxable year in which the disposition occurs, assuming such tax liability is not due until the end of the taxable year in which the Expiration Date is scheduled to occur. The discount rate to be used in the present value computation is 10% per annum.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “ — Requirements for Qualification — Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Taxable REIT Subsidiaries.    As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

State and Local Taxes.    We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.

PLAN OF DISTRIBUTION

We are registering the common shares of beneficial interest covered by this prospectus pursuant to the terms of the registration rights agreements that we entered into with the selling shareholders in connection with our formation transactions and our September 2002 private placement. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling shareholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus.

The sale of the shares by any selling shareholder, including any donee, pledgee or other transferee who receives shares from a selling shareholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholder or may purchase from the selling shareholder all or a portion of the shares as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on the New York Stock Exchange or other exchanges on which our common shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

The shares may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, or stock exchange rules;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

•	sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate.

Broker-dealers will receive commissions or other compensation from the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

The distribution of the shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with the proposed sale of shares by the selling shareholders; provided, however, that Bear Wagner Specialists LLC and Friedman, Billings, Ramsey & Co., Inc. are registered broker-dealers and therefore are deemed to be underwriters. Each of the selling shareholders that is an affiliate of a broker-dealer has advised us that (i) each of them, respectively, purchased the shares to be offered by them pursuant to this prospectus in the ordinary course of its or his, as the case may be, business and (ii) that, at the time of the purchase of those shares, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the shares. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose, among other information:

•	the name of the selling shareholders and of participating brokers and dealer(s);

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling shareholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be “underwriters” under the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

From time to time, the selling shareholders may pledge their common shares pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell such pledged common shares from time to time. Upon a sale of the common shares, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling shareholders default under any customer agreement with brokers.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

The selling shareholders have agreed to indemnify us, our officers and trustees and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling shareholders.

LEGAL MATTERS

The validity of the common shares will be passed upon by Saul Ewing LLP, Baltimore, Maryland. The summary of legal matters contained in the section of this prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated balance sheet and related financial statement schedules of American Financial Realty Trust as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2003 and the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period from January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of our predecessor entities in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The report of KPMG LLP also indicates that effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The statement of revenues and certain expenses of the Bank of America Plaza for the period from January 1, 2003 to December 15, 2003, included in this prospectus, have been so included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated March 8, 2004 states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Bank of America Plaza.

The combined statement of revenues and certain expenses of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002, and the combined statement of revenues and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of our initial public offering, we have become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

GLOSSARY

AFFO or Adjusted Funds From Operations	Adjusted funds from operations (AFFO) is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. We believe that AFFO is helpful to investors as a measure of our liquidity position, because along with cash flows generated from operating activities, this measure provides investors with an understanding or our ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, our use of AFFO may assist investors in comparing our liquidity position with that of other REITs. We calculate AFFO by subtracting from or adding to FFO (i) normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain our properties and revenue stream (e.g., leasing commissions and tenant improvement allowances), (ii) an adjustment to reverse the effects of straightlining of rents and (iii) the amortization or accrual of various deferred costs including intangible assets, financing costs and deferred compensation.[1]

Bond Net Lease	A lease pursuant to which the tenant is required to pay Contractual Base Rent and, in addition thereto, to pay all operating expenses, real estate taxes and other charges, including capital items, for the leased property. The tenant under a Bond Net Lease also typically assumes the risk of condemnation and casualty.

Contractual Base Rent	The contractual base rent required to be paid by a tenant under a lease during the ensuing 12 month period, taking into account all scheduled rental increases and decreases, but excluding reimbursable expenses and straightlining. Contractual base rent does not include any amounts attributable to periods after a property is sold or after the effective date of a contractual lease expiration or early termination. For gross leases, contractual base rent includes the entire amount paid by the tenant, including any portion that may be applied by the landlord to the payment of operating expenses.

Fannie Mae	Federal National Mortgage Association

FASB	The Financial Accounting Standards Board

FDIC	Federal Deposit Insurance Corporation

FFO or Funds From Operations	FFO represents net income (loss) before minority interest in our operating partnership (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.[1]

Formation Transactions	Formation transactions include the acquisition in September 2002 of our initial portfolio of 87 bank branches and six office buildings, AFRG and several other affiliated entities that now provide our properties with various management and financial services. We used the proceeds of our private placement in September 2002 to consummate these acquisitions.

(1)	Our calculation of FFO and AFFO differs from the methodology for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered alternatives to net income as measures of profitability, nor are they equivalent to cash flow provided by operating activities determined in accordance with GAAP. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.

Formulated Price Contract	A purchase agreement pursuant to which we acquire or assume leasehold interests in surplus bank branches of an institution at a formulated price established by independent appraisals using a valuation methodology that values each property based on its highest and best use and its alternative use, and then applies a negotiated discount.

Freddie Mac	Federal Home Loan Mortgage Corporation

GAAP	Generally accepted accounting principles.

Ginnie Mae	Government National Mortgage Association

Gross Lease	A lease pursuant to which the tenant pays only Contractual Base Rent and the landlord is required to pay all (or substantially all) operating expenses, real estate taxes and other charges for the leased property without separate reimbursement from the tenant.

IPO	Initial Public Offering

IRS	Internal Revenue Service

Leverage Ratio	(Total debt – Non restricted cash – Short-term investments) divided by (Real estate investments, at cost + Intangible assets – Acquired lease liability).

LIBOR	London Interbank Offered Rate.

NAREIT	National Association of Real Estate Investment Trusts

Operating Partnership	First States Group, L.P., a Delaware limited partnership

Predecessor Entities

The term predecessor entities includes the following companies: American Financial Resource Group, Inc., First States Management Corp., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P. and First States Holdings, L.P.

In this prospectus, the financial statements of our predecessor entities consist of the accounts and operations of these companies.

REIT	Real Estate Investment Trust

Sale Leaseback	A transaction pursuant to which we acquire a property and lease it back to the seller typically pursuant to a triple net or bond net lease under which the agreed rental rate is based principally upon the purchase price of the property, the credit of the tenant and prevailing market rental rates.

SEC	United States Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Securities Exchange Act	Securities Exchange Act of 1934, as amended

Specifically Tailored Transaction	A transaction pursuant to which we acquire office buildings, bank branches or a combination thereof, in which we apply leasing and pricing structures specifically designed to meet the seller’s needs.

Standard & Poor’s	Standard & Poor’s Corporation

Straightlining	Recognition of income or expense on a consistent basis throughout the term of the lease, regardless of when payments are actually due.

Triple Net Lease	A lease pursuant to which the tenant is required to pay Contractual Base Rent and, in addition thereto, to pay or reimburse the landlord for the tenant’s pro-rata share of operating expenses, real estate taxes and other charges, often excluding certain capital items, for the leased property.

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

AMERICAN FINANCIAL REALTY TRUST—DECEMBER 31, 2003	Page

Independent Auditors’ Report	F-2

Consolidated Balance Sheets at December 31, 2003 and 2002	F-3

Consolidated and Combined Statements of Operations for the Year Ended December 31, 2003, Period from September 10, 2002 to December 31, 2002, Period from January 1, 2002 to September 9, 2002, and Year Ended December 31, 2001

F-4

Consolidated and Combined Statements of Shareholders’ Equity and Comprehensive Income (Loss) and Owners’ Net Investment for the Year Ended December 31, 2003, Period from September 10, 2002 to December 31, 2002, Period from January 1, 2002 to September 9, 2002, and Year Ended December 31, 2001

F-5

Consolidated and Combined Statements of Cash Flows for the Year Ended December 31, 2003, Period from September 10, 2002 to December 31, 2002, Period from January 1, 2002 to September 9, 2002, and Year Ended December 31, 2001

F-6

Notes to Consolidated and Combined Financial Statements for the Year Ended December 31, 2003, Period from September 10, 2002 to December 31, 2002, Period from January 1, 2002 to September 9, 2002, and Year Ended December 31, 2001

F-7

Schedule II – Valuation and Qualifying Accounts	F-36

Schedule III – Real Estate Investments	F-37

BANK OF AMERICA PLAZA

Independent Auditors’ Report	F-54

Statement of Revenues and Certain Expenses for the Period from January 1, 2003 to December 15, 2003	F-55

BANK OF AMERICA SMALL OFFICE PORTFOLIO

Report of Independent Auditors	F-58

Combined Statement of Revenues and Certain Expenses for the Eleven Months ended November 30, 2002	F-59

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

Report of Independent Auditors	F-62

Combined Statement of Revenues and Certain Expenses for the Year ended December 31, 2002	F-63

BANK OF AMERICA CORPORATION AND SUBSIDIARIES—HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR	F-70

Consolidated Balance Sheets, December 31, 2003 and 2002	F-71

Consolidated Statements of Operations, Years ended December 31, 2003, 2002 and 2001	F-72

PITNEY BOWES—WACHOVIA PORTFOLIO	F-73

STATE STREET CORPORATION—HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR	F-74

Consolidated Statement of Condition, December 31, 2003 and 2002	F-75

Consolidated Statement of Income, Years ended December 31, 2003, 2002 and 2001	F-76

Independent Auditors’ Report

To the Shareholders and Board of Trustees

of American Financial Realty Trust:

We have audited the accompanying consolidated balance sheets of American Financial Realty Trust and subsidiaries (Successor) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2003 and the period from September 10, 2002 (commencement of operations) to December 31, 2002 (Successor periods), and the related combined statements of operations, owners’ net investment and cash flows of American Financial Real Estate Group (Predecessor) for the period from January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001 (Predecessor periods). In connection with our audits of the consolidated and combined financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated and combined financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of American Financial Realty Trust and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the Successor periods in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned combined financial statements present fairly, in all material respects, the results of operations and cash flows of American Financial Real Estate Group for the Predecessor periods in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated and combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated and combined financial statements, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in Note 2 to the consolidated and combined financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 23, 2004

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

(In thousands, except share data)

	2003	2002
Assets
Real estate investments, at cost:
Land	$225,287	$30,079
Building and improvements	1,228,403	180,241
Equipment and fixtures	197,585	35,462
Leasehold interests	5,040	4,762

Total real estate investments, at cost	1,656,315	250,544
Less accumulated depreciation	(57,541)	(15,217)

Real estate investments, net	1,598,774	235,327
Cash and cash equivalents	211,158	60,842
Restricted cash	28,330	14,010
Marketable investments and accrued interest	67,561	144,326
Available for sale residential mortgage-backed securities pledged as collateral for reverse repurchase agreements	—	1,116,119
Accrued interest and principal on residential mortgage-backed securities	—	19,070
Accounts and other receivables	9,121	665
Accrued rental income	6,304	4,003
Prepaid expenses and other assets	5,186	4,396
Notes receivable	358	693
Assets held for sale	82,002	1,757
Intangible assets, net of accumulated amortization of $5,804 and $90	114,610	2,413
Deferred costs, net of accumulated amortization of $2,926 and $333	18,935	1,544

Total assets	$2,142,339	$1,605,165

Liabilities and Shareholders’ Equity
Mortgage notes payable	$976,060	$149,886
Reverse repurchase agreements	—	1,053,529

Total debt	976,060	1,203,415
Fair value of derivative instruments	—	6,192
Accounts payable	2,079	2,533
Accrued expenses and other liabilities	36,428	5,776
Dividends payable	28,295	10,330
Value of assumed lease obligations, net of accumulated amortization of $1,463 and $68	49,485	1,268
Deferred revenue	33,861	1,870
Leasehold interests	1,277	—
Tenant security deposits	888	606

Total liabilities	1,128,373	1,231,990
Minority interest	36,365	36,513
Shareholders’ equity:
Preferred shares, 100,000,000 shares authorized at $0.001 per share, no shares issued and outstanding at December 31, 2003 and December 31, 2002	—	—
Common shares, 500,000,000 shares authorized at $0.001 per share, 108,096,217 and 42,498,008 issued and outstanding at December 31, 2003 and December 31, 2002	108	42
Capital contributed in excess of par	1,102,561	343,389
Deferred compensation	(16,291)	(1,885)
Accumulated deficit	(94,557)	(406)
Accumulated other comprehensive loss	(14,220)	(4,478)

Total shareholders’ equity	977,601	336,662

Total liabilities and shareholders’ equity	$2,142,339	$1,605,165

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003, Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002, and Year Ended December 31, 2001

(In thousands, except per share data)

			Predecessor
	Year Ended December 31, 2003	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002	Year Ended December 31, 2001
Revenues:
Rental income	$92,912	$8,310	$17,869	$25,804
Operating expense reimbursements	35,746	2,813	5,577	7,663
Interest income	3,495	2,351	105	188
Other income	3,464	37	822	582

Total revenues	135,617	13,511	24,373	34,237

Expenses:
Property operating expenses	50,250	3,808	7,192	9,771
General and administrative	19,711	3,645	4,695	8,177
Outperformance plan—cash component	2,014	—	—	—
Outperformance plan—contingent restricted share component	5,238	—	—	—
Interest expense on mortgages and other debt	31,295	3,421	9,745	14,071
Depreciation and amortization	49,810	2,875	5,798	8,438

Total expenses	158,318	13,749	27,430	40,457

Loss before net interest income on residential mortgage-backed securities, net loss on investments, minority interest and discontinued operations	(22,701)	(238)	(3,057)	(6,220)

Interest income from residential mortgage-backed securities, net of expenses	9,016	16,385	—	—
Interest expense on reverse repurchase agreements	(4,355)	(6,578)	—	—

Net interest income on residential mortgage-backed securities	4,661	9,807	—	—

Net loss on investments	(9,239)	(280)	—	—

Income (loss) from continuing operations before minority interest	(27,279)	9,289	(3,057)	(6,220)
Minority interest	1,950	(784)	—	—

Income (loss) from continuing operations	(25,329)	8,505	(3,057)	(6,220)

Discontinued operations:
Loss from operations, net of minority interest of $86 for the year ended December 31, 2003, $25 for the period from September 10, 2002 to December 31, 2002, $0 for the period from January 1, 2002 to September 9, 2002 and $0 for the year ended December 31, 2001	(1,900)	(236)	(786)	(167)
Gains on disposals, net of minority interest of $382 for the year ended December 31, 2003, $71 for the period from September 10, 2002 to December 31, 2002, $0 for the period from January 1, 2002 to September 9, 2002 and $0 for the year ended December 31, 2001; net of income taxes	8,407	675	9,500	4,107

Income from discontinued operations	6,507	439	8,714	3,940

Net income (loss)	$(18,822)	$8,944	$5,657	$(2,280)

Basic income (loss) per share:
From continuing operations	$(0.35)	$0.21
From discontinued operations	0.09	0.01

Total basic income (loss) per share	$(0.26)	$0.22

Diluted income (loss) per share
From continuing operations	$(0.35)	$0.20
From discontinued operations	0.09	0.01

Total diluted income (loss) per share	$(0.26)	$0.21

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS) AND OWNERS’ NET INVESTMENT

For the Year Ended December 31, 2003, Period from September 10, 2002 (commencement of operations) to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share and per share data)

	Predecessor	American Financial Realty Trust
	Owners’ Net Investment	Shares of Beneficial Interest	Common Shares at Par	Capital Contributed In excess of Par	Deferred Compensation	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance January 1, 2001	$12,720	—	$—	$—	$—	$—	$—	$—
Capital contribution and share issuances	9,209	—	—	—	—	—	—	—
Distributions	(10,558)	—	—	—	—	—	—	—
Receipts from owner, net	58	—	—	—	—	—	—	—
Net loss	(2,280)	—	—	—	—	—	—	—

Balance, December 31, 2001	9,149	—	—	—	—	—	—	—
Capital contribution and share issuances	1,695	—	—	—	—	—	—	—
Distributions	(3,902)	—	—	—	—	—	—	—
Net income	5,657	—	—	—	—	—	—	—

Balance, September 9, 2002	12,599	—	—	—	—	—	—	—
Distribution of net assets not acquired	(1,015)	—	—	—	—	—	—	—
Transfer of historical equity	(11,584)	—	—	11,584	—	—	—	11,584
Excess of fair value over net assets acquired from control group	—	—	—	(48,971)	—	—	—	(48,971)
Adjustment to establish minority interest of unitholders in majority owned partnership	—	—	—	(1,449)	—	—	—	(1,449)
Adjustment for minority interest of unitholders in operating partnership	—	—	—	1,310	—	—	—	1,310
Issuance of common shares, net of expense	—	42,288,008	42	378,815	—	—	—	378,857

Balance, September 10, 2002	—	42,288,008	42	341,289	—	—	—	341,331
Net income	—	—	—	—	—	8,944	—	8,944
Comprehensive income (loss):
Reclassification adjustment for losses reclassified into operations	—	—	—	—	—	—	280	280
Unrealized loss on derivatives	—	—	—	—	—	—	(6,192)	(6,192)
Unrealized loss on available for sale securities	—	—	—	—	—	—	964	964
Minority interest allocation	—	—	—	—	—	—	470	470

Total other comprehensive loss	—	—	—	—	—	—	—	(4,478)
Dividends declared at $0.22 per share	—	—	—	—	—	(9,350)	—	(9,350)
Issuance of restricted shares	—	210,000	—	2,100	(2,100)	—	—
Amortization of deferred compensation	—	—	—	—	215	—	—	215

Balance, December 31, 2002	—	42,498,008	42	343,389	(1,885)	(406)	(4,478)	336,662
Net loss	—	—	—	—	—	(18,822)	—	(18,822)
Comprehensive income (loss):
Reclassification adjustment for losses reclassified into operations	—	—	—	—	—	—	9,497	9,497
Unrealized loss on derivatives	—	—	—	—	—	—	(19,360)	(19,360)
Unrealized loss on available for sale securities	—	—	—	—	—	—	(115)	(115)
Minority interest allocation	—	—	—	—	—	—	236	236

Total other comprehensive loss								(9,742)
Issuance of common shares, net of expenses	—	64,143,564	64	740,832	—	—	—	740,896
Exercised options of common shares	—	37,812	—	378	—	—	—	378
Operating partnership units converted to common shares	—	28,333	—	196	—	—	—	196
Dividends declared at $1.00 per share	—	—	—	—	—	(75,329)	—	(75,329)
Issuance of restricted shares	—	1,388,500	2	17,766	(17,768)	—	—	—
Amortization of deferred compensation	—	—	—	—	3,362	—	—	3,362

Balance, December 31, 2003	$—	108,096,217	$108	$1,102,561	$(16,291)	$(94,557)	$(14,220)	$977,601

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2003,

Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands)

	Year Ended December 31, 2003	Period from September 10, 2002 to December 31, 2002	Predecessor
			Period from January 1, 2002 to September 9, 2002	Year Ended December 31, 2001
Cash flows from operating activities:
Net income (loss)	$(18,822)	$8,994	$5,657	$(2,280)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	44,350	2,629	5,831	8,671
Minority interest	(1,654)	830	—	—
Amortization of leasehold interests and intangible assets	7,844	308	190	141
Amortization of acquired leases to rental income	336	(36)	—	—
Amortization of deferred financing costs	4,474	90	550	493
Amortization of deferred compensation	3,361	437	—	—
Non-cash component of Outperformance Plan	5,238	—	—	—
Non-cash compensation charge	694	—	—	—
Provision for doubtful accounts	200	—	89	360
Impairment loss	1,551	—	—	—
Net gain on sales of properties	(11,459)	(877)	(9,500)	(3,907)
Loss on investments	9,239	280	—	—
Premium amortization on residential mortgage-backed securities	4,464	995	—	—
(Increase) decrease in operating assets:
Accounts and other receivables	(8,321)	(643)	(400)	(238)
Accrued rental income	(2,499)	(592)	(1,068)	(1,982)
Prepaid expenses and other assets	(533)	(2,556)	(107)	1,331
Accrued interest income	7,612	(234)	—	—
Increase (decrease) in operating liabilities:
Accounts payable	(647)	(201)	882	998
Accrued expenses and other liabilities	27,761	3,760	(847)	817
Deferred revenue and tenant security deposits	29,232	(489)	1,105	183

Net cash provided by operating activities	102,421	12,645	2,382	4,587

Cash flows from investing activities:
Sales (purchases) of residential mortgage-backed securities	939,621	(1,167,513)	—	—
Receipt of principal payments on residential mortgage-backed securities	172,622	32,675	—	—
Capital expenditures and leasehold acquisition costs	(3,072)	—	(1,228)	(1,112)
Payments for acquisitions of real estate investments, including initial properties, net of cash acquired	(1,273,916)	(94,177)	(797)	(24,126)
Proceeds from sales of real estate investments	33,980	4,456	14,674	22,921
Other investments	—	—	(3,033)	—
(Increase) decrease in restricted cash	(11,654)	(13,283)	5,788	(2,896)
Sales (purchases) of marketable investments, net	76,766	(140,446)	(2,991)	(532)

Net cash (used in) provided by investing activities	(65,653)	(1,378,288)	12,413	(5,745)

Cash flows from financing activities:
Borrowings under (repayments of) reverse repurchase agreements	(1,053,529)	1,053,529	—	—
Proceeds from share issuances, net	740,896	378,635	—	—
Proceeds from exercises of common share options	378	—	—	—
Dividends, distributions to operating partnership unitholders and distributions to owners	(63,056)	(51)	(3,902)	(10,558)
Repayment of mortgage notes and bridge notes payable	(935,411)	(667)	(20,934)	(6,964)
Receipts from owner, net	—	—	—	58
Proceeds from bridge note payable	666,888	—	—	—
Proceeds from mortgage notes payable	793,453	—	10,372	10,142
Proceeds from line of credit borrowings, net	—	(530)	30	104
Other long-term debt repayments	—	(4,431)	(323)	(339)
Contributions by limited partners	—	—	1,695	9,413
Payments for deferred financing costs and derivative instruments	(36,071)	—	(114)	(907)

Net cash provided by (used in) financing activities	113,548	1,426,485	(13,176)	949

Increase (decrease) in cash and cash equivalents	150,316	60,842	1,619	(209)
Cash and cash equivalents, beginning of period	60,842	—	1,597	1,806

Cash and cash equivalents, end of period	$211,158	$60,842	$3,216	$1,597

Supplemental cash flow information:

Cash paid for interest	$22,573	$3,792	$8,181	$14,100

Cash paid for income taxes	$1,796	$—	$—	$—

Debt assumed in real estate acquisitions	$301,243	$145,687	$—	$—

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the Year Ended December 31, 2003, Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(1) Organization and Nature of Business

American Financial Realty Trust (AFR or the Company) is a newly organized, self-administered and self-managed real estate investment trust (REIT). AFR was formed as a Maryland REIT on May 23, 2002 to acquire and operate properties leased primarily to regulated financial institutions.

The Company’s interest in its properties is held through its operating partnership, First States Group, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership. As of December 31, 2003, the Company holds a 95.7% interest in the Operating Partnership.

On September 10, 2002, AFR commenced operations upon completing a private placement of common shares of beneficial interest, and through its Operating Partnership, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group (AFREG or the Predecessor) in a business combination accounted for under Staff Accounting Bulletin Topic 5g with carryover basis for the portion of the net assets acquired from the majority shareholder/general partner and his affiliates and fair value for the remaining portion of the net assets acquired from all other investors. AFREG was comprised of certain operating companies and real estate limited partnerships under the common control of Nicholas S. Schorsch, the Company’s President, Chief Executive Officer and Vice Chairman, or members of his immediate family. Mr. Schorsch was the sole or majority shareholder in each of the operating companies acquired and the sole general partner in each of the real estate limited partnerships whose interests were acquired. In the case of each limited partnership, the general partner had sole discretionary authority over major decisions such as the acquisition, sale or refinancing of principal partnership assets.

AFREG acquired corporate-owned real estate assets, primarily bank branches and office buildings from financial institutions, and owned and managed such assets principally under long-term, triple net leases. The Company operates in one segment, and focuses on acquiring, operating and leasing properties to regulated financial institutions. Rental income from Bank of America, N.A., and Wachovia Bank, N.A., or their respective affiliates, represented 49% and 22% of the Company’s total rental income for the year ended December 31, 2003. Rental income from Wachovia Bank, N.A., or its affiliates for the periods from September 10, 2002 to December 31, 2002 and January 1, 2002 to September 9, 2002 was 43% and 44% of the Company’s total rental income, respectively. No other tenant represented more than 10% of minimum rental income for the periods presented.

(2) Summary of Significant Accounting Policies and Practices

(a) Basis of Accounting

The accompanying consolidated and combined financial statements of the Company and AFREG, respectively, are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

(b) Principles of Consolidation and Combination

The Company consolidates its accounts and the accounts of the majority-owned Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. The Operating Partnership holds an 89% interest in a partnership that owns one office building. The remaining 11% partnership interest is reflected as minority interest.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The financial statements of AFREG include the accounts of American Financial Resource Group, Inc. (AFRG), First States Management Corp., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P., and First States Holdings, L.P.

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated and combined financial statements.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d) Real Estate Investments

The Company records acquired real estate at cost. Depreciation is computed using the straightline method over the estimated useful life of 40 years for buildings, 5 to 7 years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements and leasehold interests. Maintenance and repairs expenditures are charged to expense as incurred.

If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, management estimates the undiscounted future cash flows to be generated from the property, including any estimated proceeds from the disposition of the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to its estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates.

In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The Statement does not change the fundamental provisions of SFAS No. 121; however, it resolves various implementation issues of SFAS No. 121 and establishes a single accounting model for long-lived assets to be disposed of by sale. It retains the requirement of APB Opinion No. 30 to report separately discontinued operations, and extends that reporting for all periods presented to a component of an entity that, subsequent to or on January 1, 2002, either has been disposed of or is classified as held for sale. Additionally, SFAS No. 144 requires that assets and liabilities of components held for sale, if material, be disclosed separately in the balance sheet. The Company adopted SFAS No. 144 effective January 1, 2002. In accordance with SFAS No. 144, the Company has restated its statements of operations for 2002 and 2001 to present as discontinued operations the operating results of assets sold in 2003 and 2002 in which the Company does not have significant continuing involvement.

Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or net realizable values.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(e) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(f) Restricted Cash

Restricted cash includes amounts escrowed for insurance, taxes, repairs and maintenance, tenant improvements, interest, and debt service and amounts held as collateral under security and pledge agreements relating to leasehold interests.

(g) Short-term Investments

Short-term investments consist of shares in an institutional mutual fund that invests primarily in mortgage-backed securities. The Company has classified these investments as available-for-sale and recorded them at fair value. These short-term investments had a cost basis of $67,697 and $144,473 as of December 31, 2003 and 2002, respectively. The unrealized loss of $375 and $147 at December 31, 2003 and 2002, respectively, is excluded from earnings and reported as a component of other comprehensive income (loss). The unrealized loss has existed for less than six months during 2003.

(h) Residential Mortgage-Backed Securities

The Company accounted for its residential mortgage-backed securities portfolio in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” All of the Company’s direct investments in residential mortgage-backed securities were sold during 2003. Residential mortgage-backed security transactions are recorded on the date the securities are purchased or sold. Residential mortgage-backed securities classified as available-for-sale are reported at fair value, with unrealized gains and temporary unrealized losses excluded from earnings and reported as accumulated other comprehensive income (loss). Amortization of any premium or discount related to the purchase of securities is included as a component of interest income. Realized gains or losses on the sale of residential mortgage-backed securities are determined on the specific identification method and are included in net income as net gains or losses on sales of securities. Unrealized losses on residential mortgage-backed securities that are determined to be other than temporary are recognized in income. Management regularly reviews its investment portfolio for other than temporary market value decline. There were no such adjustments for residential mortgage-backed securities during the periods ended December 31, 2003 and 2002.

Income from investments in residential mortgage-backed securities is recognized using the effective interest method, using the expected yield over the life of the investment. Income includes contractual interest accrued and the amortization of any premium or discount recorded upon purchase. Changes in anticipated yields result primarily from changes in actual and projected cash flows and estimated prepayments. Changes in the yields that result from changes in the anticipated cash flows and prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the date of original investment.

The Company was exposed to the risk of credit losses on its residential mortgage-backed securities portfolio. The Company limited its exposure to credit losses on its portfolio of residential mortgage-backed securities by purchasing securities issued and guaranteed by Freddie Mac, Fannie Mae, or Ginnie Mae. The payments of principal and interest on the Freddie Mac and Fannie Mae mortgage-backed securities are

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

guaranteed by those respective agencies and the payment of principal and interest on the Ginnie Mae mortgage-backed securities is backed by the full faith and credit of the U.S. Government.

(i) Accounts Receivable

The Company provides for doubtful accounts based on a review of delinquent accounts receivable. Bad debt expense was $200, $0, $89 and $360 for the year ended December 31, 2003, the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001, respectively, for amounts that were deemed to be uncollectible. As of December 31, 2003 and 2002, no individual tenant represents greater than 10% of accounts receivable.

(j) Prepaid Expenses and Other Assets

The Company makes payments for certain expenses for insurance and property taxes in advance of the period in which it receives the benefit. These payments are classified as prepaid expenses and amortized over the respective period of benefit relating to the contractual arrangement.

(k) Notes Receivable

The Company holds notes receivable from unrelated parties related to properties sold by AFREG during 2002. These notes receivable mature in May 2007 and bear interest at an annual rate of 9%.

(l) Intangible Assets

Above-market and below-market in-place lease values for properties acquired are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amount to be paid pursuant to each in-place lease and (ii) management’s estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheets as value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) management’s estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, based on their respective fair values, are amortized on a straightline basis over the remaining or estimated lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The Company utilizes independent appraisals or management’s estimates to determine the

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

respective property values. Management’s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in its analysis include an estimate of carrying costs during the expected lease-up period for each property taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which primarily ranges from six to 18 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from five to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired.

Management of the Company reviews the carrying value of intangible assets for impairment on an annual basis. Intangible assets and acquired lease liabilities consist of the following:

	December 31,
	2003	2002
Intangible assets:
In-place leases, net of accumulated amortization of $2,686 and $58	$37,069	$886
Customer relationships, net of accumulated amortization of $1,597 and $0	63,016	—
Acquired lease asset, net of accumulated amortization of $1,521 and $32	20,351	827
Goodwill	700	700
Amounts related to assets held for sale	(6,526)	—

Total intangible assets	$114,610	$2,413

Acquired lease liability, net of accumulated amortization of $1,463 and $68	$49,485	$1,268

Amortization expense relating to in-place leases and customer relationships was $7,767, $58, $0 and $0 for the year ended December 31, 2003, the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001, respectively. The

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

amortization of acquired lease assets resulted in a net decrease in rental income of $1,734, $32, $0 and $0 during the year ended December 31, 2003, the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001, respectively. The amortization of acquired lease liabilities resulted in a net increase in rental income of $1,383 $68, $0 and $0 during the year ended December 31, 2003, the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001, respectively.

(m) Deferred Costs

The Company has deferred certain expenditures related to the financing and leasing of certain properties. Deferred financing costs are amortized to interest expense using the straightline method over the terms of the related debt. Direct costs of leasing are deferred and amortized over the terms of the related leases.

(n) Accounting for Derivative Financial Investments and Hedging Activities

The Company accounts for its derivative and hedging activities using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the statements of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS No. 133. The Company is not party to any derivatives designated as fair value hedges.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. The Company uses Eurodollar futures contracts in cash flow hedge transactions. The Eurodollar futures contracts are designed to be highly effective in offsetting changes in the cash flows related to the hedged liability. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

(o) Owners’ Net Investment

The accompanying combined financial statements of AFREG include the total of shareholders’ equity for the subchapter S-corporations, members’ equity for limited liability corporations, and partners’ equity for the limited partnerships. The combined owners’ net investment balance is increased for capital contributions made by the owners and any net income of AFREG and is reduced for distributions made to the owners and any net losses of AFREG.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The various partnership and operating agreements of the entities comprising AFREG contain provisions for the allocation of profits, losses, and proceeds from capital transactions. Such amounts are generally allocated in accordance with the owners’ respective percentage interests.

(p) Comprehensive Income

Comprehensive income or loss is recorded in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss), is comprised of net income, changes in unrealized gains or losses on derivative financial instruments and unrealized gains or losses on available-for-sale securities.

(q) Revenue Recognition

Rental income from leases is recognized on a straightline basis regardless of when payments are due. Accrued rental income in the accompanying consolidated and combined balance sheets represents rental income recognized in excess of payments currently due. For the year ended December 31, 2003, rental payments received in excess of rental revenues recognized were $23,702. For the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001, rental revenues recognized in excess of payments due were $592, $1,068 and $1,982, respectively.

Certain lease agreements also contain provisions that require tenants to reimburse the Company for real estate taxes and common area maintenance costs. Such amounts are included in both revenues and operating expenses when the Company is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements. Under leases where the tenant pays these expenses directly, such amounts are not included in revenues or expenses.

Deferred revenue represents rental revenue received from tenants prior to their due dates.

AFREG performed various accounting, property management, leasing, and project management services for related entities (Note 13). AFREG recognized revenue for accounting and management services when the service was provided and earned in accordance with the related agreements. Revenue related to the acquisition or disposition of properties was recognized when the related transaction closed. All such revenue was recorded in other income in the accompanying consolidated and combined statements of operations.

(r) Sales of Real Estate Properties

The Company recognizes sales of real estate properties only upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under SFAS No. 66, “Accounting for Sales of Real Estate.”

(s) Rent Expense

Rent expense is recognized on a straightline basis regardless of when payments are due. Accrued expenses and other liabilities in the accompanying consolidated and combined balance sheets include an accrual for rental expense recognized in excess of amounts currently due. For the year ended December 31, 2003, the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

September 9, 2002 and the year ended December 31, 2001, rent expense recognized in excess of payments due was $92, $44, $113 and $162, respectively.

(t) Income Taxes

The Company has elected to qualify as a REIT under Sections 856-860 of the Internal Revenue Code and intends to remain so qualified.

Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of the Company’s net income and loss for financial reporting purposes and for tax reporting purposes.

The Company has a wholly-owned taxable REIT subsidiary as defined under the Internal Revenue Code. The asset and liability approach is used by the taxable REIT subsidiary to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established to reduce net deferred tax assets to the amount for which recovery is more likely than not. The Company has recorded income tax provisions in the accompanying consolidated statement of operations of $2,670 and $131 for the year ended December 31, 2003 and the period from September 10, 2002 through December 31, 2002, respectively, based on the taxable income of the taxable REIT subsidiary. The taxable REIT subsidiary’s effective tax rate is approximately 40%, including the effects of state taxes. The taxable REIT subsidiary does not have deferred tax assets or liabilities as of December 31, 2003 and 2002.

The aggregate cost basis, net of depreciation, for federal income tax purposes of the Company’s investment in real estate was approximately $1,672 million and $217 million at December 31, 2003 and 2002, respectively.

For the year ended December 31, 2003, 50% of the Company’s dividends were characterized as ordinary income and 50% were characterized as a return of capital for federal income tax purposes. During the period from September 10, 2002 through December 31, 2002, all of the Company’s dividends were characterized as ordinary income for federal income tax purposes.

All of the entities of AFREG included in the Predecessor combined financial statements are limited partnerships, registered subchapter S-corporations, or limited liability companies that are treated as partnerships for income tax purposes. As a result, no federal or state income taxes are payable by AFREG and, accordingly, no provision for income taxes has been recorded in the Predecessor financial statements. The partners, members, or subchapter S-shareholders are required to include their respective shares of AFREG’s profits or losses in their individual tax returns. The tax returns of AFREG and the amount of reported profits or losses are subject to examination by federal and state taxing authorities. If such examinations result in changes to such profits or losses, the tax liability of the respective partners, members, or shareholders would be changed.

(u) Income (Loss) Per Share

Basic income (loss) per share (EPS) is based on the weighted average number of shares outstanding during the year or period. Diluted EPS is based on the weighted average number of shares outstanding during the year or period, adjusted to give effect to common share equivalents.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

At December 31, 2003, the Company has a share-based employee compensation plan. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No share-based employee compensation cost for options is reflected in net income (loss), as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant. The following table illustrates the effect on net income (loss) and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to share-based employee compensation. The Company recognizes compensation cost related to restricted share awards on a straightline basis over the respective vesting periods:

	Year ended December 31, 2003	For the period from September 10, 2002 to December 31, 2002
Net income (loss)	$(18,822)	$8,944
Add: Total share-based employee compensation expense included in net income (loss)	9,318	437
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards	(10,408)	(484)

Pro forma net income (loss)	$(19,912)	$8,897

Basic income (loss) per share—as reported	$(0.26)	$0.22

Basic income (loss) per share—pro forma	(0.27)	0.22

Diluted income (loss) per share—as reported	$(0.27)	$0.21

Diluted income (loss) per share—pro forma	(0.27)	0.21

(v) Fair Value Disclosures

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash, restricted cash, accounts receivable, accounts payable and reverse repurchase agreements. For these short-term instruments, the carrying amounts approximate their fair values.

Investment securities available for sale. Fair values for residential mortgage-backed securities are based on market prices, where available, provided by independent brokers. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. The fair values of short-term investments are based on quoted market prices as of the balance sheet date. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” securities classified as available-for-sale are reported at fair value, with unrealized gains and temporary unrealized losses excluded from earnings and reported as accumulated other comprehensive income (loss).

Long-term debt. Fair value is estimated by discounting cash flows using period-end interest rates and market conditions for instruments with similar maturities and credit quality. As of December 31, 2003 and 2002, the fair value of the Company’s debt exceeded its carrying value by approximately $7,532 and $12,300, respectively.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(w) Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation.

(x) Recent Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees; including the Guarantees of Indebtedness of Others.” This interpretation requires that a liability must be recognized at the inception of a guarantee issued or modified after December 31, 2002 whether or not payment under the guarantee is probable. For guarantees entered into prior to December 31, 2002, the interpretation requires certain information related to the guarantees be disclosed in the guarantor’s financial statements. The disclosure requirements of this interpretation are effective for fiscal years ending after December 31, 2002. As of December 31, 2003, the Company has not guaranteed any indebtedness of others.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46), which addressed how a business enterprise should evaluate whether it has a controlling financial interest in any entity through means other than voting rights and, accordingly, should consolidate the entity. In December 2003, implementation of FIN 46 was deferred for all entities except those created after January 31, 2003 and those entities considered special purpose entities and replaced with FIN 46R. The Company will be required to apply FIN 46R to its variable interests entities (VIEs) created after December 31, 2003. For variable interests in VIEs created before January 31, 2003, FIN 46R will be applied beginning in the first quarter of 2004. As of December 31, 2003, the Company does not have any unconsolidated VIEs.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or result of operations.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(3) Acquisitions and Dispositions

During the year ended December 31, 2003 and 2002, the Company acquired 479 properties and 153 properties, respectively.

The following table represents the allocation of the purchase price for the properties acquired during the year ended December 31, 2003 and 2002 to the assets acquired and liabilities assumed, including the Formation Transactions.

	2003	2002
Real estate investments, at cost:
Land	$210,533	$30,996
Buildings	1,060,121	178,559
Equipment	173,672	34,726
Initial tenant improvements	61,659	3,170
Leasehold interests	(1,043)	4,692
Accumulated depreciation	—	(12,304)

	1,504,942	239,839
Intangibles:
In-place leases	41,727	2,420
Customer relationships	61,787	1,969
Acquired lease asset	21,027	860
Acquired lease liability	(49,855)	(1,336)

	74,686	3,913
Other assets	3,356	14,789
Mortgage notes payable	(301,243)	(154,961)
Other liabilities	(887)	(9,403)
Minority interest	(6,938)	—

Cash paid for acquisitions	$1,273,916	$94,177

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The following table presents information regarding the property acquisitions completed since, and including, the Formation Transactions through December 31, 2003:

Seller	Date of Acquisition	Number of Buildings (4)		Rentable Square Feet	Purchase Price (1)(2)
Formation Transactions	September 10, 2002	93		1,492,902	$180,519
KeyBank	September 27, 2002	2		19,500	456
Bank of America	October 24, 2002	5		100,660	2,702
Wachovia Bank	December 10, 2002	26		153,964	24,597
Bank of America	December 16, 2002	16		528,412	32,786
AmSouth Bank	December 20, 2002	11		28,340	2,692

Total 2002 Transactions		153		2,323,778	$243,752

Dana Commercial Credit	January 9, 2003	16	(3)	3,759,634	$335,900
Wachovia Bank	February 5, 2003	5		15,519	2,837
AmSouth Bank	February 12, 2003	1		2,817	268
Wachovia Bank	February 19, 2003	9		30,031	5,884
Bank of America	March 20, 2003	1		15,278	768
Pitney Bowes—Wachovia	March 31, 2003	87		1,072,295	145,077
Finova Capital—BB&T	April 15, 2003	10		250,808	21,085
Bank of America	May 1, 2003	5		39,797	1,762
Wachovia Bank	May 8, 2003	2		8,192	1,037
Wachovia Bank	June 6, 2003	4		21,587	1,083
Bank of America Portfolio	June 30, 2003	158		8,055,276	774,424
Bank of America	July 10, 2003	1		28,094	1,713
Wachovia Bank	July 17, 2003	1		4,530	622
Bank of America	August 18, 2003	3		9,448	564
Wachovia Bank	August 21, 2003	1		15,514	1,006
Wachovia Bank	August 27, 2003	1		46,600	2,806
Citigroup	August 28, 2003	21		120,627	9,323
Wachovia Bank	August 29, 2003	12		64,877	4,437
Single Acquisitions (non-bank sellers)	August 2003	2	(5)	5,228	490
Pitney Bowes—KeyBank	September 16, 2003	31		153,950	36,444
Pitney Bowes—Bank of America	September 25, 2003	97		479,418	89,233
First Charter Bank	September 29, 2003	2		5,935	1,015
Wachovia Bank	September 30, 2003	2		31,210	1,997
First States Wilmington, L.P.	September 30, 2003	1		263,058	49,106
Bank of America	November 10, 2003	1		10,359	556
Wachovia Bank	November 25, 2003	1		3,753	—
General Electric (subsidiary)	December 15, 2003	1		750,000	88,226
Wachovia Bank	December 19, 2003	2		13,506	1,147
Cooperative Bank	December 19, 2003	1		2,000	818

Total 2003 Transactions		479		15,279,341	1,579,628

		632		17,603,119	$1,823,380

(1)	Includes all acquisition costs and value of acquired intangible assets and liabilities.
(2)	Excludes other non-real estate assets acquired.
(3)	Includes 14 buildings and two parking facilities.
(4)	Includes the assumption of leasehold interests.
(5)	Includes one parking facility.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The following table presents information regarding the property dispositions, including terminations of leasehold interests, completed since the Formation Transaction through December 31, 2003:

	Number of Buildings	Rentable Square Feet	Sale Price	Gain(1)
Total 2002 Transactions	6	69,543	$4,456	$675
Total 2003 Transactions	48	309,761	$34,233	$8,407

(1)	Net of provision for income taxes and allocation of minority interest.

A description of the terms of each significant acquisition follows:

Dana Commercial Credit Portfolio: In January 2003, the Company acquired 14 office buildings and two parking facilities, containing approximately 3,760,000 net rentable square feet, from a wholly owned subsidiary of Dana Commercial Credit Corporation. Under the terms of the Company’s net lease with Bank of America, the Company will receive annual minimum rental payments of $40,388 from January 2003 through January 2010. From January 2011 through 2022, Bank of America is not required to pay any base rental income (except for a $2,983 payment with respect to the month of January 2011). Over the life of the lease, Bank of America is permitted to vacate space totaling 50.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation. The annual rental payments under this lease are fixed regardless of the square feet leased by Bank of America. If Bank of America does not vacate space as otherwise permitted under the lease, Bank of America will pay additional rent as provided in the lease agreement for the space it does not vacate. During the 20 year lease term, the Company will recognize the fixed portion of the rental payments as rental income on a straightline basis without regard to the amount of space leased and the Company will recognize additional rent as rental income in the period earned. Including the amortization of the Company’s assumed lease obligation, in order to recognize rental income from the assumed leases at a market rental rate, the Company will recognize minimum rental income of $17,224 annually. In June 2003, Bank of America exercised its option to vacate appropriately 684,000 square feet in June 2004.

Wachovia Bank Formulated Price Contracts: In September 2002, the Company entered into a formulated price contract with Wachovia Bank, N.A. for the purchase of surplus bank branches in the bank’s entire retail banking territory. As of December 31, 2003, the Company has acquired 66 bank branches containing approximately 409,000 square feet under this contract.

Pitney Bowes—Wachovia Portfolio: In August 2002, the Company entered into an agreement with Pitney Bowes to acquire a portfolio of 87 properties acquired by Pitney Bowes through a sale leaseback arrangement with Wachovia Bank, N.A. In March 2003, the Company closed this transaction. Concurrent with this acquisition, the Company entered into net lease agreements with Wachovia Bank, N.A. for 74 properties, with the leases expiring at various dates from 2010 through 2023. In addition, in conjunction with this acquisition, the Company assumed net leases on the 13 remaining properties that are currently leased to various third party financial institutions, with leases expiring at various dates through 2010.

Finova Capital—BB&T: On April 15, 2003, the Company acquired from Finova Capital Corporation three office buildings and seven bank branches located in North Carolina consisting of approximately 251,000 rentable square feet. Each of these properties is leased to BB&T Co. under a master lease, which expires on December 31,

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

2005. The lease may be renewed in whole but not in part at the option of the tenant for up to six additional terms of five years each.

Bank of America Specifically Tailored and Sale Leaseback Transaction: On June 30, 2003, the Company acquired from Bank of America, N.A., a portfolio of 27 large office buildings and 131 small office buildings containing approximately 8,055,000 rentable square feet. Bank of America, N.A. has initially leased an aggregate of approximately 64.7% of the rentable square feet in this portfolio with an initial lease term of 20 years. Bank of America, N.A. has the option to renew this lease for up to six successive five year terms. In the case of a renewal, the rent will be the fair market rental value of the premises, as determined in accordance with the lease.

In addition to the portion of the premises subject to the 20 year lease, as of December 31, 2003 Bank of America, N.A. occupied approximately 774,000 rentable square feet that it has the right to rent at a reduced rate through June 2004. Bank of America, N.A. is required to notify the Company, by June 30, 2004, whether it intends to vacate this square footage or add it to the lease at the then-current fair market rate or at the rate established by the 20 year lease, depending on the length of the term selected. As of December 31, 2003, approximately 10.1% of the rentable square feet in the portfolio was leased to third parties. Bank of America, N.A. will pay the Company approximately $44,900 in annual base rent under the 20 year lease for this portfolio, plus its portion of the operating expenses associated with the leased space, excluding the rentable square feet that is occupied on a reduced rate basis.

Citigroup Formulated Price Contract: On August 28, 2003, the Company acquired 21 bank branches from Citigroup, including the assumption of 14 leasehold interests. These properties contain approximately 121,000 rentable square feet.

Pitney Bowes—KeyBank: On September 16, 2003, the Company acquired 31 bank branches from Pitney Bowes, which were previously acquired by Pitney Bowes pursuant to a sale leaseback arrangement with KeyBank, N.A. The properties contain 154,000 rentable square feet.

Pitney Bowes—Bank of America: On September 25, 2003, the Company acquired 97 bank branches containing approximately 479,000 square feet from Prefco III Limited Partnership. Bank of America, N.A. leases 73 of the properties for 20 years on a triple-net lease basis. Among the remaining properties, seven are leased to Bank of America, N.A. for varying terms, 14 are subleased with leases expiring in December 2008 and the remaining three were acquired vacant.

First States Wilmington, L.P.: On September 30, 2003, pursuant to the exercise of a purchase option entered into in May 2002, the Company acquired all of the ownership interests of First States Wilmington JV, L.P. (FSW), the beneficial owner of Three Beaver Valley, a Class A office building containing approximately 263,000 square feet. The property, located in Wilmington, DE, is fully occupied and leased on a triple-net basis to American International Insurance Company (a wholly-owned subsidiary of American Insurance Group) and Wachovia Bank, N.A. Total consideration paid by the Company for the FSW interests was $51,768, of which $44,830 consisted of the assumption of variable rate debt. The remaining consideration consisted primarily of units of limited partnership in the Company’s Operating Partnership and cash. Prior to the acquisition, FSW was controlled by the Company’s Chief Executive Officer. Concurrent with this acquisition, the Company terminated the agreement with the existing property management company, which was wholly owned by the Company’s Chief Executive Officer. The obligation resulting from this termination was approximately $150.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

Bank of America Plaza: On December 15, 2003, the Company acquired an office building located in St. Louis, Missouri, containing approximately 750,000 square feet, from a subsidiary of General Electric. The property is primarily occupied by Bank of America and International Business Machines Corp.

Unaudited pro forma information relating to the acquisition of operating properties is presented below as if these transactions had been consummated at the beginning of the respective period. These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisitions had occurred at the beginning of the respective period, nor does the pro forma financial information purport to represent the results of operations for future periods.

The following table presents the unaudited pro forma information as if the 2003 acquisitions had been consummated at the beginning of the respective periods.

			Predecessor
	Year Ended December 31, 2003	For the Period from September 10, 2002 to December 31, 2002	For the Period from January 1, 2002 to September 9, 2002
Pro forma revenues	$222,738	$69,812	$149,930
Pro forma income (loss) from continuing operations	(39,088)	3,630	(15,069)
Pro forma income (loss) from discontinued operations	6,507	439	8,714

Pro forma net income (loss)	$(32,581)	$4,069	$(6,355)

Basic pro forma earnings (loss) per share:
From continuing operations	$(0.53)	$0.09
From discontinued operations	0.09	0.01

Basic pro forma net income (loss) per share	$(0.44)	$0.10

Diluted pro forma earnings (loss) per share:
From continuing operations	$(0.53)	$0.08
From discontinued operations	0.09	0.01

Diluted pro forma net income (loss) per share	$(0.44)	$0.09

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The following table presents the unaudited pro forma information as if the 2002 acquisitions had been consummated at the beginning of the respective periods.

	For the period from September 10, 2002 to December 31, 2002	For the period from January 1, 2002 to September 9, 2002	Year Ended December 31, 2001
Pro forma revenues	$14,367	$26,658	$37,547
Pro forma income (loss) from continuing operations	7,001	(8,080)	(13,496)
Pro forma income from discontinued operations	439	8,714	3,940

Pro forma net income (loss)	$7,440	$634	$(9,556)

Basic pro forma earnings per share:
From continuing operations	$0.17
From discontinued operations	0.01

Basic pro forma net income per share	$0.18

Diluted pro forma earnings per share:
From continuing operations	0.15
From discontinued operations	0.01

Diluted pro forma net income per share	$0.16

(4) Residential Mortgage-Backed Securities

The Company invested in residential mortgage-backed securities during the years ended December 31, 2003 and 2002. The Company’s investments were financed by entering into reverse repurchase agreements to leverage the overall return on capital invested in the portfolio. On May 21, 2003, the Company’s board of trustees approved the sale of these securities, the repayment of all borrowings under reverse repurchase agreements and the termination of a related hedging arrangement. The net effect of selling this portfolio was a loss of $9,241 for the year ended December 31, 2003. At December 31, 2003, the Company held no residential mortgage-backed securities in a leveraged portfolio.

(5) Derivative Instruments

In February 2003, the Company entered into treasury lock agreements with an aggregate notional amount of $280,000. These derivatives were designated as a hedge of the variability of cash flows relating to forecasted interest payments associated with the expected refinancing of $280,000 in bridge loans. The Company incurred a loss of $2,000 in the second quarter of 2003 when these treasury lock agreements were terminated in connection with the related refinancings. This amount is recorded in accumulated other comprehensive income (loss) and will be reclassified to earnings over the term of the new debt instruments.

In September 2003, the Company entered into an interest rate swap agreement with an aggregate notional amount of $328,000. This derivative was designated as a hedge of the variability of cash flows relating to forecasted interest payments associated with the expected refinancing of a $400,000 bridge note payable with a $440,000 mortgage note payable. In October 2003, the Company completed this refinancing and incurred a loss

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

of $12,895 when this interest swap agreement was terminated. This loss is recorded in accumulated other comprehensive income (loss) and will be reclassified to interest expense over the term of the new debt instrument.

In connection with the acquisition of FSW, the Company assumed the variable rate mortgage debt associated with the underlying property. In addition, the Company assumed an interest rate cap agreement, that was entered into before the Company acquired FSW, with a notional amount of $39,800. The interest cap agreement caps the LIBOR rate on the mortgage note payable at 5.65% through maturity in November 2004.

During the year ended December 31, 2003, the Company has reclassified $258 from accumulated other comprehensive loss to interest expense. No such interest expense was incurred during 2002.

Over the next 12 months, the Company expects to reclassify $1,624 to interest expense as the underlying hedged items affect earnings, such as when the forecasted interest payments occur.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(6) Indebtedness

(a) Mortgage Notes Payable

The following is a summary of mortgage notes payable as of December 31, 2003 and 2002:

	December 31,
	2003	2002
Mortgage notes payable; monthly payments of principal and interest with fixed interest rates ranging from 4.07% to 5.50% (effective fixed rates ranging from 4.11% to 5.52%); maturing from 2010 to 2023	$76,300	—

Mortgage notes payable, secured by an office building divided into two condominium units; monthly payments of principal and interest with fixed rate of 8.43% (effective fixed interest rates ranging from 7.57% to 7.79%) through the anticipated maturity dates of October 2010 for Unit I and October 2007 for Unit II; after the anticipated maturity dates, 2% or 5% will be added to the interest rate if the loans remain outstanding:

Unit I, excluding unamortized debt premium of $1,272 and $1,457	35,730	36,014
Unit II, excluding unamortized debt premium of $1,571 and $1,940	51,840	52,252
Mortgage notes payable; monthly payments of principal and interest at a fixed rate ranging from 5.25% to 8.75% (effective fixed interest rates ranging from 5.25% to 7.84%) and one mortgage note payable with an interest rate equal to LIBOR plus 2.35% (effective fixed rate of 5.82%); maturing from 2006 through 2024, excluding unamortized debt premium of $1,073 and $1,245	58,391	56,978
Mortgage note payable, secured by an office property; interest payments of LIBOR (1.12% at December 31, 2003) plus 3.60% are due monthly with the principal balance due at maturity in November 2004	39,800	—
Mezzanine mortgage note payable, secured by an office property; with a fixed and effective rate of 12.5% are due monthly with the principal balance due at maturity in November 2004	5,030	—
Mortgage notes payable, secured by 14 office properties and two parking facilities; annual payments of principal and interest with a fixed interest rate of 4.04% (effective rate of 4.15%); maturing in 2011	200,000	—
Mortgage note payable; monthly interest payments through May 2005; monthly payments of principal and interest thereafter with a fixed interest rate of 5.47% (effective rate of 5.78%); remaining principle balance due at maturity in December 2013	440,000	—
Mortgage note payable; monthly payments of principal and interest with a fixed and effective interest rate of 5.33%; maturing in October 2022, excluding unamortized debt premium of $53	65,000	—

Total mortgage notes payable	972,091	145,244
Unamortized debt premium	3,969	4,642

	$976,060	$149,886

For the year ended December 31, 2003, the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the year ended December 31, 2001, the mortgage notes payable had a weighted average interest rate of 5.7%, 7.6%, 8.0% and 8.3%, respectively.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The mortgage notes payable contain various financial and nonfinancial covenants customarily found in mortgage notes of this type, as well as a requirement that certain individual properties maintain a debt service coverage ratio, as defined, of 1.1 to 1.0, calculated at the end of each quarter using a trailing 12-month period. As of December 31, 2003 and 2002, the Company is in compliance with all such covenants.

Principal payments due on the mortgage notes payable and other long-term debt as of December 31, 2003 are as follows:

2004	$73,060
2005	31,523
2006	38,541
2007	93,437
2008	40,233
2009 and thereafter	695,297

Total	$972,091

(b) Credit facilities

On April 30, 2003, the Company obtained a $100,000 credit facility from a syndicate of lenders. The credit facility matures on April 30, 2006 and bears interest at either (a) the Federal Funds Rate plus 0.55% or (b) LIBOR plus 1.25%. The credit facility is secured by 100% of the membership interest in a special purpose entity that is the borrower under the credit facility, as well as, when applicable, an assignment of leases and rents that would only be recorded in the event of default. Borrowings under the facility are collateralized by monthly base rental payments from bond net leases for tenants with credit ratings of A- or better. This credit facility was terminated in October 2003.

On July 18, 2003, the Company completed an agreement with Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, Cayman Islands Branch, for a $300,000 warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to acquire a specific property. Borrowings under this facility may be used only to acquire properties that may be financed on a long-term basis through credit-tenant lease or conduit commercial mortgage-backed securities financing. Advances under this facility will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties that the Company acquires with borrowings under this facility or (ii) the acquisition cost of such properties. This facility has a term of three years and bears interest at an annual rate of LIBOR plus either (x) with respect to conduit properties, 1.75%, or (y) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being purchased with the proceeds of the specific advance. The Company paid a fee of 1.25% of the total availability in connection with this facility. The Company has not requested any advances under this warehouse facility through December 31, 2003.

(7) Shareholders’ Equity

On June 30, 2003, the Company completed its initial public offering through the issuance of 64,142,500 common shares of beneficial interest. The Company received net proceeds of $740,896, after payment of $60,885 in offering expenses including underwriters’ discounts and commissions.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

On September 10, 2002, the Company issued a total of 42,498,008 common shares of beneficial interest, including 40,765,241 common shares issued pursuant to a private placement (Private Placement) of common shares in accordance with Rule 144A under the Securities Act, 1,522,767 common shares issued to the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees, and certain of his family members, and 210,000 restricted shares granted to trustees. The Company received net proceeds of approximately $378,857 after payment of $29,442 in offering expenses including the initial purchaser’s discount. The net proceeds were used principally to pay the cash portion of the Formation Transaction. A total of 317,827 shares purchased by the Company’s Chief Executive Officer and certain of his family members were purchased at an amount equal to the offering price, net of the initial purchaser’s discount. The initial purchaser’s discount of $222 was charged to expense.

Concurrent with the closing of the Private Placement, the Company purchased the majority of the operations of AFREG in the Formation Transaction. As a result of the Formation Transaction, the Company recognized a reduction in overall equity of $48,971, which represents the fair value of net assets acquired from the majority shareholder/general partner and his affiliates in excess of their historical carrying amounts.

The following summarizes dividends and distributions paid subsequent to September 10, 2002:

On December 12, 2003, the Company declared a distribution of $0.25 per Common Share, totaling $27,067, which was paid on January 15, 2004 to shareholders of record as of December 31, 2003. In addition, the Operating Partnership simultaneously paid a distribution of $0.25 per operating partnership unit, totaling $1,228.

On September 17, 2003, the Company declared a distribution of $0.25 per Common Share, totaling $27,037, which was paid on October 15, 2003 to shareholders of record as of September 30, 2003. In addition, the Operating Partnership simultaneously paid a distribution of $0.25 per operating partnership unit, totaling $1,235.

On May 21, 2003, for the quarter ended June 30, 2003, the Company declared a distribution of $0.25 per Common Share, totaling $10,947, which was paid on July 18, 2003 to shareholders of record as of June 10, 2003. In addition, the Operating Partnership simultaneously paid a distribution of $0.25 per operating partnership unit, totaling $1,114.

On March 21, 2003, for the quarter ended March 31, 2003, the Company declared a distribution of $0.25 per Common Share, totaling $10,947, which was paid on April 17, 2003 to shareholders of record as of March 31, 2003. In addition, the Operating Partnership simultaneously paid a distribution of $0.25 per operating partnership unit, totaling $1,114.

On December 19, 2002, for the quarter ended December 31, 2002, the Company declared a distribution of $0.22 per Common Share, totaling $9,350, which was paid on January 20, 2003 to shareholders of record as of December 31, 2002. In addition, the Operating Partnership simultaneously paid a distribution of $0.22 per operating partnership unit, totaling $980.

(8) Employee Benefits

401(k) Plan

The Company has established and maintained a retirement savings plan under section 401(k) of the Internal Revenue Code (IRC). The IRC allows eligible employees, as defined within the plan, to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

Company matches each eligible employees’ annual contributions, within prescribed limits, in an amount equal to 100% of the first 3% of employees’ salary reduction contributions plus 50% of the next 2% of employees’ salary reduction contributions. Matching contributions of the Company vest immediately. As of December 31, 2003, $120 was accrued for Company matching contributions relating to 2003 plan activity included within general and administrative expenses in the accompanying statement of operations. There was no accrual established as of December 31, 2002 as the plan commenced in 2003.

Supplemental Executive Retirement Plan

The Company has established a non-qualified Supplemental Executive Retirement Plan (SERP). Currently, our Chief Executive Officer is a participant under this plan. The benefit payable under the SERP is based on a specified percentage of each participant’s average annual compensation, as defined within the plan, while employed at AFR. Participants may begin to receive SERP payments once they have attained the later of age 60 or retirement. Benefits paid under the SERP are for life with 10 years of guaranteed payments and terminate upon the participant’s death. As of December 31, 2003, $431 was accrued for the SERP obligation included within general and administrative expenses in the accompanying statement of operations.

2002 Equity Incentive Plan

The Company established the 2002 Equity Incentive Plan (Incentive Plan) that authorized the issuance of up to 3,125,000 options to purchase common shares and 1,500,000 restricted shares. The Incentive Plan was amended in 2003 to allow for the issuance of an aggregate of 11,375,000 common shares. The terms and conditions of the option awards are determined by the board of trustees. Options are granted at the fair market value of the shares on the date of grant. The options vest and are exercisable over periods determined by the Company, but in no event later than 10 years from the grant date.

The following table summarizes option activity for the Company for the period from September 10, 2002 to December 31, 2003:

	Number of Shares Issuable upon Exercise	Weighted Average Exercise Price	Aggregate Exercise Price	Grant Price Range
				From	To
Balance, September 10, 2002	—	$—	$—	$—	$—
Options granted	2,812,625	10.06	28,306	10.00	11.65

Balance, December 31, 2002	2,812,625	10.06	28,306	10.00	11.65
Options granted	221,000	13.14	2,905	11.25	14.98
Options cancelled	(3,750)	10.00	(38)	10.00	10.00
Options exercised	(37,812)	10.00	(378)	10.00	10.00

Balance, December 31, 2003	2,992,063	$10.29	$30,795	$10.00	$14.98

As of December 31, 2003, there are 989,610 exercisable options. The weighted average remaining contractual life and exercise price of these options is 8.7 years and $10.06, respectively. No options were exercisable as of December 31, 2002.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

The Company accounts for stock-based compensation using the intrinsic value method in Accounting Principles Board Opinion No. 25 as permitted under SFAS No. 123, “Accounting for Stock-Based Compensation.” The weighted-average fair value of each option granted during the period from September 10, 2002 to December 31, 2003 ranges from $0.20 to $0.33 and was estimated on the grant date using the Black-Scholes options pricing model and the assumptions presented below:

Expected life (in years)	5
Risk-free interest rate	3.25% to 4.21%
Volatility	10.00%
Dividend yield	7.50%

The following table summarizes restricted share grant activity for the period from September 10, 2002 to December 31, 2003 for the Company:

Date of Grant	Grantee	No. of Shares Issued under the Incentive Plan	Share Price at Date of Grant	Vesting Period (1)
September 10, 2002	Trustees	210,000	$10.00	3 years
July 1, 2003 (2)	Senior Management	1,141,000	12.50	3 years
September 29, 2003	Trustees	194,000	14.15	3 years
September 29, 2003	Senior Management	25,000	14.15	3 years
October 1, 2003	Senior Management	28,500	14.24	4 years

		1,598,500

(1)	Vesting period is 33% on the one-year anniversary of the date of grant and then quarterly thereafter until fully vested for options that have a three year vesting period. Vesting period is 25% on the one-year anniversary of the date of grant and then quarterly thereafter until fully vested for options that have a four year vesting period.
(2)	Excludes 149,000 shares that were awarded and issued effective January 1, 2004.

In May 2003, the Company’s board of trustees approved the 2003 Outperformance Plan (OPP). The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP will consist of annual cash awards and a three year restricted share award. Award amounts determined under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is a three year plan with an effective date of January 1, 2003. The aggregate amount of the award will be determined at the end of the three year term on January 1, 2006. The restricted share portion of a participant’s reward will vest in three equal annual installments beginning on the later of January 1, 2005 or the second anniversary of the commencement of employment. The Company measures and records compensation expense over the service period in accordance with the provisions of Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 28 based upon an interim estimate of the reward. During the year ended December 31, 2003, the Company accrued approximately $7.3 million of compensation expense relating to the OPP.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(9) Income (Loss) Per Share (EPS)

The following is a reconciliation of the numerator and denominator of the basic and diluted EPS computations for the year ended December 31, 2003, and period from September 10, 2002 to December 31, 2002. No common shares were issued by the Predecessor prior to September 10, 2002:

	For the year ended December 31, 2003		For the period from September 10, 2002 to December 31, 2002
	Basic	Diluted	Basic	Diluted
Income (loss) from continuing operations	$(25,329)	$(25,329)	$8,505	$8,505
Add: Minority interest in Operating Partnership	—	(1,750)	—	784
Less: Dividends on unvested restricted share awards	(942)	(942)	—	—

Income (loss) from continuing operations	(26,271)	(28,021)	8,505	9,289

Income from discontinued operations	$6,507	$6,507	439	439
Add: Minority interest in Operating Partnership	—	296	—	46

Income from discontinued operations	$6,507	$6,803	$439	$485

Weighted average number of common shares outstanding	74,838,001	74,838,001	42,168,109	42,168,109
Effect of share options and unvested restricted share awards	—	—	—	313,470
Operating partnership units	—	4,575,660	—	4,455,966

Total weighted average shares outstanding	74,838,001	79,413,661	42,168,109	46,937,545

Income (loss) per share from continuing operations	$(0.35)	$(0.35)	$0.21	$.20

Income (loss) per share from discontinued operations	$0.09	$0.09	$0.01	$.01

Diluted earnings per share assumes the conversion of all Operating Partnership units into an equivalent number of common shares. Share options and restricted shares, including shares that are contingently issuable under the OPP, computed under the treasury stock method, aggregating 2,105,429 and 241,131 were excluded from the earnings per share computations as their effect would have been antidilutive for the year ended December 31, 2003 and the period from September 10, 2002 to December 31, 2002, respectively.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(10) Accumulated Other Comprehensive Loss

The following table reflects components of accumulated other comprehensive loss for the year ended December 31, 2003 and the period from September 10, 2002 through December 31, 2002:

	Unrealized Gains (Losses) on Residential Mortgage Backed Securities and Hedge	Unrealized Gains (Losses) on Available for Sale Securities	Interest Rate Hedges	Accumulated Other Comprehensive Loss
Balance, September 10, 2002	$—	$—	$—	$—
Change during year	(5,028)	(183)	—	(5,211)
Reclassification of adjustments into statements of operations	237	36	—	273
Minority interest	446	14	—	460

Balance, December 31, 2002	(4,345)	(133)	—	(4,478)
Change during year	(4,060)	(616)	(14,799)	(19,475)
Reclassification of adjustments into statements of operations	8,851	388	258	9,497
Minority interest	(446)	17	665	236

Balance, December 31, 2003	$—	$(344)	$(13,876)	$(14,220)

(11) Discontinued Operations and Assets Held for Sale

During the year ended December 31, 2003, the Company sold 38 properties in separate transactions for net sales proceeds of $33,980. The sales transactions resulted in a net gain of approximately $8,407 after minority interest of $382 and an income tax provision of $2,670.

For the periods from September 10, 2002 to December 31, 2002, the Company sold five bank branches in separate transactions for net sales proceeds of $4,456. The sales transactions resulted in a net gain of approximately $675 after minority interest of $71 and an income tax provision of $131.

For the period from January 1, 2002 to September 9, 2002, the Company sold 22 bank branches in separate transactions for net proceeds of $14,674, resulting in a net gain of $9,500.

During the year ended December 31, 2001, the Company sold 23 bank branches properties in separate transactions for net sales proceeds of $22,921. The sales transactions resulted in a net gain of $4,107.

In accordance with the provisions of SFAS No. 144, the Company has classified 18 properties as held for sale as of December 31, 2003. Operating results of the properties held for sale as of December 31, 2003 and the properties sold during the year ended December 31, 2003 and the periods from September 10, 2002 to

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

December 31, 2002, and January 1, 2002 to September 9, 2002 are included in discontinued operations for all periods presented.

	December 31, 2003	December 31, 2002
Assets held for sale:
Real estate investments, at cost:
Land	$11,377	$293
Buildings	56,545	1,234
Equipment and fixtures	9,094	296

Total real estate investments, at cost	77,016	1,823
Less accumulated depreciation	(1,757)	(66)

	75,259	1,757
Intangible assets, net	6,526	—
Deferred costs, net	20	—
Accrued rental income	197	—

Total assets held for sale	$82,002	$1,757

			Predecessor
	Year Ended December 31, 2003	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002	Year Ended December 31, 2001
Operating Results:
Revenues	$6,768	$28	$(101)	$1,198
Operating expenses	4,820	51	217	558
Impairment loss	1,551	176	—	—
Interest expense	—	—	245	574
Depreciation	2,383	62	223	233

Loss from operations before minority interest	(1,986)	(261)	(786)	(167)
Minority interest	86	25	—	—

Loss from operations, net	(1,900)	(236)	(786)	(167)

Gain on disposals, net of income taxes	8,789	746	9,500	4,107
Minority interest	(382)	(71)	—	—

Gain on disposals, net	8,407	675	9,500	4,107

Income from discontinued operations	$6,507	$439	$8,714	$3,940

Discontinued operations have not been segregated in the consolidated and combined statements of cash flows. Therefore, amounts for certain captions will not agree with the respective consolidated and combined statements of operations.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(12) Leasing Agreements

The Company’s properties are leased and subleased to tenants under operating leases with expiration dates extending to the year 2024. Future minimum rentals under noncancelable leases excluding reimbursements for operating expenses as of December 31, 2003 are as follows:

2004	$174,199
2005	164,122
2006	161,052
2007	157,403
2008	153,779
2009 and thereafter	1,104,506

Total	$1,915,061

As of December 31, 2003, the Company leased 42 bank branch properties from third parties with expiration dates extending to the year 2036. In addition, the Company has various ground leases with expiration dates extending through 2086. Future minimum lease payments under non-cancelable operating leases as of December 31, 2003 are as follows:

2004	$3,892
2005	3,708
2006	3,570
2007	3,142
2008	2,660
2009 and thereafter	48,236

Total	$65,208

(13) Transactions with Related Parties

The Company provides management and other services to entities affiliated with the Chief Executive Officer. Total revenue received by the Company from these affiliated entities was approximately $135 for the year ended December 31, 2003, $47 and $752 for the periods from September 10, 2002 to December 31, 2002 and January 1, 2002 to September 9, 2002, respectively, and $429 for the year ended December 31, 2001. Such amounts are included in other income in the accompanying consolidated and combined statements of operations. The Company provides property and asset management services for four bank branches, all of which are owned by certain executive officers and trustees and other entities affiliated with them. During the period from January 1, 2002 to September 9, 2002, the Company sold two bank branches to affiliates of the Chief Executive Officer for an aggregate price of $2,850. A net gain of $2,212 was recognized on the sale of these properties.

As of December 31, 2003 and 2002, accounts receivable included approximately $6 and $137, respectively, for amounts due from related parties. As of December 31, 2003 and 2002, accounts payable included approximately $14 and $64, respectively for amounts due to related parties.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

In addition, the Company leases space in two office buildings from real estate partnerships controlled by related parties. Total rent payments under these office leases were approximately $111 for the year ended December 31, 2003, $91 and $56 for the periods from September 10, 2002 to December 31, 2002 and January 1, 2002 to September 9, 2002, respectively and $67 for the year ended December 31, 2001. One lease expires in July 2009 and has aggregate annual rent of $66 and the other lease has an aggregate annual rent of $45 and expires in 2008. Both leases are subject to annual rent increases of the greater of 3.0% or the Consumer Price Index. All of these amounts are included in general and administrative expenses in the accompanying consolidated and combined statements of operations.

An officer of the Company owns a one-third interest in a leasing company that provided leasing services with respect to certain properties. Leasing commissions charged to expense related to these services were approximately $258 for the year ended December 31, 2003, $67 and $175 for the periods from September 10, 2002 to December 31, 2002 and January 1, 2002 to September 9, 2002, respectively, and $288 for the year ended December 31, 2001.

A former member of the Company’s board of trustees is Head of Investment Banking at Friedman Billings Ramsey & Co., Inc. (FBR). FBR served as underwriter and placement agent in connection with the Company’s September 2002 private placement and served as co-lead manager of the Company’s June 2003 initial public offering of common shares. The Company paid FBR $25.9 million and $18.8 million in connection with the private placement and initial public offering of common shares, respectively. The Company and FBR entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which FBR contributed certain intellectual property and other in-kind capital in exchange for the issuance of 750,000 Operating Partnership units. FBR Investment Management, Inc., an affiliate of FBR, received investment advisory fees based on the month-end balance invested in the residential mortgage-backed securities investment account. Total fees paid for such services during the year ended December 31, 2003 were $442. Total fees paid for such services during the period from September 10, 2002 to December 31, 2002 were $768. No fees were paid prior to September 10, 2002 for these services. Under the terms of an engagement letter, FBR will provide customary investment banking and financial advisory services for a one year period following the completion of an initial public offering. In November 2003, FBR converted 28,333 Operating Partnership units into common shares.

(14) Commitments and Contingencies

Under agreements with certain financial institutions, the Company is required to purchase properties at a formulated price typically based on the fair market value of the property as determined through an independent appraisal process, which values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Under these agreements, the Company is also required to assume the rights and obligations of the financial institution under leases pursuant to which the financial institution leases surplus bank branches. The obligations the Company assumes include the obligations to pay rent under these leases. In exchange, the Company’s purchase price is reduced by an amount equal to 25-35% of the future rental payments due under the leasehold interest acquired. Current agreements are renewable on an annual basis, and may be terminated without cause upon 90 days prior written notice in the case of three of the agreements, and anytime without cause with written notice in the case of the other agreement. The purchase of these properties or assumption of the leasehold interests is done on an “as-is” basis; however, the Company is not required to acquire properties with certain environmental or structural problems or with defects in title that render the property either unmarketable or uninsurable at regular rates or that materially reduce the value of the property or materially impair or restrict its contemplated use. If the Company subsequently discovers issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations, or other

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

significant problems, the Company typically has no recourse against the seller and the value of the property may be less than the amount paid for such property. Should the Company default on its purchase obligation, the Company would forfeit its initial deposit and any supplemental deposits made with the financial institution. In addition, the Company would be liable for any rental payments due under the leasehold interests. At December 31, 2003 and 2002, total deposits of $153 and $440, respectively, were held with financial institutions and included in prepaid expenses and other assets in the accompanying consolidated and combined balance sheets. These deposits will be returned to the Company at the expiration date of the respective agreements.

Pursuant to the formulated price contracts described above, the Company has signed agreements or letters of intent to acquire approximately $5,843 of real estate properties, subject to execution of agreements, standard due diligence, and customary closing procedures, through December 31, 2004.

The Company may be subject to claims or litigation in the ordinary course of business. When identified, these matters are usually referred to the Company’s legal counsel or insurance carriers. In the opinion of management, at December 31, 2003, there are no outstanding claims against the Company that would have a material adverse effect on the Company’s financial position or results of operations.

(15) Summary of Quarterly Results (Unaudited)

The following is a summary of interim financial information as previously reported (in thousands, except per share data):

For the year ended December 31, 2003	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total revenues	$15,733	$19,302	$48,220	$55,495
Net income (loss)	2,853	(12,856)	718	(9,537)
Income (loss) allocated to common shares	2,853	(12,856)	718	(9,537)
Basic income (loss) per share	$0.07	$(0.30)	$—	$(0.09)

Diluted income (loss) per share	$0.07	$(0.30)	$—	$(0.09)

During the second quarter of 2003 the Company incurred a realized loss of approximately $9.2 million in connection with the sales of its residential mortgage-backed security portfolio. During the fourth quarter of 2003, the Company incurred approximately $7.2 million of compensation expense related to the cash and contingent restricted share components of the 2003 Outperformance Plan.

	Predecessor
For the year ended December 31, 2002	1st Quarter	2nd Quarter	Period from July 1, 2002 to September 9, 2002	Period from September 10, 2002 to September 30, 2002	4th Quarter
Total revenues	$8,788	$8,894	$6,700	$2,379	$11,135
Net income (loss)	1,303	4,036	318	(449)	9,393
Income (loss) allocated to common shares	1,303	4,036	318	(449)	9,393
Basic income (loss) per share	—	—	—	$(0.01)	$0.23

Diluted income (loss) per share	—	—	—	$(0.01)	$0.22

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2003, the Period from September 10, 2002 to December 31, 2002,

Period from January 1, 2002 to September 9, 2002 and Year Ended December 31, 2001

(In thousands, except share, per share and square feet data)

(16) Subsequent Event

On February 17, 2004, the Company acquired State Street Financial Center, a 1.05 million square foot office building located in Boston, Massachusetts. The property also includes a 900-space parking garage. The office building is 100% leased by a wholly-owned affiliate of State Street Corporation. The total purchase price of the property was approximately $706.7 million, including transaction costs. On February 17, 2004, the Company also entered into a lease amendment with the wholly-owned affiliate of State Street Corporation providing for minimum annual rent for the office building of $63.9 annually. The amended lease also provides for the tenant to pay all operating expenses at the building in excess of $16.4 million annually. In connection with the lease amendment, the Company paid State Street Corporation a lease amendment fee of approximately $8.9 million.

The Company and State Street Corporation further agreed to terms for lease of the parking garage. Under the new parking garage lease, which the Company expects will be signed in April 2004, State Street will pay an annual net rent of $2.5 million for the parking garage in 2004, increasing to $3.0 million in 2005, $3.5 million in 2006, $4.0 million in 2007, $4.4 million in 2008, $4.8 million in 2009 and increasing thereafter by a cost of living adjustment through the expiration of the parking garage lease in September 2023.

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE II

Valuation and Qualifying Accounts

(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ending December 31, 2003	$25	$201	$—	$226

Period from September 10, 2002 to December 31, 2002	$25	$—	$—	$25

AMERICAN FINANCIAL REAL ESTATE GROUP

SCHEDULE II

Valuation and Qualifying Accounts

(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Period from January 1, 2002 to September 9, 2002	$—	$89	$(64)	$25

Year ending December 31, 2001	$—	$360	$(360)	$—

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

				Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03(2)	Average Depreciable Life
Real estate investments:
Abington	PA	08/19/1998	$828	$82	$494	$6	$82	$500	$582	$71	35
Berkeley Height	NJ	08/20/1998	612	84	386	—	84	386	470	50	37
Cherry Hill	NJ	08/20/1998	616	72	337	—	72	337	409	39	37
Edison Twp.	NJ	08/20/1998	736	104	473	—	104	473	577	60	37
Freehold	NJ	08/20/1998	566	66	304	—	66	304	370	38	37
Gloucester	NJ	08/20/1998	444	52	248	—	52	248	300	31	37
Hamilton Square	NJ	08/20/1998	722	113	490	—	113	490	603	65	37
Highland Park	NJ	08/20/1998	512	67	347	—	67	347	414	37	38
Hightstown	NJ	08/20/1998	725	78	346	—	78	346	424	37	38
Kendall Park	NJ	08/20/1998	687	64	288	—	64	288	352	24	38
Kenilworth	NJ	08/20/1998	502	60	267	—	60	267	327	29	38
Lawrenceville	NJ	08/20/1998	936	113	518	—	113	518	631	58	37
Linden	NJ	08/20/1998	1,133	135	563	—	135	563	698	44	39
Linden	NJ	08/20/1998	1,188	147	606	—	147	606	753	44	39
Manasquan	NJ	08/20/1998	793	83	377	—	83	377	460	35	38
Millburn	NJ	08/20/1998	1,022	127	572	—	127	572	699	64	37
Moorestown	NJ	08/20/1998	—	51	242	—	51	242	293	36	36
North Plainfiel	NJ	08/20/1998	—	26	130	—	26	130	156	19	36
Phillipsburg	NJ	08/20/1998	436	63	302	—	63	302	365	45	36
Point Pleasant	NJ	08/20/1998	554	78	388	—	78	388	466	40	38
Red Bank	NJ	08/20/1998	1,194	141	794	—	141	794	935	93	37
Runnemede	NJ	08/20/1998	—	20	110	—	20	110	130	27	31
Scotch Plains	NJ	08/20/1998	704	86	380	—	86	380	466	36	38
Somerdale	NJ	08/20/1998	312	49	220	—	49	220	269	21	38
South Plainfiel	NJ	08/20/1998	628	80	357	—	80	357	437	39	38
Spring Lake	NJ	08/20/1998	414	56	304	—	56	304	360	32	38
Ventnor	NJ	08/20/1998	479	55	261	—	55	261	316	31	37
Avondale	PA	08/20/1998	768	99	515	—	99	515	614	71	37
Cambelltown	PA	08/20/1998	211	40	185	—	40	185	225	26	36
Emmaus	PA	08/20/1998	832	111	492	—	111	492	603	59	37
Feasterville	PA	08/20/1998	1,098	125	566	—	125	566	691	43	39
Kennett Square	PA	08/20/1998	1,380	174	728	—	174	728	902	46	39
Moosic	PA	08/20/1998	337	36	148	—	36	148	184	14	38
Phoenixville	PA	08/20/1998	1,088	133	547	—	133	547	680	34	39
Pottstown	PA	08/20/1998	210	32	135	—	32	135	167	12	39

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

				Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Warminster	PA	08/20/1998	832	111	530	—	111	530	641	52	38
West Chester	PA	01/28/1999	3,643	374	3,569	2	374	3,571	3,945	584	37
Upper Dublin	PA	06/17/1999	923	352	956	—	352	956	1,308	202	32
Collingswood	NJ	08/06/1999	390	52	272	—	52	272	324	50	34
Pennington	NJ	08/06/1999	711	92	531	—	92	531	623	97	34
Philadelphia	PA	08/06/1999	852	70	333	—	70	333	403	41	37
Boyertown	PA	12/14/1999	371	57	300	—	57	300	357	52	34
Jenkintown	PA	07/11/2000	15,119	2,357	19,654	1,341	2,357	20,995	23,352	2,861	34
Bensalem	PA	09/20/2000	682	76	409	—	76	409	485	60	35
Philadelphia	PA	09/26/2000	87,570	12,815	106,601	334	12,815	106,935	119,750	15,898	34
Charleston	SC	12/29/2000	9,944	1,425	11,981	26	1,425	12,007	13,432	1,958	33
Juno Beach	FL	05/09/2001	—	—	175	—	—	175	175	7	40
New Bern	NC	05/09/2001	—	46	236	—	46	236	282	25	34
Little Rock	AR	12/11/2001	—	29	146	—	29	146	175	13	36
Little Rock	AR	02/28/2002	—	35	192	—	35	192	227	17	33
Aurora	MO	02/28/2002	—	77	419	—	77	419	496	36	34
Dalton	GA	12/10/2002	—	143	813	—	143	813	956	36	35
Cary	NC	12/10/2002	—	185	1,051	—	185	1,051	1,236	46	35
Charlotte	NC	12/10/2002	—	214	1,212	—	214	1,212	1,426	53	35
Charlotte	NC	12/10/2002	—	97	548	—	97	548	645	24	35
Cornelius	NC	12/10/2002	—	187	1,061	—	187	1,061	1,248	47	35
DT Albemarle	NC	12/10/2002	—	172	974	—	172	974	1,146	43	35
Hickory	NC	12/10/2002	—	102	578	—	102	578	680	26	35
Huntersville	NC	12/10/2002	—	158	893	—	158	893	1,051	39	35
Lexington	NC	12/10/2002	—	196	1,110	—	196	1,110	1,306	49	35
Raleigh	NC	12/10/2002	—	170	961	—	170	961	1,131	42	35
Statesville	NC	12/10/2002	—	184	1,040	—	184	1,040	1,224	46	35
Florence	SC	12/10/2002	—	109	617	—	109	617	726	27	35
Greenwood	SC	12/10/2002	—	131	742	—	131	742	873	33	35
Hilton head	SC	12/10/2002	—	252	1,430	—	252	1,430	1,682	63	35
Hilton Head	SC	12/10/2002	—	311	1,760	—	311	1,760	2,071	78	35
Rock Hill	SC	12/10/2002	—	97	549	—	97	549	646	24	35
Portsmouth	VA	12/10/2002	—	71	405	—	71	405	476	18	35
Richmond	VA	12/10/2002	—	171	970	—	171	970	1,141	43	35
Los Angeles	CA	12/16/2002	—	216	1,225	—	216	1,225	1,441	51	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Altamonte Sprgs	FL	12/16/2002	—		436	2,474	10	436	2,484	2,920	103	35
Fory Myers	FL	12/16/2002	—		225	1,278	160	225	1,438	1,663	58	35
Gainesville	FL	12/16/2002	—		350	1,985	—	350	1,985	2,335	83	35
Nassau Bay	FL	12/16/2002	—		404	2,277	—	404	2,277	2,681	97	35
Port St. Lucie	FL	12/16/2002	—		774	4,388	—	774	4,388	5,162	183	35
Spring Hill	FL	12/16/2002	—		166	892	—	166	892	1,058	51	35
Tampa	FL	12/16/2002	—		151	857	—	151	857	1,008	36	35
Conyers	GA	12/16/2002	—		313	1,754	11	313	1,765	2,078	82	35
Waycross	GA	12/16/2002	—		144	868	—	144	868	1,012	35	36
Dodge City	KS	12/16/2002	—		65	444	—	65	444	509	20	36
Raytown	MO	12/16/2002	—		131	745	—	131	745	876	31	35
West Plains	MO	12/16/2002	—		161	912	—	161	912	1,073	38	35
Reno	NV	12/16/2002	—		779	4,440	—	779	4,440	5,219	206	35
Pendelton	OR	12/16/2002	—		103	583	—	103	583	686	24	35
Austin	TX	12/16/2002	—		498	2,747	—	498	2,747	3,245	132	35
Decatur	AL	12/20/2002	—		29	161	—	29	161	190	7	35
Gray	TN	12/20/2002	—		20	113	—	20	113	133	5	35
Washington	DC	01/09/2003	(A	)	3,913	24,948	—	3,913	24,948	28,861	1,062	35
St. Petersburg	FL	01/09/2003	(A	)	946	5,530	—	946	5,530	6,476	232	35
College Park	GA	01/09/2003	(A	)	2,182	14,237	—	2,182	14,237	16,419	608	35
Tucker	GA	01/09/2003	(A	)	2,310	15,074	—	2,310	15,074	17,384	644	35
Baltimore	MD	01/09/2003	(A	)	3,030	22,891	—	3,030	22,891	25,921	1,001	35
Baltimore	MD	01/09/2003	(A	)	8,550	55,550	—	8,550	55,550	64,100	2,372	35
Silver Springs	MD	01/09/2003	(A	)	331	2,154	—	331	2,154	2,485	92	35
Greensboro	NC	01/09/2003	(A	)	3,585	21,688	—	3,585	21,688	25,273	915	35
Columbia	SC	01/09/2003	(A	)	517	3,508	—	517	3,508	4,025	151	35
Arlington	VA	01/09/2003	(A	)	370	2,484	—	370	2,484	2,854	107	35
Norfolk	VA	01/09/2003	(A	)	3,316	22,872	—	3,316	22,872	26,188	986	35
Norfolk	VA	01/09/2003	(A	)	3,624	24,023	—	3,624	24,023	27,647	1,029	35
Richmond	VA	01/09/2003	(A	)	5,505	34,061	—	5,505	34,061	39,566	1,442	35
Richmond	VA	01/09/2003	(A	)	7,054	46,465	—	7,054	46,465	53,519	1,989	35
Augusta	GA	02/05/2003	—		70	395	—	70	395	465	15	35
Clemmons	NC	02/05/2003	—		172	974	—	172	974	1,146	37	35
Clover	SC	02/05/2003	—		51	291	—	51	291	342	11	35

				Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Greenville	SC	02/05/2003	—	54	308	—	54	308	362	12	35
Jackson	MS	02/12/2003	—	38	228	—	38	228	266	9	35
Cape Canaveral	FL	02/19/2003	—	64	362	—	64	362	426	13	35
Pembroke Pines	FL	02/19/2003	—	124	705	—	124	705	829	25	35
Plantation	FL	02/19/2003	1,406	139	789	—	139	789	928	27	35
Rockledge	FL	02/19/2003	—	42	236	—	42	236	278	8	35
Winter Park	FL	02/19/2003	—	126	714	—	126	714	840	25	35
Winter Park	FL	02/19/2003	—	127	718	—	127	718	845	25	35
Johnson City	TN	03/20/2003	—	114	653	—	114	653	767	20	35
Boca Raton	FL	03/31/2003	899	105	618	—	105	618	723	21	35
Callahan	FL	03/31/2003	1,312	183	1,084	—	183	1,084	1,267	25	35
Clearwater	FL	03/31/2003	1,380	217	1,280	—	217	1,280	1,497	34	35
Davie	FL	03/31/2003	866	145	856	—	145	856	1,001	22	35
Daytona Beach	FL	03/31/2003	1,185	174	1,029	—	174	1,029	1,203	24	35
Eustis	FL	03/31/2003	2,169	316	1,871	—	316	1,871	2,187	39	35
Fayetteville	FL	03/31/2003	1,436	273	1,663	—	273	1,663	1,936	47	35
Ft. Lauderdale	FL	03/31/2003	1,964	310	1,831	—	310	1,831	2,141	43	35
Green Cove Spri	FL	03/31/2003	1,629	188	1,121	—	188	1,121	1,309	18	35
Hollywood	FL	03/31/2003	—	180	1,078	3	180	1,081	1,261	18	35
Jacksonville	FL	03/31/2003	712	88	520	—	88	520	608	21	35
Jacksonville	FL	03/31/2003	725	152	884	—	152	884	1,036	25	35
Jacksonville	FL	03/31/2003	1,600	374	2,280	—	374	2,280	2,654	70	35
Jacksonville	FL	03/31/2003	2,213	282	1,654	—	282	1,654	1,936	68	35
Jacksonville	FL	03/31/2003	2,984	366	2,149	—	366	2,149	2,515	69	35
Jacksonville	FL	03/31/2003	5,308	1,620	9,777	5	1,620	9,782	11,402	369	35
Lakeland	FL	03/31/2003	595	63	372	—	63	372	435	13	35
Lantana	FL	03/31/2003	1,204	137	804	—	137	804	941	28	35
Largo	FL	03/31/2003	302	44	257	—	44	257	301	6	35
New Port Richey	FL	03/31/2003	589	67	393	—	67	393	460	14	35
North Port	FL	03/31/2003	1,325	203	1,195	—	203	1,195	1,398	29	35
Orlando	FL	03/31/2003	927	135	798	—	135	798	933	20	35
Palatka	FL	03/31/2003	—	124	805	4	124	809	933	5	35
Rockledge	FL	03/31/2003	713	79	469	—	79	469	548	16	35
St. Petersburg	FL	03/31/2003	420	68	398	—	68	398	466	10	35
Tampa	FL	03/31/2003	2,194	600	3,599	—	600	3,599	4,199	122	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

				Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Atlanta	GA	03/31/2003	768	88	522	—	88	522	610	18	35
Atlanta	GA	03/31/2003	2,666	369	2,160	—	369	2,160	2,529	91	35
Augusta	GA	03/31/2003	1,308	165	969	—	165	969	1,134	40	35
Augusta	GA	03/31/2003	1,497	162	957	—	162	957	1,119	33	35
Breman	GA	03/31/2003	—	54	349	3	54	352	406	24	35
East Point	GA	03/31/2003	867	180	1052	—	180	1052	1,232	27	35
Hapeville	GA	03/31/2003	2,174	229	1,357	—	229	1,357	1,586	43	35
Mabletown	GA	03/31/2003	1,416	342	2,098	—	342	2,098	2,440	71	35
Macon	GA	03/31/2003	—	144	911	2	144	913	1,057	47	35
Marietta	GA	03/31/2003	434	71	416	—	71	416	487	11	35
Marietta	GA	03/31/2003	677	105	620	—	105	620	725	15	35
Martinez	GA	03/31/2003	989	198	1,158	—	198	1,158	1,356	32	35
Norcross	GA	03/31/2003	554	78	462	—	78	462	540	11	35
Norcross	GA	03/31/2003	1,057	150	889	—	150	889	1,039	21	35
Norcross	GA	03/31/2003	1,254	260	1,517	—	260	1,517	1,777	40	35
Rome	GA	03/31/2003	—	34	202	3	34	205	239	7	35
Rome	GA	03/31/2003	1,828	394	2,455	—	394	2,455	2,849	74	35
Roswell	GA	03/31/2003	—	116	679	3	116	682	798	17	35
Savannah	GA	03/31/2003	—	26	156	3	26	159	185	2	35
Savannah	GA	03/31/2003	806	92	544	—	92	544	636	19	35
Vidalia	GA	03/31/2003	—	117	736	2	117	738	855	33	35
Waynesboro	GA	03/31/2003	—	36	274	3	36	277	313	36	35
Advance	NC	03/31/2003	280	40	242	—	40	242	282	8	35
Asheville	NC	03/31/2003	—	649	3,971	3	649	3,974	4,623	116	35
Blowing Rock	NC	03/31/2003	214	45	265	—	45	265	310	8	35
Brevard	NC	03/31/2003	584	137	804	—	137	804	941	24	35
Burlington	NC	03/31/2003	—	69	445	3	69	448	517	11	35
Canton	NC	03/31/2003	—	15	103	2	15	105	120	4	35
Cary	NC	03/31/2003	212	43	256	—	43	256	299	8	35
Charlotte	NC	03/31/2003	356	67	399	—	67	399	466	12	35
Charlotte	NC	03/31/2003	525	62	365	—	62	365	427	13	35
China Grove	NC	03/31/2003	501	96	567	—	96	567	663	18	35
Clemmons	NC	03/31/2003	585	77	457	—	77	457	534	20	35
Conover	NC	03/31/2003	486	79	472	—	79	472	551	13	35
Forest City	NC	03/31/2003	888	180	1,060	—	180	1,060	1,240	34	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

				Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Gastonia	NC	03/31/2003	322	63	371	—	63	371	434	12	35
Goldsboro	NC	03/31/2003	—	30	191	2	30	193	223	3	35
Graham	NC	03/31/2003	—	54	346	3	54	349	403	8	35
Greensboro	NC	03/31/2003	—	128	741	3	128	744	872	22	35
Harrisburg	NC	03/31/2003	378	67	400	—	67	400	467	12	35
HIckory	NC	03/31/2003	749	90	534	—	90	534	624	21	35
Jefferson	NC	03/31/2003	—	20	136	2	20	138	158	2	35
Kannapolis	NC	03/31/2003	392	75	443	—	75	443	518	14	35
King	NC	03/31/2003	624	78	462	—	78	462	540	19	35
Knightdale	NC	03/31/2003	—	27	157	3	27	160	187	5	35
Lexington	NC	03/31/2003	1,803	354	2,087	—	354	2,087	2,441	59	35
Marion	NC	03/31/2003	958	113	668	—	113	668	781	23	35
Morganton	NC	03/31/2003	—	204	1259	3	204	1,262	1,466	30	35
Newnan	NC	03/31/2003	2,467	507	2,965	—	507	2,965	3,472	68	35
Newton	NC	03/31/2003	663	148	867	—	148	867	1,015	25	35
North Wilkesboro	NC	03/31/2003	4,765	1,968	11,947	—	1,968	11,947	13,915	513	35
Rockingham	NC	03/31/2003	—	78	473	2	78	475	553	16	35
Rocky Mount	NC	03/31/2003	—	25	147	3	25	150	175	4	35
Rocky Mount	NC	03/31/2003	1,249	141	855	—	141	855	996	20	35
Roxboro	NC	03/31/2003	1,464	171	1,016	—	171	1,016	1,187	35	35
Sparta	NC	03/31/2003	—	17	116	2	17	118	135	5	35
Valdese	NC	03/31/2003	1,230	154	915	—	154	915	1,069	38	35
Waynesville	NC	03/31/2003	1,013	106	636	—	106	636	742	22	35
West Jefferson	NC	03/31/2003	—	30	188	2	30	190	220	7	35
Wilkesboro	NC	03/31/2003	646	73	437	—	73	437	510	15	35
Yadkinville	NC	03/31/2003	—	21	133	3	21	136	157	3	35
Apex	NC	04/15/2003	—	32	166	—	32	166	198	7	35
Charlotte	NC	04/15/2003	—	32	167	—	32	167	199	7	35
Graham	NC	04/15/2003	—	140	724	—	140	724	864	29	35
Havelock	NC	04/15/2003	—	37	193	—	37	193	230	8	35
Morehead City	NC	04/15/2003	—	86	446	—	86	446	532	18	35
New Bern	NC	04/15/2003	—	170	877	—	170	877	1,047	36	35
Plymouth	NC	04/15/2003	—	126	653	—	126	653	779	26	35
Wilson	NC	04/15/2003	—	1,218	6,285	—	1,218	6,285	7,503	255	35
Wilson	NC	04/15/2003	—	915	4,726	—	915	4,726	5,641	200	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Wilson	NC	04/15/2003	—		409	2,113	—	409	2,113	2,522	86	35
Zeigler	IL	05/01/2003	—		94	533	—	94	533	627	13	35
Butler	MO	05/01/2003	—		54	303	—	54	303	357	7	35
Kansas City	MO	05/01/2003	—		21	116	—	21	116	137	3	35
Vandalia	MO	05/01/2003	—		21	116	—	21	116	137	3	35
Cayce	SC	05/08/2003	—		52	296	—	52	296	348	8	35
Wilmington	NC	06/06/2003	850		132	748	—	132	748	880	18	35
Harrisonburg	VA	06/06/2003	—		128	725	—	128	725	853	18	35
Harrison	AR	06/30/2003	(B	)	144	818	—	144	818	962	17	35
Mesa	AZ	06/30/2003	(B	)	283	1,603	—	283	1,603	1,886	33	35
Phoenix	AZ	06/30/2003	(B	)	96	542	—	96	542	638	11	35
Phoenix	AZ	06/30/2003	(B	)	892	5,097	—	892	5,097	5,989	106	35
Phoenix	AZ	06/30/2003	(B	)	970	5,497	—	970	5,497	6,467	114	35
Phoenix	AZ	06/30/2003	(B	)	972	5,506	—	972	5,506	6,478	115	35
Phoenix	AZ	06/30/2003	(B	)	2,020	11,448	—	2,020	11,448	13,468	238	35
Phoenix	AZ	06/30/2003	(B	)	2,123	12,028	—	2,123	12,028	14,151	250	35
Auburn	CA	06/30/2003	(B	)	283	1,605	—	283	1,605	1,888	33	35
Bakersfield	CA	06/30/2003	(B	)	205	1,160	—	205	1,160	1,365	24	35
Bakersfield	CA	06/30/2003	(B	)	220	1,249	—	220	1,249	1,469	26	35
Compton	CA	06/30/2003	(B	)	127	720	—	127	720	847	15	35
Coronado	CA	06/30/2003	(B	)	611	3,462	—	611	3,462	4,073	72	35
El Segundo	CA	06/30/2003	(B	)	247	1,401	—	247	1,401	1,648	29	35
Escondido	CA	06/30/2003	(B	)	346	1,960	29	346	1,989	2,335	42	35
Fresno	CA	06/30/2003	(B	)	180	1,020	—	180	1,020	1,200	21	35
Fresno	CA	06/30/2003	(B	)	214	1,215	—	214	1,215	1,429	25	35
Fresno	CA	06/30/2003	(B	)	324	1,834	—	324	1,834	2,158	38	35
Glendale	CA	06/30/2003	(B	)	939	5,322	—	939	5,322	6,261	111	35
Inglewood	CA	06/30/2003	(B	)	418	2,368	—	418	2,368	2,786	49	35
La Jolla	CA	06/30/2003	(B	)	935	5,305	—	935	5,305	6,240	112	35
Long Beach	CA	06/30/2003	(B	)	142	806	—	142	806	948	17	35
Long Beach	CA	06/30/2003	(B	)	173	983	—	173	983	1,156	20	35
Long Beach	CA	06/30/2003	(B	)	814	4,613	—	814	4,613	5,427	96	35
Los Angeles	CA	06/30/2003	(B	)	110	622	—	110	622	732	13	35
Los Angeles	CA	06/30/2003	(B	)	174	985	—	174	985	1,159	21	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Lynwood	CA	06/30/2003	(B	)	159	904	—	159	904	1,063	19	35
Merced	CA	06/30/2003	—		470	2,664	—	470	2,664	3,134	55	35
Mission Hills	CA	06/30/2003	(B	)	205	1,179	—	205	1,179	1,384	27	35
Newport Beach	CA	06/30/2003	(B	)	439	2,489	—	439	2,489	2,928	52	35
North Hollywood	CA	06/30/2003	(B	)	367	2,081	—	367	2,081	2,448	43	35
Ontario	CA	06/30/2003	(B	)	721	4,083	—	721	4,083	4,804	85	35
Palmdale	CA	06/30/2003	(B	)	158	895	—	158	895	1,053	19	35
Pasadena	CA	06/30/2003	(B	)	689	3,905	27	689	3,932	4,621	82	35
Pomona	CA	06/30/2003	(B	)	471	2,670	—	471	2,670	3,141	56	35
Red Bluff	CA	06/30/2003	(B	)	330	1,868	—	330	1,868	2,198	39	35
Redding	CA	06/30/2003	(B	)	548	3,108	—	548	3,108	3,656	65	35
Riverside	CA	06/30/2003	(B	)	611	3,462	—	611	3,462	4,073	72	35
Sacramento	CA	06/30/2003	(B	)	174	984	—	174	984	1,158	21	35
Sacramento	CA	06/30/2003	(B	)	220	1,250	—	220	1,250	1,470	26	35
Salinas	CA	06/30/2003	(B	)	330	1,868	—	330	1,868	2,198	39	35
San Bernardino	CA	06/30/2003	(B	)	345	1,957	11	345	1,968	2,313	42	35
Santa Barbara	CA	06/30/2003	(B	)	1,408	7,979	—	1,408	7,979	9,387	166	35
Santa Maria	CA	06/30/2003	(B	)	334	1,895	—	334	1,895	2,229	39	35
Stockton	CA	06/30/2003	(B	)	587	3,328	—	587	3,328	3,915	69	35
Sunnyvale	CA	06/30/2003	(B	)	627	3,551	—	627	3,551	4,178	74	35
Torrance	CA	06/30/2003	(B	)	222	1,258	—	222	1,258	1,480	26	35
Ventura	CA	06/30/2003	(B	)	355	2,010	—	355	2,010	2,365	42	35
Whittier	CA	06/30/2003	(B	)	470	2,666	—	470	2,666	3,136	56	35
Yuba City	CA	06/30/2003	(B	)	302	1,714	—	302	1,714	2,016	36	35
Clearwater	FL	06/30/2003	(B	)	270	1,527	—	270	1,527	1,797	32	35
Clermont	FL	06/30/2003	(B	)	56	316	—	56	316	372	7	35
Deland	FL	06/30/2003	—		581	3,292	—	581	3,292	3,873	69	35
Hallandale	FL	06/30/2003	(B	)	570	3,229	—	570	3,229	3,799	67	35
Hialeah	FL	06/30/2003	(B	)	159	903	—	159	903	1,062	19	35
Hollywood	FL	06/30/2003	(B	)	239	1,355	—	239	1,355	1,594	28	35
Jacksonville	FL	06/30/2003	(B	)	1	4	—	1	4	5	—	35
Jacksonville	FL	06/30/2003	(B	)	173	982	—	173	982	1,155	20	35
Jacksonville	FL	06/30/2003	(B	)	401	2,295	—	401	2,295	2,696	48	35
Jacksonville	FL	06/30/2003	(B	)	409	2,316	25	409	2,341	2,750	49	35
Jacksonville	FL	06/30/2003	(B	)	1,957	11,091	—	1,957	11,091	13,048	231	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Jacksonville	FL	06/30/2003	(B	)	2,020	11,445	—	2,020	11,445	13,465	238	35
Jacksonville	FL	06/30/2003	(B	)	2,051	11,623	—	2,051	11,623	13,674	242	35
Jacksonville	FL	06/30/2003	(B	)	2,067	11,712	—	2,067	11,712	13,779	244	35
Jacksonville	FL	06/30/2003	(B	)	3,052	17,297	—	3,052	17,297	20,349	360	35
Jacksonville	FL	06/30/2003	(B	)	3,893	22,069	7	3,893	22,076	25,969	460	35
Jacksonville	FL	06/30/2003	(B	)	5,103	28,914	—	5,103	28,914	34,017	602	35
Lighthouse Point	FL	06/30/2003	(B	)	363	2,081	—	363	2,081	2,444	47	35
Miami Lakes	FL	06/30/2003	(B	)	2,123	12,030	—	2,123	12,030	14,153	250	35
Miami Lakes	FL	06/30/2003	(B	)	2,190	12,411	—	2,190	12,411	14,601	258	35
Ocala	FL	06/30/2003	(B	)	299	1,697	—	299	1,697	1,996	35	35
Orlando	FL	06/30/2003	(B	)	1,023	5,799	—	1,023	5,799	6,822	121	35
Palmetto	FL	06/30/2003	(B	)	109	624	—	109	624	733	14	35
Pensacola	FL	06/30/2003	(B	)	323	1,830	—	323	1,830	2,153	38	35
Port Charlotte	FL	06/30/2003	(B	)	198	1,125	—	198	1,125	1,323	23	35
Sebring	FL	06/30/2003	(B	)	167	946	—	167	946	1,113	20	35
Stuart	FL	06/30/2003	(B	)	485	2,753	—	485	2,753	3,238	59	35
Tampa	FL	06/30/2003	(B	)	426	2,416	—	426	2,416	2,842	50	35
Tampa	FL	06/30/2003	(B	)	1,189	7,325	(590)	1,189	6,735	7,924	142	35
Winter Park	FL	06/30/2003	(B	)	348	1,972	—	348	1,972	2,320	41	35
Albany	GA	06/30/2003	(B	)	143	808	—	143	808	951	17	35
Cartersville	GA	06/30/2003	(B	)	142	807	—	142	807	949	17	35
Moultrie	GA	06/30/2003	(B	)	135	763	—	135	763	898	16	35
Savannah	GA	06/30/2003	(B	)	386	2,187	—	386	2,187	2,573	46	35
Valdosta	GA	06/30/2003	(B	)	259	1,471	—	259	1,471	1,730	31	35
Winder	GA	06/30/2003	(B	)	96	541	—	96	541	637	11	35
Coeur D’Alene	ID	06/30/2003	(B	)	215	1,227	—	215	1,227	1,442	27	35
Chicago	IL	06/30/2003	(B	)	14,189	87,344	76	14,189	87,420	101,609	1,827	35
Independence	KS	06/30/2003	(B	)	131	741	—	131	741	872	15	35
Overland Park	KS	06/30/2003	(B	)	244	1,380	—	244	1,380	1,624	29	35
Annapolis	MD	06/30/2003	(B	)	570	3,232	—	570	3,232	3,802	67	35
Baltimore	MD	06/30/2003	(B	)	128	727	—	128	727	855	15	35
Cape Girardeau	MO	06/30/2003	(B	)	205	1,160	—	205	1,160	1,365	24	35
Columbia	MO	06/30/2003	(B	)	232	1,313	—	232	1,313	1,545	27	35
Florissant	MO	06/30/2003	(B	)	189	1,073	—	189	1,073	1,262	22	35
Independence	MO	06/30/2003	(B	)	187	1,063	—	187	1,063	1,250	22	35
Lexington	MO	06/30/2003	(B	)	68	385	—	68	385	453	8	35
Mexico	MO	06/30/2003	(B	)	215	1,230	—	215	1,230	1,445	28	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
North Kansas City	MO	06/30/2003	(B	)	328	1,861	—	328	1,861	2,189	39	35
Richland	MO	06/30/2003	(B	)	106	602	—	106	602	708	13	35
Rolla	MO	06/30/2003	(B	)	86	487	—	86	487	573	10	35
Springfield	MO	06/30/2003	(B	)	138	779	—	138	779	917	16	35
Springfield	MO	06/30/2003	(B	)	283	1,603	—	283	1,603	1,886	33	35
St. Louis	MO	06/30/2003	(B	)	217	1,244	—	217	1,244	1,461	29	35
St. Louis	MO	06/30/2003	(B	)	221	1,250	—	221	1,250	1,471	26	35
Charlotte	NC	06/30/2003	(B	)	4,100	48,481	—	4,100	48,481	52,581	1,046	36
Albuquerque	NM	06/30/2003	(B	)	189	1,071	—	189	1,071	1,260	22	35
Albuquerque	NM	06/30/2003	(B	)	534	3,026	—	534	3,026	3,560	63	35
Henderson	NV	06/30/2003	(B	)	189	1,073	—	189	1,073	1,262	22	35
Las Vegas	NV	06/30/2003	(B	)	330	1,869	—	330	1,869	2,199	39	35
Muskogee	OK	06/30/2003	(B	)	212	1,204	—	212	1,204	1,416	25	35
Tulsa	OK	06/30/2003	(B	)	142	807	—	142	807	949	17	35
Aiken	SC	06/30/2003	(B	)	241	1,366	—	241	1,366	1,607	28	35
Murfreesboro	TN	06/30/2003	(B	)	189	1,073	—	189	1,073	1,262	22	35
Aransas Pass	TX	06/30/2003	(B	)	209	1,184	—	209	1,184	1,393	25	35
Austin	TX	06/30/2003	(B	)	228	1,293	—	228	1,293	1,521	27	35
Carrollton	TX	06/30/2003	(B	)	166	939	—	166	939	1,105	20	35
Dalhart	TX	06/30/2003	(B	)	141	813	—	141	813	954	19	35
Denison	TX	06/30/2003	(B	)	135	774	—	135	774	909	17	35
Dumas	TX	06/30/2003	(B	)	158	895	—	158	895	1,053	19	35
Fort Worth	TX	06/30/2003	(B	)	202	1,142	—	202	1,142	1,344	24	35
Houston	TX	06/30/2003	(B	)	534	3,024	—	534	3,024	3,558	63	35
Mission	TX	06/30/2003	(B	)	113	642	—	113	642	755	13	35
Mt. Pleasant	TX	06/30/2003	(B	)	131	740	—	131	740	871	15	35
San Antonio	TX	06/30/2003	(B	)	1,068	6,049	—	1,068	6,049	7,117	126	35
Waco	TX	06/30/2003	(B	)	268	1,518	—	268	1,518	1,786	32	35
Charlottesville	VA	06/30/2003	(B	)	504	2,883	17	504	2,900	3,404	65	35
Hampton	VA	06/30/2003	(B	)	149	868	—	149	868	1,017	23	35
Lynchburg	VA	06/30/2003	(B	)	224	1,352	—	224	1,352	1,576	40	35
Norton	VA	06/30/2003	(B	)	80	452	—	80	452	532	9	35
Roanoke	VA	06/30/2003	(B	)	299	1,695	—	299	1,695	1,994	35	35
South Boston	VA	06/30/2003	(B	)	114	649	—	114	649	763	14	35
Aberdeen	WA	06/30/2003	(B	)	145	820	—	145	820	965	17	35
Bellingham	WA	06/30/2003	(B	)	443	2,510	—	443	2,510	2,953	52	35
Bremerton	WA	06/30/2003	(B	)	238	1,348	—	238	1,348	1,586	28	35
Forks	WA	06/30/2003	(B	)	112	635	—	112	635	747	13	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Moses Lake	WA	06/30/2003	(B	)	216	1,222	—	216	1,222	1,438	25	35
Pasco	WA	06/30/2003	(B	)	168	954	—	168	954	1,122	20	35
Port Angeles	WA	06/30/2003	(B	)	159	902	—	159	902	1,061	19	35
Richland	WA	06/30/2003	(B	)	372	2,108	—	372	2,108	2,480	44	35
Seattle	WA	06/30/2003	(B	)	333	1,885	—	333	1,885	2,218	39	35
Spokane	WA	06/30/2003	(B	)	1,499	8,492	—	1,499	8,492	9,991	177	35
Spokane	WA	06/30/2003	(B	)	4,808	33,540	17	4,808	33,557	38,365	727	36
Tacoma	WA	06/30/2003	(B	)	1,166	6,640	—	1,166	6,640	7,806	144	35
Walla Walla	WA	06/30/2003	(B	)	206	1,169	8	206	1,177	1,383	25	35
Wenatchee	WA	06/30/2003	(B	)	159	903	—	159	903	1,062	19	35
Yakima	WA	06/30/2003	(B	)	269	1,525	—	269	1,525	1,794	32	35
Fort Dodge	IA	07/10/2003	—		253	1,464	—	253	1,464	1,717	30	35
Augusta	GA	07/17/2003	—		93	529	—	93	529	622	9	35
Hickory	NC	08/08/2003	—		124	—	—	124	—	124	—	—
Dodge City	KS	08/18/2003	—		15	87	—	15	87	102	1	35
Sumter	SC	08/18/2003	—		62	354	—	62	354	416	5	35
Bethel	OH	08/22/2003	—		51	314	—	51	314	365	4	35
Canyon Country	CA	08/28/2003	—		91	518	—	91	518	609	7	35
San Rafael	CA	08/28/2003	—		420	2,381	—	420	2,381	2,801	33	35
Cocoa Beach	FL	08/29/2003	—		21	118	—	21	118	139	2	35
Wilksboro	NC	08/29/2003	—		46	263	—	46	263	309	4	35
Irvington	NJ	08/29/2003	—		131	741	—	131	741	872	10	35
Mount Holly	NJ	08/29/2003	—		43	244	—	43	244	287	3	35
Gaffney	SC	08/29/2003	—		12	67	—	12	67	79	1	35
Abingdon	VA	08/29/2003	—		131	741	—	131	741	872	10	35
Chesterfield	VA	08/29/2003	—		46	260	—	46	260	306	4	35
Ashtabula	OH	09/12/2003	—		285	1,646	—	285	1,646	1,931	24	35
Beachwood	OH	09/12/2003	—		232	1,363	—	232	1,363	1,595	20	35
Bedford	OH	09/12/2003	—		96	609	—	96	609	705	10	35
Berea	OH	09/12/2003	—		189	1,136	—	189	1,136	1,325	18	35
Cincinnati	OH	09/12/2003	—		74	446	—	74	446	520	7	35
Cincinnati	OH	09/12/2003	—		60	371	—	60	371	431	6	35
Cincinnati	OH	09/12/2003	—		176	1,133	—	176	1,133	1,309	19	35
Cleveland	OH	09/12/2003	—		116	720	—	116	720	836	12	35
Cleveland	OH	09/12/2003	—		392	2,272	—	392	2,272	2,664	33	35
Cleveland	OH	09/12/2003	—		67	446	—	67	446	513	8	35
Cleveland	OH	09/12/2003	—		80	491	—	80	491	571	8	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

				Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Cleveland	OH	09/12/2003	—	131	805	—	131	805	936	13	35
Cleveland	OH	09/12/2003	—	73	452	—	73	452	525	7	35
Cleveland	OH	09/12/2003	—	137	842	—	137	842	979	14	35
Conneaut	OH	09/12/2003	—	106	653	—	106	653	759	11	35
Euclid	OH	09/12/2003	—	102	659	—	102	659	761	11	35
Euclid	OH	09/12/2003	—	103	615	—	103	615	718	9	35
Garfield Heights	OH	09/12/2003	—	71	439	—	71	439	510	7	35
Geneva	OH	09/12/2003	—	134	836	—	134	836	970	14	35
Jefferson	OH	09/12/2003	—	130	819	—	130	819	949	14	35
Kent	OH	09/12/2003	—	43	248	—	43	248	291	4	35
Mason	OH	09/12/2003	—	58	345	—	58	345	403	5	35
Medina	OH	09/12/2003	—	100	606	—	100	606	706	9	35
Mentor	OH	09/12/2003	—	152	903	—	152	903	1,055	14	35
Mentor	OH	09/12/2003	—	98	588	—	98	588	686	9	35
Milford	OH	09/12/2003	—	108	675	—	108	675	783	11	35
Pepper Pike	OH	09/12/2003	—	167	978	—	167	978	1,145	15	35
Rock Creek	OH	09/12/2003	—	45	273	—	45	273	318	4	35
Shaker Heights	OH	09/12/2003	—	241	1,442	—	241	1,442	1,683	22	35
Springfield Twp	OH	09/12/2003	—	64	383	—	64	383	447	6	35
Strongville	OH	09/12/2003	—	103	654	—	103	654	757	11	35
Asheville	NC	09/24/2003	—	505	2,923	—	505	2,923	3,428	33	35
Asheville	NC	09/24/2003	—	60	350	—	60	350	410	4	35
Asheville	NC	09/24/2003	(C)	64	374	—	64	374	438	4	35
Black Mountain	NC	09/24/2003	—	30	194	—	30	194	224	2	35
Boone	NC	09/24/2003	(C)	112	655	—	112	655	767	8	35
Brevard	NC	09/24/2003	—	50	314	—	50	314	364	4	35
Burgaw	NC	09/24/2003	(C)	63	369	—	63	369	432	4	35
Burlington	NC	09/24/2003	(C)	95	552	—	95	552	647	6	35
Burlington	NC	09/24/2003	(C)	210	1,215	—	210	1,215	1,425	14	35
Calabash	NC	09/24/2003	—	69	414	—	69	414	483	5	35
Candler	NC	09/24/2003	(C)	74	430	—	74	430	504	5	35
Carolina Beach	NC	09/24/2003	(C)	154	895	—	154	895	1,049	10	35
Cary	NC	09/24/2003	(C)	81	472	—	81	472	553	5	35
Chapel Hill	NC	09/24/2003	—	107	626	—	107	626	733	8	35
Charlotte	NC	09/24/2003	—	79	462	—	79	462	541	5	35
Charlotte	NC	09/24/2003	(C)	87	505	—	87	505	592	6	35
Charlotte	NC	09/24/2003	(C)	95	554	—	95	554	649	6	35
Charlotte	NC	09/24/2003	(C)	101	587	—	101	587	688	7	35
Charlotte	NC	09/24/2003	(C)	142	826	—	142	826	968	9	35
Charlotte	NC	09/24/2003	(C)	166	965	—	166	965	1,131	11	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Charlotte	NC	09/24/2003	(C	)	172	1,003	—	172	1,003	1,175	12	35
Charlotte	NC	09/24/2003	(C	)	178	1,035	—	178	1,035	1,213	12	35
Charlotte	NC	09/24/2003	(C	)	230	1,338	—	230	1,338	1,568	15	35
Cherryville	NC	09/24/2003	(C	)	73	427	—	73	427	500	5	35
Columbus	NC	09/24/2003	(C	)	48	281	—	48	281	329	3	35
Cornelius	NC	09/24/2003	(C	)	259	1,510	—	259	1,510	1,769	17	35
Dallas	NC	09/24/2003	(C	)	64	372	—	64	372	436	4	35
Denver	NC	09/24/2003	(C	)	54	312	—	54	312	366	4	35
Dunn	NC	09/24/2003	—		166	1,052	—	166	1,052	1,218	15	35
Durham	NC	09/24/2003	(C	)	79	463	—	79	463	542	5	35
Durham	NC	09/24/2003	(C	)	95	551	—	95	551	646	6	35
Eden	NC	09/24/2003	—		30	184	—	30	184	214	2	35
Eden	NC	09/24/2003	—		93	526	—	93	526	619	6	35
Eden	NC	09/24/2003	(C	)	144	834	—	144	834	978	9	35
Elizabethtown	NC	09/24/2003	(C	)	86	499	—	86	499	585	6	35
Farmville	NC	09/24/2003	(C	)	128	747	—	128	747	875	9	35
Fayetteville	NC	09/24/2003	(C	)	86	502	—	86	502	588	6	35
Fayetteville	NC	09/24/2003	(C	)	88	513	—	88	513	601	6	35
Fayetteville	NC	09/24/2003	(C	)	92	535	—	92	535	627	6	35
Garner	NC	09/24/2003	(C	)	103	601	—	103	601	704	7	35
Gastonia	NC	09/24/2003	(C	)	81	472	—	81	472	553	5	35
Gastonia	NC	09/24/2003	(C	)	188	1,087	—	188	1,087	1,275	12	35
Gastonia	NC	09/24/2003	(C	)	396	2,276	—	396	2,276	2,672	25	35
Greensboro	NC	09/24/2003	(C	)	102	594	—	102	594	696	7	35
Greensboro	NC	09/24/2003	(C	)	128	745	—	128	745	873	9	35
Greenville	NC	09/24/2003	—		88	497	—	88	497	585	5	35
Greenville	NC	09/24/2003	—		499	2,831	—	499	2,831	3,330	29	35
Greenville	NC	09/24/2003	(C	)	91	530	—	91	530	621	6	35
Greenville	NC	09/24/2003	(C	)	137	799	—	137	799	936	9	35
Havelock	NC	09/24/2003	—		81	515	—	81	515	596	7	35
Henderson	NC	09/24/2003	—		68	390	—	68	390	458	4	35
Henderson	NC	09/24/2003	—		101	571	—	101	571	672	6	35
Henderson	NC	09/24/2003	(C	)	22	129	—	22	129	151	1	35
High Point	NC	09/24/2003	(C	)	74	429	—	74	429	503	5	35
High Point	NC	09/24/2003	(C	)	131	762	—	131	762	893	9	35
Hillsborough	NC	09/24/2003	(C	)	39	225	—	39	225	264	2	35
Kenansville	NC	09/24/2003	(C	)	72	418	—	72	418	490	5	35
Kinston	NC	09/24/2003	—		60	363	—	60	363	423	6	35
Kinston	NC	09/24/2003	(C	)	150	876	—	150	876	1,026	10	35
Lincolnton	NC	09/24/2003	—		397	2,303	—	397	2,303	2,700	26	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Lincolnton	NC	09/24/2003	(C	)	96	561	—	96	561	657	6	35
Marion	NC	09/24/2003	(C	)	197	1,148	—	197	1,148	1,345	13	35
Monroe	NC	09/24/2003	(C	)	155	907	—	155	907	1,062	10	35
Mooresville	NC	09/24/2003	(C	)	122	708	—	122	708	830	8	35
Mount Olive	NC	09/24/2003	(C	)	90	519	—	90	519	609	6	35
Mt. Airy	NC	09/24/2003	(C	)	63	369	—	63	369	432	4	35
New Bern	NC	09/24/2003	(C	)	84	489	—	84	489	573	6	35
North Wilkesboro	NC	09/24/2003	—		73	439	—	73	439	512	7	35
Pinehurst	NC	09/24/2003	(C	)	105	610	—	105	610	715	7	35
Pleasant Garden	NC	09/24/2003	(C	)	44	257	—	44	257	301	3	35
Raleigh	NC	09/24/2003	(C	)	84	490	—	84	490	574	6	35
Raleigh	NC	09/24/2003	(C	)	120	699	—	120	699	819	8	35
Raleigh	NC	09/24/2003	(C	)	140	819	—	140	819	959	9	35
Raleigh	NC	09/24/2003	(C	)	258	1,491	—	258	1,491	1,749	17	35
Reidsville	NC	09/24/2003	(C	)	94	541	—	94	541	635	6	35
Richlands	NC	09/24/2003	—		53	328	—	53	328	381	4	35
Salisbury	NC	09/24/2003	(C	)	65	379	—	65	379	444	4	35
Salisbury	NC	09/24/2003	(C	)	170	994	—	170	994	1,164	11	35
Southern Pines	NC	09/24/2003	(C	)	142	829	—	142	829	971	10	35
Spring Lake	NC	09/24/2003	(C	)	155	907	—	155	907	1,062	10	35
Spruce Pine	NC	09/24/2003	(C	)	126	719	—	126	719	845	8	35
Stanley	NC	09/24/2003	—		76	440	—	76	440	516	5	35
Statesville	NC	09/24/2003	(C	)	135	784	—	135	784	919	9	35
Statesville	NC	09/24/2003	(C	)	337	1,927	—	337	1,927	2,264	21	35
Swansboro	NC	09/24/2003	(C	)	47	273	—	47	273	320	3	35
Tarboro	NC	09/24/2003	—		42	237	—	42	237	279	2	35
Tarboro	NC	09/24/2003	(C	)	120	733	—	120	733	853	9	35
Thomasville	NC	09/24/2003	—		179	1,015	—	179	1,015	1,194	11	35
Troutman	NC	09/24/2003	(C	)	86	499	—	86	499	585	6	35
Tryon	NC	09/24/2003	(C	)	147	856	—	147	856	1,003	10	35
Washington	NC	09/24/2003	—		70	417	—	70	417	487	6	35
Washington	NC	09/24/2003	—		55	312	—	55	312	367	3	35
Washington	NC	09/24/2003	(C	)	111	636	—	111	636	747	7	35
Wilmington	NC	09/24/2003	—		57	321	—	57	321	378	3	35
Wilmington	NC	09/24/2003	(C	)	155	903	—	155	903	1,058	10	35
Wilmington	NC	09/24/2003	(C	)	186	1,086	—	186	1,086	1,272	12	35
Winston-Salem	NC	09/24/2003	(C	)	95	555	—	95	555	650	6	35
Winston-Salem	NC	09/24/2003	(C	)	223	1,301	—	223	1,301	1,524	15	35
Denver	NC	09/29/2003	—		67	383	—	67	383	450	4	35

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

					Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried at December 31, 2003 (1)
City	State	Acquisition Date	Encumbrances at December 31, 2003		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/03 (2)	Average Depreciable Life
Wilmington	DE	09/30/2003	44,830		4,916	38,163	12	4,916	38,175	43,091	569	33
Gastonia	NC	09/30/2003	—		193	1,096	—	193	1,096	1,289	11	35
High Point	NC	09/30/2003	—		106	601	—	106	601	707	6	35
Dodge City	TN	11/10/2003	—		83	473	—	83	473	556	3	35
St. Louis	MO	12/15/2003	—		10,153	66,654	—	10,153	66,654	76,807	271	35
Dalton	GA	12/19/2003	—		94	532	—	94	532	626	—	35
Wilmington	NC	12/22/2003	—		115	696	—	115	696	811	—	35

			267,090		225,287	1,422,723	1,596	225,287	1,424,319	1,649,606	56,699

Assets held for sale:
San Angelo	TX	06/08/2001	—		44	219	—	44	219	263	21	36
Vanleer	TN	12/20/2002	—		13	72	—	13	72	85	3	35
Virginia Beach	VA	02/05/2003	—		78	443	—	78	443	521	17	35
Cocoa Beach	FL	02/19/2003	—		102	578	—	102	578	680	20	35
Hot Springs	AR	06/30/2003	—		15	117	—	15	117	132	5	35
Gardena	CA	06/30/2003	(B	)	794	4,500	—	794	4,500	5,294	94	35
Pleasant Hill	CA	06/30/2003	(B	)	830	4,705	—	830	4,705	5,535	98	35
Pleasant Hill	CA	06/30/2003	(B	)	799	4,525	—	799	4,525	5,324	94	35
Pleasant Hill	CA	06/30/2003	(B	)	814	4,615	—	814	4,615	5,429	96	35
San Francisco	CA	06/30/2003	(B	)	5,489	32,200	—	5,489	32,200	37,689	727	35
Jacksonville	FL	06/30/2003	—		600	3,400	—	600	3,400	4,000	—	35
North Miami	FL	06/30/2003	(B	)	499	2,830	—	499	2,830	3,329	29	35
North Miami Beach	FL	06/30/2003	(B	)	743	4,269	5	743	4,274	5,017	52	35
Nashville	TN	06/30/2003	—		300	1,700	—	300	1,700	2,000	—	35
Brownwood	TX	06/30/2003	(B	)	129	734	—	129	734	863	16	35
Hainesport	NJ	08/29/2003	—		61	344	—	61	344	405	5	35
Pitman	PA	08/29/2003	—		8	45	—	8	45	53	1	35
Greenville	SC	08/29/2003	—		59	337	—	59	337	396	5	35

			—		11,377	65,633	5	11,377	65,638	77,015	1,283

			$267,090		$236,664	$1,488,356	$1,601	$236,664	$1,489,957	$1,726,621	$57,982

(A)	These properties collateralize a $200.0 million mortgage note payable outstanding as of December 31, 2003.
(B)	These properties collateralize a $440.0 million mortgage note payable outstanding as of December 31, 2003.
(C)	These properties collateralize a $65.0 million mortgage note payable outstanding as of December 31, 2003.

(1) Reconciliation of Real Estate:

The following table reconciles real estate investments for the year ended December 31, 2003 (in thousands):

2003(A)
Balance, beginning of period	$245,782
Change in assets held for sale	(75,193)
Acquisitions	1,501,916
Dispositions	(22,899)

Balance, end of period	$1,649,606

The following table reconciles real estate investments for the period from September 10, 2002 to December 31, 2002 (in thousands):

2002(A)
Historical balance	$170,078
Distribution of assets not acquired	(3,517)
Fair value adjustment recorded in formation transaction	22,104

Carrying value at commencement of operations	188,665
Assets held for sale	(1,823)
Acquisitions	63,233
Dispositions	(4,293)

Balance, end of period	$245,782

The following table reconciles real estate investments for the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001 (in thousands):

	2002(A)	2001(A)
Balance, beginning of period	$174,718	$169,658
Acquisitions	797	24,126
Capital expenditures	1,100	1,025
Dispositions	(6,537)	(20,091)

Balance, end of period	$170,078	$174,718

(A)	Amounts do not include non-real estate investments and leasehold interests as reflected in the accompanying consolidated balance sheet.

(2) Reconciliation of Accumulated Depreciation:

The following table reconciles accumulated depreciation on real estate for the year ended December 31, 2003 (in thousands):

2003(B)
Balance, beginning of period	$14,693
Change in assets held for sale	(1,691)
Depreciation expense on real estate investments	44,075
Dispositions	(378)

Balance, end of period	$56,699

The following table reconciles the accumulated depreciation on real estate investments for the period from September 10, 2002 to December 31, 2002 (in thousands):

2002(B)
Historical balance	$17,483
Distribution of assets not acquired	(289)
Fair value adjustment recorded in formation transaction	(4,766)

Carrying value at commencement of operations	12,428
Change in assets held for sale	(66)
Depreciation expense on real estate investments	2,629
Dispositions	(298)

Balance, end of period	$14,693

The following table reconciles the accumulated depreciation on real estate investments for the period from January 1, 2002 to September 9, 2002 and the year ended December 31, 2001 (in thousands):

	2002(B)	2001(B)
Balance, beginning of period	$12,193	$3,909
Depreciation expense	5,831	8,652
Dispositions	(541)	(368)

Balance, end of period	$17,483	$12,193

(B)	Amounts do not include accumulated amortization relating to non-real estate investments and leasehold interests as reflected in the accompanying consolidated balance sheet.

Independent Auditors’ Report

To the Board of Trustees and Shareholders of American Financial Realty Trust:

We have audited the accompanying statement of revenue and certain expenses of the Bank of America Plaza for the period from January 1, 2003 to December 15, 2003. This financial statement is the responsibility of the property’s management. Our responsibility is to express an opinion on this statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses of the Bank of America Plaza was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Bank of America Plaza.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of the Bank of America Plaza for the period from January 1, 2003 to December 15, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

March 8, 2004

Philadelphia, Pennsylvania

BANK OF AMERICA PLAZA

STATEMENTS REVENUE AND CERTAIN EXPENSES

Period from January 1, 2003 to December 15, 2003

Revenue:
Base rental income	$8,135
Tenant reimbursements	4,799
Parking lot income	385
Other income	47

Total revenue	13,366

Certain Expenses:
Utilities	1,423
Real estate taxes	972
Insurance	235
Cleaning and janitorial	743
Security	245
Parking lot lease expense	419
Management fees	203
Repairs and maintenance	696
Payroll and other benefits	863
Other property operating expenses	400

Total expenses	6,199

Revenue in excess of certain expenses	$7,167

See accompanying notes to statement of revenue and certain expenses.

BANK OF AMERICA PLAZA

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

Period from January 1, 2003 to December 15, 2003

1.	Basis of Presentation

The accompanying statement of revenue and certain expenses relates to the operations of Bank of America Plaza located in St. Louis, Missouri (the Property). The Property was acquired by American Financial Realty Trust (the Company) on December 15, 2003 for a total purchase price of approximately $88.2 million

The statement of revenue and certain expenses has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. This financial statement is not representative of the actual operations of the property for the periods presented, as certain expenses that may not be comparable to the expenses to be incurred in the proposed future operations of the property have been excluded. Expenses excluded consist of depreciation and amortization, interest expense and other costs not directly related to the future operations of the property.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. The actual results could differ from those estimates.

Rental income from leases is recorded on a straight line basis regardless of when payments are due. For the period from January 1, 2003 to December 15, 2003 base rental income recorded in excess of amounts due was $33,000.

Certain lease agreements also contain provisions that require tenants to reimburse the landlord for real estate taxes and common area maintenance costs. Operating expense recoveries are estimated on a monthly basis as actual expenses are incurred and adjusted annually based on the settlement billings.

2.	Leasing arrangements

Bank of America Plaza leases its property to tenants under noncancelable leases with termination dates extending to 2012. Minimum future rentals on noncancelable leases for tenants occupying space in the property at December 15, 2003, excluding tenant reimbursements and increases in base rent tied to changes in the CPI, are as follows:

2004	$8,293
2005	8,096
2006	7,765
2007	7,005
2008	6,232
2009 and thereafter	19,621

$57,012

The following tenants represented greater than 10% of Bank of America Plaza’s total base rent during the period from January 1, 2003 to December 15, 2003:

Bank of America, N.A.	57%
PricewaterhouseCoopers	17%
International Business Machines Corporation	19%

BANK OF AMERICA PLAZA

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

Period from January 1, 2003 to December 15, 2003—(Continued)

Bank of America Plaza leases 258 parking spaces in an attached parking garage owned by a third party under a lease arrangement extending to the year 2014. Bank of America Plaza leases these spaces to certain of its tenants under month-to-month lease arrangements. Bank of America Plaza has classified the income and expense related to the leasing of these spaces to its tenants as parking lot income and parking lot lease expense in the accompanying statement of revenue and certain expenses. Minimum future rental expense under the lease arrangement as of December 15, 2003, excluding increases in parking lot lease expense tied to changes in the CPI, are as follows:

2004	$437
2005	437
2006	437
2007	437
2008	437
2009 and thereafter	2,619

$4,804

Report of Independent Auditors

Bank of America Small Office Portfolio

We have audited the accompanying combined statement of revenues and certain expenses of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002. This combined statement is the responsibility of Bank of America’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the requirements with the rules and regulations of the Securities and Exchange Commission (for inclusion on Form S-11 of American Financial Realty Trust) as described in Note 1 and is not intended to be a complete presentation of the Bank of America Small Office Portfolio’s revenues and expenses.

In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/    PRICEWATERHOUSECOOPERS LLP

New York, New York

March 15, 2003

BANK OF AMERICA SMALL OFFICE PORTFOLIO

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Eleven Months Ended November 30, 2002

(In thousands)

Revenues:
Rental income	$1,147

Expenses:
Utilities	832
Property taxes	781
Insurance	172
Other building operating	39
Cleaning and janitorial	493
Repairs and maintenance	998
Property management fees	499

Total expenses	3,814

Certain expenses in excess of revenues	$2,667

See accompanying notes

BANK OF AMERICA SMALL OFFICE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Eleven Months Ended November 30, 2002

1.    Business and Basis of Presentation

Business

The accompanying combined statement of revenues and certain expenses relates to the operation of 16 properties formerly owned by Bank of America (the “Bank of America Small Office Portfolio”). The Bank of America Small Office Portfolio was acquired by American Financial Realty Trust (“AFR”) on December 16, 2002.

The Bank of America Small Office Portfolio consists of the following properties:

Property	City	State
Van Nuys Main Office	Van Nuys	CA
Altamonte Springs	Altamonte Springs	FL
Cleveland Ave	Fort Myers	FL
Millhopper	Gainesville	FL
Prima Vista	Port St. Lucie	FL
Forest Oaks	Spring Hill	FL
E. Hillsborough	Tampa	FL
Southside Conyers	Conyers	GA
Waycross	Waycross	GA
Dodge City	Dodge City	KS
Raytown	Raytown	MO
Main Bank (& Jefferson)	West Plains	MO
Meadowood Midrise	Reno	NV
Pendleton	Pendleton	OR
Oak Hill	Austin	TX
Nassau Bay	Nassau Bay	TX

Basis of Presentation

The accompanying combined statement of revenues and certain expenses for the eleven months ended November 30, 2002 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The combined statement of revenues and certain expenses is not representative of the actual operations of the properties for the period presented nor is it indicative of future operations as certain expenses, consisting of interest expense, leasing commissions, tenant improvements, depreciation, and amortization, which may not be comparable to expenses expected to be incurred by AFR in future operations of the properties, have been excluded.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

2.    Significant Accounting Policies

Revenue Recognition

Rental income is recognized on a straightline basis over the terms of the respective lease agreements. Certain tenants are also required to pay percentage rent based on sales above a stated base amount during the lease year. Tenant credit losses are provided for when they become known.

BANK OF AMERICA SMALL OFFICE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

For the Eleven Months Ended November 30, 2002

Recoveries

Certain operating expenses incurred in the operations of the properties are recoverable from the tenants. The recoverable amounts are either adjusted periodically on a prospective basis or adjusted annually based on actual expenses incurred. Expense recoveries are recognized as revenue in the period in which the applicable costs are incurred.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Tenant Leases

The Bank of America Small Office Portfolio includes leases to office and retail tenants under non-cancellable lease agreements with terms ranging from 1 to 15 years. The leases generally provide for fixed annual minimum rents, contingent rents based on sales volume and recoveries of certain operating expenses. Approximate annual future minimum rental commitments to be received from executed operating leases as of December 31, 2002, exclusive of expense recoveries and contingent rents, are as follows (in thousands):

Year Ending December 31,
2003	$924
2004	585
2005	537
2006	421
2007	84
Thereafter	0

4.    Related Party Transactions

Insurance expense incurred by Bank of America under its self-insurance program is allocated by Bank of America to the Bank of America Small Office Portfolio based on the type and size of each individual property.

Security expense incurred by Bank of America under its master security agreement is allocated to the Bank of America Small Office Portfolio based on the actual cost incurred on behalf of each individual property as billed by the service provider.

Bank of America occupies approximately 184,000 square feet representing approximately 36% of the Bank of America Small Office Portfolio. No revenue attributable to the space occupied by Bank of America, and used for their own operations, is included in the combined statement of revenues and certain expenses. Subsequent to the acquisition of the properties by AFR the parties will enter into separate lease agreements for the space occupied by Bank of America.

Report of Independent Auditors

Bank of America Specifically Tailored Transaction

We have audited the accompanying combined statement of revenues and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002. This combined statement is the responsibility of Bank of America’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the requirements with the rules and regulations of the Securities and Exchange Commission (for inclusion on Form S-11 of American Financial Realty Trust) as described in Note 1 and is not intended to be a complete presentation of the Bank of America Specifically Tailored Transaction‘s revenues and expenses.

In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/    PRICEWATERHOUSECOOPERS LLP

New York, New York

July 25, 2003

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the year ended December 31, 2002

(In thousands)

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
	(unaudited)
Revenues:
Rental income	$3,662	$14,107
Garage	164	601
Other	145	459

Total revenues	3,971	15,167

Expenses:
Utilities	3,990	17,275
Property taxes	3,598	13,681
Insurance	1,105	2,782
Other building operating	1,544	5,878
Cleaning and janitorial	2,826	12,133
Repairs and maintenance	4,488	19,017
Property management fees	1,996	8,084
Ground rent expense	332	1,076

Total expenses	19,879	79,926

Certain expenses in excess of revenues	$15,908	$64,759

See accompanying notes

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended December 31, 2002

1.    Business and Basis of Presentation

Business

The accompanying combined statement of revenues and certain expenses relates to the operation of 158 properties owned by Bank of America (the “Bank of America Specifically Tailored Transaction”). The Bank of America Specifically Tailored Transaction is expected to be acquired by American Financial Realty Trust (“AFR”).

The Bank of America Specifically Tailored Transaction comprises the following properties:

Property	Address	Location
Harrison Main	204 East Rush	Harrison	AR
Main Annex/ABP	524 Central	Hot Springs	AR
Camelback-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Camelback Uptown	51 E Camelback Rd	Phoenix	AZ
Catalina-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Maricopa-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
McDowell-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Mesa Main	63 W Main St	Mesa	AZ
South Mountain-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Auburn	900 High Street	Auburn	CA
Bixby-Atlantic	3804 Atlantic Avenue	Long Beach	CA
Calwa	2611 South Cedar Avenue	Fresno	CA
Cedar & Shields	3435 N Cedar Ave	Fresno	CA
Coronado	1199 Orange Ave	Coronado	CA
East Baskerfield	1201 Baker Street	Bakersfield	CA
East Compton	518 So. Long Beach Blvd	Compton	CA
Ellinwood Center #300	300 Ellinwood Way	Pleasant Hill	CA
Ellinwood Center #400	400 Ellinwood Way	Pleasant Hill	CA
Ellinwood Center #500	500 Ellinwood Way	Pleasant Hill	CA
El Segundo	835 North Sepulveda Blvd	El Segundo	CA
Escondido Main	220 South Escondido Blvd	Escondido	CA
Fresno Proof/Vault	2111 Tuolumne Street	Fresno	CA
Gardena Main	1450 W Redondo Beach Blvd	Gardena	CA
Glendale Main	345 No Brand Blvd	Glendale	CA
Inglewood Main	330 East Manchester Blvd	Inglewood	CA
Inland Empire Cash Vault	1275 SO Dupont Ave	Ontario	CA
Irvine Industrial	4101 Mac Arthur Blvd	Newport Beach	CA
La Jolla Main	7680 Girard Avenue	La Jolla	CA
Lake & Colorado	880 E Colorado Blvd	Pasadena	CA
Lincoln Heights	2400 North Broadway	Los Angeles	CA
Long Beach Financial	150 Long Beach Blvd	Long Beach	CA
Lynwood	3505 East Imperial Hiway	Lynwood	CA
Merced	710 West Main Street	Merced	CA
North Hollywood	5025 Lankershim BL	North Hollywood	CA
North Sacramento	1830 Del Paso Boulevard	Sacramento	CA
Oak Park	3810 Broadway	Sacramento	CA

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Property	Address	Location
Palmdale	839 East Palmdale Blvd	Palmdale	CA
Pico-Vermont	1232 South Vermont Avenue	Los Angeles	CA
Pomona Main	444 South Garey Ave	Pomona	CA
Red Bluff	955 Main Street	Red Bluff	CA
Redding Main	1661 East St/Po Box 2127	Redding	CA
Riverside Main	3650-14th Street	Riverside	CA
Salinas Main	405 Main St.	Salinas	CA
San Bernadino Main	303 North D Street	San Bernardino	CA
Santa Barbara	834 State Street	Santa Barbara	CA
Santa Maria	300 Town Center East	Santa Maria	CA
Sepulveda-Devonshire	10300-10306 Sepul Veda Blvd	Mission Hills	CA
Stockdale	5021 California Avenue	Bakersfield	CA
Stockton Main	110 East Weber Street	Stockton	CA
Sunnyvale Main	444 South Mathilda Ave	Sunnyvale	CA
Torrance Sartori	1255 Sartori Avenue	Torrance	CA
Van Ness & Market	One South Van Ness	San Francisco	CA
Ventura Main	1130 S. Victoria	Ventura	CA
Whittier	7255 South Greenleaf Ave	Whittier	CA
Willow-Daisy	600 West Willow Street	Long Beach	CA
Yuba City	1100 Butte House Rd	Yuba City	CA
Century Park	1000 Century Park Rd.	Tampa	FL
Clermont	690 East Highway 50	Clermont	FL
Cordova	5041 Bayou Blvd.	Pensacola	FL
Deland	230 N. Woodland Blvd.	Deland	FL
Downtown Palmetto	700 8th Avenue West	Palmetto	FL
Gulf to Bay	1640 Gulf to Bay Boulevard	Clearwater	FL
Hallandale Beach	801 E. Hallandale Blvd.	Hallandale	FL
Hollywood/Tyler	1900 Tyler Street	Hollywood	FL
Jacksonville Ops CTR/#100	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops Ctr/Garage #2	9000 Southside Blvd	Jacksonville	FL
Jacksonville Ops CTR/#200	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#300	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#400	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#500	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#600	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#700	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops Ctr/School	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/Daycare	9000 Southside Blvd.	Jacksonville	FL
Lighthouse Point	2850 N. Federal Hwy	Lighthouse Point	FL
Mendham Operations Center	707 Mendham	Orlando	FL
Miami Lakes Operations Center	5875 N.W. 163rd Street	Miami Lakes	FL
North Biscayne	11755 Biscayne Blvd.	North Miami	FL
North Hialeah	1 East 49th Street	Hialeah	FL
Ocala Downtown	35 SE 1st Avenue	Ocala	FL
Plaza	900 S. Federal Hwy	Stuart	FL
Port Charlotte	21175 Olean Blvd.	Port Charlotte	FL

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Property	Address	Location
Ridgewood	231 South Ridgewood Dr.	Sebring	FL
San Jose	3535 University Blvd. West	Jacksonville	FL
South Region TPC	17100 N.W. 59th Ave.	Miami Lakes	FL
Spring Park Road/ABP	4800 Spring Park Rd.	Jacksonville	FL
Westshore Mall	100 N. Westshore Blvd.	Tampa	FL
Williams Islands	18305 Biscayne Blvd.	North Miami Beach	FL
Winter Park	750 South Orlando Avenue	Winter Park	FL
Albany Main	128 South Washington Street	Albany	GA
Bull Street	22 Bull Street	Savannah	GA
Cartersville Main	102 East Main Street	Cartersville	GA
Moultrie Main	300 South Main Street	Moultrie	GA
Valdosta Main	106 South Patterson Street	Valdosta	GA
Winder	102 North Broad Street	Winder	GA
Coeur D’alene	401 Front Street	Coeur D’Alene	ID
Bank of America Center	231 S. La Salle Street	Chicago	IL
Mission Facility	9500 Mission Road	Overland Park	KS
Penn Street Facility	501 N. Penn	Independence	KS
Annapolis Church Circle	10 Church Circle	Annapolis	MD
Highlandtown	3415/17 Eastern Avenue	Baltimore	MD
Columbia Facility	800 Cherry Street	Columbia	MO
Concord Village	5353 S. Lilndbergh Blvd.	St. Louis	MO
Downtown Facility	210 West 8th Street	Rolla	MO
Florissant Facility	880 Rue St. Francois	Florissant	MO
Hampton-Main Facility	4301 Hampton	St. Louis	MO
Independence Square	129 West Lexington	Independence	MO
Lexington Facility	1016 Main Street	Lexington	MO
Mexico Facility	222 South Jefferson	Mexico	MO
Oak Trafficway Facility	8320 N. Oak Trafficway	North Kansas City	MO
Richland Facility	112 McClurg	Richland	MO
South Glenstone Facility	2940 S. Glenstone	Springfield	MO
West Sunshine Facility	710 West Sunshine	Springfield	MO
William Street Facility	2001 William St.	Cape Girardeau	MO
525 N Tryon-Odell	525 N. Tryon St.	Charlotte	NC
Albuquerque Operations Center	725 6th ST. NW	Albuquerque	NM
East Central Facility	4401 Central Avenue NE	Albuquerque	NM
Henderson	107 Water Street	Henderson	NV
Paradise Valley	1077 E. Sahara	Las Vegas	NV
Admiral	5950 E. Admiral Place	Tulsa	OK
Muskogee Main	230 W. Broadway	Muskogee	OK
Aiken Main	167 Laurens Street	Aiken	SC
Murfreesboro Main	120 East Main Street	Murfreesboro	TN
Nashville Operations Building	800 Main Street	Nashville	TN
Aransas Pass	221 South Commercial	Aransas Pass	TX
Brownwood	One Center Avenue	Brownwood	TX
Carrollton	1101 South Josey Lane	Carrollton	TX

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Property	Address	Location
Dalhart Banking Center	323 Denver Avenue	Dalhart	TX
Denison	300 West Main	Denison	TX
Dumas Banking Center	501 Bliss	Dumas	TX
Fort Sam Houston	1422 East Grayson Street	San Antonio	TX
Fort Worth East	5651 East Lancaster	Fort Worth	TX
Greenspoint	12400 Interstate 45 North	Houston	TX
Mission	1101 Conway	Mission	TX
Mount Pleasant	302 North Jefferson	Mt. Pleasant	TX
South Austin	2501 South Congress	Austin	TX
Waco	514 Austin Avenue	Waco	TX
Charlottesville	300 East Main Street	Charlottesville	VA
Lynchburg	801 Main Street	Lynchburg	VA
Norton—7th Street	702 Park Avenue NW	Norton	VA
Old Hampton	1 West Queensway	Hampton	VA
Roanoke	302 S. Jefferson Street	Roanoke	VA
South Boston	606 Broad Street	South Boston	VA
Aberdeen Bldg	101 East Market	Aberdeen	WA
Bank of America Financial Ctr	601 W Riverside Ave	Spokane	WA
Bank of America Plaza	820 A Street	Tacoma	WA
Bellingham	112 E Holly Street	Bellingham	WA
Bremerton	1000 6th Street	Bremerton	WA
Forks	481 S Forks Ave	Forks	WA
Moses Lake	103 E 3rd Ave	Moses Lake	WA
N Wenatchee	830 N Wenatchee Ave	Wenatchee	WA
Pasco	350 W Lewis Street	Pasco	WA
Port Angeles	102 E Front Street	Port Angeles	WA
Richland	1007 Knight Street	Richland	WA
Spokane Bankcard Services	1616 S Rustle	Spokane	WA
University	4701 University Way NE	Seattle	WA
Walla Walla	111 W Main Street	Walla Walla	WA
Yakima Valley Bldg	101 N 2nd Street	Yakima	WA

Basis of Presentation

The accompanying combined statement of revenues and certain expenses for the year ended December 31, 2002 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The combined statement of revenues and certain expenses is not representative of the actual operations of the properties for the period presented nor is it indicative of future operations as certain expenses, consisting of interest expense, leasing commissions, tenant improvements, depreciation, and amortization, which may not be comparable to expenses expected to be incurred by AFR in future operations of the properties, have been excluded.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

2.    Significant Accounting Policies

Revenue Recognition

Rental income is recognized on a straightline basis over the terms of the respective lease agreements. Certain tenants are also required to pay percentage rent based on sales above a stated base amount during the lease year. Tenant credit losses are provided for when they become known.

Recoveries

Certain operating expenses incurred in the operations of the properties are recoverable from the tenants. The recoverable amounts are either adjusted periodically on a prospective basis or adjusted annually based on actual expenses incurred. Expense recoveries are recognized as revenue in the period in which the applicable costs are incurred.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Tenant Leases

The Bank of America Specifically Tailored Transaction includes leases to office and retail tenants under non-cancellable lease agreements with terms ranging from 1 to 15 years. The leases generally provide for fixed annual minimum rents, contingent rents based on sales volume and recoveries of certain operating expenses. Approximate annual future minimum rental commitments to be received from executed operating leases as of December 31, 2002, exclusive of expense recoveries and contingent rents, are as follows (in thousands):

Year Ending December 31,
2003	$13,797
2004	12,195
2005	10,953
2006	9,916
2007	8,738
Thereafter	27,775

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

4.    Ground Leases

Certain properties in the Bank of America Specifically Tailored Transaction are subject to ground lease agreements with current terms ranging from 3 to 50 years (50 to 70 years assuming exercise of all extension options). The leases generally provide for fixed annual minimum rents and payment by the lessee of all related operating expenses including real estate taxes and insurance. Approximate annual future minimum rental commitments to be paid pursuant to the ground leases as of December 31, 2002 are as follows (in thousands):

Year ending December 31,
2003	$704
2004	704
2005	698
2006	681
2007	657
Thereafter	42,508

5.    Related Party Transactions

Insurance expense incurred by Bank of America under its self-insurance program is allocated by Bank of America to the Bank of America Specifically Tailored Transaction based on the size and type of each individual property.

Security expense incurred by Bank of America under its master security agreement is allocated to the Bank of America Specifically Tailored Transaction based on the actual cost incurred on behalf of each individual property as billed by the service provider.

Bank of America occupies approximately 5.7 million square feet representing approximately 71% of the Bank of America Specifically Tailored Transaction net rentable area as of December 31, 2002. No revenue attributable to the space occupied by Bank of America, and used for their own operations, is included in the combined statement of revenues and certain expenses. Subsequent to the acquisition of the properties by AFR the parties will enter into a separate lease agreement for the space occupied by Bank of America. Bank of America Corporation will unconditionally guarantee the obligations of its wholly owned subsidiary, Bank of America, N.A., under this lease agreement.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR

As of December 31, 2003

Bank of America Corporation is the guarantor of the long-term lease agreements that its subsidiary, Bank of America, N.A., has with American Financial Realty Trust relating to 16 properties acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation and 158 properties acquired from Bank of America, N.A. The financial information has been included herein because of the significant credit concentration that American Financial Realty Trust has with this tenant.

Financial information as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002, and 2001 has been derived from the audited financial statements of Bank of America Corporation and Subsidiaries as filed with the Securities and Exchange Commission on Bank of America Corporation’s Annual Report on Form 10-K for the years ended December 31, 2003 and 2002.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

	December 31
(Dollars in millions)	2003	2002
Assets
Cash and cash equivalents	$27,084	$24,973
Time deposits placed and other short-term investments	8,051	6,813
Federal funds sold and securities purchased under agreements to resell (includes $76,446 and $44,779 pledged as collateral)	76,492	44,878
Trading account assets (includes $18,722 and $35,515 pledged as collateral)	68,547	63,996
Derivative assets	36,507	34,310
Debt securities:
Available-for-sale (includes $20,858 and $32,919 pledged as collateral)	67,993	68,122
Held-to-maturity, at cost (market value—$254 and $1,001)	247	1,026

Total debt securities	68,240	69,148

Loans and leases	371,463	342,755
Allowance for loan and lease losses	(6,163)	(6,358)

Loans and leases, net of allowance	365,300	336,397

Premises and equipment, net	6,036	6,717
Mortgage banking assets	2,762	2,110
Goodwill	11,455	11,389
Core deposit intangibles and other intangibles	908	1,095
Other assets	65,063	59,125

Total assets	$736,445	$660,951

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$118,495	$122,686
Interest-bearing	262,032	232,320
Deposits in foreign offices:
Noninterest-bearing	3,035	1,673
Interest-bearing	30,551	29,779

Total deposits	414,113	386,458

Federal funds purchased and securities sold under agreements to repurchase	78,046	65,079
Trading account liabilities	26,844	25,574
Derivative liabilities	24,526	23,566
Commercial paper and other short-term borrowings	42,478	25,234
Accrued expenses and other liabilities	27,115	17,545
Long-term debt	75,343	61,145
Trust preferred securities	—	6,031

Total liabilities	688,465	610,632

Commitments and contingencies (Note 13)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized—100,000,000 shares; issued and outstanding—1,269,600 and 1,356,749 shares	54	58
Common stock, $0.01 par value; authorized—5,000,000,000 shares; issued and outstanding—1,441,143,786 and 1,500,691,103 shares	14	496
Retained earnings	50,213	48,517
Accumulated other comprehensive income (loss)	(2,148)	1,232
Other	(153)	16

Total shareholder’s equity	47,980	50,319

Total liabilities and shareholders’ equity	$736,445	$660,951

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Income

	Year Ended December 31
(Dollars in millions, except per share information)	2003	2002	2001
Interest income
Interest and fees on loans and leases	$21,668	$22,030	$27,279
Interest on debt securities	3,160	4,035	3,706
Federal funds sold and securities purchased under agreements to resell	1, 373	870	1,414
Trading account assets	3,935	3,811	3,623
Other interest income	1,507	1,415	2,271

Total interest income	31,643	32,161	38,293

Interest expense
Deposits	4,908	5,434	8,886
Short-term borrowings	1,951	2,089	4,167
Trading account liabilities	1,286	1,260	1,155
Long-term debt	2,034	2,455	3,795

Total interest expense	10,179	11,238	18,003

Net interest income	21,464	20,923	20,290

Noninterest income
Consumer service charges	3,230	2,986	2,865
Corporate service charges	2,388	2,290	2,078

Total service charges	5,618	5,276	4,943

Consumer investment and brokage services	1,559	1,544	1,546
Corporate investment and brokerage services	792	693	566

Total investment and brokeage services	2,351	2,237	2,112

Mortgage banking income	1,922	761	597
Investment banking income	1,736	1,545	1,579
Equity investment gains (lossess)	215	(280)	291
Card income	3,052	2,620	2,422
Trading account profits	409	778	1,842
Other income(1)	1,119	634	562

Total noninterest income	16,422	13,571	14,348

Total revenue	37,886	34,494	34,638
Provision for credit losses	2,839	3,697	4,287
Gains on sales of debt securities	941	630	475

Noninterest expense
Personnel	10,446	9.682	9,829
Occupancy	2,006	1,780	1,774
Equipment	1,052	1,124	1,115
Marketing	985	753	682
Professional fees	844	525	564
Amortization of intangibles	217	218	878
Data processing	1,104	1,017	776
Telecommunications	571	481	484
Other general operating	2,902	2,856	3,302
Business exit costs	—	—	1,305

Total noninterest expense	20,127	18,436	20,709

Income before income taxes	15,861	12,991	10,117
Income tax expense	5,051	3,742	3,325

Net income	$10,810	$9,249	$6,792

Net income available to common shareholders	$10,806	$9,244	$6,787

Per common share information:
Earnings	$7.27	$6.08	$4.26

Diluted earnings	$7.13	$5.91	$4.18

Dividends paid	$2.88	$2.44	$2.28

Average common shares issued and outstanding (in thousands)	$1,486,703	$1,520,042	$1,594,957

Average diluted common shares issued and outstanding (in thousands)	$1,515,178	$1,565,467	$1,625,654

(1)	Other income includes whole mortgage loan sale gains totaling $772, $500 and $27 for the years ended December 31, 2003, 2002 and 2001, respectively.

PITNEY BOWES—WACHOVIA PORTFOLIO

In March 2003, the Company entered into an agreement with Pitney Bowes to acquire a portfolio of 87 properties acquired by Pitney Bowes through a sale leaseback arrangement with Wachovia Bank, N.A. Concurrent with this acquisition, the Company entered into net lease agreements with Wachovia Bank, N.A. for 74 properties, with the leases expiring at various dates from 2010 through 2023. In addition, in conjunction with this acquisition, the Company assumed net leases on the 13 remaining properties that are currently leased to various third party financial institutions, with leases expiring at various dates through 2010.

The selected financial information of Wachovia, N.A. presented below is included herein because Wachovia, N.A. is the lessee on the majority of the properties in the acquired portfolio and because of the net lease structure of the agreements both before and after the acquisition of the properties by the Company.

The selected financial information of Wachovia Bank, N.A. as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived from the audited financial statements of Wachovia Corporation, the parent company of Wachovia Bank, N.A.

Wachovia Bank, N.A.

Selected Financial Information

(unaudited, in millions)

	December 31,
	2003	2002	2001
Balance Sheet Information:
Total assets	$353,541	$318,870	$232,785
Cash and cash equivalents	12,797	13,481	17,298
Securities	97,451	71,240	47,596
Loans	173,502	165,122	121,532
Deposits	225,828	197,856	147,749
Borrowings (includes mortgage debt and capital lease obligations)	29,254	19,819	16,702
Total stockholders' equity	30,389	30,782	16,133

	Year Ended December 31,
	2003	2002	2001
Operating Information:
Interest income	$14,233	$14,690	$13,926
Interest expense	3,997	5,102	7,061
Net interest income	10,236	9,588	6,865
Provision for loan loss	485	1,451	1,767
Non-interest income	6,326	5,772	4,097
Non-interest expense	9,975	9,686	7,037
Income before income taxes	6,196	4,488	2,196
Income tax expense	1,827	999	564
Net income	4,369	3,489	1,635

STATE STREET CORPORATION

HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR

As of December 31, 2003

On February 17, 2004, the Company acquired State Street Financial Center, a 1.05 million square foot office building located in Boston, Massachusetts. The office building is 100% leased by SSB Realty LLC, a wholly-owned affiliate of State Street Corporation. On February 17, 2004, the Company also entered into a lease amendment with SSB Realty LLC, providing for minimum annual rent for the office building of $63.9 million annually. The minimum annual rent includes operating expenses on the building up to $16.4 million annually and the tenant is required to reimburse the Company for operating expenses in excess of this limit.

The selected financial information of State Street Corporation is included herein because State Street Corporation is the guarantor of the lease agreement and its affiliate is the only tenant of the property. State Street Financial Center is a newly developed building and, therefore, sufficient historical operating information on the property does not exist.

The selected financial information of State Street Corporation as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 has been derived from the audited financial statements of State Street Corporation as filed with the Securities and Exchange Commission on Form 10-K.

STATE STREET CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

	As of December 31,
	2003	2002
	(Dollars in millions)
ASSETS
Cash and due from banks	$3,376	$1,361
Interest-bearing deposits with banks	21,738	28,143
Securities purchased under resale agreements	9,447	17,215
Federal funds sold	104	—
Trading account assets	405	984
Investment securities (including securities pledged of $13,278 and $10,335)	38,215	28,071
Loans (less allowance of $61 and $61)	4,960	4,113
Premises and equipment	1,212	887
Accrued income receivable	1,015	823
Goodwill	1,326	462
Other intangible assets	525	127
Other assets	5,211	3,608

Total assets	$87,534	$85,794

LIABILITIES
DEPOSITS:
Noninterest-bearing	$7,893	$7,279
Interest-bearing—U.S.	5,062	9,005
Interest-bearing—Non-U.S.	34,561	29,184

Total deposits	47,516	45,468

Securities sold under repurchase agreements	22,806	21,963
Federal funds purchased	1,019	3,895
Other short-term borrowings	1,437	3,440
Accrued taxes and other expenses	2,424	1,967
Other liabilities	4,363	3,004
Long-term debt	2,222	1,270

Total liabilities	81,787	81,007

STOCKHOLDERS’ EQUITY
Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 500,000,000; issued 337,132,000 and 329,992,000	337	330
Surplus	329	104
Retained earnings	5,007	4,472
Accumulated other comprehensive income	192	106
Treasury stock, at cost (2,658,000 and 5,065,000 shares)	(118)	(225)

Total stockholders’ equity	5,747	4,787

Total liabilities and stockholders’ equity	$87,534	$85,794

STATE STREET CORPORATION

CONSOLIDATED STATEMENT OF INCOME

	Years ended December 31,
	2003	2002	2001
	(Dollars in millions, except per share data)
FEE REVENUE:
Servicing fees	$1,950	$1,531	$1,433
Management fees	533	485	459
Global securities lending	245	226	272
Foreign exchange trading	391	300	368
Brokerage fees	122	124	89
Processing fees and other	315	184	148

Total fee revenue	3,556	2,850	2,769

NET INTEREST REVENUE:
Interest revenue	1,539	1,974	2,855
Interest expense	729	995	1,830

Net interest revenue	810	979	1,025
Provision for loan losses	—	4	10

Net interest revenue after provision for loan losses	810	975	1,015
Gains on the sales of available-for-sale investment securities, net	23	76	43
Gain on the sale of the Private Asset Management business, net of exit and other associated costs	285	—	—
Gains on the sale of the Corporate Trust business, net of exit and other associated costs	60	495	—

Total revenue	4,734	4,396	3,827

OPERATING EXPENSES:
Salaries and employee benefits	1,731	1,654	1,663
Information systems and communications	551	373	365
Transaction processing services	314	246	247
Occupancy	300	246	229
Merger, integration and divestiture costs	110	—	—
Restructuring costs	296	20	—
Other	320	302	393

Total operating expenses	3,622	2,841	2,897

Income before income taxes	1,112	1,555	930
Income tax expense	390	540	302

Net income	$722	$1,015	$628

EARNINGS PER SHARE:
Basic	$2.18	$3.14	$1.94
Diluted	2.15	3.10	1.90

AVERAGE SHARES OUTSTANDING (IN THOUSANDS):
Basic	331,692	323,520	325,030
Diluted	335,326	327,477	330,492

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

39,290,016 Common Shares

PROSPECTUS

April 26, 2004

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table sets forth the approximate costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Printing and engraving fees	$176,000
Legal fees and expenses	1,319,000
Accounting fees and expenses	685,000
Transfer Agent and Registrar fees	111,000
Miscellaneous	6,000

Total	$2,297,000

Item 32.    Sales to Special Parties.

Concurrently with the sale of a total of 40,765,241 common shares to Friedman, Billings, Ramsey & Co., Inc., the initial purchaser in our September 2002 private placement, in which we received aggregate net proceeds of approximately $378.9 million, we sold 268,817 common shares to Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, receiving aggregate net proceeds of approximately $2.5 million; 43,010 common shares to Louis D. Davis, Jr., the father-in-law of Nicholas S. Schorsch, receiving aggregate net proceeds of approximately $400,000; and 6,000 common shares to Irvin G. Schorsch, Jr., the father of Nicholas S. Schorsch, receiving aggregate net proceeds of $55,800. The per share purchase price for these common shares was $9.30, which was the offering price in our September 2002 private placement minus the initial purchaser’s discount. We made these sales in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Concurrently with the completion of our September 2002 private placement, pursuant to an Agreement and Plan of Merger, dated September 4, 2002, by and among the registrant, American Financial Resources Group, Inc., referred to hereinafter as AFRG, and Nicholas S. Schorsch, the sole shareholder of AFRG, we completed the merger of AFRG with and into the registrant, with the registrant as the surviving corporation resulting from the merger. In the merger, we issued to Nicholas S. Schorsch an aggregate of 1,204,940 of our common shares, valued at $10.00 per share. In return for these shares, we received assets valued at approximately $12.0 million. We issued the common shares to Mr. Schorsch in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 33.    Recent Sales of Unregistered Securities.

In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

Pursuant to our 2002 Equity Incentive Plan, we have granted options to purchase a total of 2,974,875 common shares and a total of 2,219,960 restricted shares. For a more detailed description of our Equity Incentive Plan, see “Management—2002 Equity Incentive Plan” in this Registration Statement. In granting the restricted shares, and options to purchase common shares, we relied upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Securities Act.

On September 10, 2002 and October 7, 2002, we sold a total of 40,765,241 common shares in a private unregistered offering to Friedman, Billings, Ramsey & Co., Inc. pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the common shares sold to the initial purchaser was $9.30, for an aggregate offering price of approximately $379.1 million, and the per share offering price to our investors was $10.00, except in the case of 3,763,441 common shares sold by Friedman, Billings, Ramsey & Co., Inc. to FBR Asset Investment Corporation, for which FBR Asset Investment Corporation paid $9.30 per share. AFR paid aggregate underwriting discounts and commissions of approximately $28.5 million in connection with this transaction.

Concurrently with the sale of a total of 40,765,241 common shares to Friedman, Billings, Ramsey & Co., Inc., in our September 2002 private placement we sold 268,817 common shares to Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees; 43,010 common shares to Louis D. Davis, Jr., the father-in-law of Nicholas S. Schorsch; and 6,000 common shares to Irvin G. Schorsch, Jr., the father of Nicholas S. Schorsch. The per share purchase price for these common shares was $9.30, which was the offering price in our September 2002 private placement minus the initial purchaser’s discount. The aggregate offering price for these sales was approximately $3.0 million, and there were no associated underwriting discounts or commissions. Based on the fact that each of these investors was an accredited investor that had an understanding of our business plan, we made these sales in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Concurrently with the completion of our September 2002 private placement, pursuant to an Agreement and Plan of Merger, dated September 4, 2002, by and among the registrant, American Financial Resources Group, Inc., referred to hereinafter as AFRG, and Nicholas S. Schorsch, the sole shareholder of AFRG, we completed the merger of AFRG with and into the registrant, with the registrant as the surviving corporation resulting from the merger. In the merger, we issued to Nicholas S. Schorsch an aggregate of 1,204,940 of our common shares, valued at $10.00 per share, for an aggregate offering price of approximately $12.0 million. There were no associated underwriting discounts or commissions. Based on Mr. Schorsch’s status as an accredited investor, we issued the common shares to Mr. Schorsch in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Concurrently with the completion of the merger described in the preceding paragraph, pursuant to a Contribution Agreement, dated as of September 4, 2002, by and among First States Group, L.P., our operating partnership, and 23 individuals and affiliated entities, including certain of our executive officers and trustees (collectively, these individuals and entities are referred to hereinafter as the “Contributors”), First States Group issued to the Contributors an aggregate of 4,455,966 units of limited partnership (“OP Units”), valued at $10.00 per OP Unit, for an aggregate offering price of approximately $44.6 million, with no associated underwriting discounts or commissions, and paid the Contributors an aggregate of $23.5 million in cash, as consideration for the interests contributed by the Contributors to our operating partnership. The contributed interests comprised general and limited partnership interests and limited liability company interests in a series of partnerships and limited liability companies that own the initial portfolio of real properties acquired by our operating partnership. Based on the fact that each of these investors was an accredited investor that had an understanding of our business plan, the OP Units issued to the Contributors were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.    Indemnification of Trustees and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35.    Treatment of Proceeds from Stock Being Registered.

We will not receive any proceeds from the sale of the securities covered by this registration statement.

Item 36.    Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit	Description of Document

3.1*	Amended and Restated Declaration of Trust of the Registrant.
3.2*	Bylaws of the Registrant.

Exhibit	Description of Document

3.3*	Amended and Restated Agreement of Limited Partnership of First States Group, L.P., dated September 10, 2002.
4.1*	Registration Rights Agreement, dated September 4, 2002, by and among the Registrant and the Contributors listed on Schedule 1 thereto.
4.2*	Common Shares Registration Rights Agreement, dated September 4, 2002, by and among the Registrant and Friedman, Billings, Ramsey & Co., Inc.
4.3*	Registration Rights Agreement, dated September 10, 2002, by and among the Registrant, Nicholas S. Schorsch, Irvin G. Schorsch and Louis D. Davis, III.

4.4*	Common Shares Registration Rights Agreement, dated September 10, 2002, by and between the Registrant and Friedman, Billings, Ramsey & Co., Inc., as agent for the investors listed on Schedule A thereto.
5.1***	Opinion of Saul Ewing LLP, with respect to the legality of the shares being registered.
8.1***	Opinion of Morgan, Lewis and Bockius LLP with respect to tax matters.
10.1*	Contribution Agreement, dated September 4, 2002, by and between the Contributors and First States Group, L.P.
10.2*	Limited Partnership Agreement of First States Partners II, L.P., dated September 12, 2000.
10.3*	Purchase and Sale Agreement, by and among State Street Bank and Trust Company of Connecticut, National Association, Patrick E. Thebado, Renat, Inc., Dana Commercial Credit Corporation and First States Group, L.P., dated December 17, 2002.
10.4*	Form of Amended and Restated Lease Agreement, dated May 23, 2003, by and among U.S. Bank National Association, Patrick E. Thebado and Bank of America, N.A.
10.5*	Bridge Credit Agreement, dated January 29, 2003, by and among First States Investors 3500, LLC, First States Group, L.P., First States Investors 3500A, LLC, States Street Bank and Trust Company of Connecticut, Patrick Thebado, Bank of America, N.A. and Banc of America Securities LLC.
10.6*	Form of Series A-1 Promissory Note, dated April 30, 2003, by First States Investors 4000B, LLC in favor of Lehman Brothers Bank, FSB.
10.7*	Form of Series A-2 Promissory Note, dated April 30, 2003, by First States Investors 4000C, LLC in favor of Lehman Brothers Bank, FSB.
10.8*	Credit Agreement, dated as of April 30, 2003, among First States Investors BAI, LLC, as the borrower, and each of the subsidiaries of the borrower from time to time party thereto, as guarantors, Bank of America, N.A., as administrative agent and L/C issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, Wachovia Bank, National Association, as syndication agent, Bank of Montreal and UBS Securities LLC, as co-documentation agents, and the other lenders party thereto.
10.9*	Indemnity and Guaranty Agreement by First States Group, L.P. and American Financial Realty Trust, dated April 30, 2003, in favor of Bank of America, N.A.
10.10*	Form of Revolving Note, dated April 30, 2003, by First States Investors BAI, LLC.
10.11*	Master Purchase, Sale and Lease Transfer Agreement, dated May 5, 2003, by and between AmSouth Bank and First States Group, L.P.
10.12*	Agreement, dated August 7, 2002, by and between Bank of America, N.A. and American Financial Resource Group, LLC.
10.13*	Master Purchase, Sale and Lease Transfer Agreement, dated September 12, 2002, by and between Wachovia Bank, National Association and First States Group, L.P.
10.14*	Agreement, dated November 22, 2002, by and between Bank of America, N.A. and American Financial Resource Group, LLC.
10.15*	Amended and Restated Agreement of Sale and Purchase, dated as of April 16, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.16*	Purchase and Sale Agreement, dated August 9, 2002, by and among Prefco Five Limited Partnership, American Financial Resource Group, LLC, Prefco V Holdings LLC and Pitney Bowes Real Estate Financing Corporation.

Exhibit	Description of Document

10.17*	Purchase and Sale Agreement, dated January 24, 2003, by and between Finova Capital Corporation and First States Group, L.P.
10.18*	Purchase and Sale Agreement, dated January 30, 2003, by and among Prefco III Realty, LLC, First States Group, L.P. and Pitney Bowes Real Estate Financing Corporation.
10.19*	Amended and Restated Master Option Agreement, dated July 16, 2002, by and among First States Properties, L.P., First States Holdings, L.P., Nicholas S. Schorsch, Martin Lautman, Arlington Cemetery Company, First States Wilmington JV, LLC and First States Group, L.P.
10.20†*	Employment Agreement, dated May 15, 2003, by and between Nicholas S. Schorsch and the First States Group, L.P.
10.21†*	Employment Agreement, dated May 15, 2003, by and between Glenn Blumenthal and First States Group, L.P.
10.22†*	Employment Agreement, dated May 15, 2003, by and between William P. Ciorletti and First States Group, L.P.
10.23†*	Employment Agreement, dated May 15, 2003, by and between Edward J. Matey Jr. and First States Group, L.P.
10.24†*	Employment Agreement, dated May 15, 2003, by and between Sonya A. Huffman and First States Group, L.P.
10.25†*	Employment Agreement, dated May 15, 2003, by and between Shelley D. Schorsch and First States Group, L.P.
10.26†*	Employment Agreement, dated January 27, 2003, by and between Jeffrey C. Kahn and First States Group, L.P.
10.27†*	Supplemental Executive Retirement Plan.
10.28†*	2002 Equity Incentive Plan.
10.29†*	2003 Outperformance Plan.
10.30*	Mortgage Note, dated September 28, 2000, by and between First States Partners 123 South Broad I, L.P. and Credit Suisse First Boston Mortgage Capital LLC for $36,550,000.
10.31*	Mortgage Note, dated September 28, 2000, by and between First States Partners 123 South Broad I, L.P. and Credit Suisse First Boston Mortgage Capital LLC for $53,030,000.
10.32*	Agreement, dated February 24, 2003, by and between Salomon Smith Barney Inc. and the Registrant.
10.33*	Form of Guarantee, by Bank of America Corporation, in favor of U.S. Bank National Association.
10.34*	Form of First Amendment to Amended and Restated Agreement of Sale and Purchase, dated May 16, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.35*	Deed of Trust, dated May 23, 2003, by and among U.S. Bank National Association, Patrick Thebado and Wells Fargo Bank Northwest, National Association.
10.36*	Participation Agreement, dated May 23, 2003, by and among Bank of America, N.A., First States Investors 3500, LLC, U.S. Bank National Association, First States Group, L.P. and Wells Fargo Bank Northwest, National Association.
10.37*	Engagement Letter, dated May 30, 2003, between German American Capital Corporation and First States Group, L.P.
10.38*	Commitment Letter, dated May 30, 2003, from German American Capital Corporation to First States Group, L.P.
10.39**	First Amendment to Amended and Restated Agreement of Sale and Purchase, dated May 16, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.40**	Second Amendment to Amended and Restated Agreement of Sale and Purchase, dated June 25, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.41**	Third Amendment to Amended and Restated Agreement of Sale and Purchase, dated June 30, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.42**	Master Lease Agreement, dated June 30, 2003, by and between First States Investors 5000A, LLC and Bank of America, N.A.
10.43**	Loan and Security Agreement, dated June 30, 2003, by and between First States Investors 5000A, LLC and German American Capital Corporation
10.44**	Note, dated as of June 30, 2003, by First States Investors 5000A, LLC, in favor of German American Capital Corporation, in the principal amount of $400,000,000.
10.45†***	Employment Agreement, dated July 21, 2003, by and between Lee S. Saltzman and First States Group, L.P.

Exhibit	Description of Document

10.46†*****	Employment Agreement, dated December 29, 2003, by and between James T. Ratner and First States Group, L.P.
10.47†****	2002 Equity Incentive Plan, as amended and restated on July 24, 2003.
10.48*****	Loan Agreement, dated as of July 18, 2002, by and among First States Investors DBI, LLC, Deutsche Bank AG, LaSalle Bank National Association, and the other lenders party thereto.
10.49*****	Amended and Restated Loan and Security Agreement, dated as of October 1, 2003, by and between First States Investors 5000A, LLC and German American Capital Corporation.
10.50*****	Purchase and Sale Agreement, dated January 30, 2003, by and among Prefco III Realty LLC, First States Group, L.P., and Pitney Bowes Real Estate Financing Corporation, as amended.
10.51*****	Agreement of Sale, dated as of October 23, 2003, by and between St. Louis PT 800 Market Street Associated Limited Liability Company and First States Group, L.P., as amended.
21.1*****	Subsidiaries of the Registrant.
23.1***	Consent of Saul Ewing (included in its opinion filed as Exhibit 5.1 hereto).
23.2***	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3	Consent of KPMG LLP (independent auditors of the Registrant).
23.4	Consent of PricewaterhouseCoopers LLP relating to Bank of America Specifically Tailored Transaction.
23.5	Consent of PricewaterhouseCoopers LLP relating to the Bank of America Small Office Portfolio.
23.6	Consent of KPMG LLP relating to the Bank of America Plaza.
24.1***	Power of attorney (included in the signature page to this Registration Statement).

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission on February 28, 2003, as amended (Filed No. 333-103499).
**	Incorporated by reference from the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 11, 2003.
***	Previously filed.
****	Incorporated by reference from the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on August 25, 2003.
*****	Incorporated by reference from the Registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2004.
†	Compensatory plan or arrangement.

Item 37.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Jenkintown, Commonwealth of Pennsylvania, on the 26th day of April, 2004.

AMERICAN FINANCIAL REALTY TRUST

By:	/S/ NICHOLAS S. SCHORSCH Nicholas S. Schorsch President, Chief Executive Officer and Vice Chairman of the Board of Trustees

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ NICHOLAS S. SCHORSCH Nicholas S. Schorsch	Vice Chairman of the Board of Trustees, President and Chief Executive Officer (Principal Executive Officer)	April 26, 2004

/S/ JAMES T. RATNER James T. Ratner	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 26, 2004

/s/ BRIAN S. BLOCK Brian S. Block	Vice President – Finance and Corporate Controller (Principal Accounting Officer)	April 26, 2004

* Lewis S. Ranieri	Chairman of the Board of Trustees	April 26, 2004

* Glenn Blumenthal	Senior Vice President – Asset Management, Chief Operating Officer and Trustee	April 26, 2004

* John M. Eggemeyer III	Trustee	April 26, 2004

* Raymond Garea	Trustee	April 26, 2004

* Michael J. Hagan	Trustee	April 26, 2004

* John P. Hollihan III	Trustee	April 26, 2004

* William M. Kahane	Trustee	April 26, 2004

* Richard A. Kraemer	Trustee	April 26, 2004

*	/S/ NICHOLAS S. SCHORSCH

Nicholas S. Schorsch Power of Attorney